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Table of contents Prospectus supplement
Index to consolidated financial statements

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211901

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Units	1,150,000	$100.00	$115,000,000.00	$11,581.00

(1)    Includes 150,000 Units that may be purchased by the underwriters pursuant to their option to purchase additional Units.

(2)    Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 7, 2016)

1,000,000 8.75% Tangible Equity Units

MTS SYSTEMS CORPORATION

This is an offering of tangible equity units, or "Units," issued by MTS Systems Corporation ("MTS"). Each Unit has a stated amount of $100. Each Unit is comprised of a prepaid stock purchase contract issued by MTS and a senior amortizing note having a final installment payment date of July 1, 2019 issued by MTS, which has an initial principal amount of $23.8136 per amortizing note and a final installment payment date of July 1, 2019.

Unless settled or redeemed earlier as described herein, each purchase contract will automatically settle on July 1, 2019 (subject to postponement in certain limited circumstances) and we will deliver a number of shares of our common stock based on the applicable market value of our common stock. The applicable market value is the average of the daily volume weighted average prices, or daily VWAPs (as defined herein), of our common stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 1, 2019. On the mandatory settlement date, each purchase contract will settle, unless earlier settled or redeemed, as follows (subject to adjustment):

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if the applicable market value is equal to or greater than $50.40, you will receive 1.9841 shares of common stock for each purchase contract;

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if the applicable market value is less than $50.40 but greater than $42.00, you will receive a number of shares of common stock for each purchase contract equal to $100 divided by the applicable market value; and

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if the applicable market value is less than or equal to $42.00, you will receive 2.3810 shares of common stock for each purchase contract.

On any business day or scheduled trading day prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding July 1, 2019, you may settle any or all of your purchase contracts early, and we will deliver 1.9841 shares of our common stock per purchase contract (subject to adjustment) (or, if the early settlement date (as defined herein) for such early settlement occurs on or prior to July 1, 2017 (other than, for the avoidance of doubt, any such early settlement in connection with a fundamental change), we will deliver 1.7857 shares of our common stock per purchase contract (subject to adjustment), which is equal to 90% of the minimum settlement rate (subject to adjustment)). In addition, if a "fundamental change" (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the fundamental change early settlement rate, as described herein. We may elect to settle all, but not less than all, outstanding purchase contracts on or after July 1, 2017 and prior to July 1, 2019, at the "early mandatory settlement rate" (as defined herein), upon a date fixed by us upon not less than 20 but not more than 35 business days' notice. In addition, if the agreement and plan of merger relating to our pending acquisition of PCB Group, Inc. ("PCB") has terminated as of any date prior to October 31, 2016, we may elect, on or after October 31, 2016 and on or prior to the fifth business day thereafter, to redeem all, but not less than all, outstanding purchase contracts on the terms described herein. Except for cash in lieu of fractional shares or, under certain circumstances, in the event of a merger termination redemption, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The amortizing notes will pay you equal quarterly cash installments of $2.1875 per amortizing note (except for the October 1, 2016 installment payment, which will be $2.5764 per amortizing note), which in the aggregate will be equivalent to a 8.75% cash payment per year with respect to each $100 stated amount of Units. The amortizing notes will be our unsecured senior obligations and will rank equally in right of payment to our existing and future senior indebtedness. The amortizing notes will rank senior to all of our existing and future unsecured subordinated indebtedness and junior to the rights of our secured creditors to the extent of their security in our assets. If we elect to settle the purchase contracts early or in the event of a merger termination redemption, you will have the right to require us to repurchase your amortizing notes, as described herein.

Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Units, and the separate components may be combined to recreate a Unit, as described herein.

We do not intend to apply for a listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or automated interdealer quotation system. Prior to this offering there has been no public market for the Units.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "MTSC." On June 9, 2016, the last reported sale price of our Common Stock on the NASDAQ Global Select Market was $42.86 per share.

The underwriters have an option to purchase within 13 days beginning on and including, the date of the initial issuance of the Units up to an additional 150,000 Units from us at the price to public less underwriting discounts and commissions.

Concurrently with this offering of Units, pursuant to a separate prospectus supplement, we are offering 1,650,000 shares of our common stock for a total price to public of approximately $69.3 million (or 1,897,500 shares, for a total price to public of approximately $79.7 million, if the underwriters exercise their option to purchase up to an additional 225,000 shares in full). The completion of this offering is not contingent on the completion of the offering of our common stock, and the completion of the offering of common stock is not contingent on the completion of this offering. This offering is not contingent on completion of the Merger (as defined herein).

Investing in the Units involves risks. See "Risk Factors" beginning on page S-30 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public Offering Price	$100.00	$100,000,000
Underwriting Discounts and Commissions(1)	$3.00	$3,000,000
Proceeds to Us (before expenses)	$97.00	$97,000,000

(1)     We have agreed to reimburse the underwriters for certain expenses. See "Underwriting."

The delivery of the Units is expected to be made to purchasers on or about June 15, 2016 through the book-entry facilities of the Depository Trust Company.

Joint book-running managers
J.P. Morgan	Wells Fargo Securities
Co-managers
HSBC	Piper Jaffray

Sidoti & Company, LLC	Wunderlich

June 9, 2016

Prospectus supplement

Prospectus

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the completion of this offering that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing, this prospectus supplement or the accompanying prospectus, as the case may be.

You should read this document together with additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front of this prospectus supplement and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

Market and industry data

The market and industry data used in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are based on independent industry publications, customers, trade or business organizations, reports by market research firms and other published statistical information from third parties, as well as information based on management's good faith estimates, which we derive from our review of internal information and independent sources. Although we believe these sources to be reliable, we have not independently verified the accuracy or completeness of the information. These sources include the 2015 Global Innovation 1000 Study by Strategy&, PwC's strategy consulting business (©2015 PwC, all rights reserved; PwC refers to the PwC network and/or one or more of its member firms, each of which is a separate legal entity).

Non-GAAP financial measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America ("GAAP") in this prospectus supplement, we also present underlying return on invested capital ("ROIC"), adjusted net income, average invested capital, EBITDA and Adjusted EBITDA (each such capitalized term as defined below), which are non-GAAP measures and should be viewed as supplements to, not substitutes for, our results of operations presented under GAAP. We define "EBITDA" of each of MTS (as defined herein) and PCB as consolidated net earnings before interest expense, taxes,

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depreciation and amortization. We define "Adjusted EBITDA" of (i) MTS as EBITDA excluding share-based compensation and acquisition-related costs and (ii) PCB as net income (loss) before interest expense, taxes, depreciation and amortization and other non-recurring adjustments. We calculate ROIC, adjusted net income, EBITDA and Adjusted EBITDA by excluding certain items from the nearest GAAP performance measure, which is net income for adjusted net income, EBITDA and Adjusted EBITDA, and for ROIC which is calculated using our adjusted net income. Our management uses ROIC, adjusted net income, EBITDA and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations. We believe that these non-GAAP measures are useful to investors and other users of our financial statements in evaluating our operating performance because they provide an additional tool to evaluate our performance without regard to special, non-cash and non-recurring items. We consider these items to be appropriate adjustments for purposes of evaluating our ongoing business performance. Such adjustments are subjective and involve significant management judgment. We have provided reconciliations of all non-GAAP measures to their nearest GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Forward-looking statements

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Statements that refer to projections regarding the Merger (as defined elsewhere in this prospectus supplement), our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements relating to timing, benefits and expectations regarding the Merger, financing of the Merger, completion of the concurrent Common Stock Offering, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, anticipated results, anticipated revenue growth opportunities and cost synergies, anticipated cost savings, anticipated future debt issuances and financing requirements, expectations for funding future capital expenditures and operations, profitability, market share and the sufficiency of capital resources. In addition, statements that we make that are not statements of historical fact may also be forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "may" and other similar words, phrases and expressions.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those indicated, both favorably and unfavorably. We urge you to consider the risks and uncertainties including additional risks relating to PCB's business to which we would be subject following the Merger and risks relating to our Units that could cause actual results and events to differ materially from such forward-looking statements. These risks are described under the heading "Risk Factors" in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and in any of our other public filings, including our Annual Report on Form 10-K for the fiscal year ended October 3, 2015 and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2016. Caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date when made and, except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Prospectus supplement summary

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. This summary is not complete and does not contain all of the information that you should consider before making a decision to invest in our Units in this offering. You should carefully read this entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated herein and therein by reference, before making an investment decision, especially the risks of investing in our Units discussed under the "Risk Factors" section of this prospectus supplement. See also "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to "we," "us," "our," "MTS" and the "Company" refer to MTS Systems Corporation, a Minnesota corporation, and its wholly owned subsidiaries, and references to "PCB" refer to PCB Group, Inc., a New York corporation, and its subsidiaries. References to the "combined company" refer to the Company following the consummation of the Merger (as defined below) and assume that the Merger is completed. References to "fiscal year 2016," "fiscal year 2015," "fiscal year 2014" and "fiscal year 2013" refer to our fiscal year ending October 1, 2016; our fiscal year ended October 3, 2015; our fiscal year ended September 27, 2014; and our fiscal year ended September 28, 2013, respectively. Fiscal years 2016, 2015, 2014 and 2013 include 52, 53, 52 and 52 weeks, respectively. This offering is not conditioned on the closing of the Merger and there can be no assurance that the Merger will be consummated on the terms described herein or at all. References to "underwriters" refer to the firms listed on the cover page of this prospectus supplement.

Our Company

MTS Systems Corporation is a leading global supplier of high-performance test systems and position sensors that was incorporated under Minnesota law in 1966. Our operations are organized and managed in two reportable segments, Test and Sensors, which represented approximately 82% and 18% of our revenue, respectively, for the fiscal year ended October 3, 2015.

On April 5, 2016, we and Nickel Merger Sub Inc., one of our wholly owned subsidiaries (the "Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with PCB, and David T. Hore, John A. Lally and David M. Lally as representatives of the shareholders of PCB pursuant to which we agreed to acquire PCB for aggregate consideration of $580.0 million, subject to certain adjustments for cash, indebtedness, transaction costs and the level of net working capital at closing (collectively, the "Merger Consideration"). The Merger Agreement provides for the merger of Merger Sub with and into PCB (the "Merger"), with PCB surviving the Merger as a wholly owned subsidiary of MTS. Through a strong focus on "total customer satisfaction" over its five-decade history, PCB has become a leader in the design, manufacture and distribution of sensor technologies for acceleration, pressure, noise, force and load and torque that both enhance the performance of its customers' products, and enable those products to enter the market more rapidly and reliably. PCB's innovative engineering based customer focused culture is strikingly similar to that of MTS and its mission and focus are identical to MTS's—to enhance the productivity, safety, reliability and efficiency of their customers' products, making PCB an ideal match for MTS.

For the six months ended April 2, 2016 and the fiscal year ended October 3, 2015, MTS generated revenue of $277.6 million and $563.9 million, respectively, and net income of $14.8 million and $45.5 million, respectively.

For the six months ended April 2, 2016 and the fiscal year ended October 3, 2015, on a pro forma basis giving effect to the Merger, the combined company would have generated pro forma revenue of approximately $366.0 million and $743.6 million, respectively and pro forma net income of $9.6 million and $37.8 million, respectively.

For the six months ended April 2, 2016 and the fiscal year ended October 3, 2015, MTS generated Adjusted EBITDA, a Non-GAAP financial measure, of $32.5 million and $88.4 million, respectively. For the fiscal year ended December 31, 2015, PCB generated Adjusted EBITDA, a Non-GAAP financial measure, of $43.2 million.

For a reconciliation of Adjusted EBITDA to net income for each of MTS and PCB, see "Summary Historical Consolidated Financial Information."

Test segment overview

Our Test segment ("Test") provides testing solutions including hardware, software and services. The testing solutions are used by customers in the development of their products to characterize the product's mechanical properties. Our solutions simulate forces and motions that customers expect their products to encounter in use. Mechanical simulation testing in a lab setting is an accepted method to accelerate product development compared to reliance on full physical prototypes in real-world settings, proving ground testing and virtual testing because it provides more controlled simulation and accurate measurement. The need for mechanical simulation increases in proportion to the cost of a product, the range and complexity of the physical environment in which the product will be used, expected warranty or recall risk and expense, governmental regulation and potential legal liability. A significant portion of the products in Test are considered by our customers to be capital expenditures.

A typical Test system includes a reaction frame to hold the prototype specimen, a hydraulic pump or electro-mechanical power source, piston actuators to create the force or motion and a computer controller with specialized software to coordinate the actuator movement and record and manipulate results. Lower force and less dynamic testing can usually be accomplished with electro-mechanical power sources, which are generally less expensive and more environmentally conscious than hydraulic systems. In addition to these basic components, we sell a variety of accessories and spare parts. We also provide a number of service offerings, including calibration, maintenance, training and consulting.

Test has a diverse set of customers by industry and geography. Regionally, the Americas, Europe and Asia represented 25%, 21% and 54% of Test orders for fiscal year 2015, respectively, based upon customer location.

Products, service and customers are grouped into the following three global markets:

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Ground Vehicles (approximately 55% of Test orders for fiscal year 2015)
This market consists of automobile, truck, motorcycle, motorsports vehicles, construction equipment, agricultural equipment, rail, and off-road vehicle manufacturers and their suppliers. Our products are used to measure and simulate solutions to assess durability, vehicle dynamics and aerodynamics of vehicles, sub-systems and components. Ground Vehicles testing customers include automotive original equipment manufacturers ("OEMs"), tier one, two and three suppliers to automotive OEMs, rail manufacturers and other suppliers of ground vehicle products. Our ground vehicle products include:

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Road simulators for durability simulation;

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Tire performance and rolling resistance measurement systems;

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Moving road-plane systems and balances for aerodynamic measurements in wind tunnels; and

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Service to maintain the equipment and maximize the life of the product.

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Materials (approximately 30% of Test orders for fiscal year 2015)
This market covers diverse industries such as power generation, aerospace, geo-mechanical and bio-medical. Our materials products and services support customers in the research and development of products through the physical characterization of material properties, such as ceramics, composites and steel. Bio-medical applications include systems to test durability and performance of implants, prostheses and other medical and dental materials and devices. Materials testing customers include aerospace and automotive OEMs, university and research laboratories and contract test laboratories.

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Structures (approximately 15% of Test orders for fiscal year 2015)
This market serves the structural testing needs and service in the fields of aerospace, wind energy, structural engineering, and oil and gas, among others. Structures testing projects are generally more complex and highly engineered solutions, with longer sales, engineering and assembly cycles. The aerospace structural testing market consists of manufacturers of commercial, military, and private aircraft and their suppliers that use our products, systems and software to perform static and fatigue testing of fix-winged aircraft, helicopters and space vehicles. The wind energy market consists of wind turbine manufacturers and their component suppliers that use our products to reduce the cost and improve the reliability of blades, bearings and entire wind turbines. Systems for structural engineering include high force static and dynamic testing, wave simulation and seismic simulation tables used around the world to test the design of structures, such as bridges and buildings, and to help governments establish building codes. Structural engineering customers include construction companies, government agencies, universities and the manufacturers of building materials.

Sensors segment overview

Our Sensors segment ("Sensors") provides high-performance, position-sensing products, which are used by industrial machinery and mobile equipment manufacturers to automate the operation of their products for improved safety and end-user productivity. Examples of customer industries include manufacturers of plastic injection molding machines, steel mills, fluid power, oil and gas, medical, wood product processing equipment, mobile equipment and energy. Our products are also used to measure fluid displacement, such as liquid levels for customers in the process industries.

Sensors manufacture products utilizing magnetostriction technology. We have developed a unique implementation of the technology known as Temposonics®. This technology offers high speed and precise non-contact position sensing and is ideal for use in harsh operating environments.

Sensors customers are also diverse by industry and geography. The Americas, Europe and Asia represented 32%, 47% and 21% of Sensors orders for fiscal year 2015, respectively, based upon customer location.

Products and customers are grouped into the following three global markets:

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Industrial Machinery (approximately 80% of Sensors orders for fiscal year 2015)
This market consists of a wide range of industrial machinery OEMs and their end use customers with applications in all areas of manufacturing, including plastics, steel, wood and other forms of factory automation. Temposonics sensors provide position feedback for motion control systems, improving productivity by enabling high levels of automation, as well as driving improved quality of manufactured parts. Temposonics technology is known for ruggedness in harsh manufacturing environments, which maximizes machine up-time and lowers overall manufacturing costs of our customers. The Temposonics technology maintains measurement accuracy, allowing for durability without sacrificing precision, despite the harsh environments in which the industrial machinery sensors may operate.

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Mobile Hydraulics (approximately 15% of Sensors orders for fiscal year 2015)
This market consists of mobile equipment OEMs with applications in construction, agriculture, material handling, mining and other heavy vehicle markets. Our sensors provide feedback for motion control and implement positioning, enabling improved productivity while also enhancing safe operation of the machines. The overall ruggedness and reliability of our technology in high shock and vibration applications makes it especially suitable to the market. Our technology also allows for placement of the sensors inside the hydraulic cylinder, adding to their ruggedness and differentiating the technology within the industry.

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Liquid Level (approximately 5% of Sensors orders for fiscal year 2015)
This market encompasses a wide range of liquid level storage tank applications in oil and gas, chemical processing, food and beverage and pharmaceutical companies. Our technology provides precise measurements over long distances (tanks up to seventy feet long). Our sensors provide value by incorporating the measurement of the target liquid, a second measurement and temperature, all in a single package.

Acquisition of PCB

Overview

The combination of MTS and PCB brings together two companies with strikingly similar cultures and demonstrated track records of innovation spanning 50 years, creating a technology-leading "Test and Measurement" solutions provider that will serve a global customer base ranging from leading OEMs in automotive, aerospace, infrastructure and industrial products, to universities and research laboratories. The transaction creates a company with an exceptionally complementary array of products and solutions that accelerates our growth strategy in our Test and Sensors segments, and brings new capabilities to serve the diversified test and measurement markets worldwide. We anticipate that the combined company will have low capital expenditure requirements and strong free cash flow generation. We expect the combination of MTS and PCB will produce a market-leading "Test and Measurement" company, with more than 3,500 global employees.

Subsequent to closing the Merger, we intend to combine the PCB business with our Sensors segment, while retaining each company's well-established brand names for their historical product lines. The combined Sensors segment will be headquartered in Depew, New York, and will be led by David T. Hore, current President of PCB. Mr. Hore will report directly to Dr. Jeffrey Graves, our President and Chief Executive Officer. Upon integration, the new structure of MTS will continue to be composed of the Test and Sensors segments, each contributing equally to our business results and having critical mass within the combined company, with strong revenue growth opportunities and cost synergies linking the two segments under one corporate structure, benefiting the combined customer base and creating enhanced and sustainable value for our shareholders.

The Merger combines two leading companies in the global Test and Measurement industry with a broad product portfolio and a global footprint. The following charts illustrate the percentage of revenue for the respective fiscal years 2015 for each of MTS, PCB and the combined company by reporting segment:

PCB overview

PCB Group, Inc., headquartered in Depew, New York, was founded in 1967 and is a manufacturer of piezoelectric sensors and components used for pressure, force and vibration measurement. PCB's products include accelerometers, microphones, calibration systems, pressure sensors, load and torque sensors, force sensors, single- and multi-channel telemetry, ground fault detection and smart sensing solutions. PCB serves end markets that include test and measurement, automotive and rail, aerospace and defense, acoustics and environmental noise monitoring, industrial measurement and instrumentation and power and energy. PCB had 1,168 employees as of December 31, 2015.

PCB has consistently grown its customer base, while simultaneously increasing its scope with customers. PCB provides sensor products to over 11,000 customers, including many blue chip companies, and has long-standing relationships with many of those customers. PCB leads the sensor industry in growth and margins, with key differentiators such as its focus on total customer satisfaction, direct sales model (engineer-to-engineer), a high level of service, dedication to sensor products and stock delivery driving the company's performance.

The graph below illustrates the historical revenue and Adjusted EBITDA for PCB for each of the years ended December 31, 2013, 2014 and 2015 (in millions of dollars):

For a reconciliation of Adjusted EBITDA to net income for PCB, see "Summary Historical Consolidated Financial Information."

Acquisition rationale

We believe that the combination of MTS with PCB is a unique opportunity to construct a market and technology-leading Test and Measurement company with a strong product and service offering. Main strategic drivers for the Merger include the following opportunities:

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Create a sustainable, technology-leading "Test and Measurement" solutions provider.  The Merger accelerates our goal to expand margins and profitability with upside potential from a strong focus on operational excellence. Sustainable growth can be achieved through future organic growth, together with natural bolt-on acquisition opportunities. The Merger allows our Test segment to source products from PCB that we currently source elsewhere, strengthens our Test Service position in calibration and builds a strong service footprint, especially in the United States.

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Achieve critical mass for sustainable value creation.  PCB adds to our global footprint and further diversifies the end markets and customers that we serve while significantly strengthening and broadening our Sensors product offerings. We believe piezoelectric will become one of our major new core technologies following the Merger. The combination with PCB allows us to expand into pressure, acoustic, force, strain and vibration sensors. Our sales channels in Sensors will be strengthened through the addition of PCB's existing customer base, sales force and track record. We believe PCB's culture is closely aligned with ours and intend to embrace the PCB commitment to competitive differentiation through product innovation and exceptional customer service.

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Cultivate revenue growth opportunities and cost synergy opportunities.  Through the Merger, we expect to generate attractive revenue growth opportunities and margin accretion as we capture revenue growth opportunities and cost synergy opportunities with PCB. Potential revenue growth opportunities include cross-selling of PCB products to our current Test and Sensor customers, selling our Test products and services to the existing PCB customer base, and expanding PCB's global footprint. This includes our calibration service, which is a large growth opportunity for PCB's customers. Cost synergy opportunities across selling, general and administrative expenses ("SG&A") and manufacturing are anticipated to have the capacity to generate between $5.0 to $7.0 million of net annualized cost synergies during the first three to four years following the Merger.

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Generate strong free cash flow.  The combination of MTS and PCB will create a robust business focused on operational excellence, natural synergies and low capital expenditure requirements with the ability to generate strong and more predictable cash flow. Both MTS and PCB have consistently generated strong operating cash flow and we expect this to continue in future periods. Neither the MTS nor PCB business requires a significant amount of capital to support operations. Capital expenditures in the organic MTS business have historically been approximately 4% of revenue, while capital expenditures for the PCB business have historically been approximately 2% of revenue. We anticipate approximately two-thirds of these expenditures will support growth initiatives, and one-third will be used to maintain existing capital.

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Grow through service.  We expect to capitalize on a large growth opportunity within PCB's current customer base by providing our calibration service. The sensor products supplied by PCB to customers need to be calibrated and maintained, a service that PCB has not previously offered. We expect that MTS's large test service organization of more than 300 trained engineers will be able to capitalize on PCB's incumbent position as equipment supplier to meet those customers' service needs. We believe that this will drive revenue growth through service expansion, further emphasizing the focus on our service business and the combined company's focus on total customer satisfaction.

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Combine complementary businesses.  PCB's culture is a strong fit with our culture. Both companies place significant emphasis on innovation, are technology leaders and utilize engineers to sell directly to engineers. Furthermore, the combination is highly synergistic with both our Test and Sensors segments. Although PCB is a pure sensor business, there are also revenue growth opportunities and cost synergies with our Test segment. For example, MTS will be able to utilize a specialized machine shop owned by PCB in the fabrication of test equipment that was previously purchased from suppliers, providing substantial cost savings. In a similar fashion, other cost synergies and revenue growth opportunities exist that span both our Test and Sensors segments.

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Leverage our global footprint.  Following the Merger, PCB will have greater access to European and Asian markets. The combined company will leverage MTS's established sales channels and strong relationships, which have been cultivated by MTS for over 30 years, in order to gain access to a more diverse customer base around the world.

Industry trends

MTS, joining with PCB to form a leading "Test and Measurement" provider, will be uniquely positioned to capitalize on many trends in the growing and evolving Test and Sensors industries. We believe that our new, expanded product and service set positions us well to create sustainable growth. Those trends include:

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Positive outlook for research and development ("R&D") spending.  Product innovation is critically important to our customers and PCB's customers, making our products and services indispensable to our customers. According to the 2015 Global Innovation 1000 Study by Strategy&, PwC's strategy consulting business, spending by the largest 1,000 public companies from 2005 to 2015 grew 70%, or 5.4% annually, while, according to the Organisation for Economic Co-operation and Development, global gross domestic product grew at just 3.5% each year. We believe that the continued focus by our customers on innovation will drive their demand for our products and services, fostering robust growth across our businesses.

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Strong spending by the automotive industry on R&D.  The study by Strategy& referenced above also shows that auto manufacturers account for 16% of all R&D spending and that five of the top fifteen companies by R&D spending are automakers.

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Strong R&D trends in the automotive industry have been driven by increasingly high regulatory standards for fuel economy and emissions testing, burdening the laboratories of the automotive manufactures with the development of more advanced technology and requiring more testing and measurement with high precision. We expect the trend of increasing standards to continue as corporations, organizations and governments remain focused on the effects of automotive transportation on climate change and the global environment more broadly.

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As it relates to the cyclicality of the auto industry, while R&D spending among U.S. auto manufacturers decreased during the recession in 2008 and 2009, other global auto manufacturers increased or held their R&D spending steady. Although cyclicality remains a factor for the auto industry, structural change is taking place, driven by elevated regulatory standards, which we believe will bolster R&D spending in the automotive industry and demand for our products and services well into the future.

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We continue to see accelerated product development cycles in the automotive, aerospace and defense industries, driven by demand for more rapid product innovation and introduction. Our testing and measurement products and services have been increasingly employed as more R&D has been performed in order to bring more products to market at a faster pace. We expect these trends to continue as the demand on manufacturers for new product introductions is expected to accelerate.

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Robust sensor market growth.  According to a 2014 study by BCC Market Research of Wellesley, Massachusetts (the "BCC Study"), the global sensors market in 2015 was estimated to be valued at $95.3 billion and was projected to grow by 10.1% annually to reach $154.4 billion by 2020. Specifically, as further described in the BCC Study, select segments of PCB's servable market, including accelerometers, pressure, load, torque and force, were expected to grow, in the aggregate, from approximately $5.0 billion in 2015 to approximately $7.0 billion by 2020. In addition, the market for the position sensor technology in our sensor products continues to experience strong demand growth as the development of "smart" machines accelerates, since connecting position sensors with GPS and hydraulic systems allows machines to operate more intelligently and autonomously. The agricultural, construction, mining and handling sectors continue to innovate in the area of machine intelligence, requiring more measurement capability with each evolutionary step.

•
Vigorous growth in advanced materials testing.  The advanced materials market is growing rapidly in industries such as aerospace, automotive and biomedical, driven in part by rising environmental standards and the need for energy conservation and more efficiency. Because of the rigorous testing requirements for advanced materials, demand remains strong and is expected to grow for Test products and services in the advanced materials market. As more composite materials are developed and implemented in our customers' products, we expect demand for testing will continue to grow since each respective component of the material needs to be tested independently for compliance with specifications, in comparison to just testing one material in the case of traditional materials applications.

Competitive strengths

The competitive strengths of MTS and PCB have been essential to achieving our industry-leading positions and the combination of the businesses will continue to drive our success. The basis for our success is derived from our focus on creating value for our customers by providing test and measurement solutions that enhance precision, improve reliability, increase sustainability, assure safety, deliver autonomous capability and make rapid product deployment a reality. Our strengths span the following segments:

•
Differentiated "mission-critical" technology led by great engineers.  Our technology is differentiated from our competitors in its ability to perform the functions that are vital to the product development, maintenance and performance requirements of our customers. In Test, our customers rely on us to provide highly engineered and customized solutions to meet their sophisticated needs. These products have demonstrated best-in-class durability, delivering long-term value to our customers and strengthening the value proposition for our products. Our solutions reduce the total time required for our customers' product development cycle, speeding ideas and new products to market and allowing our customers to monetize their innovations more quickly. Our sensor products feature a unique automation, precision and safety value proposition and our engineers have broad-based application knowledge allowing our sensors products to constantly undergo innovation at a rapid pace. PCB's exclusive focus on the sensor product market has made it a technology and innovation leader in the sensor industry.

•
Leading customer base with strong relationships with top worldwide OEMs.  MTS has an extensive history of long-term, deep customer relationships that span the globe and include some of the largest and most respected OEMs. Notwithstanding the strength of our top customers, concentration with any one customer is limited, with no customer making up more than 10% of MTS's stand-alone total revenue as of October 3, 2015. PCB brings a customer base that is over 11,000 strong and is reached through a global network which continues to grow in number and penetration. The total number of PCB customers has grown consistently, by 4.2% annually from 2010 to 2015, while average invoice value and sales per customer have grown at annual rates of 6.3% and 5.1%, respectively, over the same period. The average tenure of PCB's top 20 customers is approximately 15 years. PCB is extremely focused on customer service and satisfaction, exercising a customer-centric business model and contributing to a growing number of customers, larger order sizes and higher sales per customer. Our industry partnerships provide insight and expertise to our customers who rely on our knowledge when testing their products.

•
Strong global footprint.  Our strong global footprint, spanning six continents allows us to provide robust support to our diverse customer base. Our diverse geographic footprint positions us competitively to succeed in each region with MTS revenues split across the Americas, Europe and Asia at 31%, 26% and 43% respectively, as a share of revenue for fiscal year 2015.

•
Large installed base and growth opportunity in Test services.  Our Test segment serves an installed base of $4.5 billion with offerings spanning the value chain. Our global aftermarket support provides ongoing assistance to our customers, allowing them to utilize the full potential of our products and augmenting the effectiveness of their testing processes. We expect the progress that we have made in building the infrastructure to become a truly "intelligent lab partner" will continue to improve the service level provided to our customers, enhance the performance and efficiency of our equipment and to improve our customers' satisfaction with our products. The infrastructure for intelligence will make it possible for us to know when maintenance is required on our products before there is a major breakdown, allowing us to proactively reach out to our customers and correct potential problems before they impede testing in our customers' labs.

•
Experienced Management team.  Our management team is deeply experienced and is cohesive as a group. In addition, the PCB management team will bring significant industry experience and expertise. The management team of the combined company will have on average more than 25 years of experience per individual.

•
Dr. Jeffrey Graves, current Chief Executive Officer of MTS and future Chief Executive Officer of the combined company, has 31 years of industry experience, including seven years as a chief executive officer of a power solutions provider.

•
Jeffrey Oldenkamp, current Chief Financial Officer of MTS and future Chief Financial Officer of the combined company, has 21 years of industry experience, including extensive experience in industrial financial management.

•
David Hore, current President of PCB and future Senior Vice President and General Manager of Sensors of the combined company, has 29 years of industry experience.

•
Other executive leadership consists of industry veterans with extensive experience in the fields of Test and Measurement.

Business strategy

After completion of the Merger, both MTS and PCB will continue to pursue the strategies which have proven successful and have been instrumental in building and maintaining market leader positions in each of their respective industries. In addition, we will have new ways to grow the business.

•
Capitalize on revenue growth opportunities and cost synergies across Test and Sensors segments.  We expect to capitalize on revenue growth opportunities and cost synergies across both our Sensors and Test segments as a result of the Merger. The combination of our current Sensors segment with PCB will provide more scale in global sales as well as engineering and manufacturing. We anticipate significant cross-selling opportunities of PCB sensor products to our Test customers, such as load and torque sensors for integration into our vehicle testing equipment, and our test equipment to PCB's customer base.

•
Grow targeted business verticals.  Fueled by industry trends previously mentioned, we expect significant growth to come from specific parts of our business moving forward, such as:

•
Ground vehicles.  We anticipate strong growth to continue to be generated from the ground vehicle Test market, propelled by research and development in electric motors, hybrid vehicles, emissions reductions, fuel economy improvement and other areas of intense research. We also see substantial opportunity to sell PCB's strain, load, vibration and acceleration sensors into this market to complement the test equipment in the development of new products. Moreover, as increased scrutiny is applied to how companies comply with emissions and fuel efficiency requirements, more precise and extensive test systems will be deployed, increasing spending on testing and demand for our products.

•
Composite materials.  Advanced materials testing requires robust and thorough testing of each component material that is used to create the composite, thus creating significant demand for testing equipment and services as more composite materials are used in production of products across the aerospace, automotive, and other industries.

•
Sensor products.  Through PCB's focus on total customer satisfaction and technology leading sensor solutions, we anticipate continued strong growth. These sensors service a large variety of applications including acceleration, pressure, noise, force and load and torque that both enhance the performance of its customers' products, and enable those products to enter the market more rapidly and reliably. In addition, we have seen accelerated growth that we expect to continue as machines in the construction, agricultural, mining and handling sectors become increasingly intelligent, which we believe will drive significant growth for our mobile hydraulic sensors. As these industries and others shift to more motion control and automation to improve productivity, we will be well positioned to capitalize on the transformational growth that occurs.

•
Test service.  We expect that MTS's large Test service organization of more than 300 trained engineers will be able to service the $4.5 billion installed base of MTS products around the world, as well as provide calibration and other services to PCB's customers, which were not previously offered. Growth in Test Service is a key priority, given its high profitability profile, and one that we view as achievable with access to more potential laboratory customers with PCB's added relationships.

•
Global Expansion.  With added scale, we believe that we will be able to leverage our expertise globally across the Test and Sensors segments. Specifically, our long-established and deep relationships in Asia and Europe will allow further expansion of PCB products into laboratories throughout Asia and Europe.

The transactions

The Merger

On April 5, 2016, we entered into the Merger Agreement to acquire PCB for aggregate consideration of $580.0 million, subject to certain adjustments for cash, indebtedness, transaction costs and the level of net working capital at closing. The Merger Agreement contains customary representations, warranties and covenants of the parties. The Merger is expected to close during our fourth fiscal quarter ending October 1, 2016, subject to satisfaction of certain closing conditions, including, among others, applicable antitrust approvals. We obtained the necessary regulatory approvals in connection with the Merger in May 2016. Concurrently with the execution of the Merger Agreement, we deposited $43.5 million of the Merger Consideration in an escrow account to secure the termination fee that may become payable by us to PCB under specified circumstances set forth in the Merger Agreement. The Merger is not subject to approval by our shareholders. This offering is not conditioned on the closing of the Merger and there can be no assurance that the Merger will be consummated on the terms described herein or at all. See "The Transactions—The Merger."

Financing transactions

On May 10, 2016, we entered into an amended and restated commitment letter (the "Amended and Restated Commitment Letter") with JPMorgan Chase Bank, N.A. ("JPMorgan"), Wells Fargo Bank, N.A. ("Wells Fargo Bank"), WF Investment Holdings, LLC ("WFIH"), Wells Fargo Securities, LLC ("Wells Fargo Securities"), U.S. Bank National Association ("U.S. Bank"), HSBC Bank USA, N.A. ("HSBC Bank") and HSBC Securities (USA) Inc. ("HSBC Securities" and together with JPMorgan, Wells Fargo Bank, WFIH, Wells Fargo Securities, U.S. Bank and HSBC Bank, the "Commitment Parties"), providing for commitments of the Commitment Parties to provide (i) up to $490.0 million in senior secured credit facilities, comprised of a revolving credit facility of up to $100.0 million (the "New Revolving Credit Facility") and a term loan facility of up to $390.0 million, and (ii) a senior unsecured bridge facility of up to $250.0 million (the "Bridge Facility") less the gross cash proceeds from (a) the issuance of any senior notes and any other securities, (b) the issuance of the Units in this offering, and (c) if applicable, the funding of loans under the New Term Loan Facility (as defined below) on the date of the consummation of the Merger, in excess of the commitments in respect of the New Term Loan Facility. The proceeds of this offering and the proceeds of the concurrent Common Stock Offering (as defined below) will reduce the Commitment Parties' commitment, including the commitments of certain of the underwriters or their affiliates, with respect to the Bridge Facility on a dollar for dollar basis.

Concurrently with this offering, we are offering 1,650,000 shares of our common stock (or 1,897,500 shares if the underwriters exercise their option to purchase additional shares of common stock in full) pursuant to a separate prospectus supplement (the "Common Stock Offering"). The net proceeds of the Common Stock Offering, after deducting the underwriting discounts and estimated offering expenses, will be approximately $63.7 million (or approximately $73.5 million if the underwriters exercise their option with respect to such offering in full), though there can be no assurance that the Common Stock Offering will be completed.

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Common Stock Offering.

Effective as of June 8, 2016, we entered into an amendment to our existing revolving credit facility with the agent and lenders thereunder to permit the issuance of and our obligations with respect to, the Units in connection with this offering.

In connection with this offering, we entered into capped call transactions with an affiliate of J.P. Morgan Securities LLC and an affiliate of Wells Fargo Securities, LLC, which we refer to in such capacity as the "option counterparties." The capped call transactions are expected to reduce potential dilution to our common stock upon settlement of the purchase contracts, with such reduction subject to a cap. If the underwriters exercise their option to purchase additional Units, we may enter into additional capped call transactions. The capped call transactions are separate transactions entered into by us with the option counterparties, and are not part of the terms of the purchase contracts or the Units.

In lieu of the financing provided for in the Amended and Restated Commitment Letter, we intend to obtain (i) the New Revolving Credit Facility, (ii) a term loan facility of up to $490.0 million (the "New Term Loan Facility" and, together with the New Revolving Credit Facility, the "New Senior Credit Facilities"), (iii) the net proceeds from the Common Stock Offering and (iv) the remaining net proceeds of this offering after paying the cost of the capped call transactions. In the event that we are not able to obtain the New Senior Credit Facilities or net proceeds from this offering or the Common Stock Offering in the amounts contemplated hereby, we may enter into alternate financing arrangements, which may include the funding of a portion of the Bridge Facility.

Completion of this offering is not contingent upon (1) the closing of the New Senior Credit Facilities, (2) the completion of the Common Stock Offering or (3) the consummation of the Merger. Accordingly, even if the Merger, the Common Stock Offering or the debt financing transactions described herein do not occur, the Units sold in this offering will remain outstanding. If the Merger does not close, we will use the proceeds of this offering for general corporate purposes. See "Use of Proceeds."

In this prospectus supplement, we refer to the New Senior Credit Facilities, the Common Stock Offering and this offering as the "Financing Transactions," and together with the Merger, the "Transactions." We cannot assure you that we will complete any of the Financing Transactions on the terms contemplated by this prospectus supplement or at all. See "The Transactions—Financing Transactions."

Sources & Uses

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent Common Stock Offering, and borrowings under the New Senior Credit Facilities, to fund the Merger Consideration, repay amounts outstanding under our existing revolving credit facility and to pay related fees and expenses. In the event that the Merger is not consummated, we intend to use the net proceeds of this offering for general corporate purposes. The amounts set forth in the table below and the accompanying footnotes will vary from actual amounts depending on several factors, including differences between actual and estimated fees and expenses. You should read the following together with the information included under the headings "The Transactions," "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Use of Proceeds."

Sources of funds	($ in millions)	Uses of funds	($ in millions)

Common Stock Offering(1)	69	Merger Consideration	580
Tangible Equity Units offered hereby(1)	100
New Senior Credit Facilities		Estimated fees and expenses of the Transactions(2)	48
• New Revolving Credit Facility	0	Excess cash	10
• New Term Loan Facility	490
		Repayment of the existing revolving credit facility(4)	21
Total Sources of Funds	659	Total Uses of Funds	659

(1)    Before discounts, commission and expenses, and assumes no exercise of the underwriters' option to purchase additional securities.

(2)    Includes discounts, fees, commissions and expenses of the Transactions, including the cost of the capped call transactions.

(3)    As of June 3, 2016, we had approximately $11.1 million outstanding under our existing revolving credit facility, excluding $43.5 deposited in an escrow account to secure the termination fee in connection with the Merger. The existing revolving credit facility matures in September 2019 and currently bears interest at a rate of 1.45%, the monthly U.S. LIBOR plus 100 basis points. We intend to use a portion of net proceeds from this offering and the Common Stock Offering to repay amounts outstanding under our existing revolving credit facility.

Corporate information

MTS Systems Corporation was incorporated in the State of Minnesota in 1966. Our principal executive offices are located at 14000 Technology Drive, Eden Prairie, Minnesota 55344. Our telephone number is (952) 937-4000. Our corporate website is http://www.mts.com. Information contained on our website is not incorporated by reference in this prospectus supplement and you should not consider information contained on our website as part of this prospectus supplement.

The offering

The summary below describes the principal terms of the Units, the purchase contracts and the amortizing notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Units," "Description of the Purchase Contracts" and "Description of the Amortizing Notes" sections of this prospectus supplement and the "Description of Our Capital Stock" section of the accompanying prospectus contain a more detailed description of the terms and conditions of the Units, the purchase contracts, the amortizing notes and our common stock. As used in this section, the terms "MTS," "we," "our" and "us" refer to MTS Systems and do not include its subsidiaries and affiliates.

The Units

Issuer	MTS Systems Corporation, a Minnesota corporation
Number of Units offered	1,000,000 Units. We have also granted the underwriters an option to purchase within 13 days beginning on, and including, the date of initial issuance of the Units up to an additional 150,000 Units.
Stated amount and initial offering price of each Unit	$100 for each Unit.
Components of each Unit	Each Unit is comprised of two parts:
• a prepaid stock purchase contract (a "purchase contract"); and • a senior amortizing note (an "amortizing note").

Unless earlier redeemed by us in connection with a merger termination redemption or settled earlier at the holder's option or our option, each purchase contract will, subject to postponement in certain limited circumstances, automatically settle on July 1, 2019 (such date, as so postponed (if applicable), the "mandatory settlement date"), and we will deliver not more than 2.3810 shares of our common stock and not less than 1.9841 shares of our common stock per purchase contract, subject to adjustment, based upon the applicable settlement rate and applicable market value of our common stock, as described below under "Description of the Purchase Contracts—Delivery of Common Stock."

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein.

Other than cash payments in lieu of fractional shares or, under certain circumstances, in the event of a merger termination redemption, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Each amortizing note will have an initial principal amount of $23.8136, will bear interest at the rate of 6.97% per annum and will have a final installment payment date of July 1, 2019. On each January 1, April 1, July 1 and October 1 commencing on October 1, 2016, we will pay equal quarterly cash installments of $2.1875 per amortizing note (except for the October 1, 2016 installment payment, which will be $2.5764 per amortizing note), which in the aggregate per year will be equivalent to a 8.75% cash payment per year with respect to each $100 stated amount of Units. Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under "Description of the Amortizing Notes—Amortization Schedule."

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will depend on the value of the shares of our common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.
Each Unit may be separated into its components
Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding July 1, 2019 or any "early mandatory settlement date" or "merger redemption settlement date" and also excluding the business day immediately preceding any "installment payment date" (provided that, for the avoidance of doubt, such right to separate the Unit will resume after such business day), each as defined below. Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See "Description of the Units—Separating and Recreating Units."
A Unit may be recreated from its components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit. See "Description of the Units—Separating and Recreating Units."
No Listing
We do not intend to apply for a listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or automated interdealer quotation system. Prior to this offering, there has been no public market for the Units.
NASDAQ Global Select Market symbol	Our common stock is listed on the NASDAQ Global Select Market under the symbol "MTSC."

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and other estimated offering expenses payable by us of approximately $4.4 million, will be approximately $95.6 million (or approximately $110.2 million if the underwriters exercise their option to purchase additional Units in full).

We intend to use a portion of the net proceeds of this offering to fund the cost of the capped call transactions described below. We intend to use the remaining net proceeds of this offering, together with the net proceeds from the Concurrent Common Stock Offering and borrowings under the New Senior Credit Facilities, to fund the Merger Consideration, repay amounts outstanding under our existing revolving credit facility and to pay related fees and expenses. In the event that the Merger is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include redemptions of the purchase contracts and (if required) repurchases of the amortizing notes, as described below. See "Use of Proceeds."
Capped Call Transactions
In connection with the pricing of the Units, we entered into capped call transactions with an affiliate of J.P. Morgan Securities LLC and an affiliate of Wells Fargo Securities, LLC, which we refer to in such capacity as the "option counterparties." The capped call transactions are expected to reduce potential dilution to our common stock upon any settlement of the purchase contracts, with such reduction subject to a cap. If the underwriters exercise their option to purchase additional Units, we may enter into additional capped call transactions.
In connection with establishing their initial hedge positions with respect to the capped call transactions, we expect that the option counterparties (and/or their respective affiliates):
• will enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Units; and
• may unwind these various derivative transactions and purchase shares of our common stock in open market transactions shortly following the pricing of the Units.

These activities could have the effect of increasing, or reducing the size of a decline in, the market price of our common stock or the trading price of the purchase contracts or Units concurrently with, or shortly following, the pricing of the Units. The effect, if any, of these activities, including the direction or magnitude, on the market price of our common stock will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, the option counterparties (and/or their respective affiliates) may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the Units and prior to the settlement of the purchase contracts (and are likely to do so during the 20 trading day period related to a settlement of the purchase contracts). The effect, if any, of these activities on the market price of our common stock or the trading price of the purchase contracts or Units will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, cause or avoid an increase or a decrease in the market price of our common stock, the purchase contracts or Units, which could affect your ability to realize a gain on the purchase contracts or Units and, to the extent the activity occurs during the 20 trading day period related to a settlement of the purchase contracts, it could affect the number of shares of our common stock that you will receive upon settlement of the purchase contracts.

In addition, the option counterparties (and/or their respective affiliates) may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

In addition, if the capped call transactions fail to become effective, whether or not this offering of Units is completed, the option counterparties (and/or their respective affiliates) may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the Units have been issued, the value of the purchase contracts and the Units.

For a discussion of the potential impact of any market or other activity by the option counterparties (and/or their respective affiliates) in connection with the capped call transactions see "Risk Factors—Risks Related to this Offering and Ownership of the Units, Separate Purchase Contracts, Separate Amortizing Notes and Common Stock—The capped call transactions may affect the value of the Units and our common stock" and "Underwriting."

The capped call transactions are separate transactions, entered into by us with the option counterparties, and are not a part of the terms of the purchase contracts or Units and will not affect the holders' rights under the purchase contracts or Units. As a holder of the purchase contracts, you will not have any rights with respect to the capped call transactions.

Material United States federal income tax consequences	Although there is no authority directly addressing the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes and therefore the issue is not entirely free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract and (ii) an amortizing note. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of MTS for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein. Holders should consult their tax advisors regarding the tax treatment of an investment in Units and whether a purchase of a Unit is advisable in light of the investor's particular tax situation and the tax treatment described under "Material United States federal income tax consequences."

The purchase contracts

Mandatory settlement date	July 1, 2019, subject to postponement in limited circumstances.
Mandatory settlement
On the mandatory settlement date, unless such purchase contract has been earlier redeemed by us in connection with a merger termination redemption or settled at the holder's option or our option, each purchase contract will automatically settle, and we will deliver a number of shares of our common stock, based on the applicable settlement rate.
Settlement rate for the mandatory settlement date
The "settlement rate" for each purchase contract will be not more than 2.3810 shares of our common stock and not less than 1.9841 shares of our common stock (each subject to adjustment as described herein), depending on the applicable market value of our common stock, calculated as described below.

•

If the applicable market value is equal to or greater than $50.40 (the "threshold appreciation price"), you will receive 1.9841 shares of common stock per purchase contract (the "minimum settlement rate").

•

If the applicable market value is greater than $42.00 (the "reference price") but less than the threshold appreciation price, you will receive a number of shares per purchase contract equal to $100, divided by the applicable market value.

• If the applicable market value is less than or equal to the reference price, you will receive 2.3810 shares of common stock per purchase contract (the "maximum settlement rate").

Each of the maximum settlement rate, the minimum settlement rate, the reference price and the threshold appreciation price is subject to adjustment as described below under "Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates." The "applicable market value" means the average of the "daily VWAPs" (as defined below) of our common stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 1, 2019.
The reference price is the public offering price of our common stock in the concurrent Common Stock Offering described above.

The threshold appreciation price shall be equal to $100, divided by the minimum settlement rate (rounded to the nearest $0.0001) and represents an approximately 20% appreciation over the reference price.

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares or, under certain circumstances, in the event of a merger termination redemption, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The following table illustrates the settlement rate per purchase contract and the value of our common stock issuable upon settlement on the mandatory settlement date, determined using the applicable market value shown, subject to adjustment.

Applicable market value of our common stock	Settlement rate	Value of common stock delivered (Based on the applicable market value thereof)

Less than or equal to $42.00	2.3810 shares of our common stock	Less than $100
Greater than $42.00 but less than $50.40	A number of shares of our common stock equal to $100, divided by the applicable market value	$100
Equal to or greater than $50.40	1.9841 shares of our common stock	Greater than $100

Early settlement at your election	At any time prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding July 1, 2019, you may settle any or all of your purchase contracts early, in which case we will deliver a number of shares of our common stock per purchase contract equal to the minimum settlement rate, which is subject to adjustment as described below under "Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates," unless (i) such early settlement occurs in connection with a fundamental change, in which case the provisions described under "—Early settlement at your election upon a fundamental change" below will apply or (ii) the early settlement date (as defined herein) for such early settlement occurs on or prior to July 1, 2017 (other than, for the avoidance of doubt, any such early settlement in connection with a fundamental change), in which case we will deliver a number of shares of our common stock per purchase contract equal to 90% of the minimum settlement rate, which is subject to adjustment as described below under "Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates." The market value of our common stock on the early settlement date will not affect the early settlement rate. Your right to settle your purchase contract prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding July 1, 2019 is subject to the delivery of your purchase contract.

Upon early settlement of a purchase contract that is a component of a Unit at your election, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early.
Early settlement at your election upon a fundamental change
At any time prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding July 1, 2019, if a "fundamental change" (as defined herein) occurs, you may settle any or all of your purchase contracts early. If you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the "fundamental change early settlement rate" as described under "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change."

Upon early settlement at your election in connection with a fundamental change of a purchase contract that is a component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon such fundamental change.

Early mandatory settlement at our election	We may elect to settle all, but not less than all, outstanding purchase contracts on or after July 1, 2017 at the "early mandatory settlement rate" (as described under "Description of the Purchase Contracts—Early Settlement at Our Election") upon a date fixed by us upon not less than 20 but not more than 35 business days' notice (the "early mandatory settlement date").
The "early mandatory settlement rate" will be the maximum settlement rate.

If we elect to settle all the purchase contracts early, you will have the right to require us to repurchase your amortizing notes on the repurchase date and at the repurchase price as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder."
Merger termination redemption
If the agreement and plan of merger relating to our pending acquisition of PCB has terminated, we may elect to redeem all, but not less than all, of the outstanding purchase contracts (a "merger termination redemption"), for the applicable redemption amount, as described below under "Description of the Purchase Contracts—Merger Termination Redemption," by delivering notice within the five business days immediately following October 31, 2016.

If the "merger termination stock price" is equal to or less than the reference price, the redemption amount will be an amount of cash as described under "Description of the Purchase Contracts—Merger Termination Redemption." Otherwise, the redemption amount will be a number of shares of our common stock equal to the merger redemption rate, calculated in the manner described under "Description of the Purchase Contracts—Merger Termination Redemption,"; provided, however, that we may elect to pay cash in lieu of any or all of such shares in an amount equal to the redemption market value thereof.

The "redemption market value" means the average of the "daily VWAPs" (as defined below) of our common stock for 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding the scheduled merger redemption settlement date.

In the event of a merger termination redemption, you will have the right to require us to repurchase your amortizing notes, as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder."
The Amortizing Notes
Initial principal amount of each amortizing note	$23.8136

Installment payments	Each quarterly installment payment of $2.1875 per amortizing note (except for the October 1, 2016 installment payment, which will be $2.5764 per amortizing note) will be paid in cash and will constitute a payment of interest and a partial repayment of principal, computed at an annual rate of 6.97%. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under "Description of the Amortizing Notes—Amortization Schedule."
Installment payment dates	Each January 1, April 1, July 1 and October 1, commencing on October 1, 2016, with a final installment payment date of July 1, 2019.
Ranking of the amortizing notes
The amortizing notes will be senior unsecured obligations of MTS and will rank equally in right of payment to MTS's existing and future senior indebtedness. The amortizing notes will rank senior to all of MTS's existing and future unsecured subordinated indebtedness and junior to the rights of our secured creditors to the extent of their security in its assets.
See "Description of Amortizing Notes—Ranking" below.

After the Merger and the Financing Transactions, we will have a significant amount of indebtedness. If the Merger is consummated, we currently expect that our outstanding indebtedness would be approximately $514 million as of the closing of the Merger.
No guarantees	The amortizing notes will not be guaranteed by any of our subsidiaries.
Repurchase of amortizing notes at the option of the holder
If we elect to settle the purchase contracts early or in the event of a merger termination redemption, holders will have the right to require us to repurchase their amortizing notes for cash at the repurchase price as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder."
Risk factors	Investing in the Units involves risks. See "Risk Factors" for a description of certain risks you should consider before investing in the Units.

Summary historical consolidated financial information

MTS

The following table sets forth our summary historical consolidated financial information for the periods presented. The summary historical consolidated statement of income data for fiscal years 2015, 2014 and 2013, and the consolidated balance sheet data as of October 3, 2015 and September 27, 2014, have been derived from our audited consolidated financial statements and related notes thereto, which are included elsewhere in this prospectus supplement. The summary consolidated balance sheet data as of September 28, 2013 is derived from our audited consolidated financial statements and related notes thereto for fiscal year 2013, which are not included or incorporated by reference into this prospectus supplement. The summary historical consolidated statement of income for the six months ended April 2, 2016 and March 28, 2015, and the consolidated balance sheet data as of April 2, 2016, have been derived from our unaudited consolidated financial statements and related notes thereto for the six months ended April 2, 2016, which are included elsewhere in this prospectus supplement. See "Index to Consolidated Financial Statements." In the opinion of management, the unaudited financial data set forth below reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of our financial position and results of our operations for those periods. The financial information presented may not be indicative of our financial performance in future periods. This financial information and other data should be read in conjunction with our audited and unaudited consolidated financial statements, and related notes thereto contained elsewhere in this prospectus supplement, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

				(unaudited) Six months ended
	Fiscal year(1)
(in thousands, except per share data)				April 2, 2016	March 28, 2015
	2015	2014	2013

Operating Results
Revenue	$563,934	$564,328	$569,439	$277,599	$286,539
Gross profit	219,613	223,643	231,939	97,655	113,373
Gross margin %	38.9%	39.6%	40.7%	35.2%	39.6%
Research and development expense	$23,705	$23,844	$22,812	$11,046	$11,253
Research and development expense as a % of revenue	4.2%	4.2%	4.0%	4.0%	3.9%
Effective income tax rate	23.2%	28.1%	27.1%	14.7%	19.7%
Net income	$45,462	$42,009	$57,806	$14,772	$25,492
Net income as a % of revenue	8.1%	7.4%	10.2%	5.3%	8.9%
Earnings per share
Basic	$3.03	$2.76	$3.69	$1.00	$1.69
Diluted	$3.00	$2.73	$3.64	$0.99	$1.68
Weighted average shares outstanding(2)
Basic	14,984	15,218	15,664	14,808	15,047
Diluted	15,142	15,397	15,861	14,925	15,212
Depreciation and amortization	$21,106	$19,279	$16,589	$9,886	$10,354
Financial Position
Total assets	$460,831	$487,408	$451,277	$498,378	$493,339
Interest-bearing debt(3)	21,183	60,000	35,000	21,387	70,871
Total shareholders' equity	258,142	258,127	256,537	252,201	247,467
Interest-bearing debt as a % of shareholders' equity	8.2%	23.2%	13.6%	8.5%	28.6%
Financial and Other Statistics
Return on equity(4)	17.6%	16.4%	25.5%	5.7%	9.9%
Return on invested capital(5)	15.5%	15.4%	22.5%	5.5%	8.1%
Orders	$618,296	$615,586	$567,418	$316,845	$294,006
Backlog of orders at period-end	353,013	326,473	290,151	387,613	324,380
Dividends declared per share	1.20	1.20	1.20	0.60	0.60
Capital Expenditures	18,445	20,038	29,690	11,197	9,132
EBITDA(6)	81,073	78,414	96,177	27,655	N/A
Adjusted EBITDA(6)	88,424	84,175	99,913	32,529	N/A

N/A  = The information is not available.

(1)    Fiscal years 2015, 2014 and 2013 include 53, 52 and 52 weeks, respectively.

(2)    Assumes the conversion of potential common shares using the treasury stock method.

(3)    Consists of short-term borrowings.

(4)   Calculated by dividing net income by beginning shareholders' equity.

(5)    ROIC is not a measure of performance presented in accordance with GAAP. ROIC is calculated by dividing adjusted net income by average invested capital. Adjusted net income is calculated by excluding after-tax interest expense from reported net income. Average invested capital is defined as the sum of average interest-bearing debt and average shareholders' equity and is calculated as the sum of current and prior year ending amounts, which is referred to as the sum of invested capital, divided by two. We believe ROIC is useful to investors as a measure of operating performance and of the effectiveness of the use of capital in our operations. We use ROIC as a measure to monitor and evaluate operating performance relative to our invested capital. This measure should not be construed as an alternative to any other measure determined in accordance with GAAP.

Presented below is a reconciliation of certain non-GAAP financial measures to the nearest GAAP measure:

				(unaudited) Six months ended
	Fiscal year
				April 2, 2016	March 28, 2015
(in thousands)	2015	2014	2013

Net income	$45,462	$42,009	$57,806	$14,772	$25,492
Restructuring expense, net of tax	—	4,376	—	—	—
After-tax interest expense	767	637	372	372	418

Adjusted net income*	$46,229	$47,022	$58,178	$15,144	$25,910

Total beginning shareholders' equity	$258,127	$256,537	$226,719	$258,142	$258,127
Total ending shareholders' equity	258,142	258,127	256,537	252,201	247,467
Total beginning interest bearing debt	60,000	35,000	—	21,183	60,000
Total ending interest bearing debt	21,183	60,000	35,000	21,387	70,871

Sum of invested capital	$597,452	$609,664	$518,256	$552,913	$636,465

Average invested capital*	$298,726	$304,832	$259,128	$276,457	$318,233

Return on invested capital*	15.5%	15.4%	22.5%	5.5%	8.1%

*      Denotes Non-GAAP financial measure

(6)   EBITDA and Adjusted EBITDA are not measures of performance presented in accordance with GAAP. EBITDA of MTS is defined as consolidated net earnings before interest expense, taxes, depreciation and amortization. We define Adjusted EBITDA of MTS as EBITDA excluding share-based compensation and acquisition-related costs. We believe that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to MTS, although other companies may calculate Adjusted EBITDA differently than MTS. These measures should not be construed as an alternative to net income or any other measure determined in accordance with GAAP.

Presented below is a reconciliation of EBITDA and Adjusted EBITDA to net income:

	Fiscal year			(unaudited) Six months ended April 2, 2016
(in thousands)	2015	2014	2013

Net income	$45,462	$42,009	$57,806	$14,772
Provision for income taxes	13,710	16,434	21,448	2,539
Interest income (expense), net	795	692	334	458
Depreciation and amortization	21,106	19,279	16,589	9,886

EBITDA*	$81,073	$78,414	$96,177	$27,655
Stock-based compensation	7,351	5,761	3,736	3,523
Acquisition-related expenses(a)	—	—	—	1,351

Adjusted EBITDA*	$88,424	$84,175	$99,913	$32,529

*      Denotes Non-GAAP financial measure.

(a)    Relates to professional and other expenses related to the acquisition of PCB.

Presented below is a reconciliation of EBITDA and Adjusted EBITDA to income from operations for each reporting segment:

Test segment

	Fiscal year
(in thousands)	2015	2014	2013

Income from operations	$42,285	$39,848	$60,984
Depreciation and amortization	18,342	16,560	14,325
Other income/(expense), net	(1,992)	(1,281)	(726)

EBITDA*	$58,635	$55,127	$74,583
Stock-based compensation (by segment)	6,871	5,176	3,475

Adjusted EBITDA*	$65,506	$60,303	$78,058

*      Denotes Non-GAAP financial measure.

Sensors segment

	Fiscal year
(in thousands)	2015	2014	2013

Income from operations	$19,211	$20,408	$18,971
Depreciation and amortization	2,764	2,719	2,264
Other income/(expense), net	463	160	359

EBITDA*	$22,438	$23,287	$21,594
Stock-based compensation (by segment)	480	585	261

Adjusted EBITDA*	$22,918	$23,872	$21,855

*      Denotes Non-GAAP financial measure.

PCB

The following table sets forth PCB's summary historical consolidated financial information for the periods presented. The summary historical consolidated statement of income data for the years ended December 31, 2015, 2014 and 2013, and the consolidated balance sheet data as of December 31, 2015 and 2014, have been derived from PCB's audited consolidated financial statements and related notes thereto, which are included elsewhere in this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2013 is derived from PCB's audited consolidated financial statements and related notes thereto for the year ended December 31, 2013, which are not included or incorporated by reference into this prospectus supplement. The summary historical consolidated statement of income for the three months ended March 31, 2016 and March 31, 2015, and the consolidated balance sheet data as of March 31, 2016, have been derived from PCB's unaudited consolidated financial statements and related notes thereto for the three months ended March 31, 2016, which are included elsewhere in this prospectus supplement. The financial information presented may not be indicative of financial performance in future periods. This financial information and other data should be read in conjunction with PCB's audited and unaudited consolidated financial statements and related notes thereto contained elsewhere in this prospectus supplement.

	Year ended December 31			(unaudited) Three months ended March 31
(in thousands)	2015	2014	2013	2016	2015

Operating Results
Revenue	$179,661	$178,454	$152,305	$43,245	$44,941
Gross profit	91,986	89,835	71,804	22,215	23,468
Gross margin %	51.2%	50.3%	47.1%	51.4%	52.2%
Operating expense	60,962	57,734	51,927	14,846	17,804
Operating expense as a % of revenue	33.9%	32.4%	34.1%	34.3%	39.6%
Net income	30,011	30,490	20,133	6,920	9,281
Net income as a % of revenue	16.7%	17.1%	13.2%	16.0%	20.7%
Depreciation and amortization	3,042	2,900	2,780	704	739
Financial Position
Total assets	$111,270	$120,463	$101,481	$103,381	$100,349
Interest-bearing debt	4,010	8,128	4,480	4,000	4,822
Total stockholders' equity	86,222	94,085	77,293	78,940	73,707
Interest-bearing debt as a % of stockholders' equity	4.7%	8.6%	5.8%	5.1%	6.5%
Financial and Other Statistics
Return on equity(1)	31.9%	39.4%	34.1%	8.0%	9.9%
Capital Expenditures	$2,107	$3,411	$2,503	$295	$409
EBITDA(2)	34,810	35,361	23,238	N/A	N/A
Adjusted EBITDA(2)	43,183	38,716	26,255	N/A	N/A

N/A  = The information is not available.

(1)    Calculated by dividing net income by beginning stockholders' equity.

(2)    EBITDA and Adjusted EBITDA are not measures of performance presented in accordance with GAAP. EBITDA of PCB is defined as consolidated net earnings before interest expense, taxes, depreciation and amortization. We define Adjusted EBITDA of PCB as net income (loss) before interest expense, taxes, depreciation and amortization and other non-recurring adjustments. We believe that the presentation of

Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to PCB, although other companies may calculate Adjusted EBITDA differently than PCB. These measures should not be construed as an alternative to net income or any other measure determined in accordance with GAAP.

Presented below is a reconciliation of EBITDA and Adjusted EBITDA to net income:

	Year ended December 31
(in thousands)	2015	2014	2013

Net income attributable to PCB Group, Inc. and subsidiaries	$30,011	$30,490	$20,133
Net income attributable to noncontrolling interest	9	86	57
Provision for (benefit from) income taxes	1,622	1,677	(159)
Depreciation and amortization	3,042	2,900	2,780
Interest expense	126	208	427

EBITDA*	$34,810	$35,361	$23,238
Compensation and benefits(a)	7,341	3,596	2,915
Legal settlement(b)	3,000	—	—
Asset write-downs(c)	2,134	—	—
Activity from a noncontrolling interest(d)	(4,275)	(647)	(82)
Other items expected to not be part of on-going operations(e)	173	406	184

Adjusted EBITDA*	$43,183	$38,716	$26,255

*      Denotes Non-GAAP financial measure.

(a)    Reflects benefits and compensation paid to employees of PCB that will not be employed by the combined company after the consummation of the acquisition of PCB and who will not be replaced by other employees at similar benefit and compensation levels.

(b)   Reflects one time payments under a settlement agreement related to a dispute with two former stockholders of PCB.

(c)    Reflects charges related to the write down of certain assets that are not expected to continue following the consummation of the acquisition of PCB, including (i) the cash value of life insurance policies surrendered to stockholders of PCB as the beneficiaries of such policies, (ii) the value of loans to stockholders of PCB forgiven by PCB, and (iii) certain one-time warranty reserve adjustments.

(d)   Reflects (i) a gain on the sale of our interest in STI Technologies, Inc., and (ii) the portions of PCB France's earnings allocable to certain stockholders of PCB France included as net income attributable to noncontrolling interest for each of the years ended December 31, 2015, December 31, 2014 and December 31, 2013.

(e)    Reflects certain other adjustments that will not be part of the combined company following the consummation of the acquisition of PCB.

Risk factors

Investing in our Units involves certain risks. Before deciding to invest in our Units, you should carefully consider the following risk factors, as well as other information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition or results of operations, which could cause you to lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition, results of operations and cash flows, in which case you may lose all or part of your investment in our Units. In addition, statements in the following risk factors may constitute forward-looking statements, as further described under the heading "Forward-Looking Statements" in this prospectus supplement.

Our operations are affected by a number of underlying risks, both internal and external to the Company. Our financial position and results of operations are directly impacted by these factors. A potential purchaser should consult his, her or its own financial and legal advisors before deciding whether to purchase our Units.

Risks related to the merger

We intend to use the net proceeds from this offering to fund a portion of the Merger Consideration, but this offering is not conditioned upon the closing of the Merger and we will have broad discretion to determine alternative uses of proceeds.

As described under "Use of Proceeds," we intend to use the net proceeds from this offering, together with borrowings under the New Senior Credit Facilities and the net proceeds from the concurrent Common Stock Offering, to fund the Merger Consideration, repay amounts outstanding under our existing revolving credit facility and to pay related fees and expenses. However, this offering is not conditioned upon the closing of the Merger. If the Merger is not consummated, we will have broad discretion in the application of the net proceeds from this offering such as using the proceeds from this offering toward general corporate purposes, and holders of our Units will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use.

The Merger may not be completed within the expected timeframe or at all, and the failure to complete such Merger may negatively affect the trading prices of our stock and could adversely affect our future business and financial results.

The Merger is subject to risks and uncertainties, including (1) the risk that the Merger may not be completed, or completed within the expected timeframe; (2) costs relating to the Merger (including in respect of the financing of the Merger) may be greater than expected; (3) the possibility that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval in connection with the Merger; and (4) the closing conditions in the Merger Agreement will be satisfied in a timely manner or at all. If the Merger is not completed or if there are significant delays in completing the planned acquisition, it could negatively affect the trading price of our common stock, adversely affect our future business and financial results and could result in our failure to realize certain synergies relating to such acquisition. Any failure to consummate the Merger could also result in a negative reaction from the financial markets, particularly if the current market prices reflect market assumptions that the Merger will be completed, which could cause the value of your investment to decline. In addition, if the acquisition does not close, we may be required to pay the $43.5 million termination fee currently held in a third party escrow.

We may not realize the revenue growth opportunities and cost synergies that are anticipated from the planned Merger as we may experience difficulties in integrating PCB's business with ours.

The benefits that are expected to result from the Merger will depend, in part, on our ability to realize the anticipated revenue growth opportunities and cost synergies as a result of the planned acquisition. Our success in realizing these revenue growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of PCB. There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition as sizable as PCB. The process of integrating operations could cause an interruption of, or loss of momentum in, our and PCB's activities. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our company, service existing customers, attract new customers and develop new products or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer. There can be no assurance that we will successfully or cost-effectively integrate PCB. The failure to do so could have a material adverse effect on our business, financial condition or results of operations.

Even if we are able to integrate PCB successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies that we currently expect from this integration, and we cannot guarantee that these benefits will be achieved within anticipated timeframes or at all. For example, we may not be able to eliminate duplicative costs. Moreover, we may incur substantial expenses in connection with the integration of PCB. While it is anticipated that certain expenses will be incurred to achieve cost synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the planned acquisition may be offset by costs incurred to, or delays in, integrating the businesses.

Our results of operations, cash flow or financial condition may be negatively impacted if we do not successfully integrate future acquisitions into our existing operations and if the performance of the businesses we acquire do not meet our expectations.

We have historically made strategic acquisitions of businesses in the industries where we operate, and will likely acquire additional businesses in the future as part of our long-term growth strategy. The success of future acquisitions, including PCB, depends in large part on our ability to integrate the operations and personnel of the acquired companies and manage challenges that may arise as a result of the acquisitions, particularly when the acquired businesses operate in new or foreign markets. In the event that we do not successfully integrate such future acquisitions into our existing operations so as to realize the expected return on our investment, our results of operations, cash flow or financial condition could be adversely affected.

If our financing for the Merger becomes unavailable, the acquisition may not be completed.

We intend to finance the acquisition with a combination of equity and new debt financing. On May 10, 2016, we entered into the Amended and Restated Commitment Letter with the Commitment Parties, providing us commitments with respect to financing to be utilized in connection with funding the Merger. In addition, concurrently with this offering, we are offering shares of our common stock pursuant to a separate prospectus supplement. However, the amount of common stock sold in that offering may increase or decrease based on market conditions relating to our common stock. In the event that the financing contemplated by each of the Amended and Restated Commitment Letter and the Common Stock Offering is not available, is available in less than the full amount or is available in a manner that requires us to utilize the Bridge Facility (as defined elsewhere in this prospectus supplement), necessary financing for the Merger may not be available on acceptable terms, in a timely manner or at all. The closing of the Merger is not conditioned on our ability to obtain financing. However, if alternative financing becomes necessary and we are unable to secure such alternative financing, we may not be able to complete the Merger and may be required to pay the $43.5 million termination fee currently held in a third party escrow.

We will incur significant transaction costs and merger-related integration costs in connection with the Merger.

We will incur significant costs in connection with the Merger, which we currently estimate to be between $31.0 million and $36.0 million. The substantial majority of these costs will be non-recurring expenses related to the Merger. These non-recurring costs and expenses are not reflected in the unaudited pro forma condensed consolidated statements of income included in this prospectus supplement. We may incur additional costs in the integration of PCB's business, and may not achieve cost synergies and other benefits sufficient to offset the incremental costs of the Merger.

The announcement and pendency of the Merger could impact or cause disruptions in our and PCB's businesses which could have an adverse effect on our business, financial condition or results of operations following the completion of the Merger.

The announcement and pendency of the Merger could cause disruption in our and PCB's businesses, including:

•
our and PCB's current and prospective customers and suppliers may experience uncertainty associated with the Merger, including with respect to current or future business relationships with us, PCB or the combined business and may attempt to negotiate changes in existing business;

•
our and PCB's employees may experience uncertainty about their future roles with us, which may adversely affect our and PCB's ability to retain and hire key employees;

•
the Merger may give rise to potential liabilities; and

•
the attention of our management and that of PCB may be directed toward the completion and implementation of the Merger and transaction-related considerations and may be diverted from the day-to-day business operations of the respective companies.

In connection with the Merger, we could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger, as described in more detail above. The disruption to PCB's business could be exacerbated by a delay in the completion of the Merger.

If we are unable to manage our expected growth, our business, financial condition and cash flows could be materially and adversely affected.

We have expanded, and expect to continue to expand, our operations, including through the Merger. The growth of our business and, if acquired, PCB's business, could place significant strain on our management and operational and financial resources. Management will need to maintain existing customers and attract new customers. To manage our future growth, we could be required to improve existing or implement new operational or financial systems, procedures and controls or expand, train and manage a growing employee base. Our failure to accomplish any of these tasks could materially and adversely affect our business.

The debt we expect to incur in connection with the Merger could have a negative impact on our liquidity or restrict our activities.

As of April 2, 2016, we had approximately $21.4 million of indebtedness outstanding. If the Merger is consummated, we currently expect that our outstanding indebtedness would be approximately $514 million as of the closing of the Merger. The New Senior Credit Facilities, the Bridge Facility, if funded, the debt securities issued in connection with this offering, and the instruments governing our other indebtedness contain or will contain, as applicable, various covenants that limit our ability to engage in specified types of transactions. Our overall leverage and the terms of our financing arrangements could:

•
limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•
make it more difficult to satisfy our obligations under the terms of our indebtedness;

•
limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•
limit our flexibility to plan for and adjust to changing business and market conditions in the industries in which we operate and increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a substantial portion of our cash flow to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future acquisitions, working capital, business activities, and other general corporate requirements;

•
limit our ability to obtain additional financing for working capital, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward; and

•
subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage and may reduce our flexibility in responding to increased competition.

In addition, the restrictive covenants would require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests will depend on our ongoing financial and operating performance, which, in turn, will be subject to economic conditions and to financial, market, and competitive factors, many of which are beyond our control. A breach of any of these covenants could result in a default under the instruments governing our indebtedness.

The historical and unaudited pro forma condensed consolidated financial information included in this prospectus supplement only give effect to the acquisition of PCB and are presented for illustrative purposes only, and may not be an indication of our financial condition or results of operations after giving effect to the Merger and accordingly, you have limited financial information on which to evaluate the combined company in your investment decision.

The unaudited pro forma condensed consolidated financial information contained in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of our financial condition or results of operations following the Merger, as applicable, for several reasons. See "Unaudited Pro Forma Condensed Consolidated Financial Information" included in this prospectus supplement. Our actual financial condition and results of operations following the Merger may not be consistent with, or evident from, the unaudited pro forma condensed consolidated financial information. In addition, the assumptions used in preparing the unaudited pro forma condensed consolidated financial information may not prove to be accurate, and other factors not accounted for in the unaudited pro forma condensed consolidated financial information may affect our financial condition or results of operations following the Merger.

PCB may have liabilities that are not known, probable or estimable at this time.

As a result of the Merger, PCB will become our subsidiary and it will remain subject to all of its liabilities. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of PCB. In addition, there may be liabilities that are neither probable nor estimable at this time that may become probable or estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our financial results. We may learn additional information about PCB that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

Without limitation to the generality of the foregoing, PCB is subject to various rules, regulations, laws and other legal requirements, enforced by governments or other public authorities. Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by any of PCB's directors, officers, employees or agents could have a significant impact on PCB's business and reputation and could subject PCB to fines and penalties, criminal, civil and administrative legal sanctions and suspension from contracting (including with public bodies), resulting in reduced revenues and profits. Such misconduct could include the failure to comply with regulations prohibiting bribery, regulations on lobbying or similar activities, control over financial reporting, environmental laws and any other applicable laws or regulations.

Upon completion of the Merger, we may become subject to additional risks and uncertainties relating to PCB and its business.

Following the Merger, we will be subject to additional risks associated with PCB, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. The integration process may be complex, costly and time-consuming, as PCB is not currently operating as a public company. The difficulties of integrating the businesses include, among others:

•
failure to implement our business plan for the combined business;

•
unanticipated issues in integrating equipment, logistics, information, communications and other systems;

•
possible inconsistencies in standards, controls, contracts, procedures and policies;

•
impacts of change in control provisions in contracts and agreements;

•
failure to retain key customers and suppliers;

•
unanticipated changes in applicable laws and regulations;

•
failure to recruit and retain key employees to operate the combined business;

•
increased competition within the industries in which PCB operates;

•
inherent operating risks in the business;

•
unanticipated issues, expenses and liabilities;

•
additional reporting requirements pursuant to applicable rules and regulations;

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additional requirements relating to internal control over financial reporting; and

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unfamiliarity with operating in many of the countries in which MTS currently operates.

If we fail to consummate the Merger, we may redeem the purchase contracts for an amount of cash and/or a number of shares of our common stock (depending on the price of our common stock at the time of redemption), which could adversely affect you.

If the Merger is not consummated for any reason prior to October 31, 2016, we may redeem all, but not less than all, of the outstanding purchase contracts included in the Units, by delivering notice on or after October 31, 2016, and on or prior to the fifth business day thereafter. We will pay a redemption price to be determined based on the our common stock price at that time in cash or in shares of our common stock in accordance with the terms of the purchase contracts. If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes.

Upon redemption of the purchase contracts included in the Units or separate purchase contracts in connection upon a merger termination redemption, our common stock may incur immediate net tangible book value dilution on a per share basis.

Risks related to our business

Our business is significantly international in scope and therefore involve several risks.

We have manufacturing facilities in North America, Europe and Asia. Sales outside of the United States, including export sales from U.S. business locations, accounted for approximately 75% of our revenue in fiscal year 2015. Accordingly, our business is subject to the political, economic and other risks that are inherent in operating in foreign countries. These risks include, but are not limited to:

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exposure to the risk of currency value fluctuations, where payment for products is denominated in a currency other than U.S. dollars;

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variability in the U.S. dollar value of foreign currency-denominated assets, earnings and cash flows;

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difficulty enforcing agreements, including patent and trademarks, and collecting receivables through foreign legal systems;

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trade protection measures and import or export licensing requirements;

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tax rates in certain foreign countries that exceed those in the U.S. and the imposition of withholding requirements on foreign earnings;

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higher danger of terrorist activity, war or civil unrest, compared to domestic operations;

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imposition of tariffs, exchange controls or other restrictions;

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difficulty in staffing and managing global operations;

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required compliance with a variety of foreign laws and regulations and U.S. laws and regulations, such as the Foreign Corrupt Practices Act applicable to our international operations and significant compliance costs and penalties for failure to comply with any of these laws and regulations; and

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changes in general economic and political conditions in countries where we operate, particularly in emerging markets.

Volatility in the global economy could adversely affect our financial results.

Long-term disruptions in the capital and credit markets would likely adversely affect our customers' operations and financing of both our international and U.S. customers and could therefore result in a decrease in orders. In addition, during periods of economic uncertainty, our customers' spending patterns and financing availability could be negatively impacted, reducing demand for our products and services and in turn adversely affecting our financial results.

Fluctuations in foreign currency exchange rates could adversely affect our financial results.

Although our financial results are reported in U.S. dollars, a large portion of our sales and operating costs are realized in Euros, the Japanese Yen, the Chinese Yuan and other foreign currencies. Our profitability is affected by movements of the U.S. dollar against these currencies in which we generate revenues and incur expenses. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on financial results. During times of a strengthening U.S. dollar, our reported sales and earnings from our international operations will be lower because the applicable local currency will translate into fewer U.S. dollars. Significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of the U.S. dollar, Euro or Japanese Yen, could have an adverse effect on our results of operations and financial condition given that approximately 75% of our revenue has historically been derived from customers outside of the United States. As further described below, our fiscal year 2015 results and our six-month interim results ended April 2, 2016 were negatively impacted by currency translation.

Our business is subject to strong competition.

Our products are sold in competitive markets throughout the world. Competition is based on application knowledge, product features and design, brand recognition, reliability, technology, breadth of product offerings, price, delivery, customer relationships and after-market support. If we are not perceived as competitive in overall value as measured by these criteria, our customers would likely choose solutions offered by our competitors or developed internally, thereby adversely impacting our business and financial results.

Our business is subject to customer demand cycles which may adversely affect our business, financial condition and cash flows.

For many of our products, orders are subject to customers' procurement cycles and their willingness and ability to invest in capital, especially in the cyclical automotive, aircraft and machine tool industries. Any event that adversely impacts those customers' new product development activities may reduce their demand for our products thereby adversely affecting our business, financial condition and cash flows.

We may experience difficulty obtaining materials or components for our products, or the cost of materials or components may increase.

We purchase materials and components from third-party suppliers, some of whom may be competitors. Other materials and components may be provided by a limited number of suppliers or by sole sources and could only be replaced with difficulty or at significant added cost. Additionally, some materials or components may become scarce or difficult to obtain in the market or they may increase in price. This could adversely affect the lead-time within which we receive the materials or components, and in turn affect our commitments to our customers, or could adversely affect the material cost or quality.

Interest rate fluctuations could adversely affect our financial results.

Significant changes in interest rates may affect our business in several ways, depending on our financial position and short-term financing needs. We may, at times, use debt to purchase shares of our common stock, finance working capital needs or finance the growth of the business through acquisitions. Fluctuations in interest rates can increase borrowing costs. We have not elected to mitigate this risk since our borrowings are typically outstanding for a short period of time. Increases in short-term interest rates may directly impact the amount of interest we are required to pay and reduce earnings accordingly. Conversely, lower interest rates will adversely impact the interest we earn on cash and short-term investments.

We have identified material weaknesses in our internal control over financial reporting. If our remedial measures are insufficient to address the material weaknesses, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements, which could adversely affect our stock price and could negatively impact our results of operations.

As of October 3, 2015, we concluded that there were material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Material weaknesses related to our risk assessment, information and communications and monitoring components with respect to the revenue process, control activities over identification of deliverables contained in multiple element revenue arrangements and control activities over timely closure of revenue projects and release of residual accrued costs have been identified and included in Management's Annual Report on Internal Control Over Financial Reporting.

While we are committed to remediating the control deficiencies that gave rise to the material weaknesses, there can be no assurances that our remediation efforts will be successful or that we will be able to prevent future control deficiencies (including material weaknesses) from happening that could cause us to incur unforeseen costs, negatively impact our results of operations, cause our consolidated financial results to contain material misstatements, cause the market price of our common stock to decline, damage our reputation or have other potential material adverse consequences. We continue to implement procedures and processes to remediate the material weaknesses identified as part of our annual controls assessment for the fiscal year ended October 3, 2015.

The changes we are making in Test processes and operating systems may not deliver the results we require for growth of the business.

We continue to invest in our Test operating model and modify our business processes and systems. We have restructured the business to make it a more scalable business model. Successful implementation of these initiatives is critical to our growth. However, we are not certain that these initiatives will deliver the results we require for the growth of our business.

Our business operations may be affected by government contracting risks.

Government business is important to us. Revenue from U.S. Government contracts varies by year. Such revenue as a percentage of our total revenue was approximately 3%, 5% and 5% for fiscal years 2015, 2014 and 2013, respectively.

We must comply with procurement laws and regulations relating to the formation, administration and performance of U.S. Government contracts. Failure to comply with these laws and regulations could lead to suspension or debarment from U.S. Government contracting or subcontracting and result in administrative, civil or criminal penalties. Failure to comply could also have a material adverse effect on our reputation, our ability to secure future U.S. Government contracts and export control licenses and our results of operations and financial condition. These laws and regulations also create compliance risks and affect how we do business with federal agency clients. U.S. Government contracts, as well as contracts with certain foreign governments with which we do business, are also subject to modification or termination by the government, either for the convenience of the government or for default as a result of our failure to perform under the applicable contract. Further, any investigation relating to, or suspension or debarment from, U.S. Government contracting could have a material impact on our results of operations as, during the duration of any suspension or debarment, we would be prohibited or otherwise limited in our ability to enter into prime contracts or subcontracts with U.S. Government agencies, certain entities that receive U.S. Government funds or that are otherwise subject to the Federal Acquisition Regulations, and certain state government or commercial customers who decline to contract with suspended or debarred entities. A federal suspension could also impact our ability to obtain export control licenses, which have material importance to our business.

We are subject to risks because we design and manufacture first-of-a-kind products.

We design and build systems that are unique and innovative and, in some cases, the first created to address complex and unresolved issues. The design, manufacture and support of these systems may involve higher than planned costs. If we are unable to meet our customers' expectations, our reputation and ability to utilize our expertise will likely be damaged.

The backlog, sales, delivery and acceptance cycle for many of our products is irregular and may not develop as anticipated.

Many of our products have long sales, delivery and acceptance cycles. In addition, our backlog is subject to order cancellations and our sales arrangements typically do not include specific cancellation provisions. If an order is cancelled, we typically would only be entitled to receive reimbursement from the customer for actual costs incurred under the arrangement plus a reasonable margin. Events may cause recognition of orders, backlog and results of operations to be aberrant over shorter periods of time. These factors include the timing of individual large orders which may be impacted by interest rates, customer capital spending and product development cycles, design and manufacturing problems, capacity constraints, delays in product readiness, damage or delays in transit, problems in achieving technical performance requirements and various customer-initiated delays. Any such delay may cause fluctuation in our reported periodic financial results.

The business could be adversely affected by product liability and commercial litigation.

Our products or services may be claimed to cause or contribute to personal injury or property damage to our customers' facilities. Additionally, we are, at times, involved in commercial disputes with third parties, such as customers, vendors and others. The ensuing claims may arise singularly, in groups of related claims or in class actions involving multiple claimants. Such claims and litigation are frequently expensive and time-consuming to resolve, may result in substantial liability to us, which liability and related costs and expenses may not be recoverable through insurance or other forms of reimbursement.

We may experience difficulties obtaining and retaining the services of skilled employees.

We rely on knowledgeable, experienced and skilled technical personnel, particularly engineers, sales management and service personnel, to design, assemble, sell and service our products. We may be unable to attract, retain and motivate a sufficient number of such people, which could adversely affect our business. The inability to transfer knowledge and transition between roles within these teams could also adversely affect our business.

We may fail to protect our intellectual property effectively or may infringe upon the intellectual property of others.

We have developed significant proprietary technology and other rights that are used in our businesses. We rely on trade secret, copyright, trademark and patent laws and contractual provisions to protect our intellectual property. While we take enforcement of these rights seriously, other companies, including competitors or others in markets in which we do not participate, may attempt to copy or use our intellectual property for their own benefit.

In addition, the intellectual property of others also has an impact on our ability to offer some of our products and services for specific uses or at competitive prices. Competitors' patents or other intellectual property may limit our ability to offer products and services to our customers. Any infringement on the intellectual property rights of others could result in litigation and adversely affect our ability to continue to provide, or could increase the cost of providing, products and services.

Intellectual property litigation is very costly and could result in substantial expense and diversions of our resources, both of which could adversely affect our businesses, financial condition and results. In addition, there may be no effective legal recourse against infringement of our intellectual property by third parties, whether due to limitations on enforcement of rights in foreign jurisdictions or as a result of other factors.

If we are unable to protect our information systems against misappropriation of data or breaches of security, our business operations and financial results could be adversely impacted.

Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of cyber-attacks. Although we strive to have appropriate security controls in place, prevention of security breaches cannot be assured, particularly as cyber threats continue to evolve. We may be required to expend additional resources to continue to enhance our security measures or to investigate and remediate any security vulnerabilities. The consequences of these risks could adversely impact our business operations and financial results.

Government regulation imposes costs and other constraints which may adversely affect our business and financial condition.

Our manufacturing operations and past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign laws and regulations, including laws and regulations pertaining to environmental health and safety matters, as well as the use, handling, release or discharge of hazardous materials. We expect to continue to incur costs to comply with these laws, and may incur penalties for any failure to do so. These laws may also change in such a way as to require us to incur unexpected new costs or require us to modify our business model. We may also be identified as a responsible party and be subject to liability relating to any investigation and clean-up of properties used for industrial purposes or the generation or disposal of hazardous substances. Some of our export sales require approval from the U.S. government. Changes in political relations between the U.S. and foreign countries and/or specific potential customers for which export licenses may be required, may cause a license application to be delayed or denied, or a previously issued license withdrawn, rendering us unable to complete a sale, or vulnerable to competitors who do not operate under such restrictions. Capital expenditures for environmental compliance were not material in fiscal year 2015, and we do not expect such expenditures will be material in fiscal year 2016 but the factors described above may cause our estimates to differ from our expectations.

We have been required to conduct a good faith reasonable country of origin analysis on our use of "conflict minerals," which has imposed and may impose additional costs on us and could raise reputational and other risks.

The SEC has promulgated final rules in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding disclosure of the use of certain minerals, known as conflict minerals, mined from the Democratic Republic of the Congo and adjoining countries. While there is pending litigation challenging these rules, we have incurred and will continue to incur costs associated with complying with these disclosure requirements, including costs to determine the source of any conflict minerals used in our products. We have adopted a policy relating to conflict minerals, incorporating the standards set forth in the Organisation for Economic Co-Operation and Development Due Diligence Guidance, which affect the sourcing, supply, and pricing of materials used in our products. As we continue our due diligence, we may face reputational challenges if we are unable to verify the origins for all metals used in our products through the procedures we have and may continue to implement. We may also encounter challenges in our efforts to satisfy customers that may require all of the components of products purchased to be certified as conflict free. If we are not able to meet customer requirements, customers may choose to disqualify us as a supplier.

We may not achieve our growth plans for the expansion of our business.

In addition to market penetration, our long-term success depends on our ability to expand our business through (a) new product development and service offerings; (b) mergers and acquisitions; and/or (c) geographic expansion.

New product development and service offerings require that we maintain our ability to improve existing products, continue to bring innovative products and services to market in a timely fashion and adapt products and services to the needs and standards of current and potential customers. Our products and services may become less competitive or eclipsed by technologies to which we do not have access or which render our solutions obsolete.

Mergers and acquisitions will be accompanied by risks that may include:

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suitable candidates may not exist or may not be available at acceptable costs;

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failure to achieve the financial and strategic goals for the acquired and combined businesses;

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difficulty integrating the operations and personnel of the acquired businesses;

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disruption of ongoing business and distraction of management from the ongoing business;

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dilution of existing shareholders and earnings per share;

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unanticipated, undisclosed or inaccurately assessed liabilities, legal risks and costs; and

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difficulties retaining the key vendors, customers or employees of the acquired business.

Acquisitions of businesses having a significant presence outside the U.S. will increase our exposure to the risks of international operations discussed in the operational risk factors.

Geographic expansion may be outside of the U.S., and hence will be disproportionately subject to the risks of international operations discussed in the operational risk factors.

We may be required to recognize impairment charges for long-lived assets.

As of October 3, 2015, the net carrying value of long-lived assets (property and equipment, goodwill and other intangible assets) totaled approximately $127.8 million. We periodically assess the value of these assets for impairment in accordance with generally accepted accounting principles. Significant negative industry or economic trends, disruptions to our businesses, significant unexpected or planned changes in use of the assets, divestitures and market capitalization declines may result in impairments to goodwill and other long-lived assets. No impairment was identified in fiscal year 2015. Future impairment charges could significantly affect results of operations in the periods for which any such impairment charges are recognized.

Risks relating to this offering and ownership of the units, separate purchase contracts, separate amortizing notes and common stock

There can be no assurance that the Merger will be completed.

This offering is not conditioned on completion of the Merger. If the Merger is not completed, none of the transactions described under "The Transactions," other than this offering and the concurrent Common Stock Offering, if completed, will occur and the other aspects of MTS's current capital structure will remain in place as described in the documents incorporated by reference herein.

If we fail to consummate the Merger, we may redeem the purchase contracts for an amount of cash and/or a number of shares of common stock (depending on the price of common stock at the time of redemption) with a value that may not adequately compensate you for any lost option value.

If the Merger is not consummated for any reason prior to October 31, 2016, we may redeem all, but not less than all, of the outstanding purchase contracts included in the Units by delivering notice on or after October 31, 2016 and on or prior to the fifth business day thereafter. We will pay a redemption amount to be determined based on the common stock price at that time in cash or in shares of common stock in accordance with the terms of the purchase contracts (as described under "Description of the Purchase Contracts—Merger Termination Redemption"). If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes. The redemption amount that you receive upon a merger termination redemption (as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder") may not adequately compensate you for any lost option value of the purchase contracts. In addition, if the Merger terminates for any reason, the net proceeds of this offering and of the concurrent Common Stock Offering, if completed, will not be used to consummate such acquisition. Instead, we intend to use the net proceeds from this offering and the concurrent Common Stock Offering, if completed, for general corporate purposes, including strategic investments and acquisitions.

Upon redemption of the purchase contracts included in Units or separate purchase contracts in connection upon a merger termination redemption, common stock may incur immediate net tangible book value dilution on a per share basis.

You will bear the risk that the market value of MTS's common stock may decline.

The market price for common stock has been and may continue to be volatile. As the price of common stock on the NASDAQ Global Select Market constantly changes, it is impossible to predict whether the price of our common stock will rise or fall. Trading prices of common stock will be influenced by our financial conditions, operating results and prospects and by economic, financial and other factors, such as prevailing interest rates, interest rate volatility and changes in our industry and competitors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market, or the perception that such sales could occur, could affect the price of shares of common stock.

The purchase contracts, pursuant to which we will deliver to you shares of common stock, are components of the Units. The number of shares of common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date (subject to earlier settlement), whether as a component of a Unit or a separate purchase contract, will depend upon the applicable market value, which is equal to the average of the daily volume weighted average prices, or daily VWAPs, of common stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 1, 2019. There can be no assurance that the market value of the common stock received by you will be equal to or greater than the reference price of $42.00. If the applicable market value of common stock is less than the reference price, then the aggregate market value of the common stock issued to you on the mandatory settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the initial purchase price of the Units. Therefore, you assume the entire risk that the market value of common stock may decline before the mandatory settlement date, early settlement date, fundamental change early settlement date, merger redemption settlement date or early mandatory settlement date, as applicable. Any decline in the market value of common stock, and therefore the Units, may be substantial.

The opportunity for equity appreciation provided by an investment in the Units is less than that provided by a direct investment in common stock.

The aggregate market value of common stock delivered to you upon settlement of a purchase contract on the mandatory settlement date generally will exceed the $100 stated amount of each Unit only if the applicable market value of common stock exceeds the threshold appreciation price. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in common stock. If the applicable market value exceeds the reference price but is less than or equal to the threshold appreciation price, you will realize no equity appreciation on common stock above the reference price. Furthermore, if the applicable market value exceeds the threshold appreciation price, you would receive only a portion of the appreciation in the market value of the shares of common stock you would have received had you purchased shares of common stock with $100 at the public offering price in the concurrent Common Stock Offering. See "Description of the Purchase Contracts—Delivery of Common Stock" for a table showing the number of shares of common stock that you would receive at various applicable market values.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for common stock, the general level of interest rates and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of common stock, interest rates or our credit quality will rise or fall. Trading prices of the common stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these "Risk Factors."

In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, can affect the price of common stock, as can sales by us or our shareholders of substantial amounts of common stock in the market after the offering of the Units or the perception that those sales could occur.

The market for common stock likely will influence, and be influenced by, any market that develops for the Units or the separate purchase contracts. For example, investors' anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of common stock and increase the volatility of the common stock price, which could in turn depress the price of the Units or the separate purchase contracts. The price of common stock also could be affected by sales of such common stock by investors who view the Units as a more attractive means of equity participation in MTS and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and the common stock. The arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and the common stock.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Units.

We expect that purchasers of the Units may employ, or seek to employ, an equity-linked arbitrage strategy with respect to the Units. Investors would typically implement such a strategy by selling short the common stock underlying the Units and dynamically adjusting their short position while continuing to hold the Units. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. The SEC and other regulatory and self-regulatory authorities have implemented rules and may adopt additional rules or take other actions (including as a result of the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, current Rule 201 of SEC Regulation SHO generally restricts the price at which a short sale may be effected when the price of a "covered security" (including our common stock) triggers a "circuit breaker" by falling 10% or more from the security's closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, then for the remainder of the day and the following day, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Units to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Units.

In addition, if investors and potential purchasers seeking to employ an equity-linked arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case, on commercially reasonable terms, the trading price and liquidity of the Units may be adversely affected.

We may not be able to settle or redeem your purchase contracts and deliver shares of common stock, or make payments on the amortizing notes or repurchase the amortizing notes, in the event that we file for bankruptcy.

Pursuant to the terms of the purchase contract agreement, your purchase contracts will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to MTS. A bankruptcy court may prevent us from delivering common stock to you in settlement or redemption of your purchase contracts. In such circumstances or if for any other reason the accelerated purchase contracts are not settled by the delivery of common stock, we expect that your resulting claim for damages will rank equally with the claims of holders of common stock, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery. See "Description of the Purchase Contracts—Consequences of Bankruptcy."

In addition, with respect to the amortizing notes, bankruptcy law and bankruptcy related court orders generally prohibit the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If MTS becomes a debtor in a bankruptcy case, so long as the case was pending, you would likely not receive timely installment payments under, or, if you exercised your right to require repurchase following a merger termination redemption or early mandatory settlement, receive any repurchase price on, the amortizing note component of the Units.

Additional issuances of equity securities, including pursuant to settlement or redemption of the purchase contracts included in the Units, would dilute the ownership of existing stockholders and could reduce our earnings per share, and may cause the common stock price, and therefore cause the market price of the Units, to decline, which may negatively impact your investment.

We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions, settlement or redemption of the purchase contracts included in the Units or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

Issuances of substantial numbers of additional shares of common stock, including in connection with future acquisitions, if any, or the perception that such issuances could occur, may cause prevailing market prices for the common stock, and therefore cause the market price of the Units, to decline, which may negatively impact your investment.

You may receive shares of common stock upon settlement or redemption of the purchase contracts that are lower in value than the price of the common stock just prior to the mandatory settlement date or merger redemption settlement date, as the case may be.

Because the applicable market value or redemption market value, as the case may be, of the common stock is determined over the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 1, 2019 or the scheduled merger redemption settlement date, as the case may be, the number of shares common stock delivered on the mandatory settlement date or merger redemption settlement date, as the case may be, for each purchase contract may be greater than or less than the number that would have been delivered based on the price of the common stock on the last trading day in such 20 consecutive trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts early, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early at any time beginning on, and including, the business day immediately following the date of initial issuance of the Units until 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding July 1, 2019. However, if you settle your purchase contracts prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding July 1, 2019, you will receive for each purchase contract a number of shares of common stock equal to: (i) if you settle purchase contracts prior to 5:00 p.m., New York City time, on July 1, 2017, 1.7857, which is 90% of the minimum settlement rate, and (ii) if you settle purchase contracts commencing on July 2, 2017, the minimum settlement rate, regardless of the current market value of the common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change in which case you will be entitled to settle your purchase contracts at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Upon issuance of the Units, the common stock will incur immediate dilution.

Upon issuance of the Units, which includes a purchase contract component, the common stock will incur immediate and substantial net tangible book value dilution on a per share basis.

If you purchase Units in this offering, you will effectively incur immediate and substantial dilution in the book value of the underlying shares of common stock.

If you purchase Units in this offering, the value of the underlying shares based on our actual book value will immediately be less than the effective offering price you paid. As a result, investors purchasing Units in this offering may receive significantly less than the purchase price paid in this offering in the event of liquidation. Investors will incur additional dilution upon the exercise of stock options or other equity-based awards under our equity incentive plans and the issuance of equity securities in connection with transactions that we may pursue. In addition, if we issue additional equity securities, including options, warrants, preferred stock or convertible securities, in the future to acquired entities and their equity holders, our business associates, or other strategic partners or in follow-on public and private offerings, the newly issued equity securities will further dilute your percentage ownership of us.

We may issue additional shares of common stock, which may dilute the value of common stock but may not trigger an antidilution adjustment under the terms of the purchase contracts.

The trading price of common stock may be adversely affected if we issue additional shares of common stock. The number of shares of common stock issuable upon settlement or redemption of the purchase contracts is subject to adjustment only for certain events, including, but not limited to, the issuance of stock dividends on common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers. The number of shares of common stock deliverable upon settlement or redemption is not subject to adjustment for other events that may adversely affect the value of common stock, such as employee stock options grants, offerings of common stock for cash (including under the concurrent Common Stock Offering), certain exchanges of common stock for other MTS securities or in connection with acquisitions and other transactions. The terms of the Units do not restrict our ability to offer the common stock in the future or to engage in other transactions that could dilute the common stock, which may adversely affect the value of the Units and separate purchase contracts.

The fundamental change early settlement rate may not adequately compensate you.

If a "fundamental change" occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost option value of your purchase contracts as a result of the early settlement, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $125.00 per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change".

MTS's obligation to settle the purchase contracts at the fundamental change early settlement rate or redeem the purchase contracts pursuant to a merger termination redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The amortizing notes will not provide holders with the right to require the Company to repurchase them upon a fundamental change.

The indenture governing the amortizing notes does not provide holders of amortizing notes with any right to require us to repurchase such notes upon the occurrence of certain events that would constitute a "fundamental change" as defined under "Description of the Purchase Contracts." Accordingly, holders of our amortizing notes will bear the risk that any such fundamental change occurs and adversely affects our capital structure, credit ratings or the value of the amortizing notes.

Until the purchase contracts are settled with, or redeemed for, common stock, you are not entitled to any rights with respect to common stock, but you are subject to all changes made with respect to common stock.

Until the date on which you are treated as the record holder of common stock (as described below) on account of a redemption or settlement of the purchase contracts for or with, as the case may be, common stock, you are not entitled to any rights with respect to common stock, including voting rights and rights to receive any dividends or other distributions on common stock, but you are subject to all changes affecting the common stock. You will become the record holder of any shares of common stock issuable upon settlement or redemption of the purchase contracts only as follows:

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in the case of (x) settlement of purchase contracts on the mandatory settlement date or (y) a merger termination redemption if the merger termination stock price is greater than the reference price and we elect to pay cash in lieu of a portion, but not all, of any shares of common stock that would otherwise be included in the redemption amount, as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value or redemption market value, as the case may be, is determined;

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in the case of settlement of purchase contracts in connection with any early settlement at the holder's option, as of 5:00 p.m., New York City time, on the early settlement date;

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in the case of settlement of purchase contracts following exercise of a holder's fundamental change early settlement right, as of 5:00 p.m., New York City time, on the fundamental change early settlement date;

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in the case of settlement of purchase contracts following exercise by us of our early mandatory settlement right, as of 5:00 p.m., New York City time, on the notice date; and

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in the case of a merger termination redemption where we elect (or are deemed to have elected) to settle the redemption amount solely by delivering shares of common stock, as of 5:00 p.m., New York City time, on the date of the merger redemption notice.

For example, in the event that an amendment is proposed to MTS's certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date specified above on which you are treated as the record holder of the shares of common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of common stock once you become a stockholder.

The market price of the common stock may be volatile and you could lose all or part of your investment.

Volatility in the market price of the common stock could materially reduce our stock price, and therefore cause the market price of the Units to decline. Furthermore, the value of your investment may decline, and you may be unable to sell your Units at or above the offering price. During the period from September 28, 2014 to June 9, 2016, MTS's closing common stock price has fluctuated from a high of $78.90 per share to a low of $41.72 per share. The market price of the common stock has fluctuated significantly in the recent past and could fluctuate significantly in the future for various reasons, which include:

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actual or anticipated fluctuations in our quarterly or annual earnings or those of other companies in our industry;

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strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

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changes in market valuations or operating performance of our competitors or companies similar to ours;

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additions and departures of key personnel;

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variance in our financial performance from the expectations of market analysts, including changes in earnings estimates or recommendations by research analysts who track the common stock or the stocks of other companies in our industry;

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changes in expectations as to our future financial performance, including financial estimates by research analysts and investors;

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changes in accounting standards, policies, guidance, interpretations or principles applicable to our business;

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general global macroeconomic conditions;

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economic, financial, geopolitical, regulatory or judicial events that affect us or financial markets generally; and

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risks enumerated elsewhere in this section, including relating to consummation of the Merger.

In addition, in recent years, the global equity markets have experienced substantial price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies including us and the companies in our industry. The price of common stock, and therefore the Units, could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce the stock price, and therefore cause the market price of the Units to decline.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

The Units will be new securities for which there is no established trading market. We do not intend to apply for a listing of the Units on any securities exchange or automated inter-dealer quotation system. We cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), or that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We do not intend and are not required to list such separate purchase contracts and amortizing notes on any securities exchange or automated inter-dealer quotation system. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement among us, the purchase contract agent and the trustee will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

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disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

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provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

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the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

MTS's substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under such indebtedness.

After the Merger and the Financing Transactions, we will have a significant amount of indebtedness. We currently expect that our outstanding indebtedness would be approximately $514 million as of the closing of the Merger.

Subject to the limits contained in the credit agreement governing our current credit facility and the credit agreement that will govern our Senior Secured Credit Facilities and our other debt instruments, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important negative consequences to the holders of the Units or any separated amortizing notes, including:

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making it more difficult to satisfy our obligations with respect to the amortizing notes and our other outstanding debt;

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limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate requirements;

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requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

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increasing our vulnerability to general adverse economic and industry conditions;

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exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the Senior Secured Credit Facilities, are at variable rates of interest;

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limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

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placing us at a disadvantage compared to other, less leveraged competitors; and

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increasing our cost of borrowing.

In addition, the credit agreement governing our current credit facility and the credit agreement that will govern our Senior Secured Credit Facilities contains restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our amortizing notes and all our other debt and foreclose on the assets securing such debt, if any.

The amortizing notes are unsecured obligations and will be junior to any secured indebtedness of ours to the extent of the collateral securing such indebtedness.

The amortizing notes will not be secured by any of our assets and will be junior to any secured indebtedness of ours. Accordingly, in the event of our bankruptcy, liquidation or any similar proceeding, our assets which serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured indebtedness we may have before any payments are made on the amortizing notes.

After the Merger and the Financing Transactions, we will have a significant amount of indebtedness. We currently expect that our outstanding indebtedness would be approximately $514 million as of the closing of the Merger.

The indenture will not contain any limitation on our ability to incur additional indebtedness, including indebtedness that is senior indebtedness or that is secured by our assets.

The amortizing notes will be structurally subordinated to indebtedness of our subsidiaries.

The amortizing notes will be structurally subordinated to the indebtedness (including trade payables) of any subsidiary of ours to the extent of the value of their assets, and holders of the amortizing notes will not have any claim as a creditor against any such subsidiary. In addition, the indenture under which the amortizing notes will be issued permits, our subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of liabilities (such as trade payables) that may be incurred by them. At April 2, 2016, the subsidiaries of MTS Systems had $76.6 of outstanding liabilities, including trade payables, but excluding intercompany obligations.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the amortizing notes.

Any default under the agreements governing our other indebtedness and the remedies sought by the holders of such indebtedness, could prevent us from paying principal of, and interest on, the amortizing notes (including, without limitation, installment payments) and substantially decrease the market value of the amortizing notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our other indebtedness, or if we otherwise fail to comply with the various covenants in our debt instruments, we could be in default under the terms of the agreements governing our other indebtedness. In the event of such default:

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the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; and/or

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we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to amend or modify the agreements governing our indebtedness or seek concessions from the holders of such indebtedness.

The common stock underlying the Units is equity and is subordinate to our existing and future indebtedness.

Shares of common stock are equity interests in us and do not constitute indebtedness. As such, shares of common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in a liquidation. Upon liquidation, lenders and holders of our debt securities would receive distributions of our available assets prior to holders of common stock.

The U.S. federal income tax consequences relating to the Units are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the Units are uncertain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) holders could be required to recognize as income the entire amount of each payment on the amortizing notes (rather than treating a portion as a tax-free return of principal) and (ii) payments made to non-U.S. Holders (as defined below under "Material United States federal income tax consequences") on the amortizing notes, including payments denominated as principal, could potentially be subject to U.S. federal withholding tax. No ruling is being requested from the Internal Revenue Service ("IRS") with respect to the Units, and no assurance can be given that the IRS will agree with the conclusions expressed below under "Material United States federal income tax consequences." Prospective investors should consult their tax advisors regarding the tax considerations discussed thereunder and the potential alternative tax characterizations of the Units.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The settlement rates of the purchase contracts are subject to adjustment in certain circumstances, including, without limitation, the payment of certain cash dividends and upon a fundamental change. If the settlement rates are adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined in "Material United States federal income tax consequences"), such deemed dividend will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. See "Material United States federal income tax consequences." Holders should consult their tax advisors regarding the tax consequences of receiving deemed distributions.

We may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of our early mandatory settlement right or in connection with a merger termination redemption, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.

If we elect to exercise our early mandatory settlement right or effect a merger termination redemption, holders of the amortizing notes will have the right to require us to repurchase the amortizing notes on the repurchase date at the repurchase price described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder." However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of amortizing notes surrendered for repurchase. In addition, our ability to pay the repurchase price for the amortizing notes may be limited by agreements governing our current and future indebtedness. Our failure to repurchase amortizing notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our indebtedness outstanding at that time. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and the repurchase price for the amortizing notes.

Certain provisions of Minnesota law may make a takeover of our company more difficult, depriving shareholders of opportunities to sell shares at above-market prices.

Certain provisions of Minnesota law may have the effect of discouraging attempts to acquire us without the approval of our board of directors. Section 302A.671 of the Minnesota statutes, with certain exceptions, requires approval of any acquisition of the beneficial ownership of 20% or more of our voting stock then outstanding by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable by us at their then-fair market value within 30 days after the acquiring person failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person's shares. Section 302A.673 of the Minnesota statutes generally prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which includes any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of disinterested members of our board of directors before the interested shareholder's share acquisition date. Consequently, our common shareholders may lose opportunities to sell their stock for a price in excess of the prevailing market price due to these protective measures.

The capped call transactions may affect the value of the Units and our common stock.

In connection with the pricing of the Units, we entered into capped call transactions with an affiliate of J.P. Morgan Securities LLC and an affiliate of Wells Fargo Securities, LLC. The capped call transactions are expected to reduce the potential dilution to our common stock upon any settlement of the purchase contracts with such reduction subject to a cap. If the initial purchasers exercise their option to purchase additional Units, we may enter into additional capped call transactions.

In connection with establishing their initial hedges of the capped call transactions, we expect that the option counterparties (and/or their respective affiliates):

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will enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Units; and

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may unwind these various derivative transactions and purchase shares of our common stock in open market transactions shortly following the pricing of the Units.

These activities could have the effect of increasing, or reducing the size of a decline in, the market price of our common stock or the trading price of the purchase contracts or Units concurrently with, or shortly following, the pricing of the Units. The effect, if any, of these activities, including the direction or magnitude, on the market price of our common stock will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, the option counterparties (and/or their respective affiliates) may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the Units and prior to the settlement of the purchase contracts (and are likely to do so during the 20 day trading period related to a settlement of the purchase contracts). The effect, if any, of these activities on the market price of our common stock or the trading price of the purchase contracts or Units will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, cause or avoid an increase or a decrease in the market price of our common stock, the purchase contracts or Units, which could affect your ability to realize a gain on the purchase contracts or Units, and to the extent the activity occurs during the 20 day trading day period related to a settlement of the purchase contracts, it could affect the number of share of our common stock that you will receive upon settlement of the purchase contracts.

In addition, the option counterparties (and/or their respective affiliates) may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

In addition, if the capped call transactions fail to become effective, whether or not this offering of Units is completed, the option counterparties (and/or their respective affiliates) may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the Units have been issued, the value of the purchase contracts and the Units.

We are subject to counterparty risk with respect to the capped call transactions.

We will be subject to the risk that the option counterparties may default under the capped call transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral. In the past, economic conditions have resulted in the actual or perceived failure or financial difficulties of a number of financial institutions, including the bankruptcy filing by Lehman Brothers Holdings Inc. and various of its affiliates. If an option counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under our transactions with such counterparty. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in the market price and in the volatility of our common stock. In addition, upon a default by an option counterparty, we may suffer more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of any option counterparty.

The transactions

The merger

On April 5, 2016, we entered into the Merger Agreement to acquire PCB for aggregate consideration of $580.0 million, subject to certain adjustments for cash, indebtedness, transaction costs and the level of net working capital at closing. The Merger Agreement contains customary representations, warranties and covenants of the parties. The Merger is expected to close during our fourth fiscal quarter ending October 1, 2016, subject to satisfaction of certain closing conditions, including, among others, applicable antitrust approvals. We obtained the necessary regulatory approvals in connection with the Merger in May 2016. Concurrently with the execution of the Merger Agreement, we deposited $43.5 million of the Merger Consideration in an escrow account to secure the termination fee that may become payable by us to PCB under specified circumstances set forth in the Merger Agreement. The Merger is not subject to approval by our shareholders. This offering is not conditioned on the closing of the Merger and there can be no assurance that the Merger will be consummated on the terms described herein or at all.

Financing transactions

On May 10, 2016, we entered into the Amended and Restated Commitment Letter with the Commitment Parties, providing for commitments of the Commitment Parties to provide (i) up to $490.0 million in the New Revolving Credit Facility of up to $100.0 million and a term loan facility of up to $390.0 million, and (ii) the Bridge Facility of up to $250.0 million less the gross cash proceeds from (a) the issuance of any senior notes and any other securities, (b) the issuance of the Units in this offering, and (c) if applicable, the funding of loans under the New Term Loan Facility on the date of the consummation of the Merger, in excess of the commitments in respect of the New Term Loan Facility. The proceeds of this offering and the proceeds of the concurrent Common Stock Offering will reduce the Commitment Parties' commitment, including the commitments of certain of the underwriters or their affiliates, with respect to the Bridge Facility on a dollar for dollar basis.

In lieu of the financing provided for in the Amended and Restated Commitment Letter, we intend to obtain (i) the New Senior Credit Facilities, consisting of (a) the New Revolving Credit Facility, and (b) the New Term Loan Facility of up to $490.0 million, (ii) the net proceeds from the Common Stock Offering and (iii) the remaining net proceeds of this offering after paying the cost of the capped call transactions. In the event that we are not able to obtain the New Senior Credit Facilities or the net proceeds from this offering or the net proceeds from the Common Stock Offering in the amounts contemplated hereby, we may enter into alternate financing arrangements, which may include the funding of a portion of the Bridge Facility.

Completion of this offering is not contingent upon (1) the closing of the New Senior Credit Facilities, (2) the completion of the Common Stock Offering or (3) the consummation of the Merger. Accordingly, even if the Merger, the Common Stock Offering or the debt financing transactions described herein do not occur, the Units sold in this offering will remain outstanding. If the Merger does not close, we will use the proceeds of this offering for general corporate purposes. See "Use of Proceeds."

New senior credit facilities

The New Senior Credit Facilities have not been entered into and none of the documentation with respect thereto has been finalized, and accordingly, the actual terms of the New Senior Credit Facilities may differ from those described herein.

We expect that the New Revolving Credit Facility will mature five years after the closing date and that the New Term Loan Facility will mature seven years after the closing date.

We expect that the terms of the New Term Loan Facility will require us to repay amounts outstanding under such facility in equal quarterly installments in an amount equal to 1.00% per annum of the aggregate principal amount, with the balance due on the maturity date of the New Term Loan Facility.

We expect that the outstanding borrowings under the New Senior Credit Facilities will be prepayable without premium or penalty (other than customary breakage costs and other than, in certain circumstances, prepayments made on the New Term Loan Facility within one year of the closing date of the New Senior Credit Facilities). We expect that the terms of the New Senior Credit Facilities will require us to repay certain amounts outstanding thereunder with (1) net cash proceeds of certain asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds, to the extent such proceeds are not reinvested or committed to be reinvested in the business in accordance with customary reinvestment provisions, (2) net cash proceeds of the incurrence of certain indebtedness and (3) a percentage of excess cash flow, which percentage will be based upon our senior secured leverage ratio during the relevant fiscal period.

We expect that the borrowings under the New Senior Credit Facilities will bear interest at a rate equal to an applicable margin plus, as determined at our option, either (1) a base rate determined by reference to the higher of (a) the prime rate, (b) the greater of the United States federal funds rate and the overnight bank funding rate, plus 1/2 of 1.00% and (c) a one-month adjusted LIBOR rate plus 1.00% (provided, that, with respect to the New Term Loan Facility we expect that in no event will the base rate be deemed to be less than a percentage to be agreed in the New Senior Credit Facilities) or (2) an adjusted LIBOR rate, calculated in a manner to be agreed and more fully set forth in the New Senior Credit Facilities (provided, that, with respect to the New Term Loan Facility we expect that in no event will the adjusted LIBOR rate be deemed to be less than a percentage to be agreed in the New Senior Credit Facilities). We expect that the applicable margin for borrowings under the New Revolving Credit Facility will depend on our total ratio. We expect that the applicable margin for borrowings under the New Term Loan Facility will be fixed at percentages to be agreed in the New Senior Credit Facilities.

We expect that the New Senior Credit Facilities will require us to comply with customary affirmative and negative covenants. We expect that the New Revolving Credit Facility will require that we maintain a minimum interest coverage ratio and a maximum total leverage ratio. The method of calculating all of the components used in the covenants will be set forth in the definitive financing documents for the New Senior Credit Facilities.

We expect the New Senior Credit Facilities to contain customary events of default with thresholds, grace periods, exceptions and qualifications to be mutually agreed in the definitive financing documents.

Concurrent common stock offering

Concurrently with this offering, we are offering 1,650,000 shares of our common stock (or 1,897,500 shares if the underwriters exercise their option to purchase additional shares in full) pursuant to a separate prospectus supplement. The net proceeds of the Common Stock Offering, after deducting the underwriting discounts and estimated offering expenses, will be approximately $63.7 million (or approximately $73.5 million if the underwriters exercise their option with respect to such offering in full), though there can be no assurance that the Common Stock Offering will be completed.

The shares of common stock are being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. The completion of this offering is not contingent on the completion of the Common Stock Offering and the Common Stock Offering is not contingent on the completion of this offering. This offering is not conditioned on completion of the Merger. If the Merger is not completed, we intend to use the net proceeds from this offering and the concurrent Common Stock Offering, if completed, for general corporate purposes.

Concurrent capped call transactions

In connection with this offering, we entered into capped call transactions with an affiliate of J.P. Morgan Securities LLC and an affiliate of Wells Fargo Securities, LLC, which we refer to in such capacity as the "option counterparties." The capped call transactions are expected to reduce potential dilution to our common stock upon settlement of the purchase contracts, with such reduction subject to a cap. If the underwriters exercise their option to purchase additional Units, we may enter into additional capped call transactions. The capped call transactions are separate transactions entered into by us with the option counterparties, and are not part of the terms of the purchase contracts or the Units.

Price range of common stock and dividends

Our common stock is listed on the NASDAQ Global Select Market and is traded under the symbol "MTSC."

Our dividend policy is to maintain a payout ratio that allows dividends to increase with the long-term growth of earnings per share, while sustaining dividends through economic cycles. Our dividend practice is to target, over time, a payout ratio of approximately 25% of net earnings per share. We have historically paid dividends to holders of our common stock on a quarterly basis. The declaration and payment of future dividends will depend on many factors, including, but not limited to, our earnings, financial condition, business development needs and regulatory considerations and are at the discretion of our board of directors.

The following table sets forth the high and low sales prices per share of our common stock for our two most recent fiscal years and for the recent portion of our current fiscal year as reported by NASDAQ, as well as dividends paid per share of common stock in each such quarter.

	Price range of common stock
Fiscal year 2014	High	Low	Dividends

First Quarter	$72.62	$62.01	$0.30
Second Quarter	78.90	65.00	0.30
Third Quarter	71.20	56.87	0.30
Fourth Quarter	72.97	59.97	0.30

Fiscal year 2015	High	Low	Dividends

First Quarter	$76.17	$62.20	$0.30
Second Quarter	77.39	67.86	0.30
Third Quarter	76.68	63.94	0.30
Fourth Quarter	70.66	54.35	0.30

Fiscal year 2016	High	Low	Dividends

First Quarter	$68.28	$55.59	$0.30
Second Quarter	62.60	48.64	0.30
Third Quarter (through June 9, 2016)	61.88	41.72	0.00

On June 9, 2016, the closing price of our common stock was $42.86 per share as reported on the NASDAQ Global Select Market. As of June 1, 2016, there were 14,754,740 shares of our common stock outstanding and 723 record holders. The number of record holders does not reflect shareholders who hold their shares in the name of broker-dealers or other nominees. On May 24, 2016, we declared a quarterly cash dividend of $0.30 per share, to be paid on July 5, 2016 to shareholders of record as of the close of business on June 20, 2016.

Use of proceeds

We estimate that the net proceeds of this offering, after deducting the underwriting discounts and other estimated offering expenses payable by us of approximately $4.4 million, including paying the cost of the capped call transactions, will be approximately $95.6 million (or approximately $110.2 million if the underwriters' option to purchase additional Units is exercised in full).

We intend to use the net proceeds of this offering, together with the net proceeds from the Common Stock Offering and borrowings under the New Senior Credit Facilities, to fund the Merger Consideration, repay amounts outstanding under our existing revolving credit facility and to pay related fees and expenses. In the event that the Merger is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include redemptions of the purchase contracts and (if required) repurchases of the amortizing notes. This offering is not contingent on the consummation of the Common Stock Offering, the New Senior Credit Facilities or the Merger.

We intend to use any net proceeds received if the underwriters exercise their option to purchase additional Units for general corporate purposes.

The following table sets forth the estimated sources and uses of funds in connection with the Merger and the Financing Transactions described in this prospectus supplement. See "The Transactions" for additional information. The actual amounts may vary from the estimated amounts set forth in the following table:

Sources of funds	($ in millions)	Uses of funds	($ in millions)

Common Stock Offering(1)	69	Merger Consideration	580
Tangible Equity Units offered hereby(1)	100
New Senior Credit Facilities		Estimated fees and expenses of the Transactions(2)	48
• New Revolving Credit Facility	0	Excess cash	10
• New Term Loan Facility	490
		Repayment of the existing revolving credit facility(3)	21
Total Sources of Funds	659	Total Uses of Funds	659

(1)    Before discounts, commission and expenses, and assumes no exercise of the underwriters' option to purchase additional securities.

(2)    Includes discounts, commissions and expenses of the Transactions, including the cost of the capped call transactions.

(3)    As of June 3, 2016, we had approximately $11.1 million outstanding under our existing revolving credit facility, excluding $43.5 million deposited in an escrow account to secure the termination fee in connection with the Merger. The existing revolving credit facility matures in September 2019 and currently bears interest at a rate of 1.45%, the monthly U.S. LIBOR plus 100 basis points. We intend to use a portion of net proceeds from this offering and the Common Stock Offering to repay amounts outstanding under our existing revolving credit facility.

As described above, we plan to use a portion of the net proceeds to repay borrowings outstanding under our existing revolving credit facility. Affiliates of J.P. Morgan, Wells Fargo Securities, LLC and HSBC are lenders under our existing revolving credit facility, an affiliate of HSBC is the co-documentation agent, an affiliate of Wells Fargo Securities, LLC is the syndication agent and J.P. Morgan and Wells Fargo Securities, LLC are the joint bookrunners and joint lead arrangers under our existing revolving credit facility. As such, these affiliates will receive their proportionate shares of repayments of any amount outstanding under our existing revolving credit facility out of the net proceeds of this offering.

Capitalization

The following table sets forth our cash position and capitalization as of April 2, 2016:

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On an actual basis;

•
on an as adjusted basis to give effect to the issuance and sale of the 1,000,000 Units offered hereby, after deducting the estimated underwriting discount and estimated offering expenses, and assuming no exercise of the underwriters' option to purchase additional Units, and our receipt of the estimated net proceeds thereof as described in "Use of Proceeds;" and

•
on a pro forma as adjusted basis to give further effect to the consummation of the Merger, including transaction costs, and the application of the net proceeds from this offering and the other proposed Financing Transactions described under "The Transactions."

You should read this table in conjunction with (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transactions," "Use of Proceeds" and our consolidated financial statements, including all related notes appearing elsewhere in this prospectus supplement, (ii) the historical consolidated financial statements and related notes of PCB appearing elsewhere in this prospectus supplement and (iii) "Unaudited Pro Forma Condensed Consolidated Financial Information" appearing elsewhere in this prospectus supplement. Investors in the Units should not place undue reliance on the as adjusted and pro forma information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the table below.

	As of April 2, 2016
(in millions except per share data)	Actual	As adjusted for this offering(1)		As adjusted for the transactions(1)

Cash and cash equivalents(3)	$63	138	(2)	73
Long-term debt (including current portion)		0		490
Existing revolving credit facility(3)	21	0		—
New Senior Credit Facilities:		0		0
New Revolving Credit Facility(4)	—	—		0
New Term Loan Facility	—	—		490
Senior amortizing notes that are components of the tangible equity units being offered hereby(5)	—	24		24
Total Debt	21	24		514
Shareholders' Equity
Common stock, $0.25 par value; 64,000 shares authorized: 14,728 shares issued and outstanding as of April 2, 2016	3	3		4
Additional paid-in capital(6)	—	72		128
Retained earnings	254	254		245
Accumulated other comprehensive income (loss)	(5)	(5)		(5)
Total Shareholders' Equity	252	324		372
Total Capitalization	273	348		886

(1)    The information in this table is not necessarily indicative of our future cash and cash equivalents, and is prepared based upon the assumptions described under Note 3 to "Notes to Unaudited Pro Forma Condensed Consolidated Financial Information."

(2)    Includes estimated net proceeds of $95.6 million from this offering and the repayment of amounts outstanding under our existing revolving credit facility.

(3)    As of June 3, 2016, we had approximately $11.1 million outstanding under our existing revolving credit facility, excluding $43.5 million deposited in an escrow account to secure the termination fee in connection with the Merger. We intend to use a portion of net proceeds from this offering and the Common Stock Offering to repay amounts outstanding under our existing revolving credit facility.

(4)   We expect that we will have $100 million of availability under our revolving credit facility and $21.3 million of outstanding letters of credit after giving effect to the Transactions.

(5)    Each Unit will include an amortizing note, as described in "Description of the Units." Approximately 24% of the stated amount of the Units will be represented by the amortizing notes.

(6)   Each Unit will include a purchase contract, as described in "Description of the Purchase Contracts." We will account for the purchase contracts that are components of the Units as equity and will record the initial fair value of these purchase contracts, net of the underwriting discounts and commissions and estimated offering expenses allocated to the purchase contracts, as additional paid-in capital. The exact amount we record as additional paid-in capital will not be determined until our determination of the final offering expenses. See footnote (5) above. Approximately 76% of the stated amount of the Units will be represented by the purchase contracts and assumed the underwriting discounts and commissions and estimated offering expenses allocated to the purchase contracts. If this offering is completed but the Merger is not consummated, we may redeem all, but not less than all, of the outstanding purchase contracts by issuing a redemption notice during the five business day period following October 31, 2016. We will pay a redemption price to be determined based on the common stock price at that time in cash or in shares of common stock in accordance with the terms of the purchase contracts. If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth in the amortizing notes.

Unaudited pro forma condensed consolidated financial information

The following unaudited pro forma condensed consolidated financial information is based on the combined historical consolidated financial information of MTS and PCB and their subsidiaries. The unaudited pro forma condensed consolidated statements of income gives effect to the Merger and the Financing Transactions as if they had been completed on September 28, 2014, the first day of our most recent fiscal year presented, and the unaudited pro forma condensed consolidated balance sheet gives effect to the Merger and the Financing Transactions as if they had been completed on April 2, 2016, the latest interim balance sheet date. The final structure and terms of the acquisition financing will be subject to market conditions and may change materially from the assumptions used in the pro forma information. See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Information" below.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of operating results that would have been achieved had the acquisition been completed as of September 28, 2014 and does not intend to project the future financial results of MTS after the acquisition of PCB. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what MTS's financial condition would have been had the transactions closed on April 2, 2016, or for any future or historical period. The unaudited pro forma condensed consolidated statements of income and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable, directly attributable to the transactions, factually supportable and do not reflect the cost of any integration activities or the benefits from the acquisition of PCB and synergies that may be derived from any integration activities.

MTS's 2015 fiscal year ended on October 3, 2015, while PCB's 2015 year ended on December 31, 2015. The unaudited pro forma condensed consolidated balance sheet is derived from the unaudited consolidated balance sheet of MTS as of April 2, 2016, and the unaudited consolidated balance sheet of PCB as of March 31, 2016. The full-year unaudited pro forma condensed consolidated statement of income for fiscal year 2015 combines the audited consolidated statement of income for MTS for the fiscal year ended October 3, 2015 and the audited consolidated statement of income of PCB for the year ended December 31, 2015. The unaudited pro forma condensed consolidated statement of income for the six months ended April 2, 2016 combines the unaudited consolidated statement of income of MTS for the six months ended April 2, 2016 and the unaudited consolidated statement of income of PCB for the six months ended March 31, 2016. The unaudited consolidated statement of income of PCB for the six months ended March 31, 2016 was determined by adding PCB's unaudited consolidated statement of income for the three months ended December 31, 2015 (PCB's fourth quarter of 2015) to the unaudited consolidated statement of income for the three months ended March 31, 2016 (PCB's first quarter of 2016).

The unaudited pro forma condensed consolidated financial statements have been prepared using the acquisition method of accounting under GAAP, with MTS considered the acquirer of PCB. Accordingly, consideration given by MTS to acquire PCB will be allocated to be assets and liabilities of PCB based on their estimated fair values as of the date of completion of the Merger. Any excess of the consideration over the fair value of assets acquired and liabilities assumed will be allocated to goodwill. MTS has not completed the detailed valuation studies necessary to arrive at the required determination of the fair value of the PCB assets to be acquired and the liabilities to be assumed, and the related allocations of purchase price, nor has it identified all adjustments necessary to conform PCB's accounting policies to MTS's accounting policies. The accounting for the Merger is dependent upon certain valuations that are provisional and are subject to change. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial statements. Differences between these preliminary estimates and the final acquisition accounting or conforming accounting adjustments may occur and these differences could be material. The differences, if any, could have a material impact on the summary unaudited pro forma condensed consolidated financial information presented below and MTS's future results of operations and financial position. MTS estimated the fair value of PCB's assets and liabilities based on discussions with PCB's management, preliminary valuation studies and due diligence.

The unaudited pro forma condensed combined consolidated financial statements do not include any adjustment for liabilities or related costs that may result from integration activities, as such expenses are accounted for as an expense in the period in which the costs are incurred. Significant liabilities and related costs may ultimately be recorded for employee severance and costs associated with other integration activities.

The unaudited pro forma condensed consolidated financial information has been developed from and should be read in conjunction with the audited annual and unaudited interim consolidated financial statements and related notes of MTS and PCB included elsewhere in this prospectus supplement. The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

Unaudited pro forma condensed combined statement of income
For the six month period ended April 2, 2016
(in thousands, except per share data)

	Historical MTS	Historical PCB(1)	Pro forma Adjustments		Pro forma combined

Total revenue	$277,599	$88,385	$—		$365,984
Total cost of sales	179,944	43,910	—		223,854

Gross profit	97,655	44,475	—		142,130

Operating expenses
Selling and marketing, general and administrative	68,637	32,631	4,733	(f), (l)	106,001
Research and development	11,046	—	288	(f), (l)	11,334

Total operating expenses	79,683	32,631	5,021		117,335

Income from operations	17,972	11,844	(5,021)		24,795

Interest income (expense), net	(458)	—	(15,574)	(g)	(16,032)
Other income (expense), net	(203)	(328)	—		(531)

Income before income taxes	17,311	11,516	(20,595)		8,232
Provision for income taxes	2,539	1,014	(4,905)	(h)	(1,352)

Net Income	14,772	10,502	(15,690)		9,584

Earnings per share
Basic
Earnings per share	$1.00				$0.51
Weighted average common shares outstanding	14,808		4,031	(k)	18,839

Diluted
Earnings per share	$0.99				$0.51
Weighted average common shares outstanding	14,925		4,031	(k)	18,956

(1)    The pro forma statement of income of PCB for the six month interim period ended April 2, 2016 was derived by adding the three month period ended December 31, 2015 and March 31, 2016. Due to the different fiscal year end, the pro forma statement of income for the three month period ended December 31, 2015 was also included in the pro forma statement of income for PCB for the fiscal year ended October 3, 2015. Summarized operating information about the duplicated quarter is as follows (in thousands):

Total Revenue	$45,140
Gross Profit	$22,260
Net Income	$3,582

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited pro forma condensed combined statement of income
For the fiscal year ended October 3, 2015
(in thousands, except per share data)

	Historical MTS	Historical PCB	Pro forma Adjustments		Pro forma combined

Total revenue	$563,934	$179,661	$—		$743,595
Total cost of sales	344,321	87,675	—		431,996

Gross profit	219,613	91,986	—		311,599

Operating expenses
Selling and marketing, general and administrative	134,412	60,962	12,168	(f), (l)	207,542
Research and development	23,705	—	577	(f), (l)	24,282

Total operating expenses	158,117	60,962	12,745		231,824

Income from operations	61,496	31,024	(12,745)		79,775

Interest income (expense), net	(795)	(9)	(31,995)	(g)	(32,799)
Other income (expense), net	(1,529)	618	—		(911)

Income before income taxes	59,172	31,633	(44,740)		46,065
Provision for income taxes	13,710	1,622	(7,070)	(h)	8,262

Net Income	45,462	30,011	(37,670)		37,803

Earnings per share
Basic
Earnings per share	$3.03				$1.99
Weighted average common shares outstanding	14,984		4,031	(k)	19,015

Diluted
Earnings per share	$3.00				$1.97
Weighted average common shares outstanding	15,142		4,031	(k)	19,173

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information

Unaudited pro forma condensed combined balance sheet
April 2, 2016
(in thousands, except per share amounts)

	Historical MTS	Historical PCB	Pro forma Adjustments		Pro forma combined

Assets
Current assets
Cash and cash equivalents	$63,347	$11,774	$(1,744)	(a), (b), (c), (d), (e), (i), (j), (m)	$73,377
Accounts receivable, net	96,193	22,488	—		118,681
Unbilled accounts receivable	73,924	—	—		73,924
Inventories	95,988	41,875	12,100	(a)	149,963
Deferred income taxes	14,863	61	1,436	(q)	16,360
Other current assets	17,920	2,898	—		20,818

Total current assets	362,235	79,096	11,792		453,123
Property and equipment, net	82,586	12,649	—		95,235
Goodwill	26,917	9,316	349,443	(a)	385,676
Intangible assets, net	20,583	—	233,700	(a), (l)	254,283
Other assets	6,057	2,320	24,812	(e)	33,189

Total assets	$498,378	$103,381	$619,747		$1,221,506

Liabilities, redeemable interest and shareholders' equity
Current liabilities
Short-term borrowings	$21,387	$2,000	$(5,037)	(a), (b), (c), (e), (i), (j), (n)	$18,350
Accounts payable	37,311	6,029	—		43,340
Advance payments from customers	98,393	—	—		98,393
Other accrued liabilities	59,782	11,036	—		70,818

Total current liabilities	216,873	19,065	(5,037)		230,901
Long-term debt, less current maturities	—	2,000	493,463	(a), (b)	495,463
Other long-term liabilities	29,304	551	93,122	(a), (h), (o)	122,977

Total liabilities	246,177	21,616	581,548		849,341

Redeemable interest	—	2,825	(2,825)	(a)	—
Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
14,728 and 14,932 shares issued and outstanding as of April 2, 2016 and October 3, 2015, respectively	3,682	—	413	(i), (p)	4,095
Additional paid-in capital	—	—	128,216	(a), (b), (i), (j), (p)	128,216
Members equity	—	78,940	(78,940)	(a)	—
Retained earnings	253,868	—	(8,665)		245,203
Accumulated other comprehensive income (loss)	(5,349)	—	—		(5,349)

Total shareholders' equity	252,201	78,940	41,024		372,165

Total liabilities, redeemable interest and shareholders' equity	$498,378	$103,381	$619,747		$1,221,506

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information

Notes to unaudited pro forma condensed consolidated financial information

Note 1.  Description of the transaction

MTS and Merger Sub have entered into the Merger Agreement with PCB, pursuant to which PCB will become a wholly owned subsidiary of MTS upon closing of the Merger. See "The Transactions" for more information with respect to the terms of the Merger Agreement.

We intend to fund the Merger Consideration through this offering, the net proceeds from the Common Stock Offering and borrowings under the New Senior Secured Credit Facilities. We estimate that the net proceeds of this offering will be approximately $95.6 million, assuming that the underwriters do not exercise their option to purchase additional shares in full.

We have obtained the financing commitment to provide to us New Senior Secured Credit Facilities in an aggregate principal amount of up to $740.0 million, consisting of a $390.0 million term loan B facility, a $100.0 million New Revolving Credit Facility (which will replace our existing revolving credit facility) and a $250.0 million Bridge Facility. The obligations of the lenders to provide this debt financing are subject to a number of customary conditions, including, without limitation, execution and delivery of certain definitive documentation.

Our obligation to consummate the Merger is not subject to a financing condition. We have made no final determination with respect to the Financing Transactions and are continuing to review and consider all alternatives. In no event shall any disclosure contained herein be deemed indicative of the final financing that we will choose to adopt.

Note 2.  Basis of pro forma presentation

These unaudited pro forma condensed consolidated financial statements (the "Statements") have been derived from the historical condensed consolidated financial statements of MTS and PCB that are included elsewhere in this prospectus supplement. Certain financial statement line items included in PCB historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in our historical presentation.

The Merger is reflected in the Statements as an acquisition of PCB by MTS using the acquisition method of accounting, in accordance with business combination accounting guidance under GAAP. Under these accounting standards, the total estimated Merger Consideration will be calculated as described in Note 3 to these Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, we have applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The final Merger Consideration allocation will be determined after the completion of the Merger, and the final allocation may differ materially from those presented herein.

Note 3.  Adjustments to unaudited pro forma condensed consolidated financial information

Pro forma adjustments are necessary to reflect the estimated Merger Consideration, to adjust amounts related to PCB's assets and liabilities to a preliminary estimate of their fair values, to reflect financing transactions associated with the Merger, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to tangible and intangible assets, to reflect other transactions directly related to the Merger, and to reflect the income tax effects related to the pro forma adjustments. There were no inter-company transactions between MTS and PCB reflected.

The accompanying Statements have been prepared as if the Merger was completed on April 2, 2016 for balance sheet purposes and September 28, 2014 for statement of income purposes, and reflect the following adjustments:

(a)    Records the preliminary Merger Consideration of proposed Merger and elimination of PCB's equity.

The estimated Merger Consideration is $580.0 million which will be funded entirely through cash consideration.

The allocation of the preliminary Merger Consideration to the fair values of assets to be acquired and liabilities to be assumed in the Merger includes unaudited pro forma adjustments to reflect the estimated fair values of PCB's assets and liabilities at the completion of the Merger. The allocation of the preliminary Merger Consideration is as follows (in thousands):

Current assets(1)	$79,422
Property and equipment(2)	12,649
Goodwill	358,759
Intangible assets:
Amortizable intangible assets	198,000
Indefinite-lived intangible assets	35,700
Other long-term assets	2,108
Current liabilities	(17,065)
Deferred income taxes(3)	(89,341)
Other long-term liabilities(4)	(232)

Total consideration	$580,000

(1)    Reflects an adjustment of $12.1 million to record the historical PCB inventories to estimated fair value. This inventory adjustment is expected to be recognized in cost of sales in the first two quarters following consummation of the Merger. We expect this step-up in basis and amortization of this amount to have a negative effect on margin. This also reflects historical PCB value of $22.5 million in accounts receivable, $41.9 million in inventories, and $2.9 million in other current assets.

(2)    We believe that the carrying value of property and equipment approximates fair value. Additionally, we reviewed PCB's policies regarding its useful lives and determined that those policies were reasonable. Therefore, no adjustments have been made to historical depreciation.

(3)    Amount includes the addition of approximately $85.0 million of deferred tax liabilities related to amortizable intangible assets acquired.

(4)   Amount includes the elimination of $0.3 million in contingent consideration.

The preliminary Merger Consideration allocation for PCB is subject to revision as more detailed analysis is completed and additional information on the fair values of PCB's assets and liabilities become available and Merger related costs are finalized. Any change in the fair value of the assets and liabilities of PCB will change the amount of the Merger Consideration allocable to goodwill. The final Merger Consideration allocation may differ materially from the allocation presented above.

We have made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the Merger. The final determination of the Merger Consideration allocation is anticipated to be completed as soon as practicable after completion of the Merger. We anticipate that the valuations of the acquired assets and liabilities will include, but not be limited to, fixed assets, inventory, developed technology, trade names, customer relationships, and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final amounts allocated to assets acquired and liabilities assumed in the Merger could differ materially from the preliminary amounts presented in these Statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Merger from those preliminary valuations presented in these Statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Merger. In addition, if the value of the acquired assets is higher than the preliminary estimate, it may result in higher amortization and depreciation expense than is presented in these Statements.

(b)   Reflects the incurrence of approximately $490.0 million of debt to fund the Merger and repay certain of our existing debt and fund debt issuance costs. The total adjustment for the long-term debt relates to the issuance of $471.7 million of net debt related to the New Senior Secured Credit Facilities (less financing fees), the issuance of the $23.8 million of the net debt portion of the tangible equity units and the reduction of PCB historical debt of $2.0 million that will be paid prior to the consummation of the Merger. A detailed estimate of the sources and uses of cash associated with the Merger are as follows (in thousands):

Sources:
New Senior Credit Facilities	$490,000
Common Stock Offering	69,300
Tangible Equity Units Offering—Equity	76,186
Tangible Equity Units Offering—Debt	23,814
Total Sources	$659,300
Uses:
Cash payments to Stockholders:
Merger Consideration	$580,000
Cash payments related to refinancing and debt repayments:
Repayment of the existing revolving credit facility	21,387
Estimated fees and expenses of the Transactions	22,858
Financing fees(1)	25,025
Excess cash to the balance sheet	10,030

Total Uses	$659,300

(1)    Financing fees will be capitalized as deferred loan costs and amortized over seven years.

(c)    Reflects the pay down of our existing senior secured revolving credit facility (in thousands):

Bank line of credit, monthly U.S. LIBOR based	$10,000
Bank line of credit, monthly EURO LIBOR based	11,387

Total short-term borrowings	$21,387

As of June 3, 2016, MTS had approximately $11.1 million outstanding under its existing revolving credit facility, excluding $43.5 million deposited in an escrow account to secure the termination fee in connection with the Merger. MTS intends to use a portion of net proceeds from this offering and the Tangible Equity Units Offering to repay amounts outstanding under its existing revolving credit facility.

(d)   Reflects estimated transaction fees paid to third parties related to the Merger, including $1.3 million of acquisition-related expenses through April 2, 2016 incurred as part of the definitive agreement to acquire PCB. An additional estimated $12.9 million in related fees have been reflected as a reduction in cash as part of the transaction.

(e)    Reflects debt issuance costs of $25.0 million expected to be incurred as a result of the New Senior Credit Facilities.

(f)    Reflects additional amortization expense of identifiable, definite-lived intangible assets related to the estimated fair value of such identifiable intangible assets held by PCB at the time of the Merger. Intangible assets will principally relate to customer relationships and trade names and are expected to have a useful life of approximately three to 16 years.

(g)    Reflects estimated interest expense based upon the assumed debt structure following the Merger closing. Estimated interest costs represent a blended rate for the New Senior Secured Credit Facilities based on the committed rates and an assumed rate for the amortizing note component of the Units.

	Six months ended April 2, 2016	Fiscal year ended October 3, 2015

Amortization of debt issuance costs	$1,788	$3,575
Estimated interest costs	14,371	29,625
Less: Historical expense
MTS	(585)	(1,205)

Net interest expense adjustment	$15,574	$31,995

(h)   To reflect the income tax effects, assuming MTS and PCB were combined companies for the periods presented and filed as a US federal tax consolidated group. The main pro forma income tax effects are: (1) income tax effects on historic PCB domestic income as if it were a Subchapter C Corporation for the periods presented; (2) the tax effect of the pro forma statements of earnings adjustments using a combined statutory and federal rate of 36.35% for both the pro forma unaudited condensed combined statement of income for the six months ended April 2, 2016 and for the year ended October 3, 2015; and (3) to the extent applicable, any modification to permanent tax items, credits and/or state tax rate of MTS caused by the consolidation of the two groups. Prior to acquisition, the PCB domestic parent was a Subchapter S Corporation for US federal and most states income tax purposes, which historically resulted in PCB recording little to no domestic current or deferred income taxes. Upon acquisition by MTS, PCB would revert back to a fully taxable Subchapter C Corporation and become an immediate member of the MTS tax consolidated group.

(i)     Reflects the issuance of approximately $69.3 million worth of shares of our common stock in the Common Stock Offering, assuming no exercise by the underwriters of their option to purchase additional shares in the Common Stock Offering in part or in full. We expect to issue approximately 1.65 million shares of common stock in the Common Stock Offering, resulting in estimated net proceeds of

$63.7 million. We determined the number of shares of common stock to be issued in the Common Stock Offering based on the public offering price.

(j)     Reflect the issuance of approximately 1.0 million Units in this offering at a stated amount of $100 per Unit, resulting in estimated net proceeds of $95.6 million, assuming no exercise by the underwriters of their option to purchase additional Units in this offering.

(k)    The issuance of common stock results in a 1.65 million share increase to pro forma basic and diluted shares for both the year ended October 3, 2015 and the six months ended April 2, 2016. Based on the maximum settlement rate for the stock purchase contract component of the Units of 2.3810, the issuance of 1.0 million Units results in a 2.3810 million share increase to pro forma basic and diluted weighted average shares outstanding for both the year ended October 3, 2015 and the six months ended April 2, 2016.

(l)     Reflects the incremental amortization based on the preliminary fair values of the intangibles assets acquired as follows:

	Intangible assets	Estimated useful lives (yrs)(1)	Pro forma amortization

Customer relationships	$179,600	16	$11,225
Tradenames—Definite Lived	1,100	3	367
Tradenames—Indefinite Lived	35,700	—	—
Developed Technology	17,300	15	1,153

	$233,700		$12,745

(1)    Any change in these valuation lives will result in an increase or decrease in amortization expense.

(m)  Reflects the $10.0 million of excess cash to the balance sheet less the following (in thousands):

Net cash outflows
Payment of purchase price	$(580,000)
Extinguish PCB redeemable interest	(2,825)
Extinguish PCB cash and debt	(8,949)
Terminate MTS Revolving Credit Facility	(21,387)
Debt issuance costs	(25,025)
Capped call fee	(6,900)
Other transaction fees	(6,000)

Total outflows	$(651,086)
Net cash inflows
New debt issuance	$490,000
Net proceeds from TEUs(1)	95,600
Net proceeds from Common Stock(1)	63,700
Total inflows	$649,300
Total adjustments	$(1,744)

(1)    Net of underwriting discounts and estimated offering expenses payable by us: $4.4 million and $5.6 million for the TEU and Common Stock issuances, respectively. Assumes no exercise of the underwriters' options to purchase additional securities. Net proceeds from Common Stock based on the public offering price of $42.00.

(n)   Reflects aggregate decrease in short term borrowings from the repayment of our existing senior secured revolving credit facility and the short-term borrowings of PCB.

(o)   Reflects the long term deferred tax liability of $93.4 million for the recording of amortizable intangible assets and debt issuance costs; the reduction of $0.3 million of contingent consideration that will be paid prior the consummation of the Merger.

(p)   To record the proceeds from the issuance of common stock of $63.7 million and the equity portion of the tangible equity units of $71.8 million, net of issuance costs. In addition, this includes $6.9 million of capped call transaction cost.

(q)   Reflects the current deferred tax liability of $4.4 million for the inventory fair market value step up, and the initial PCB deferred tax assets for the historical book to tax basis adjustment of $5.8 million.

Selected historical financial data

The following selected historical consolidated financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus supplement. The selected consolidated statement of income data set forth below for our fiscal years 2015, 2014 and 2013, and the selected consolidated balance sheet data set forth below at October 3, 2015 and September 27, 2014, are derived from our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus supplement. The selected consolidated statement of income data set forth below for our fiscal years 2012 and 2011, and the selected consolidated balance sheet data set forth below at September 28, 2013, September 29, 2012 and October 1, 2011, are derived from our audited consolidated financial statements and related notes thereto that are neither included elsewhere in this prospectus supplement nor incorporated by reference in this prospectus supplement. The selected historical financial and operating data as of and for the six months ended April 2, 2016 and March 28, 2015 were derived from our unaudited consolidated financial statements, appearing elsewhere in this prospectus supplement, and in management's opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the information for these periods. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

						(unaudited) Six months ended
	Fiscal year(1)
(in thousands, except per share data)						April 2, 2016	March 28, 2015
	2015	2014	2013	2012	2011

Operating Results
Revenue	$563,934	$564,328	$569,439	$542,256	$467,368	$277,599	$286,539
Gross profit	219,613	223,643	231,939	236,192	201,990	97,655	113,373
Gross margin %	38.9%	39.6%	40.7%	43.6%	43.2%	35.2%	39.6%
Research and development expense	$23,705	$23,844	$22,812	$21,893	$14,785	$11,046	$11,253
Research and development expense as a % of revenue	4.2%	4.2%	4.0%	4.0%	3.2%	4.0%	3.9%
Effective income tax rate	23.2%	28.1%	27.1%	35.4%	30.5%	14.7%	19.7%
Net income	$45,462	$42,009	$57,806	$51,556	$50,942	$14,772	$25,492
Net income as a % of revenue	8.1%	7.4%	10.2%	9.5%	10.9%	5.3%	8.9%
Earnings per share
Basic	$3.03	$2.76	$3.69	$3.24	$3.29	$1.00	$1.69
Diluted	$3.00	$2.73	$3.64	$3.21	$3.24	$0.99	$1.68
Weighted average shares outstanding(2)
Basic	14,984	15,218	15,664	15,913	15,487	14,808	15,047
Diluted	15,142	15,397	15,861	16,077	15,739	14,925	15,212
Depreciation and amortization	$21,106	$19,279	$16,589	$13,782	$12,894	$9,886	$10,354
Financial Position
Total assets	$460,831	$487,408	$451,277	$409,438	$427,859	$498,378	$493,339
Interest-bearing debt(3)	21,183	60,000	35,000	—	40,000	21,387	70,871
Total shareholders' equity	258,142	258,127	256,537	226,719	210,848	252,201	247,467
Interest-bearing debt as a % of shareholders' equity	8.2%	23.2%	13.6%	0.0%	19.0%	8.5%	28.6%
Financial and Other Statistics
Return on equity(4)	17.6%	16.4%	25.5%	24.5%	30.7%	5.7%	9.9%
Return on invested capital(5)	15.5%	15.4%	22.5%	25.1%	22.6%	5.5%	8.1%
Orders	$618,296	$615,586	$567,418	$565,327	$540,023	$316,845	$294,006
Backlog of orders at period-end	353,013	326,473	290,151	298,363	287,916	387,613	324,380
Dividends declared per share	1.20	1.20	1.20	1.05	0.85	0.60	0.60
Capital Expenditures	18,445	20,038	29,690	15,625	10,145	11,197	9,132

(1)    Fiscal years 2015, 2014, 2013, 2012 and 2011 include 53, 52, 52, 52 and 52 weeks, respectively.

(2)    Assumes the conversion of potential common shares using the treasury stock method.

(3)    Consists of short-term borrowings.

(4)   Calculated by dividing net income by beginning shareholders' equity.

(5)    ROIC is not a measure of performance presented in accordance with GAAP. ROIC is calculated by dividing adjusted net income by average invested capital. Adjusted net income is calculated by excluding after-tax interest expense from reported net income. In addition, for fiscal year 2012, adjusted net income also excludes the cost related to the settlement of the U.S. Government investigation. Average invested capital is defined as the sum of average interest-bearing debt and average shareholders' equity and is calculated as the sum of current and prior year ending amounts, which is referred to as the sum of invested capital, divided by two. We believe ROIC is useful to investors as a measure of operating performance and of the effectiveness of the use of capital in our operations. We use ROIC as a measure to monitor and evaluate operating performance relative to our invested capital. This measure should not be construed as an alternative to any other measure determined in accordance with GAAP.

Presented below is a reconciliation of certain non-GAAP financial measures to the nearest GAAP measure:

						(unaudited) Six months ended
	Fiscal year
						April 2, 2016	March 28, 2015
(in thousands)	2015	2014	2013	2012	2011

Net income	$45,462	$42,009	$57,806	$51,556	$50,942	$14,772	$25,492
Expense to settle U.S. Government investigation	—	—	—	7,750	—	—	—
Restructuring expense, net of tax	—	4,376	—	—	—	—	—
After-tax interest expense	767	637	372	535	808	372	418

Adjusted net income*	$46,229	$47,022	$58,178	$59,841	$51,750	$15,144	25,910

Total beginning shareholders' equity	$258,127	$256,537	$226,719	$210,848	$166,106	$258,142	$258,127
Total ending shareholders' equity	258,142	258,127	256,537	226,719	210,848	252,201	247,467
Total beginning interest bearing debt	60,000	35,000	—	40,000	40,000	21,183	60,000
Total ending interest bearing debt	21,183	60,000	35,000	—	40,000	21,387	70,871

Sum of invested capital	$597,452	$609,664	$518,256	$477,567	$456,954	$552,913	$636,465

Average invested capital*	$298,726	$304,832	$259,128	$238,784	$228,477	$276,457	$318,233

Return on invested capital*	15.5%	15.4%	22.5%	25.1%	22.6%	5.5%	8.1%

*      Denotes Non-GAAP financial measure

Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations includes periods prior to the closing of the Transactions. Accordingly, the following discussion and analysis does not reflect the significant impact that the Merger, the Financing Transactions or the other transactions described in "The Transactions" will have on our financial position, results of operations and cash flows. You should read the following discussion of our financial condition and results of operations in conjunction with "Prospectus Supplement Summary—Summary Historical Consolidated Financial Information—MTS," "Selected Historical Financial Data" and our audited and unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement. Unless otherwise noted, all dollar amounts in this section are in thousands. This discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate, please read the "Risk Factors" section of this prospectus supplement. See also "Forward-Looking Statements."

Overview

MTS is a leading global supplier of high-performance test systems and position sensors. Our testing hardware and software solutions help customers accelerate and improve design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. Our high-performance position sensors provide controls for a variety of industrial and vehicular applications. As of October 3, 2015, we had 2,400 employees and revenue of $563,934 for the fiscal year.

Approximately 75% of our revenue has historically been derived from customers outside of the United States. Our financial results are principally exposed to changes in exchange rates between the U.S. dollar and the Euro, the Japanese Yen and the Chinese Yuan. A change in foreign exchange rates could positively or negatively affect our reported financial results. The discussion below quantifies the impact of foreign currency translation on our financial results for the periods discussed.

Our goal is to grow profitably, generate strong cash flow and deliver a strong return on invested capital to our shareholders by leveraging our leadership position in the research and development and industrial and mobile equipment global end markets. Our desire is to be the innovation leader in creating test and measurement solutions to support our customers. Through innovation, we believe we can create value for our customers that will drive our growth. There are four global macro-trends that will help enable this growth: energy scarcity; environmental concerns; globalization, including development of the emerging markets; and global demographics. These macro-trends have significant implications for our customers, such as increasing the demand for new and more innovative products and increasing our customers' organizational complexity. We believe we have an excellent geographic footprint and are well positioned in both Test and Sensors markets to take advantage of these macro-trends and deliver profitable growth in the years ahead.

We are working toward our goals of sustained double-digit growth in annual revenue, margin expansion and mid-to-upper teens for ROIC. Economic conditions and the competitive environment will impact the timing of when the goals are achieved. There are four primary opportunities to enable us to achieve these goals:

•
Expanding service offerings in our Test segment;

•
Growth in composite materials which drives new testing requirements and technologies;

•
Development of intelligent machines which provides opportunity in the Sensors mobile hydraulics market; and

•
Mergers and acquisitions.

We believe that our business model supports achieving our growth goals assuming we continue to move aggressively to build our infrastructure, expand our offerings and execute on opportunities with our key customers. In order to accelerate our revenue growth over the next few years, investments in infrastructure, sales support and field service capacity and capabilities are essential. We invested significantly in the fiscal years ended September 28, 2013 and September 27, 2014, moderately in fiscal year ended October 3, 2015 and will continue to moderately invest in future years.

Three and six months ended April 2, 2016 compared to three and six months ended March 28, 2015

Total company

Results of operations

The following table compares results of operations, separately identifying the estimated impact of currency translation.

	Three months ended				Six months ended
		Estimated				Estimated
(in thousands)	April 2, 2016	Business change	Currency translation	March 28, 2015	April 2, 2016	Business change	Currency translation	March 28, 2015

Revenue	$137,098	$(5,933)	$(924)	$143,955	$277,599	$(1,934)	$(7,006)	$286,539
Cost of sales	91,954	5,206	(665)	87,413	179,944	11,676	(4,898)	173,166

Gross profit	45,144	(11,139)	(259)	56,542	97,655	(13,610)	(2,108)	113,373

Gross margin	32.9%			39.3%	35.2%			39.6%
Operating expenses
Selling and marketing	21,002	780	(82)	20,304	41,656	1,009	(911)	41,558
General and administrative	14,019	1,341	(116)	12,794	26,981	424	(439)	26,996
Research and development	5,752	80	(17)	5,689	11,046	(106)	(101)	11,253

Total operating expenses	40,773	2,201	(215)	38,787	79,683	1,327	(1,451)	79,807

Income from operations	$4,371	$(13,340)	$(44)	$17,755	$17,972	$(14,937)	$(657)	$33,566

Revenue

	Three months ended		Increased / (Decreased)			Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Revenue	$137,098	$143,955	$(6,857)	(4.8%	)	$277,599	$286,539	$(8,940)	(3.1%	)

Revenue for the three months ended April 2, 2016 declined due to lower revenue in both Test and Sensors and the unfavorable impact of currency translation. Excluding the impact of currency translation, revenue decreased 4.1%. Test revenue decreased $4,940 due to a shortage in direct labor and inefficiencies in executing complex projects, which limited progress on several large projects, and an unfavorable impact of currency translation. Sensors revenue declined $1,917 driven by timing of orders within the quarter.

Year-to-date revenue decreased primarily due to the unfavorable impact of currency translation and lower sales volumes. Excluding the impact of currency translation, revenue decreased 0.7%. Test revenue declined $4,215 or 1.8% driven by the unfavorable impact of currency translation of 2.2%. Sensors revenue decreased $4,725 due to lower sales volumes in all regions and the negative effect of currency translation.

Gross Profit

	Three months ended		Increased / (Decreased)			Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Gross profit	$45,144	$56,542	$(11,398)	(20.2%	)	$97,655	$113,373	$(15,718)	(13.9%	)
Gross margin	32.9%	39.3%				35.2%	39.6%

Gross profit and gross margin for the three months ended April 2, 2016 declined primarily due to inefficiencies in executing complex projects resulting in higher than expected costs in Test, higher indirect labor headcount in Test, increased warranty and medical claims and unfavorable leverage from lower sales volumes in Sensors. Foreign currency translation had no impact on the gross margin rate.

Year-to-date gross profit and gross margins declined primarily due to higher compensation expense from the investment in resources in Test and Sensors and inefficiencies in executing complex projects in Test resulting in higher than expected costs. The decrease was further expanded by the redeployment of research and development ("R&D") employees to continuation engineering projects within operations and unfavorable leverage from lower sales volumes in Sensors due to industrial market weakness across the globe. The impact of foreign currency translation on the gross margin rate was minimal.

Selling and marketing expense

	Three months ended		Increased / (Decreased)		Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015			April 2, 2016	March 28, 2015
(in thousands)			$	%			$	%

Selling and marketing	$21,002	$20,304	$698	3.4%	$41,656	$41,558	$98	0.2%
% of Revenue	15.3%	14.1%			15.0%	14.5%

Selling and marketing expense for the three months ended April 2, 2016 increased due to timing of when commissions are earned and higher compensation expense in Test, partially offset by a shift in our product distribution model to utilize more distributors in Test and the favorable impact of currency translation. Excluding the impact of currency translation, selling and marketing expense increased 3.8%.

Year-to-date selling and marketing expense increased slightly due to higher compensation expense in Test, timing of when commissions are earned and higher travel expense, partially offset by a shift in our product distribution model to utilize more distributors in Test, cost containment measures in Sensors and the favorable impact of currency translation. Excluding the impact of currency translation, selling and marketing expense increased 2.4%.

General and administrative expense

	Three months ended		Increased / (Decreased)		Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015			April 2, 2016	March 28, 2015
(in thousands)			$	%			$	%

General and administrative	$14,019	$12,794	$1,225	9.6%	$26,981	$26,996	$(15)	(0.1%	)
% of Revenue	10.2%	8.9%			9.7%	9.4%

General and administrative expense for the three months ended April 2, 2016 increased due to acquisition-related expenses incurred as part of the definitive agreement to acquire PCB of $1,351, partially offset by the favorable impact of foreign currency translation. Excluding the impact of foreign currency and acquisition-related expenses, general and administrative expenses would have decreased 0.1%.

Year-to-date general and administrative expense decreased slightly driven by a reduction in legal costs and the favorable impact of foreign currency translation, partially offset by acquisition-related expenses of $1,351. Excluding the impact of foreign currency and acquisition-related expenses, general and administrative expenses would have decreased 3.4%.

Research and development expense

	Three months ended		Increased / (Decreased)		Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015			April 2, 2016	March 28, 2015
(in thousands)			$	%			$	%

Research and development	$5,752	$5,689	$63	1.1%	$11,046	$11,253	$(207)	(1.8%	)
% of Revenue	4.2%	4.0%			4.0%	3.9%

R&D expense for the three months ended April 2, 2016 increased slightly due to higher compensation expense from headcount additions, partially offset by the redeployment of R&D employees to continuation engineering projects within operations.

Year-to-date R&D expense declined primarily due to lower compensation expense from the redeployment of Test R&D employees to continuation engineering projects within operations, a reduction in Sensors R&D project spending and the favorable impact of foreign currency translation, partially offset by higher compensation expense from headcount additions. Excluding the impact of foreign currency, R&D expenses would have decreased 0.9%.

Income from operations

	Three months ended		Increased / (Decreased)			Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Income from operations	$4,371	$17,755	$(13,384)	(75.4%	)	$17,972	$33,566	$(15,594)	(46.5%	)
% of Revenue	3.2%	12.3%				6.5%	11.7%

Income from operations for the three and six months ended April 2, 2016 declined primarily due to lower gross profit and higher operating expenses, including PCB acquisition-related expenses of $1,351.

Interest income (expense), net

	Three months ended		Increased / (Decreased)		Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015			April 2, 2016	March 28, 2015
(in thousands)			$	%			$	%

Interest income (expense), net	$(257)	$(273)	$16	5.9%	$(458)	$(440)	$(18)	(4.1%	)

Interest income (expense), for the three and six months ended April 2, 2016 was relatively flat.

Other income (expense), net

	Three months ended		Increased / (Decreased)		Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015			April 2, 2016	March 28, 2015
(in thousands)			$	%			$	%

Other income (expense), net	$107	$(607)	$714	117.6%	$(203)	$(1,366)	$1,163	85.1%

The increase in other income (expense), net for the three and six months ended April 2, 2016 was primarily driven by a decrease in the losses on foreign currency transactions.

Provision for income taxes

	Three months ended		Increased / (Decreased)			Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Provision for income taxes	$1,223	$5,169	$(3,946)	(76.3%	)	$2,539	$6,268	$(3,729)	(59.5%	)
Effective Rate	29.0%	30.6%				14.7%	19.7%

The provision for income taxes declined during the three and six months ended April 2, 2016 primarily due to a decrease in income from operations.

The effective tax rate was lower during the three months ended April 2, 2016 due to tax benefits from the enactment of legislation on December 18, 2015 that made the United States R&D tax credit permanent as of January 1, 2015. The six months ended April 2, 2016 also included a discrete benefit of $2,283 related to the reinstatement of the R&D tax credit. The effective tax rate for the six months ended March 28, 2015 includes a tax benefit of $1,836 due to the resolution of audit matters in connection with the IRS examination of tax years ending October 1, 2011 and September 29, 2012. We also recognized a tax benefit of $2,098 during the six months ended March 28, 2015 due to the enactment of tax legislation on December 19, 2014 that retroactively extended the R&D tax credit.

Net income

	Three months ended		Increased / (Decreased)			Six months ended		Increased / (Decreased)
(in thousands, except per share data)	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
			$	%				$	%

Net income	$2,998	$11,706	$(8,708)	(74.4%	)	$14,772	$25,492	$(10,720)	(42.1%	)
Diluted earnings per share	$0.20	$0.77	$(0.57)	(74.0%	)	$0.99	$1.68	$(0.69)	(41.1%	)

Net income for the three and six months ended April 2, 2016 declined due to lower gross profit and higher operating expenses, partially offset by a lower income tax provision. The quarter-to-date and year-to-date diluted earnings per share ("EPS") decline was driven by the decrease in revenue, inefficiencies in execution of complex projects, higher indirect labor headcount in Test, increased warranty and medical claims and PCB acquisition-related expenses.

Orders and backlog

Orders

The following table compares orders, separately identifying the estimated impact of currency translation.

	Three months ended				Six months ended
		Estimated				Estimated
(in thousands)	April 2, 2016	Business change	Currency translation	March 28, 2015	April 2, 2016	Business change	Currency translation	March 28, 2015

Orders	$148,636	$(10,482)	$445	$158,673	$316,845	$27,181	$(4,342)	$294,006

Orders for the three months ended April 2, 2016 were down 6.3% driven by a decline in larger orders (equal to or in excess of $5,000) received in the second quarter of fiscal year 2016 versus the same period in the prior year. The decrease was partially offset by higher order volumes in Sensors and the favorable impact of currency translation. Excluding the impact of currency translation, orders decreased 6.6%. Orders for the three months ended April 2, 2016 and March 28, 2015 included two large orders totaling $13,732 and four large orders totaling $46,496, respectively. Excluding the impact of large orders in both periods, orders grew 20.3% compared to the same quarter last year.

Year-to-date orders were up 7.8% driven by strong orders in the Americas region, partially offset by the unfavorable impact of currency translation. Excluding the impact of currency translation, orders increased 9.2%. The increase was driven by continued strong demand in aerodynamics and durability testing in the ground vehicles market, as well as demand for civil seismic testing in Asia. The increase was partially offset by a reduction in the size of larger orders received in the six months ended April 2, 2016 and lower volumes in Sensors due to the weak industrial market. Orders for the six months ended April 2, 2016 and March 28, 2015 included five large orders totaling $44,315 and five large orders totaling $51,646, respectively. Excluding the impact of large orders in both periods, orders grew 12.4% compared to the same period last year.

Backlog

Backlog of undelivered orders as of April 2, 2016 was $387,613, an increase of 19.5% compared to $324,380 as of March 28, 2015. The majority of the backlog is attributable to Test. We believe backlog is not an absolute indicator of future revenue because a portion of the orders in backlog could be cancelled at the customer's discretion. While the backlog is subject to order cancellations, we have not historically experienced a significant number of order cancellations.

Test segment

Results of operations

The following table compares results of operations for Test, separately identifying the estimated impact of currency translation.

	Three months ended				Six months ended
		Estimated				Estimated
(in thousands)	April 2, 2016	Business change	Currency translation	March 28, 2015	April 2, 2016	Business change	Currency translation	March 28, 2015

Revenue	$113,797	$(4,209)	$(731)	$118,737	$232,607	$917	$(5,132)	$236,822
Cost of sales	80,628	5,318	(563)	75,873	158,419	12,143	(3,939)	150,215

Gross profit	33,169	(9,527)	(168)	42,864	74,188	(11,226)	(1,193)	86,607

Gross margin	29.1%			36.1%	31.9%			36.6%
Operating expenses
Selling and marketing	17,156	1,491	(72)	15,737	33,579	1,995	(587)	32,171
General and administrative	9,942	221	(105)	9,826	20,228	(768)	(320)	21,316
Research and development	4,356	196	—	4,160	8,279	276	—	8,003

Total operating expenses	31,454	1,908	(177)	29,723	62,086	1,503	(907)	61,490

Income from operations	$1,715	$(11,435)	$9	$13,141	$12,102	$(12,729)	$(286)	$25,117

Revenue

	Three months ended		Increased / (decreased)			Six months ended		Increased / (decreased)
	April 2,	March 28,				April 2,	March 28,
(in thousands)	2016	2015	$	%		2016	2015	$	%

Revenue	$113,797	$118,737	$(4,940)	(4.2%	)	$232,607	$236,822	$(4,215)	(1.8%	)

Revenue for the three months ended April 2, 2016 decreased due to a shortage in direct labor and inefficiencies in executing complex projects, which limited progress on several large projects, and an unfavorable impact of currency translation. Excluding the impact of currency translation, revenue decreased 3.5% as the decline in the Americas and Europe regions was partially offset by the improvement in the Asia region.

Year-to-date revenue declined due to an unfavorable impact of currency translation. Excluding the impact of currency translation, revenue increased 0.4% due to higher service revenue, partially offset by a shortage in direct labor and inefficiencies in executing complex projects, which limited progress on several large projects, and a shift in our product distribution model to utilize more distributors. Revenue generated in the Americas and Europe regions was down, while revenue in the Asia region increased slightly.

Gross profit

	Three months ended		Increased / (decreased)			Six months ended		Increased / (decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Gross profit	$33,169	$42,864	$(9,695)	(22.6%	)	$74,188	$86,607	$(12,419)	(14.3%	)
Gross margin	29.1%	36.1%				31.9%	36.6%

Gross profit and the gross margin rate for the three months ended April 2, 2016 declined primarily due to inefficiencies in executing several large complex projects, which required extra engineering resources in order to meet contractual timelines and ultimate customer performance requirements, resulting in higher than expected costs. The decline was further amplified by higher indirect labor headcount, the redeployment of R&D employees to continuation engineering projects, higher warranty and medical claims and the negative impact of currency translation.

Year-to-date gross profit and the gross margin rate were down primarily due to higher indirect labor headcount and inefficiencies in executing several large complex projects, which required extra engineering resources in order to meet contractual timelines and ultimate customer performance requirements, resulting in higher than expected costs. Redeployment of R&D employees to continuation engineering projects, higher concentration of custom projects, continued investment in internal systems and an unfavorable impact of currency translation further magnified the decrease in the gross margin rate.

Selling and marketing expense

	Three months ended		Increased / (decreased)		Six months ended		Increased / (decreased)
	April 2, 2016	March 28, 2015			April 2, 2016	March 28, 2015
(in thousands)			$	%			$	%

Selling and marketing	$17,156	$15,737	$1,419	9.0%	$33,579	$32,171	$1,408	4.4%
% of Revenue	15.1%	13.3%			14.4%	13.6%

Selling and marketing expense for the three months ended April 2, 2016 increased due to higher compensation and travel expenses and timing of when commissions are earned, partially offset by a shift in our product distribution model to utilize more distributors and the favorable impact of currency translation. Excluding the impact of currency translation, selling and marketing expense increased 9.5%.

The year-to-date selling and marketing expense increase was driven by higher compensation expense, timing of when commissions are earned and higher travel expense, partially offset by a shift in our product distribution model to utilize more distributors and the favorable impact of currency translation. Excluding the impact of currency translation, selling and marketing expense increased 6.2%.

General and administrative expense

	Three months ended		Increased / (Decreased)		Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015			April 2, 2016	March 28, 2015
(in thousands)			$	%			$	%

General and administrative	$9,942	$9,826	$116	1.2%	$20,228	$21,316	$(1,088)	(5.1%	)
% of Revenue	8.7%	8.3%			8.7%	9.0%

General and administrative expense for the three months ended April 2, 2016 increased slightly due to higher accounting professional fees, mostly offset by a reduction in legal costs and the favorable impact of currency translation. Excluding the impact of currency translation, general and administrative expense increased 2.2%.

Year-to-date general and administrative expense decreased due to a reduction in legal costs and the favorable impact of currency translation, partially offset by higher accounting professional fees. Excluding the impact of currency translation, general and administrative expense decreased 3.6%.

Research and development expense

	Three months ended		Increased / (Decreased)		Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015			April 2, 2016	March 28, 2015
(in thousands)			$	%			$	%

Research and development	$4,356	$4,160	$196	4.7%	$8,279	$8,003	$276	3.4%
% of Revenue	3.8%	3.5%			3.6%	3.4%

R&D expense for the three and six months ended April 2, 2016 increased slightly due to higher compensation expense from headcount additions, partially offset by the redeployment of R&D employees to continuation engineering projects within operations.

Income from operations

	Three months ended		Increased / (Decreased)			Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Income from operations	$1,715	$13,141	$(11,426)	(86.9%	)	$12,102	$25,117	$(13,015)	(51.8%	)
% of Revenue	1.5%	11.1%				5.2%	10.6%

Income from operations for the three and six months ended April 2, 2016 declined due to higher compensation expense from the investment in labor, shortage in direct labor to complete projects, inefficiencies in executing complex projects and higher selling and marketing expense.

Orders and backlog

Orders

The following table compares orders for Test, separately identifying the estimated impact of currency translation.

	Three months ended				Six months ended
		Estimated				Estimated
(in thousands)	April 2, 2016	Business change	Currency translation	March 28, 2015	April 2, 2016	Business change	Currency translation	March 28, 2015

Orders	$123,890	$(11,422)	$275	$135,037	$271,450	$28,728	$(2,980)	$245,702

Orders for the three months ended April 2, 2016 were down 8.3% due to a decline in larger orders (equal to or in excess of $5,000) received in the second quarter of fiscal year 2016 versus the same period in the prior year. The decrease was partially offset by continued strong demand in ground vehicles and service, along with the favorable impact of currency translation. Orders for the three months ended April 2, 2016 and March 28, 2015 included two large orders totaling $13,732 and four large orders totaling $46,496, respectively. Excluding the impact of large orders in both periods, orders grew 24.4% compared to the same quarter last year.

Year-to-date orders were up 10.5% due to strong orders in the Americas region, partially offset by the unfavorable impact of currency translation. Excluding the impact of currency translation, orders increased 11.7%. The increase was driven by continued strong demand in aerodynamics and durability testing in the ground vehicles market, as well as demand for civil seismic testing in Asia. The increase was partially offset by a reduction in the size of larger orders received in the six months ended April 2, 2016. Orders for the six months ended April 2, 2016 and March 28, 2015 included five large orders totaling $44,315 and five large orders totaling $51,646, respectively. Excluding the impact of large orders in both periods, orders grew 17.0% compared to the same period last year.

Backlog

Backlog of undelivered orders as of April 2, 2016 was $374,154, an increase of 20.3% compared to $310,924 as of March 28, 2015.

Sensors segment

Results of operations

The following table compares results of operations for Sensors, separately identifying the estimated impact of currency translation.

	Three months ended				Six months ended
		Estimated				Estimated
(in thousands)	April 2, 2016	Business change	Currency translation	March 28, 2015	April 2, 2016	Business change	Currency translation	March 28, 2015

Revenue	$23,301	$(1,724)	$(193)	$25,218	$44,992	$(2,851)	$(1,874)	$49,717
Cost of sales	11,326	(112)	(102)	11,540	21,525	(467)	(959)	22,951

Gross profit	11,975	(1,612)	(91)	13,678	23,467	(2,384)	(915)	26,766

Gross margin	51.4%			54.2%	52.2%			53.8%
Operating expenses
Selling and marketing	3,846	(711)	(10)	4,567	8,077	(986)	(324)	9,387
General and administrative	4,077	1,120	(11)	2,968	6,753	1,192	(119)	5,680
Research and development	1,396	(116)	(17)	1,529	2,767	(382)	(101)	3,250

Total operating expenses	9,319	293	(38)	9,064	17,597	(176)	(544)	18,317

Income from operations	$2,656	$(1,905)	$(53)	$4,614	$5,870	$(2,208)	$(371)	$8,449

Revenue

	Three months ended		Increased / (decreased)			Six months ended		Increased / (decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Revenue	$23,301	$25,218	$(1,917)	(7.6%	)	$44,992	$49,717	$(4,725)	(9.5%	)

Revenue decreased during the three months ended April 2, 2016, driven by timing of orders in the quarter resulting in lower sales volumes in all regions, primarily in the industrial markets. Excluding the impact of currency translation, Sensors revenue was down 6.8%. Sensors sales were negatively affected by industrial market weakness around the globe, specifically in the heavy industrial machine steel, fluid power and oil and gas markets.

Lower sales volumes and the negative effect of currency translation primarily drove the year-to-date revenue decrease. Excluding the impact of currency translation, Sensors year-to-date revenue was down 5.7% and was negatively affected by industrial market weakness around the globe, specifically in the heavy industrial machine steel, fluid power and oil and gas markets.

Gross profit

	Three months ended		Increased / (Decreased)			Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Gross profit	$11,975	$13,678	$(1,703)	(12.5%	)	$23,467	$26,766	$(3,299)	(12.3%	)
Gross margin	51.4%	54.2%				52.2%	53.8%

Gross profit declined during the three months ended April 2, 2016 primarily due to lower sales volumes from the weak industrial market. Excluding the impact of currency translation, the gross margin rate declined 2.8 percentage points driven by unfavorable leverage from lower sales volumes and higher compensation expense for headcount additions.

Gross profit declined year-to-date primarily due to the unfavorable impact of currency translation and lower sales volumes from the weak industrial market. Excluding the impact of currency translation, the gross margin rate declined 1.8 percentage points driven by unfavorable leverage from lower sales volumes and higher compensation expense for headcount additions.

Selling and marketing expense

	Three months ended		Increased / (Decreased)			Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Selling and marketing	$3,846	$4,567	$(721)	(15.8%	)	$8,077	$9,387	$(1,310)	(14.0%	)
% of Revenue	16.5%	18.1%				18.0%	18.9%

The decrease in selling and marketing expense for the three months ended April 2, 2016 was primarily driven by lower compensation expense and reduced travel expense as part of cost containment measures. Excluding the impact of currency translation, selling and marketing expense declined 15.6%.

Year-to-date selling and marketing expense decrease was primarily driven by the favorable impact of currency translation, lower compensation expense and reduced travel expense as part of cost containment measures. Excluding the impact of currency translation, selling and marketing expense declined 10.5%.

General and administrative expense

	Three months ended		Increased / (Decreased)		Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015			April 2, 2016	March 28, 2015
(in thousands)			$	%			$	%

General and administrative	$4,077	$2,968	$1,109	37.4%	$6,753	$5,680	$1,073	18.9%
% of Revenue	17.5%	11.8%			15.0%	11.4%

General and administrative expense for the three months ended April 2, 2016 increased primarily due to acquisition-related expenses of $1,351, offset by reduced travel expense as part of cost containment measures. Excluding the impact of currency translation and acquisition-related expenses, general and administrative expense decreased 7.8%.

Year-to-date general and administrative expense increased primarily due to acquisition-related expenses of $1,351 and increased compensation expense for headcount additions made throughout the fiscal year ended October 3, 2015, offset by the favorable impact of currency translation. Excluding the impact of currency translation and acquisition-related expenses, general and administrative expense decreased 2.8%.

Research and development expense

	Three months ended		Increased / (Decreased)			Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Research and development	$1,396	$1,529	$(133)	(8.7%	)	$2,767	$3,250	$(483)	(14.9%	)
% of Revenue	6.0%	6.1%				6.1%	6.5%

The decrease in R&D expense for the three months ended April 2, 2016 was primarily driven by lower compensation from headcount reductions and a decline in R&D project spending as part of cost containment measures. Excluding the impact of currency translation, R&D expense decreased 7.6%.

Year-to-date R&D expense decline was primarily driven by lower compensation from headcount reductions and a decline in R&D project spending as part of cost containment measures and the favorable impact of currency translation. Excluding the impact of currency translation, R&D expense decreased 11.8%.

Income from operations

	Three months ended
			Increased / (Decreased)			Six months ended		Increased / (Decreased)
	April 2, 2016	March 28, 2015				April 2, 2016	March 28, 2015
(in thousands)			$	%				$	%

Income from operations	$2,656	$4,614	$(1,958)	(42.4%	)	$5,870	$8,449	$(2,579)	(30.5%	)
% of Revenue	11.4%	18.3%				13.0%	17.0%

Income from operations declined in both the three and six months ended April 2, 2016 due to lower revenue and acquisition-related expenses of $1,351, partially offset by a reduction in operating expenses.

Orders and backlog

Orders

The following table compares orders for Sensors, separately identifying the estimated impact of currency translation.

	Three months ended				Six months ended
		Estimated				Estimated
(in thousands)	April 2, 2016	Business change	Currency translation	March 28, 2015	April 2, 2016	Business change	Currency translation	March 28, 2015

Orders	$24,746	$940	$170	$23,636	$45,395	$(1,547)	$(1,362)	$48,304

Orders increased 4.7% for the three months ended April 2, 2016 driven by higher order volumes at the end of the period and the favorable impact of currency translation. Excluding the impact of currency translation for the three months ended April 2, 2016, orders increased 4.0%.

Orders decreased 6.0% year-to-date driven by lower order volumes in all regions due to the weak industrial market and the unfavorable impact of currency translation. Excluding the impact of currency translation year-to-date, orders decreased 3.2%.

Backlog

Backlog of undelivered orders as of April 2, 2016 was $13,459, flat compared to $13,456 as of March 28, 2015.

Fiscal year 2015 compared to fiscal year 2014

Total company

Results of operations

The following table compares results of operations in fiscal years 2015 and 2014, separately identifying the estimated impact of currency translation and the acquisition of Roehrig Engineering, Inc. ("REI") in fiscal year 2014.

		Estimated
(in thousands)	2015	Business change	REI acquisition	Currency translation	2014

Revenue	$563,934	$27,292	$5,432	$(33,118)	$564,328
Cost of sales	344,321	22,295	3,740	(22,399)	340,685

Gross profit	219,613	4,997	1,692	(10,719)	223,643

Gross margin	38.9%				39.6%
Operating expenses:
Selling and marketing	82,974	(227)	117	(5,052)	88,136
General and administrative	51,438	1,284	921	(2,174)	51,407
Research and development	23,705	384	—	(523)	23,844

Total operating expenses	158,117	1,441	1,038	(7,749)	163,387

Income from operations	$61,496	$3,556	$654	$(2,970)	$60,256

Severance and related costs

We initiated workforce reductions and other cost reduction actions during fiscal year 2014. As a result of these actions, we incurred severance and related costs of $6,336 in fiscal year 2014, of which $3,507, $1,805, and $1,024 were reported in cost of sales, selling and marketing, and general and administrative expense, respectively. No severance and related costs were recognized in fiscal year 2015.

Revenue

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Revenue	$563,934	$564,328	$(394)	(0.1%	)

Revenue was essentially flat. Increases in revenue from higher sales volumes, the impact of the 53rd week in fiscal year 2015 and $5,432 from the acquisition of REI which was completed in fiscal year 2014 were more than offset by the negative impact of currency translation. Excluding the impact of currency translation, revenue increased 5.8%. Test revenue increased $4,727 due to higher sales volumes, the impact of the 53rd week in fiscal year 2015 and the acquisition of REI which was completed in fiscal year 2014, partially offset by a 4.6% unfavorable currency translation. Sensors revenue declined $5,121 driven by an 11.3% unfavorable impact of currency translation.

The following table compares revenue in fiscal years 2015 and 2014 by geography.

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Americas	$173,523	$176,133	$(2,610)	(1.5%	)
Europe	149,308	179,043	(29,735)	(16.6%	)
Asia	241,103	209,152	31,951	15.3%

Total Revenue	$563,934	$564,328	$(394)	(0.1%	)

Although selective product price changes were implemented during each of these fiscal years, the overall impact of pricing changes did not have a material effect on revenue.

Gross profit

			Increased / (Decreased)
(in thousands)	2015	2014	$		%

Gross profit	$219,613	$223,643	$(4,030)		(1.8%	)
Gross margin	38.9%	39.6%	(0.7	) ppts

Gross profit declined due to the negative impact of currency translation, unfavorable product mix and an investment in labor and systems to improve utilization in the upcoming fiscal year. Due to a higher concentration of manufacturing performed in the U.S., currency had a 0.3 percentage point positive impact on the gross margin rate. Excluding the impact of currency translation, the gross margin rate decreased by 1.0 percentage point primarily driven by unfavorable product mix resulting from a higher number of custom projects which generally have lower margins and an investment in labor and systems to improve utilization in the upcoming fiscal year. The decrease was partially offset by severance and related costs of $3,507 recognized in fiscal year 2014 and nine months of profit totaling $1,692 from the acquisition of REI in fiscal year 2014.

Selling and marketing expense

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Selling and marketing	$82,974	$88,136	$(5,162)	(5.9%	)
% of Revenue	14.7%	15.6%

Selling and marketing expenses decreased due to a favorable impact of currency translation, severance and related costs of $1,805 during fiscal year 2014 and lower external commissions as a result of revenue timing, partially offset by merit increases and the timing of selling activities to drive future revenue growth.

General and administrative expense

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

General and administrative	$51,438	$51,407	$31	0.1%
% of Revenue	9.1%	9.1%

The general and administrative expense increase was driven by an estimated favorable impact of currency translation and $1,024 of severance and related costs incurred in fiscal year 2014 that did not recur in fiscal year 2015, offset by increased professional fees and nine months of expenses totaling $921 related to the acquisition of REI completed in fiscal year 2014.

Research and development expense

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Research and development	$23,705	$23,844	$(139)	(0.6%	)
% of Revenue	4.2%	4.2%

Research and development expense declined primarily due to an increase in the capitalization of internally developed software labor of $1,472 as headcount was reallocated to internally developed software activities and a favorable impact of currency translation, partially offset by higher compensation and benefits related to increased headcount.

Income from operations

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Income from operations	$61,496	$60,256	$1,240	2.1%
% of Revenue	10.9%	10.7%

Income from operations increased primarily due to lower operating expenses.

Interest expense, net

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Interest expense, net	$795	$692	$103	14.9%

Interest expense, net was higher due to higher average borrowings on our credit facility.

Other (expense) income, net

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Other expense, net	$1,529	$1,121	$408	36.4%

The increase in other expense, net was primarily driven by increased net losses on foreign currency transactions.

Provision for income taxes

			Increased / (Decreased)
(in thousands)	2015	2014	$		%

Provision for income taxes	$13,710	$16,434	$(2,724)		(16.6%	)
Effective Rate	23.2%	28.1%	(4.9)	ppts

The decreased provision for income taxes during fiscal year 2015 was primarily due to a decrease in the effective tax rate. The decrease in the effective tax rate was primarily driven by the enactment of tax legislation during the three months ended December 27, 2014 that retroactively extended the United States research and development tax credit and resulted in a tax benefit of $2,098 in the first quarter of fiscal year 2015. In addition, we recognized a tax benefit of $1,836 associated with the favorable resolution in 2015 of audit matters in connection with the Internal Revenue Service examination of tax years ending October 1, 2011 and September 29, 2012. The 2015 rate was also favorably impacted by our geographic mix of earnings, with foreign income generally taxed at lower rates than domestic income. The 2014 effective tax rate includes a one-time benefit due to the recognition of additional federal and state research and development credit benefits of $2,563 which related to prior years.

Net income

			Increased / (Decreased)
(in thousands, except per share data)	2015	2014	$	%

Net income	$45,462	$42,009	$3,453	8.2%
Diluted earnings per share	3.00	2.73	0.27	9.9%

A $6,336 charge for severance and related costs negatively impacted fiscal year 2014 earnings per diluted share by $0.28. Excluding the severance and related costs, diluted earnings per share in fiscal year 2014 would have been essentially flat year-over-year.

Orders and backlog

The following table compares orders in fiscal years 2015 and 2014, separately identifying the estimated impact of currency translation and the acquisition of REI in fiscal year 2014.

		Estimated
(in thousands)	2015	Business change	REI acquisition	Currency translation	2014

Orders	$618,296	$35,159	$6,392	$(38,841)	$615,586

Orders were up 0.4% driven by strong orders in Asia, partially offset by the unfavorable impact of currency translations. Excluding the impact of currency translation, orders increased 6.7%. Orders for fiscal year 2015 included six large orders in Asia totaling $67,696 and one large order in the Americas totaling $5,150. Orders for fiscal year 2014 included six large orders in Asia totaling $42,249 and two large Americas orders totaling $19,028.

The following table compares orders in fiscal years 2015 and 2014 by geography.

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Americas	$158,735	$188,738	$(30,003)	(15.9%	)
Europe	157,383	170,563	(13,180)	(7.7%	)
Asia	302,178	256,285	45,893	17.9%

Total Orders	$618,296	$615,586	$2,710	0.4%

Backlog of undelivered orders at October 3, 2015 was $353,013, an increase of $26,540 or 8.1%, compared to backlog of $326,473 at September 27, 2014. The majority of this backlog is related to Test. Based on anticipated manufacturing schedules, we estimate that approximately $267,000 of the backlog at October 3, 2015 will be converted into revenue during fiscal year 2016 (76% conversion). The conversion rate is slightly down from the prior year rate of 77% due to a shift from short cycle, quicker turning orders to larger custom orders in fiscal year 2015.

We believe backlog is not an absolute indicator of future revenue because a portion of the orders in backlog could be cancelled at the customer's discretion. While the backlog is subject to order cancellations, we have not historically experienced a significant number of order cancellations. During fiscal year 2015, two custom orders in Test totaling approximately $8,484 were cancelled. During fiscal year 2014, one custom order in Test totaling approximately $11,109 was cancelled. These cancelled orders were booked in a fiscal year prior to the year in which they were cancelled.

Test segment

Results of operations

The following table compares results of operations in fiscal years 2015 and 2014 for Test, separately identifying the estimated impact of currency translation and the acquisition of REI in fiscal year 2014.

		Estimated
(in thousands)	2015	Business change	REI acquisition	Currency translation	2014

Revenue	$462,880	$20,435	$5,432	$(21,140)	$458,153
Cost of sales	298,011	18,311	3,740	(16,738)	292,698

Gross profit	164,869	2,124	1,692	(4,402)	165,455

Gross margin	35.6%				36.1%
Operating expenses:
Selling and marketing	64,446	(1,231)	117	(2,905)	68,465
General and administrative	40,561	595	921	(924)	39,969
Research and development	17,577	410	—	(6)	17,173

Total operating expenses	122,584	(226)	1,038	(3,835)	125,607

Income from operations	$42,285	$2,350	$654	$(567)	$39,848

Revenue

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Revenue	$462,880	$458,153	$4,727	1.0%

The increase in revenue was primarily a result of strong engineer-to-order revenue converted from a higher beginning of the year backlog, productivity improvements and the favorable impact of a 53rd week in fiscal year 2015, partially offset by the unfavorable impact of currency translation. Excluding the impact of currency translation, revenue increased 5.6%.

The following table compares revenue in fiscal years 2015 and 2014 for Test by geography.

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Americas	$142,464	$144,633	$(2,169)	(1.5%	)
Europe	100,501	126,886	(26,385)	(20.8%	)
Asia	219,915	186,634	33,281	17.8%

Total Revenue	$462,880	$458,153	$4,727	1.0%

Gross profit

			Increased / (Decreased)
(in thousands)	2015	2014	$		%

Gross profit	$164,869	$165,455	$(586)		(0.4%	)
Gross margin	35.6%	36.1%	(0.5)	ppts

Gross profit declined primarily due to the negative impact of currency translation, partially offset by $3,507 of severance and related costs recognized in fiscal year 2014 and nine months of profit related to the fiscal year 2014 acquisition of REI in the amount of $1,692. Excluding the aforementioned, the gross margin rate decreased 1.8 percentage points driven by unfavorable product mix as fiscal year 2015 gross profit included a higher number of large custom projects which generally have lower margins.

Selling and marketing expense

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Selling and marketing	$64,446	$68,465	$(4,019)	(5.9%	)
% of Revenue	13.9%	14.9%

Selling and marketing expense declined primarily due to the favorable impact of currency translation, lower external commissions due to timing of revenue and severance and related costs of $1,799 recognized in fiscal year 2014, partially offset by merit increases and timing of selling activities to drive future revenue growth.

General and administrative expense

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

General and administrative	$40,561	$39,969	$592	1.5%
% of Revenue	8.8%	8.7%

The general and administrative expense increase was driven by increased spending related to professional fees and nine months of expenses totaling $921 related to the acquisition of REI completed in fiscal year 2014, partially offset by the favorable impact of currency translation.

Research and development expense

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Research and development	$17,577	$17,173	$404	2.4%
% of Revenue	3.8%	3.7%

Research and development expense increased primarily due to an increase in headcount resulting in higher compensation expense.

Income from operations

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Income from operations	$42,285	$39,848	$2,437	6.1%
% of Revenue	9.1%	8.7%

Income from operations increased due to lower operating expenses.

Orders and backlog

The following table compares orders in fiscal years 2015 and 2014 for Test, separately identifying the estimated impact of currency translation and the acquisition of REI in fiscal year 2014.

		Estimated
(in thousands)	2015	Business change	REI acquisition	Currency translation	2014

Orders	$519,049	$32,656	$6,392	$(27,222)	$507,223

Orders increased 2.3% driven by strong orders in Asia and Europe fueled by the ground vehicle market, partially offset by the unfavorable impact of currency translation. Excluding the impact of currency translation, orders increased 7.7%. Orders for fiscal year 2015 included six large orders in Asia totaling $67,696 and one large order in the Americas totaling $5,150. Orders for fiscal year 2014 included six large orders in Asia totaling $42,249 and two large Americas orders totaling $19,028. In fiscal year 2015, Test accounted for 83.9% of total Company orders, compared to 82.4% in fiscal year 2014.

The following table compares orders in fiscal years 2015 and 2014 for Test by geography.

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Americas	$126,760	$157,354	$(30,594)	(19.4%	)
Europe	110,435	116,105	(5,670)	(4.9%	)
Asia	281,854	233,764	48,090	20.6%

Total Orders	$519,049	$507,223	$11,826	2.3%

Backlog of undelivered orders at October 3, 2015 was $339,967, an increase of 9.7% from backlog of $309,994 at September 27, 2014. As previously mentioned, backlog at the end of fiscal years 2015 and 2014 was negatively impacted by two custom orders in Test totaling approximately $8,484 and one custom order totaling approximately $11,109, respectively.

Sensors segment

Results of operations

The following table compares results of operations in fiscal years 2015 and 2014 for Sensors, separately identifying the estimated impact of currency translation.

		Estimated
(in thousands)	2015	Business change	Currency translation	2014

Revenue	$101,054	$6,857	$(11,978)	$106,175
Cost of sales	46,310	3,984	(5,661)	47,987

Gross profit	54,744	2,873	(6,317)	58,188

Gross margin	54.2%			54.8%
Operating expenses:
Selling and marketing	18,528	1,004	(2,147)	19,671
General and administrative	10,877	689	(1,250)	11,438
Research and development	6,128	(26)	(517)	6,671

Total operating expenses	35,533	1,667	(3,914)	37,780

Income from operations	$19,211	$1,206	$(2,403)	$20,408

Revenue

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Revenue	$101,054	$106,175	$(5,121)	(4.8%	)

The decrease in revenue was primarily driven by the negative impact of currency translation. Excluding the impact of currency translation, Sensors revenue was up 6.5% driven by a higher beginning of the period backlog for fiscal year 2015 and additional sales in machine markets due to the favorable Euro exchange rates prompting customers to buy.

The following table compares revenue in fiscal years 2015 and 2014 for Sensors by geography.

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Americas	$31,059	$31,500	$(441)	(1.4%	)
Europe	48,807	52,157	(3,350)	(6.4%	)
Asia	21,188	22,518	(1,330)	(5.9%	)

Total Revenue	$101,054	$106,175	$(5,121)	(4.8%	)

Gross profit

			Increased / (Decreased)
(in thousands)	2015	2014	$		%

Gross profit	$54,744	$58,188	$(3,444)		(5.9%	)
Gross margin	54.2%	54.8%	(0.6	) ppts

Gross profit declined primarily due to the unfavorable impact of currency translation. Excluding the impact of currency translation, the gross margin rate declined 0.8 percentage points due to an unfavorable product mix resulting from sales increases in certain lower margin industrial markets.

Selling and marketing expense

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Selling and marketing	$18,528	$19,671	$(1,143)	(5.8%	)
% of Revenue	18.3%	18.5%

The decrease in selling and marketing expense was primarily driven by the favorable impact of currency translation, partially offset by higher compensation and benefits resulting from increased headcount to support future revenue growth.

General and administrative expense

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

General and administrative	$10,877	$11,438	$(561)	(4.9%	)
% of Revenue	10.8%	10.8%

The decrease in general and administrative expense was primarily driven by the favorable impact of currency translation and cost containment measures, partially offset by increased compensation.

Research and development expense

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Research and development	$6,128	$6,671	$(543)	(8.1%	)
% of Revenue	6.1%	6.3%

The decrease in research and development expense was primarily driven by the favorable impact of currency translation and cost containment measures, partially offset by increased compensation and benefits expense resulting from increased headcount.

Income from operations

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Income from operations	$19,211	$20,408	$(1,197)	(5.9%	)
% of Revenue	19.0%	19.2%

Income from operations decreased primarily as a result of decreased gross profit, partially offset by lower operating expenses.

Orders and backlog

The following table compares orders in fiscal years 2015 and 2014 for Sensors, separately identifying the estimated impact of currency translation.

		Estimated
(in thousands)	2015	Business change	Currency translation	2014

Orders	$99,247	$2,503	$(11,619)	$108,363

The decline in orders was primarily driven by the unfavorable impact of currency translations. Excluding the impact of currency translation, Sensors orders were up 2.3% from increases in all geographies. Sensors accounted for 16.1% of total Company orders, compared to 17.6% for fiscal year 2014.

The following table compares orders in fiscal years 2015 and 2014 for Sensors by geography.

			Increased / (Decreased)
(in thousands)	2015	2014	$	%

Americas	$31,975	$31,384	$591	1.9%
Europe	46,948	54,458	(7,510)	(13.8%	)
Asia	20,324	22,521	(2,197)	(9.8%	)

Total Orders	$99,247	$108,363	$(9,116)	(8.4%	)

Backlog of undelivered orders at October 3, 2015 was $13,046, a decrease of 20.8% compared to backlog of $16,479 at September 27, 2014.

Fiscal year 2014 compared to fiscal year 2013

Total company

Results of operations

The following table compares results of operations in fiscal years 2014 and 2013, separately identifying the estimated impact of currency translation and the acquisition of REI in fiscal year 2014.

		Estimated
(in thousands)	2014	Business change	REI acquisition	Currency translation	2013

Revenue	$564,328	$(7,320)	$2,294	$(85)	$569,439
Cost of sales	340,685	858	1,766	561	337,500

Gross profit	223,643	(8,178)	528	(646)	231,939

Gross margin	39.6%				40.7%
Operating expenses:
Selling and marketing	88,136	6,765	240	122	81,009
General and administrative	51,407	2,783	263	198	48,163
Research and development	23,844	919	—	113	22,812

Total operating expenses	163,387	10,467	503	433	151,984

Income from operations	$60,256	$(18,645)	$25	$(1,079)	$79,955

Revenue

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Revenue	$564,328	$569,439	$(5,111)	(0.9%	)

The decrease was driven by lower backlog at the end of fiscal year 2013 and a higher content of slower turning backlog in Test, partially offset by increased order volumes in Sensors and increased service revenue in Test. Test revenue decreased 3.4% to $458,153, while Sensors revenue increased 11.4% to $106,175.

The following table compares revenue in fiscal years 2014 and 2013 by geography.

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Americas	$176,133	$165,677	$10,456	6.3%
Europe	179,043	178,610	433	0.2%
Asia	209,152	225,152	(16,000)	(7.1%	)

Total Revenue	$564,328	$569,439	$(5,111)	(0.9%	)

Although selective product price changes were implemented during each of these fiscal years, the overall impact of pricing changes did not have a material effect on revenue.

Gross profit

			Increased / (Decreased)
(in thousands)	2014	2013	$		%

Gross profit	$223,643	$231,939	$(8,296)		(3.6%	)
Gross margin	39.6%	40.7%	(1.1	) ppts

The previously mentioned severance and related costs of $3,507 unfavorably impacted gross profit as a percentage of revenue by 0.7 percentage points. In addition, unfavorable product mix from a higher proportion of revenue from lower margin products decreased our gross margin percent by 1.2 percentage points. These unfavorable factors were partially offset by a 0.5 percentage point increase in gross margin primarily driven by the favorable impact of an increase in Sensors revenue, which is higher margin, compared to total Company revenue and a reduction in various miscellaneous manufacturing expenses.

Selling and marketing expense

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Selling and marketing	$88,136	$81,009	$7,127	8.8%
% of Revenue	15.6%	14.2%

The increase was driven by higher compensation and benefits resulting from increased headcount, higher sales commissions based on the increase in orders, as well as the previously mentioned severance and related costs of $1,805 during fiscal year 2014.

General and administrative expense

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

General and administrative	$51,407	$48,163	$3,244	6.7%
% of Revenue	9.1%	8.5%

The increases were primarily driven by higher compensation and benefits driven by increased headcount of approximately $2,600, higher legal expenses of approximately $1,800, as well the previously mentioned severance and related costs of $1,024 which was partially offset by lower consulting fees of approximately $1,700 and other miscellaneous expenses of approximately $500 in fiscal year 2014.

Research and development expense

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Research and development	$23,844	$22,812	$1,032	4.5%
% of Revenue	4.2%	4.0%

The increase was driven by higher compensation and benefits resulting from increased headcount in both Test and Sensors.

Income from operations

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Income from operations	$60,256	$79,955	$(19,699)	(24.6%	)
% of Revenue	10.7%	14.0%

Excluding the previously mentioned severance and related costs of $6,336, income from operations decreased 16.7% for fiscal year 2014, driven by a $4,789 decrease in gross profit and an $8,574 increase in operating expenses resulting from ongoing investments for growth in sales and research and development.

Historically, our operating costs have been impacted by a level of inflation ranging from –1% to 4%. We use a number of strategies to mitigate the effects of cost inflation including cost productivity initiatives such as global procurement strategies, as well as price increases. However, if our operating costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs.

Interest expense, net

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Interest expense, net	$692	$334	$358	107.2%

The increase was driven by a relatively higher level of outstanding borrowings under the Company's credit facility during fiscal year 2014 compared to fiscal year 2013.

Other expense, net

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Other expense, net	$1,121	$367	$754	205.4%

The increase in net expense was primarily driven by $600 of royalty income in fiscal year 2013 that we did not receive in fiscal year 2014.

Provision for income taxes

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Provision for income taxes	$16,434	$21,448	$(5,014)	(23.4%	)
Effective Rate	28.1%	27.1%

The decrease in the provision for income taxes was primarily due to decreased income before income taxes. The tax rate was unfavorably impacted by lower R&D tax credits in the current year due to the expiration of the R&D tax credit. Both fiscal years 2014 and 2013 had one-time tax benefits associated with R&D tax credits that caused our effective tax rate to be lower than it has been historically.

Net income

			Increased / (Decreased)
(in thousands, except per share data)	2014	2013	$	%

Net income	$42,009	$57,806	$(15,797)	(27.3%	)
Diluted earnings per share	2.73	3.64	(0.91)	(25.0%	)

The decrease was primarily driven by lower income from operations. The previously mentioned $6,336 charge for severance and related costs in fiscal year 2014 negatively impacted earnings per diluted share by $0.28.

Orders and backlog

The following table compares orders in fiscal years 2014 and 2013, separately identifying the estimated impact of currency translation and the acquisition of REI in fiscal year 2014.

		Estimated
(in thousands)	2014	Business change	REI acquisition	Currency translation	2013

Orders	$615,586	$48,079	$2,083	$(1,994)	$567,418

Orders totaled $615,586, an increase of $48,168 or 8.5%, compared to orders of $567,418 for fiscal year 2013. Fiscal year 2014 orders included eight large orders (equal to or in excess of $5,000) totaling $61,277. The large orders were comprised of six large Asian and two large Americas' Test orders totaling $42,249 and $19,028, respectively. Fiscal year 2013 orders included five large orders totaling $37,394, and included three large European and two large Americas' Test orders totaling $22,238 and $15,156, respectively. Excluding the large orders, base orders increased 4.6%, reflecting 3.1% growth in Test, primarily in the Americas and Asia, as well as 11.3% growth in Sensor which experienced growth across all geographies.

The following table compares orders in fiscal years 2014 and 2013 by geography.

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Americas	$188,738	$169,017	$19,721	11.7%
Europe	170,563	181,823	(11,260)	(6.2%	)
Asia	256,285	216,578	39,707	18.3%

Total Orders	$615,586	$567,418	$48,168	8.5%

Backlog of undelivered orders at September 27, 2014 was $326,473, an increase of $36,322, or 12.5%, compared to backlog of $290,151 at September 28, 2013. We believe backlog is not an absolute indicator of future revenue because a portion of the orders in backlog could be cancelled at the customer's discretion.

While the backlog is subject to order cancellations, we have not historically experienced a significant number of order cancellations. During fiscal year 2014, one custom order in Test totaling approximately $11,109 was cancelled. During fiscal year 2013, one custom order in Test totaling approximately $2,110 was cancelled. These cancelled orders were booked in a fiscal year prior to the year in which they were cancelled.

Test segment

Results of operations

The following table compares results of operations in fiscal years 2014 and 2013 for Test, separately identifying the estimated impact of currency translation and the acquisition of REI in fiscal year 2014.

		Estimated
(in thousands)	2014	Business change	REI acquisition	Currency translation	2013

Revenue	$458,153	$(18,437)	$2,294	$177	$474,119
Cost of sales	292,698	(5,740)	1,766	536	296,136

Gross profit	165,455	(12,697)	528	(359)	177,983

Gross margin	36.1%				37.5%
Operating expenses:
Selling and marketing	68,465	4,483	240	308	63,434
General and administrative	39,969	3,266	263	166	36,274
Research and development	17,173	(119)	—	1	17,291

Total operating expenses	125,607	7,630	503	475	116,999

Income from operations	$39,848	$(20,327)	$25	$(834)	$60,984

Revenue

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Revenue	$458,153	$474,119	$(15,966)	(3.4%	)

Revenue was $458,153, a decrease of $15,966 or 3.4%, compared to revenue of $474,119 for fiscal year 2013, including an estimated $177 favorable impact of currency translation. This decrease was primarily driven by lower backlog at the end of fiscal year 2013 as well as the timing of conversion of custom order backlog, partially offset by growth in service and standard products.

The following table compares revenue in fiscal years 2014 and 2013 for Test by geography.

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Americas	$144,633	$138,340	$6,293	4.5%
Europe	126,886	131,197	(4,311)	(3.3%	)
Asia	186,634	204,582	(17,948)	(8.8%	)

Total Revenue	$458,153	$474,119	$(15,966)	(3.4%	)

Gross profit

			Increased / (Decreased)
(in thousands)	2014	2013	$		%

Gross profit	$165,455	$177,983	$(12,528)		(7.0%	)
Gross margin	36.1%	37.5%	(1.4	)ppts

The previously mentioned severance and related costs of $3,507 unfavorably impacted gross profit as a percentage of revenue by 0.8 percentage points. Excluding these costs, the gross margin rate decreased by 0.6 percentage points. The decreased gross profit rate was driven by decreased Test volume, unfavorable product mix from a higher content of custom projects partially offset by reductions in compensation and benefits from lower than expected variable rate compensation and discretionary contributions related to an employee retirement plan.

Selling and marketing expense

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Selling and marketing	$68,465	$63,434	$5,031	7.9%
% of Revenue	14.9%	13.4%

The increase was driven by continued investment in sales expansion to drive future revenue growth, higher sales commissions due to the increase in orders, as well as the previously mentioned severance and related costs of $1,799 in fiscal year 2014. The continued investment in sales expansion primarily consists of higher compensation and benefits resulting from increased headcount.

General and administrative expense

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

General and administrative	$39,969	$36,274	$3,695	10.2%
% of Revenue	8.7%	7.7%

The increase was primarily driven by higher legal expenses, higher compensation and benefits driven by increased headcount, as well as the previously mentioned severance and related costs of $1,024 in fiscal year 2014. These increases were partially offset by a lower level of investment in productivity and infrastructure initiatives.

Research and development expense

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Research and development	$17,173	$17,291	$(118)	(0.7%	)
% of Revenue	3.7%	3.6%

The decrease was primarily driven by the re-allocation of certain engineering resources to work on backlog conversion.

Income from operations

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Income from operations	$39,848	$60,984	$(21,136)	(34.7%	)
% of Revenue	8.7%	12.9%

Excluding the previously mentioned severance and related costs of $6,330, income from operations decreased 24.3%, driven by decreased gross profit as well as a $5,785 increase in operating expenses.

Orders and backlog

The following table compares orders in fiscal years 2014 and 2013 for Test, separately identifying the estimated impact of currency translation and the acquisition of REI in fiscal year 2014.

		Estimated
(in thousands)	2014	Business change	REI acquisition	Currency translation	2013

Orders	$507,223	$36,890	$2,083	$(1,774)	$470,024

Orders totaled $507,223, an increase of $37,199 or 7.9% compared to orders of $470,024 for fiscal year 2013, primarily driven by 3.1% growth in base orders as well as variability in large orders. Large orders for fiscal year 2014 were $61,277. There were six large orders in Asia and two large orders in the Americas totaling $42,249 and $19,028, respectively. Orders in Asia consisted of two orders totaling $17,159 in the structures market and four orders totaling $25,090 in the ground vehicles market. Orders in Americas consisted of two orders totaling $19,028, one of which was a $12,199 order in the ground vehicles market and the other was a $6,829 order in the structures market. Large orders in fiscal year 2013 totaled $37,394 and included three large European orders in the ground vehicles market totaling approximately $22,238. In addition, fiscal year 2013 orders included two large Americas' orders in the ground vehicles market totaling approximately $15,156. Currency translation unfavorably impacted orders by approximately $1,774. Test accounted for 82.4% of total Company orders, compared to 82.8% for fiscal year 2013.

The following table compares orders in fiscal years 2014 and 2013 for Test by geography.

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Americas	$157,354	$140,455	$16,899	12.0%
Europe	116,105	133,911	(17,806)	(13.3%	)
Asia	233,764	195,658	38,106	19.5%

Total Orders	$507,223	$470,024	$37,199	7.9%

Backlog of undelivered orders at September 27, 2014 was $309,994, an increase of 12.7% from backlog of $275,020 at September 28, 2013. As previously mentioned, backlog at the end of fiscal year 2014 was negatively impacted by a custom order in Test totaling approximately $11,109 that was cancelled during the second quarter of fiscal year 2014. Also, as previously mentioned, backlog at the end of fiscal year 2013 was negatively impacted by the cancellation of one custom order totaling approximately $2,110.

Sensors segment

Results of operations

The following table compares results of operations in fiscal years 2014 and 2013 for Sensors, separately identifying the estimated impact of currency translation.

		Estimated
(in thousands)	2014	Business change	Currency translation	2013

Revenue	$106,175	$11,117	$(262)	$95,320
Cost of sales	47,987	6,598	25	41,364

Gross profit	58,188	4,519	(287)	53,956

Gross margin	54.8%			56.6%
Operating expenses:
Selling and marketing	19,671	2,282	(186)	17,575
General and administrative	11,438	(483)	32	11,889
Research and development	6,671	1,038	112	5,521

Total operating expenses	37,780	2,837	(42)	34,985

Income from operations	$20,408	$1,682	$(245)	$18,971

Revenue

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Revenue	$106,175	$95,320	$10,855	11.4%

The increase was primarily driven by higher beginning of period backlog and increased order volume.

The following table compares revenue in fiscal years 2014 and 2013 for Sensors by geography.

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Americas	$31,500	$27,337	$4,163	15.2%
Europe	52,157	47,413	4,744	10.0%
Asia	22,518	20,570	1,948	9.5%

Total Revenue	$106,175	$95,320	$10,855	11.4%

Gross profit

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Gross profit	$58,188	$53,956	$4,232	7.8%
Gross margin	54.8%	56.6%	(1.8) ppts

Gross profit was $58,188, an increase of $4,232 or 7.8%, compared to gross profit of $53,956 for fiscal year 2013. Gross profit as a percentage of revenue was 54.8%, down compared to fiscal year 2013.

Selling and marketing expense

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Selling and marketing	$19,671	$17,575	$2,096	11.9%
% of Revenue	18.5%	18.4%

The increase was primarily due to higher compensation and benefits driven by increased headcount to support future sales growth.

General and administrative expense

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

General and administrative	$11,438	$11,889	$(451)	(3.8%	)
% of Revenue	10.8%	12.5%

The decrease was primarily driven by expenses recognized in fiscal year 2013 related to senior management transition.

Research and development expense

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Research and development	$6,671	$5,521	$1,150	20.8%
% of Revenue	6.3%	5.8%

The increase was primarily driven by higher compensation and benefits resulting from increased headcount.

Income from operations

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Income from operations	$20,408	$18,971	$1,437	7.6%
% of Revenue	19.2%	19.9%

The increase was driven by higher gross profit, partially offset by increased operating expenses.

Orders and backlog

The following table compares orders in fiscal years 2014 and 2013 for Sensors, separately identifying the estimated impact of currency translation.

		Estimated
(in thousands)	2014	Business change	Currency translation	2013

Orders	$108,363	$11,189	$(220)	$97,394

Orders totaled $108,363, an increase of $10,969 or 11.3% compared to orders of $97,394 for fiscal year 2013. The industrial and mobile hydraulic markets were up 9.0% and 26.0%, respectively, driven by strong demand in all geographic regions. Sensors accounted for 17.6% of total Company orders, compared to 17.2% for fiscal year 2013.

The following table compares orders in fiscal years 2014 and 2013 for Sensors by geography.

			Increased / (Decreased)
(in thousands)	2014	2013	$	%

Americas	$31,384	$28,562	$2,822	9.9%
Europe	54,458	47,912	6,546	13.7%
Asia	22,521	20,920	1,601	7.7%

Total Orders	$108,363	$97,394	$10,969	11.3%

Backlog of undelivered orders at September 27, 2014 was $16,479, an increase of 8.9% from backlog of $15,131 at September 28, 2013.

Cash flows

Total cash and cash equivalents increased $11,579 for the six months ended April 2, 2016 primarily due to a reduction of $24,677 in working capital requirements consisting of a $32,494 increase in customer advances, $3,635 increase in accounts payable, partially offset by a $9,352 and $2,100 increase in inventories and unbilled receivables, respectively, $14,772 of net income and $9,886 in depreciation and amortization. The increase was partially offset by the purchase of $18,362 of our common stock, investment in property and equipment of $11,197 and dividend payments of $4,513.

Total cash and cash equivalents increased $862 for the six months ended March 28, 2015 primarily due to $25,492 of net income, $10,871 of proceeds from short-term borrowings, $10,354 in depreciation and amortization, $3,922 of stock-based compensation and $3,370 in proceeds from stock option exercises and share purchases under our employee stock purchase plan ("ESPP"). The increase was partially offset by the purchase of $26,370 of our common stock, investment in property and equipment of $9,132, dividend payments of $9,079 and $4,407 for increased working capital requirements.

Total cash and cash equivalents decreased $8,629 for fiscal year 2015. The decrease was primarily due to $50,026 in repayments of short-term borrowings, purchases of our common stock of $29,115, dividend payments of $22,445 and investment in property and equipment of $18,445. The decrease was partially offset by net income of $45,462, $21,106 in depreciation and amortization, $19,040 for decreased working capital requirements, $11,183 received through short-term borrowings, $7,351 in stock-based compensation and $4,847 of proceeds received from the exercise of stock options and share purchases under our ESPP.

Total cash and cash equivalents increased $12,064 during fiscal year 2014. This increase was driven by net income of $42,009, $24,102 in net proceeds received from borrowings on the credit facility, $19,279 in depreciation and amortization and $7,590 of proceeds from the exercise of stock options and stock purchases under our employee stock purchase plan. These increases were partially offset by purchases of our common stock of $31,013, investment in property and equipment of $20,038, dividend payments of $18,330 and $14,192 in cash payments associated with the acquisition of REI.

Total cash and cash equivalents decreased $31,519 during fiscal year 2013. This decrease was driven by $77,850 for increased working capital requirements, investment in property and equipment of $29,690, purchases of our common stock of $24,767 and dividend payments of $19,113. These decreases were partially offset by net income of $57,806, $35,000 in proceeds received from borrowings on the credit facility, $16,589 in depreciation and amortization and $8,645 of proceeds from the exercise of stock options.

Cash flows from operating activities provided cash of $40,854 and $35,622 for the six months ended April 2, 2016 and March 28, 2015, respectively. Cash flow from operating activities provided cash totaling $100,436 during fiscal year 2015 compared to cash provided of $64,669 in fiscal year 2014 and cash used of $2,059 in fiscal year 2013.

Cash provided by operating activities for the six months ended April 2, 2016 was primarily generated from $32,494 in increased advanced payments received from customers, $14,772 of net income, $9,886 of depreciation and amortization and $3,635 from increased accounts payable resulting from general timing of purchases and payments. The cash received was partially offset by $10,532 in other assets and liabilities due to timing and $9,352 in increased inventories to support future revenue.

Cash provided by operating activities for the six months ended March 28, 2015 was primarily generated from $25,492 in net income, $10,354 in depreciation and amortization, $10,283 in increased accounts payable resulting from general timing of purchases and payments, $5,233 due to timing of deferred income taxes and $3,922 in stock-based compensation. The increase was partially offset by $9,407 in increased accounts and unbilled receivables resulting from general timing of billing and collections, $6,761 in increased inventories to support future revenue and $5,852 in decreased payroll and related costs due to timing.

Fiscal year 2015 cash flow from operating activities was primarily driven by $45,462 in net income, $21,106 in depreciation and amortization, $13,065 in increased advance payments received from customers driven by the mix of orders, $6,772 in increased accounts payable resulting from general timing of purchases and payments, $3,308 in decreased accounts and unbilled receivables resulting from general timing of billing and collections, partially offset by $4,105 in increased inventories to support future revenue.

Fiscal year 2014 cash flow from operating activities was primarily driven by net income of $42,009 and $19,279 in depreciation and amortization.

Fiscal year 2013 cash flow from operating activities was primarily driven by $43,179 increased accounts and unbilled receivables resulting from higher volume as well as the general timing of billing and collections, $21,082 decreased advance payments received from customers driven by timing of customer orders and relatively unfavorable customer payment terms, $9,616 increased inventories to support future revenue and $3,973 decreased accounts payable resulting from general timing of purchases and payments. The decrease was partially offset by net income of $57,806 and $16,589 in depreciation and amortization.

Cash flows from investing activities used cash of $9,877 and $9,132 for the six months ended April 2, 2016 and March 28, 2015, respectively, for the purchase of property and equipment to support business growth. Cash used for the purchase of property and equipment of $11,197 in the six months ended April 2, 2016 was partially offset by proceeds received from the sale of property and equipment of $1,320.

Cash flow from investing activities required $19,112, $34,230 and $29,690 use of cash during fiscal years 2015, 2014 and 2013, respectively. Fiscal year 2015 cash usage was due to $18,445 in investments in property and equipment and payment of $667 associated with the acquisition of Instrument and Calibration Sweden AB ("ICS"). The cash usage for fiscal year 2014 was due to $20,038 in investments in property and equipment and $14,192 in payments associated with the acquisition of REI. The cash usage for fiscal year 2013 represents investment in property and equipment. See Note 11 to our audited consolidated financial statements and Note 16 to our unaudited consolidated financial statements included elsewhere in this prospectus supplement for additional information regarding the acquisition of ICS.

Cash flows from financing activities used cash of $20,144 and $20,767 for the six months ended April 2, 2016 and March 28, 2015, respectively. Cash flow from financing activities used cash of $84,785 and $15,928 during fiscal years 2015 and 2014, respectively, compared to $1,280 of cash provided in fiscal year 2013.

Cash used by financing activities for the six months ended April 2, 2016 was primarily driven by the purchase of 294 shares under our share purchase program and 13 shares related to stock-based compensation arrangements for $18,362, as well as to pay dividends of $4,513. The cash used was partially offset by $2,560 in proceeds from stock option exercises and share purchases under our ESPP.

Cash used by financing activities for the six months ended March 28, 2015 was primarily driven by purchase of 368 shares of common stock under our share purchase program and 8 shares related to stock-based compensation arrangements for $26,370, as well as to pay dividends of $9,079. The cash used was partially offset by $10,871 in proceeds from short-term borrowings on our credit facility and $3,370 in proceeds from stock option exercises and share purchases under our ESPP.

Cash was used in fiscal year 2015 to repay $50,026 of short-term borrowings, purchase 400 shares under our share purchase program and 13 shares related to stock-based compensation arrangements in an amount of $29,115 and to pay dividends of $22,445. The usage of cash was partially offset by $11,183 received through short-term borrowings and $4,847 of proceeds received in connection with stock option exercises and share purchases under our employee stock purchase plan.

Cash used in fiscal year 2014 was primarily due to the purchase of approximately 457 shares of our common stock in an amount of $31,013, which includes purchases of approximately 7 shares related to stock-based compensation arrangements in the amount of $374, and to pay $18,330 in cash dividends. The usage of cash was partially offset by $24,102 in net proceeds from short-term borrowings and $7,590 received from stock option exercises and stock purchases under our employee stock purchase plan.

Cash provided by financing activities in fiscal year 2013 was primarily due to $35,000 of borrowings on our credit facility and $8,645 received from stock option exercises and stock purchases under our employee stock purchase plan. The cash received was partially offset by purchases of our common stock in an amount of $24,767, including purchases of stock related to stock-based compensation arrangements of $454 and payment of cash dividends of $19,113.

Liquidity and capital resources

We had cash and cash equivalents of $63,347 and $51,768 as of April 2, 2016 and October 3, 2015, respectively. Of these amounts, approximately $19,614 and $4,618 was located in North America, $21,578 and $23,765 in Europe and $22,155 and $23,385 in Asia, respectively. Of the $43,733 and $47,150 of cash located outside of North America, approximately $29,029 and $24,772, respectively, is not available for use in the U.S. without the incurrence of U.S. federal and state income tax.

The North American balance was primarily invested in bank deposits. In Europe and Asia, the balances were primarily invested in money market funds and bank deposits. In accordance with our investment policy, we place cash equivalent investments with issuers who have high-quality investment credit ratings. In addition, we limit the amount of investment exposure we have with any particular issuer. Our investment objectives are to preserve principal, maintain liquidity and achieve the best available return consistent with our primary objectives of safety and liquidity. At April 2, 2016 and October 3, 2015, we held no short-term investments.

At April 2, 2016, our capital structure was comprised of $21,387 in short-term debt and $252,201 in shareholders' equity. The borrowings on the credit facility include, at our discretion, optional month-to-month term renewals and loan repricing until September 2019. Under the terms of the credit facility, we have agreed to certain financial covenants, including, among other covenants, the ratio of consolidated total indebtedness to consolidated EBITDA and the ratio of consolidated EBITDA to consolidated interest expense. These covenants may restrict our ability to pay dividends and purchase outstanding shares of our common stock. At April 2, 2016, we were in compliance with these financial covenants.

At October 3, 2015, our capital structure was comprised of $21,183 in short-term debt and $258,142 in shareholders' equity. Total interest-bearing debt at October 3, 2015 was $21,183. The borrowings on the credit facility include, at our discretion, optional month-to-month term renewals and loan repricing until September 2019. Under the terms of the credit facility, we have agreed to certain financial covenants, including, among other covenants, the ratio of consolidated total indebtedness to consolidated EBITDA and the ratio of consolidated EBITDA to consolidated interest expense. These covenants may restrict our ability to pay dividends and purchase outstanding shares of our common stock. At October 3, 2015, we were in compliance with these financial covenants.

Shareholders' equity decreased by $5,941 during the six months ended April 2, 2016, primarily due to $18,362 in purchases of our common stock and $8,873 in dividends declared, partially offset by net income of $14,772, stock based compensation of $3,722 and employee option exercises of $2,560.

Shareholders' equity increased by $15 during fiscal year 2015, primarily due to higher net income of $45,462, partially offset by $29,115 in purchases of our common stock and $17,969 in dividends declared.

We believe that our liquidity, represented by funds available from cash, cash equivalents, credit facility and anticipated cash from operations are adequate to fund ongoing operations for the short-term and long-term internal growth opportunities, capital expenditures, dividends and share purchases, as well as to fund strategic acquisitions.

Contractual obligations

As of October 3, 2015, our contractual obligations were as follows:

(in thousands)	Total	Less than 1 Year	1 - 3 years	3 - 5 years	More than 5 Year

Operating Lease Obligations(1)	$13,263	$4,406	$4,818	$2,018	$2,021
Other Long-Term Obligations(2)	15,163	1,805	3,616	2,674	7,068
Total Contractual Obligations(3)	$28,426	$6,211	$8,434	$4,692	$9,089

(1)    Operating leases are primarily for office space and automobiles. Refer to Note 13 to our audited consolidated financial statements included elsewhere in this prospectus supplement for additional lease information.

(2)    Other long-term obligations include liabilities under pension and other retirement plans and warehouse fee obligations.

(3)    Long-term income tax liabilities for uncertain tax positions have been excluded from the contractual obligations table as we are not able to make a reasonably reliable estimate of the amount and period of related future payments. At October 3, 2015, our long-term liability for uncertain tax positions was $5,649. Refer to Note 8 to our audited consolidated financial statements and Note 13 to our unaudited consolidated financial statements included elsewhere in this prospectus supplement for additional income tax information.

At October 3, 2015, we had letters of credit and guarantees outstanding totaling $25,671 and $30,995, respectively, primarily to bond advance payments and performance guarantees related to customer contracts in Test.

Off-balance sheet arrangements

As of April 2, 2016 and October 3, 2015, we did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Debt covenants

Our unsecured credit facility includes certain financial covenants, including the ratio of consolidated total indebtedness to consolidated EBITDA, as well as the ratio of consolidated EBITDA to consolidated interest expense. These financial covenants may restrict our ability to pay dividends and purchase outstanding shares of our common stock. As of April 2, 2016, we were in compliance with these financial covenants.

Critical accounting policies

The Consolidated Financial Statements have been prepared in accordance with GAAP, which require us to make estimates and assumptions in certain circumstances that affect amounts reported. The preparation of these financial statements requires us to make estimates and assumptions, giving due consideration to materiality, that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of any contingent assets and liabilities at the date of the financial statements. We regularly review our estimates and assumptions, which are based on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, the following are particularly important to the portrayal of our results of operations and financial position and are subject to an inherent degree of uncertainty as they may require the application of a higher level of judgment by us. For further information, see Note 1 to our audited consolidated financial statements included elsewhere in this prospectus supplement.

Revenue recognition

We are required to comply with a variety of technical accounting requirements in order to achieve consistent and accurate revenue recognition. The most significant area of judgment and estimation is percentage-of-completion contract accounting. We develop cost estimates that include materials, component parts, labor and overhead costs. Detailed costs plans are developed for all aspects of the contracts during the bidding phase. Cost estimates are largely based on actual historical performance of similar projects combined with current knowledge of the projects in progress. Significant factors that impact the cost estimates include technical risk, inflationary cost of materials and labor, changes in scope and schedule and internal and subcontractor performance. Actual costs incurred during the project phase are monitored and compared to the estimates on a monthly basis. Cost estimates are revised based on changes in circumstances. Anticipated losses on long-term contracts are recognized when such losses become evident.

Inventories

We maintain a material amount of inventory to support our engineering and manufacturing operations. This inventory is stated at the lower of cost or market. On a regular basis, we review our inventory and identify which is excess, slow moving or obsolete by considering factors such as inventory levels, expected product life and forecasted sales demand. Any identified excess, slow moving or obsolete inventory is written down to its market value through a charge to income from operations. It is possible that additional inventory write-down charges may be required in the future if there is a significant decline in demand for our products and we do not adjust our manufacturing production accordingly.

Impairment of long-lived assets

We review the carrying value of long-lived assets or asset groups, such as property and equipment and intangibles subject to amortization, when events or changes in circumstances such as asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. When this review indicates the carrying value of an asset or asset group exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group, we recognize an asset impairment charge against income from operations. The amount of the impairment loss recorded is the amount by which the carrying value of the impaired asset or asset group exceeds its fair value.

Goodwill

Goodwill represents the excess of cost over the fair value of the identifiable net assets of businesses acquired and allocated to our reporting units at the time of acquisition. Goodwill is tested for impairment annually and when an event occurs or circumstances change that indicate the carrying value of the reporting unit may not be recoverable.

Evaluating goodwill for impairment involves the determination of the fair value of each reporting unit in which goodwill is recorded using a two-step process. A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis.

Prior to completing the two-step process described below, we have the option to perform a qualitative assessment of goodwill for impairment to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If we conclude the fair value is more likely than not less than the carrying value, we would perform the two-step process. Otherwise, no further testing would be needed.

If the two-step process is required, the first step of the impairment test is to compare the calculated fair value of each reporting unit to its carrying value, including goodwill. We estimate the fair value of a reporting unit using a discounted cash flow model that requires input of certain estimates and assumptions requiring judgment, including projections of economic conditions and customer demand, revenue and margins, changes in competition, operating costs and new product introductions. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and step 2 would need to be performed to measure the impairment loss. In step 2, we would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized in the period identified. The loss recognized cannot exceed the carrying amount of goodwill.

While we believe the estimates and assumptions used in determining the fair value of our reporting units are reasonable, significant changes in estimates of future cash flows, such as those caused by unforeseen events or changes in market conditions, could materially impact the fair value of a reporting unit which could result in the recognition of a goodwill impairment charge.

Software development costs

We incur costs associated with the development of software to be sold, leased or otherwise marketed. Software development costs are expensed as incurred until technological feasibility has been established, at which time future costs incurred are capitalized until the product is available for general release to the public. A certain amount of judgment and estimation is required to assess when technological feasibility is established, as well as the ongoing assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized software costs, we compare expected product performance, utilizing forecasted revenue amounts, to the total costs incurred to date and estimates of additional costs to be incurred. If revised forecasted product revenue is less than, and/or revised forecasted costs are greater than, the previously forecasted amounts, the net realizable value may be lower than previously estimated, which could result in the recognition of an impairment charge in the period in which such a determination is made.

Warranty obligations

We are subject to warranty obligations on sales of our products. We record general warranty provisions based on an estimated warranty expense percentage applied to current period revenue. The percentage applied reflects our historical warranty claims experience over the preceding twelve-month period. Both the experience percentage and the warranty liability are evaluated on an ongoing basis for adequacy. In addition, warranty provisions are also recognized for certain nonrecurring product claims that are individually significant. A certain amount of judgment is required in determining appropriate reserve levels for anticipated warranty claims. While these reserve levels are based on our historical warranty claims experience, they may not reflect the actual claims that will occur over the upcoming warranty period and additional warranty reserves may be required.

Income taxes

We record a tax provision for the anticipated tax consequences of the reported results of operations. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those deferred tax assets and liabilities are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. We believe it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with the tax effects of the deferred tax liabilities, will be sufficient to fully recover the remaining net realizable value of its deferred tax assets. In the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Resolution of these uncertainties in a manner inconsistent with our expectations could have a material impact on our financial condition and operating results. See Note 8 to our audited consolidated financial statements and Note 13 to our unaudited consolidated financial statements included elsewhere in this prospectus supplement for additional information on income taxes.

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606), and in August 2015, issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date, which amended ASU No. 2014-09 as to the effective date of the standard. The guidance, as amended, clarifies the principles for revenue recognition in transactions involving contracts with customers. The new revenue recognition guidance provides a five-step analysis to determine when and how revenue is recognized. The new guidance will require revenue recognition to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Gross Revenue versus Net), to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The guidance, as amended, defers the mandatory effective date of the new revenue recognition standard by one year. The standard is required to be adopted for annual periods beginning after December 15, 2017, including interim periods within that annual period, which is our fiscal year 2019. The new standard may be adopted retrospectively for all periods presented, or adopted using a modified retrospective approach. Early adoption is permitted for annual reporting periods beginning after December 15, 2016, and interim periods within that annual period, which is our fiscal year 2018. We are currently evaluating the impact the adoption of this guidance will have on our financial condition, results of operations and disclosures.

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which modifies existing requirements regarding classification of debt issuance costs. The new guidance requires debt issuance costs related to a recognized liability to be presented in the balance sheet as a direct deduction from the corresponding debt liability rather than as an asset. This change will make the presentation of debt issuance costs consistent with the presentation of debt discounts or premiums. The standard is required to be adopted for annual periods beginning after December 15, 2015, including interim periods within that annual period, which is our fiscal year 2017. The amendment is to be applied retrospectively with early adoption permitted. We are currently evaluating the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which modifies existing requirements regarding measuring inventory at the lower of cost or market. Under current inventory standards, the market value requires consideration of replacement cost, net realizable value and net realizable value less an approximately normal profit margin. The new guidance replaces market with net realizable value defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This eliminates the need to determine and consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our fiscal year 2018. The amendment is to be applied prospectively with early adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In July 2015, the FASB issued ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient (consensuses of the FASB Emerging Issues Task Force). The standard allows for a plan with a fiscal year end that does not coincide with the end of the calendar month to measure its investments and investment-related accounts using the month end closest to its fiscal year end. In previous guidance, the measurement date was required to coincide with the fiscal year end. The standard is required to be adopted for annual periods beginning after December 15, 2015, which is our fiscal year 2017. The amendment is to be applied prospectively with early adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Under the existing business combination standard, an acquirer reports provisional amounts with respect to acquired assets and liabilities when their measurements are incomplete as of the end of the reporting period. The provisional amounts and the related impact on earnings are adjusted by restating prior period financial statements during the measurement period which cannot exceed one year from the date of acquisition. The new guidance requires that the cumulative impact of a measurement-period adjustment, including the impact on prior periods, be recognized in the reporting period in which the adjustment is identified eliminating the requirement to restate prior period financial statements. The new standard requires disclosure of the nature and amount of measurement-period adjustments as well as information with respect to the portion of the adjustments recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustments to provisional amounts had been recognized as of the acquisition date. The standard is required to be adopted for annual periods beginning after December 15, 2015, including interim periods within that annual period, which is our fiscal year 2017. The amendment is to be applied prospectively to measurement-period adjustments that occur after the effective date. Early adoption is permitted. We are currently evaluating the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires deferred tax liabilities and assets to be classified as noncurrent in the Consolidated Balance Sheet. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our fiscal year 2018. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early adoption is permitted. We are currently evaluating the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 824), which requires lessees to recognize a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability on the balance sheet for all leases with terms greater than 12 months. Lessees can forgo recognizing a right-of-use asset and lease liability with lease terms of 12 months or less on the balance sheet through accounting policy elections as long as the lease does not include options to purchase the underlying assets that is reasonably certain to be exercised. The new guidance also requires certain qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases, along with additional key information about leasing arrangements. The standard is required to be adopted for annual periods beginning after December 15, 2018, including interim periods within that annual period, which is our fiscal year 2020. The amendment is to be applied using a modified retrospective approach, which includes a number of optional practical expedients. Early adoption is permitted. We are currently evaluating the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In March 2016, the FASB issued ASU No. 2016-04, Liabilities—Extinguishments of Liabilities (Subtopic 405-20): Recognition of Breakage for Certain Prepaid Stored-Value Products, which amends existing guidance on extinguishing financial liabilities for certain prepaid stored-value products. The new standard requires recognition of the expected breakage amount or the value that is ultimately not redeemed either proportionally in earnings as redemption occurs or when redemption is remote, if issuers are not entitled to breakage. The standard is required to be adopted for annual periods beginning after December 15, 2017, including interim periods within that annual period, which is our fiscal year 2019. The amendment is to be applied either using a modified retrospective approach by recognizing a cumulative-effect adjustment to retained earnings as of the beginning of the year or retrospectively to each period presented. Early adoption is permitted. We are currently evaluating the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which is intended to simplify certain aspects of accounting for share-based compensation arrangements, including modifications to the accounting for income taxes upon vesting or settlement of awards, employer tax withholding on share-based compensation, classification on the statement of cash flows and forfeitures. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our fiscal 2018. Certain aspects of the amendment are to be applied using a retrospective transition method, while others are to be applied either prospectively or retrospectively. Early adoption is permitted, but all amendments must be adopted in the same period and must be reflected as of the beginning of the fiscal year that includes the interim period. We have not yet evaluated the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

See Note 1 to our audited consolidated financial statements and Note 2 to our unaudited consolidated financial statements included elsewhere in this prospectus supplement for additional information regarding recently issued accounting pronouncements.

Supplemental information with respect to PCB

The following discussion and analysis of PCB's financial condition and results of operations includes periods prior to the closing of the Merger. Accordingly, the following discussion and analysis does not reflect the potentially significant impact that the Merger and the Financing Transactions could have on PCB's financial position, results of operations and cash flows including without limitation increased levels of debt and related interest expense and the impact of purchase accounting. You should read the following discussion of PCB's financial condition and results of operations in conjunction with "Prospectus Supplement Summary—Summary Historical Consolidated Financial Information—PCB." Unless otherwise noted, all dollar amounts in this section are in thousands. This discussion contains forward-looking statements that involve risks and uncertainties. All See "Risk Factors" and "Forward-Looking Statements."

Overview

PCB Group Inc., headquartered in Depew, New York, was founded in 1967 and is a manufacturer of piezoelectric sensors and components used for pressure, force and vibration measurement. PCB's products include accelerometers, microphones, calibration systems, pressure sensors, load and torque sensors, force sensors, single- and multi-channel telemetry, ground fault detection and smart sensing solutions. PCB serves end markets that include test and measurement, power and energy, aerospace and defense, industrial measurement and instrumentation, automotive and rail, and acoustics and environmental noise monitoring. PCB had 1,168 employees as of December 31, 2015.

PCB has consistently grown its customer base, while simultaneously increasing its scope with customers. PCB provides sensor products to over 11,000 customers, including many blue chip companies, and has long-standing relationships with those customers. PCB leads the sensor industry in growth and margins, with key differentiators such as its focus on total customer satisfaction, direct sales model (engineer-to-engineer), a high level of service, dedication to sensor products and stock delivery driving the company's performance. PCB's customer base is diverse, with no customer representing more than 10% of revenue and the top 10 customers representing 25% of revenue for the year ended December 31, 2015.

The revenue derived by PCB varies depending on the end market. Test and measurement end market revenue is derived from R&D spending across diverse industries and customer bases, including OEMs, tier one and tier two OEM suppliers, device manufacturing, engineering services, testing labs, and universities. Revenue growth in this end market is driven by more rapid product development cycles and accelerated new product introductions. Revenue in the test and measurement market represent approximately 25% of PCB's current revenue for the year ended December 31, 2015.

PCB's pressure sensors products in the power and energy end market are equipped to address hazardous and inaccessible locations and serves gas turbines, wind turbines, gas pipelines, refineries and other critical energy infrastructure. PCB's sensors address combustion instability and propel optimal operations for their customers. Revenue growth in this end market is fueled by growing regulations around nitrogen oxide emissions in power plants and the number of new power plants in development. Revenue in the power and energy market represent approximately 20% of PCB's current revenue.

Revenue in the aerospace and defense end market is driven by R&D spending by OEMs and tier one and tier two OEM suppliers in the defense and commercial aviation market, serving the test and programmatic needs of leading governmental and commercial organizations. The products that service this end market enable mission-critical assessment needs that include the testing of environmental, flight, ground vibration, and static loads. Revenue growth in this end market is driven by more rapid product development cycles and accelerated new product introductions. Revenue in the aerospace and defense market represent approximately 20% of PCB's current revenue.

The automotive and rail end market revenue is derived from R&D spending by OEMs and tier one and tier two OEM suppliers of passenger car, truck, heavy duty off-road vehicles and the rail products. PCB provides sensors and instrumentation used in development testing by these customers. Revenue growth in this end market is driven by more rapid product development cycles as well as PCB's industrial customers desire to reduce the downtime of their manufacturing equipment. The automotive and rail market represents approximately 10% of PCB's current revenue.

Customers in the industrial measurement and instrumentation end market rely on PCB's sensors for predictive maintenance and monitoring and controlling production processes. These sensors provide valuable feedback on equipment performance allowing for zero-error production, minimal downtime, and maximized safety and productivity. Revenue in the industrial measurement and instrumentation market represents approximately 10% of PCB's current revenue.

Revenue in the acoustics and environmental noise monitoring end market is driven by R&D spending by laboratories testing the noise and vibration aspects of automobile product development, as well as occupational health and environmental noise monitoring. PCB's products assist customers in testing noise and vibration concerns in new product development, as well as addressing compliance issues with uses in environment noise monitoring, noise enforcement and workplace noise and vibrations exposure. Revenue in the acoustics and environmental noise monitoring market represents approximately 5% of PCB's current revenue.

PCB also derives revenue from selling calibration systems used to calibrate sensors and a comprehensive rental offering of both transactional sensor products and consultative systems that serve a broad range of testing and industrial customers. Revenue from this business represents approximately 10% of PCB's current revenue.

PCB's broad product offering consists of the following, as a percentage of PCB's fiscal year 2015 revenue: accelerometers for test applications (29%); accelerometers for industrial applications (19%); electronics, cables and accessories (16%); pressure (13%); test and calibration (7%); load and torque (4%); acoustics and environmental noise (4%); microphones (3%); force (2%); rental and other (3%).

PCB reviews certain financial measures in assessing its financial condition and operating performance not only in connection with creating its internal forecasts and in making comparisons to financial results from prior periods, but also in making comparisons to PCB's competitors' financial results. PCB focuses on fluctuations in revenue, cost of goods sold and gross margin, and also pays close attention to changes in its consolidated operating income, cash flows from operations and free cash flow (cash flows from operating activities less capital expenditures), as they are key indicators of PCB's success. PCB also measures changes in SG&A as a percent of revenue, which indicate its management's ability to control costs, as well as changes in R&D as a percent of revenue, which demonstrates investment in technology and product development. The measures listed above are not a comprehensive list of all factors considered by PCB in assessing financial condition and operating performance, and it may consider other individual measures as required by trends and discrete events arising in a specific period.

PCB operates in very diverse end markets with a large and growing customer base, providing a balanced source of revenue. PCB is focused on total customer satisfaction, which builds deep long lasting customer relationships, and is driven to expand into diverse and growing geographic markets. These and other factors have helped maintain steady revenue growth.

Results of operations

The summary of PCB's financial results and operating statistics are as follows for the period presented:

	Year Ended December 31			(unaudited) Three Months Ended March 31
(in thousands)	2015	2014	2013	2016		2015

Operating Results
Revenue	$179,661	$178,454	$152,305	$43,245		$44,941
Growth %	0.7%	17.2%	N/A	(3.8%	)	N/A
Gross profit	91,986	89,835	71,804	22,215		23,468
Gross margin %	51.2%	50.3%	47.1%	51.4%		52.2%
Selling and marketing	$25,538	$26,811	$24,837	$6,219		$7,458
% of revenue	14.2%	15.0%	16.3%	14.4%		16.6%
General and administrative	$26,260	$22,361	$18,905	$6,394		$7,668
% of revenue	14.6%	12.5%	12.4%	14.8%		17.1%
Research and development	$9,164	$8,562	$8,185	$2,233		$2,678
% of revenue	5.1%	4.8%	5.4%	5.2%		6.0%

Operating expense	60,962	57,734	51,927	14,846		17,804
% of revenue	33.9%	32.4%	34.1%	34.3%		39.6%
Net income	30,011	30,490	20,133	6,920		9,281
% of revenue	16.7%	17.1%	13.2%	16.0%		20.7%

N/A: The information is not available.

Year ended December 31, 2015 compared to year ended December 31, 2014

Revenue

Revenue increased by $1,207 or 0.7% to $179,661 in 2015 primarily from growth in the aerospace and defense and test and measurement markets driven by increased research and development efforts supporting new product development. This was partially offset by declines in the industrial monitoring and instrumentation market driven by the general slowdown in the global industrial economy. In addition, currency negatively impacted revenue by approximately $8,000 in 2015.

Operating expenses

Operating expense increased $3,228 or 5.6% in 2015, as compared to 2014 primarily due to increases in variable compensation.

Net income

Net income decreased by $479 in 2015 as compared to 2014 primarily due to a gain on sale of minority interest in a related party entity and higher operating expenses, partially offset by modest increases in gross profit driven by operational improvements.

Year ended December 31, 2014 compared to December 31, 2013

Revenue

Revenue increased by $26,149, or 17.2%, to $178,454 in 2014 driven by increases in several end markets including the power and energy, test and measurement, aerospace and defense and automotive and rail markets. Overall, the increase resulted primarily from investments in sales and marketing activities which drove a significant increase in customer demand.

Operating expense

Operating expense increased $5,807, or 11.2%, in 2014 resulting from variable compensation and commissions directly related to the 17.2% increase in revenue.

Net income

Net income increased by $10,357 in 2014 as compared to 2013 primarily due to strong revenue growth and operational efficiencies which combined to improve the gross margin rate 3.2 percentage points, partially offset by higher operating expenses.

Three months ended March 31, 2016 compared to three months ended March 31, 2015

Revenue

Revenue decreased by $1,696, or 3.8%, to $43,245 during the three months ended March 31, 2016 primarily as a result of lower revenue in the power and energy market from reduced sales of sensors in the gas turbine end market. The reduction was anticipated due to higher than normal sales in 2015 in this end market. In addition, revenue decreased for the three months ended March 31, 2016 due to the mild slowing of the European economy.

Operating expense

Operating expense decreased $2,958, or 16.6%, in the three months ended March 31, 2016 as compared to the corresponding period in 2015 primarily resulting from a reduction in commission costs on lower sales and reduction in management advisory consulting costs.

Net income

Net income decreased by $2,370 in the three months ended March 31, 2016 as compared to the corresponding period in 2015 primarily due to a $4,265 gain on sale of a non-controlling interest in a related party entity in 2015.

Financial condition and liquidity

	Year Ended December 31		(unaudited) March 31	December 31
(in thousands)	2015	2014	2016	2015

Cash and cash equivalents	$18,809	$19,971	$11,774	$18,809
Total debt	4,010	8,128	4,000	4,010
Total current assets	86,609	91,998	79,096	86,609
Total current liabilities	(19,683)	(23,494)	(19,065)	(19,683)

Net working capital	$66,926	$68,504	$60,031	$66,926
Change in NWC	(1,578)		(6,895)

PCB's working capital decreased $6,895, or 10.3%, in March 31, 2016 when compared to December 31, 2015 primarily due to cash paid for distributions to stockholders of $14,573 that occurred in March 2016, partially offset by an increase in cash from operating activities of $7,700.

PCB's working capital decreased $1,578, or 2.3%, at December 31, 2015 as compared to December 31, 2014 primarily due to payments made to stockholders, partially offset by strong operating cash flow.

PCB's management believes that their liquidity, represented by funds available from cash and cash equivalents, credit facilities and anticipated cash from operations are adequate to fund ongoing operations for the short-term and long-term internal growth opportunities, capital expenditures and strategic acquisitions.

At March 31, 2016, PCB had no material commitments for capital expenditures.

Off-balance sheet arrangements

As of March 31, 2016, PCB did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Overview of MTS pro forma combined liquidity and capital

Liquidity

As of April 2, 2016, after giving effect to the Merger on a pro forma basis, the Combined Company would have had indebtedness of $513,813 resulting from the $490,000 New Senior Credit Facilities and the $23,814 senior amortized notes issued in connection with this offering.

As of April 2, 2016, after giving effect to the Merger on a pro forma basis, the Combined Company would have had $78,654 of borrowing capacity under the New Revolving Credit Facility, after giving effect to $21,346 of outstanding letters of credit.

Cash balances

As of April 2, 2016, on a pro forma basis after giving effect to the Merger, the combined company would have had cash and cash equivalents of $73,377 and $230,901 of total current liabilities. We believe that the historically stable free cash flows of the combined company, together with available borrowings under the New Revolving Credit Facility, will be sufficient to meet our liquidity needs for the foreseeable future.

Capital expenditures

After the Merger, we expect our capital expenditures to be approximately 3 to 4% of revenue. It is anticipated that approximately 75% of the combined capital expenditures will support growth initiatives, and approximately 25% will be used for maintenance purposes.

Business

Our company

MTS Systems Corporation is a leading global supplier of high-performance test systems and position sensors that was incorporated under Minnesota law in 1966. Our operations are organized and managed in two reportable segments, Test and Sensors, which represented approximately 82% and 18% of our revenue, respectively, for the fiscal year ended October 3, 2015.

On April 5, 2016, we entered into a definitive agreement to acquire PCB for aggregate consideration of $580.0 million, subject to certain adjustments for cash, indebtedness, transaction costs and the level of net working capital at closing. The Merger Agreement provides for the merger of Merger Sub, our wholly owned subsidiary, with and into PCB, with PCB surviving the Merger as our wholly owned subsidiary. Through a strong focus on "total customer satisfaction" over its five-decade history, PCB has become a leader in the design, manufacture and distribution of sensor technologies for acceleration, pressure, noise, force and load and torque that both enhance the performance of its customers' products, and enable those products to enter the market more rapidly and reliably. PCB's innovative engineering based customer focused culture is strikingly similar to that of MTS and its mission and focus are identical to MTS's—to enhance the productivity, safety, reliability and efficiency of their customers' products, making PCB an ideal match for MTS.

For the six months ended April 2, 2016 and the fiscal year ended October 3, 2015, MTS generated revenue of $277.6 million and $563.9 million respectively, and net income of $14.8 million and $45.5 million, respectively.

For the six months ended April 2, 2016 and the fiscal year ended October 3, 2015, on a pro forma basis giving effect to the Merger, the combined company would have generated pro forma revenue of approximately $366.0 million and $743.6 million, respectively, and pro forma net income of $9.6 million and $37.8 million, respectively.

For the six months ended April 2, 2016 and the fiscal year ended October 3, 2015, MTS generated Adjusted EBITDA, a Non-GAAP financial measure, of $32.5 million and $88.4 million, respectively. For the fiscal year ended December 31, 2015, PCB generated Adjusted EBITDA, a Non-GAAP financial measure, of $43.2 million.

For a reconciliation of Adjusted EBITDA to net income for each of MTS and PCB, see "Summary Historical Consolidated Financial Information."

Test segment overview

Our Test segment provides testing solutions including hardware, software and services. The testing solutions are used by customers in the development of their products to characterize the product's mechanical properties. Our solutions simulate forces and motions that customers expect their products to encounter in use. Mechanical simulation testing in a lab setting is an accepted method to accelerate product development compared to reliance on full physical prototypes in real-world settings, proving ground testing and virtual testing because it provides more controlled simulation and accurate measurement. The need for mechanical simulation increases in proportion to the cost of a product, the range and complexity of the physical environment in which the product will be used, expected warranty or recall risk and expense, governmental regulation and potential legal liability. A significant portion of the products in Test are considered by our customers to be capital expenditures.

A typical Test system includes a reaction frame to hold the prototype specimen, a hydraulic pump or electro-mechanical power source, piston actuators to create the force or motion and a computer controller with specialized software to coordinate the actuator movement and record and manipulate results. Lower force and less dynamic testing can usually be accomplished with electro-mechanical power sources, which are generally less expensive and more environmentally conscious than hydraulic systems. In addition to these basic components, we sell a variety of accessories and spare parts. We also provide a number of service offerings, including calibration, maintenance, training and consulting.

Test has a diverse set of customers by industry and geography. Regionally, the Americas, Europe and Asia represented 25%, 21% and 54% of Test orders for fiscal year 2015, respectively, based upon customer location.

Products, service and customers are grouped into the following three global markets:

•
Ground vehicles (approximately 55% of Test orders for fiscal year 2015)
This market consists of automobile, truck, motorcycle, motorsports vehicles, construction equipment, agricultural equipment, rail, and off-road vehicle manufacturers and their suppliers. Our products are used to measure and simulate solutions to assess durability, vehicle dynamics and aerodynamics of vehicles, sub-systems and components. Ground Vehicles testing customers include automotive OEMs, tier one, two and three suppliers of automotive OEMs, rail manufacturers and other suppliers of ground vehicle products. Our ground vehicle products include:

•
Road simulators for durability simulation;

•
Tire performance and rolling resistance measurement systems;

•
Moving road-plane systems and balances for aerodynamic measurements in wind tunnels; and

•
Service to maintain the equipment and maximize the life of the product.

•
Materials (approximately 30% of Test orders for fiscal year 2015)
This market covers diverse industries such as power generation, aerospace, geo-mechanical and bio-medical. Our materials products and services support customers in the research and development of products through the physical characterization of material properties, such as ceramics, composites and steel. Bio-medical applications include systems to test durability and performance of implants, prostheses and other medical and dental materials and devices. Materials testing customers include aerospace and automotive OEMs, university and research laboratories and contract test laboratories.

•
Structures (approximately 15% of Test orders for fiscal year 2015)
This market serves the structural testing needs and service in the fields of aerospace, wind energy, structural engineering, and oil and gas, among others. Structures testing projects are generally more complex and highly engineered solutions, with longer sales, engineering and assembly cycles. The aerospace structural testing market consists of manufacturers of commercial, military, and private aircraft and their suppliers that use our products, systems and software to perform static and fatigue testing of fix-winged aircraft, helicopters and space vehicles. The wind energy market consists of wind turbine manufacturers and their component suppliers that use our products to reduce the cost and improve the reliability of blades, bearings and entire wind turbines. Systems for structural engineering include high force static and dynamic testing, wave simulation and seismic simulation tables used around the world to test the design of structures, such as bridges and buildings, and to help governments establish building codes. Structural engineering customers include construction companies, government agencies, universities and the manufacturers of building materials.

Sensors segment overview

Our Sensors segment provides high-performance, position-sensing products, which are used by industrial machinery and mobile equipment manufacturers to automate the operation of their products for improved safety and end-user productivity. Examples of customer industries include manufacturers of plastic injection molding machines, steel mills, fluid power, oil and gas, medical, wood product processing equipment, mobile equipment and energy. Our products are also used to measure fluid displacement, such as liquid levels for customers in the process industries.

Sensors manufacture products utilizing magnetostriction technology. We have developed a unique implementation of the technology known as Temposonics®. This technology offers high speed and precise non-contact position sensing and is ideal for use in harsh operating environments.

Sensors customers are also diverse by industry and geography. The Americas, Europe and Asia represented 32%, 47% and 21% of Sensors orders for fiscal year 2015, respectively, based upon customer location.

Products and customers are grouped into the following three global markets:

•
Industrial machinery (approximately 80% of Sensors orders for fiscal year 2015)
This market consists of a wide range of industrial machinery OEMs and their end use customers with applications in all areas of manufacturing, including plastics, steel, wood and other forms of factory automation. Temposonics sensors provide position feedback for motion control systems, improving productivity by enabling high levels of automation, as well as driving improved quality of manufactured parts. Temposonics technology is known for ruggedness in harsh manufacturing environments, which maximizes machine up-time and lowers overall manufacturing costs of our customers. The Temposonics technology maintains measurement accuracy, allowing for durability without sacrificing precision, despite the harsh environments in which the industrial machinery sensors may operate.

•
Mobile hydraulics (approximately 15% of Sensors orders for fiscal year 2015)
This market consists of mobile equipment OEMs with applications in construction, agriculture, material handling, mining and other heavy vehicle markets. Our sensors provide feedback for motion control and implement positioning, enabling improved productivity while also enhancing safe operation of the machines. The overall ruggedness and reliability of our technology in high shock and vibration applications makes it especially suitable to the market. Our technology also allows for placement of the sensors inside the hydraulic cylinder, adding to their ruggedness and differentiating the technology within the industry.

•
Liquid level (approximately 5% of Sensors orders for fiscal year 2015)
This market encompasses a wide range of liquid level storage tank applications in oil and gas, chemical processing, food and beverage and pharmaceutical companies. Our technology provides precise measurements over long distances (tanks up to seventy feet long). Our sensors provide value by incorporating the measurement of the target liquid, a second measurement and temperature, all in a single package.

Sources and availability of raw materials and components

A significant portion of Test systems and Sensors products consist of materials and component parts purchased from independent vendors. We are dependent, in certain situations, on a limited number of vendors to provide raw materials and components, such as mechanical and electronic components. However, we have not experienced any recent issues in procuring materials, parts or components needed in our engineering or production processes.

As Test generally sells products and services based on fixed-price contracts, fluctuations in the cost of materials and components between the date of the order and the delivery date may impact the expected profitability. The material and component cost variability is considered in the estimation and customer negotiation process. We believe fluctuations in the cost of raw materials and components did not have a significant impact on our operating results for fiscal years 2015, 2014 and 2013.

Patents and trademarks

We rely on a combination of patents, copyrights, trademarks and proprietary trade secrets to protect our proprietary technology, some of which are material to our segments. We have obtained numerous patents and trademarks worldwide and actively file and renew patents and trademarks on a global basis to establish and protect our proprietary technology. We are also party to exclusive and non-exclusive license and confidentiality agreements relating to our own and third-party technologies. We aggressively protect certain of our processes, products and strategies as proprietary trade secrets. Our efforts to protect intellectual property and avoid disputes over proprietary rights include ongoing review of third-party patents and patent applications.

Seasonality

There is no significant seasonality in Test or Sensors.

Working capital

Neither Test nor Sensors segments have significant finished product inventory, but each maintains inventories of materials and components to facilitate on-time product delivery. Test may have varying levels of work-in-process projects that are classified as inventory or unbilled receivables, depending upon the manufacturing cycle, timing of orders, project revenue recognition and shipments to customers.

In Test, payments are often received from customers upon order or at milestones during the fulfillment of the order, depending upon the size and customization of the system. These are recorded as advance payments from customers on our Consolidated Balance Sheets and reduced as revenue is recognized. Conversely, if revenue is recognized on a project prior to customer billing, an unbilled accounts receivable is recorded on our Consolidated Balance Sheets until the customer is billed. Upon billing, it is recorded as accounts receivable. Changes in the average size, payment terms and revenue recognition for orders in Test may have a significant impact on accounts receivable, unbilled accounts receivable, advance payments from customers and inventory. It has not been our practice to provide rights of return for our products. Payment terms vary and are subject to negotiation.

Customers

We do not have a significant concentration of sales with any individual customer within Test or Sensors. Therefore, the loss of any one customer would not have a material impact on our results.

Order backlog

Most of our products are built to order. Our backlog of orders, defined as firm orders from customers that remain unfulfilled, totaled approximately $353,013, $326,473 and $290,151 at October 3, 2015, September 27, 2014 and September 28, 2013, respectively. The majority of this backlog is related to Test. Based on anticipated manufacturing schedules, we estimate that approximately $267,000 of the backlog at October 3, 2015 will be converted to revenue during fiscal year 2016. Delays may occur in the conversion of backlog into revenue as a result of export licensing compliance, technical difficulties, specification changes, manufacturing capacity, supplier issues or access to the customer site for installation. While the backlog is subject to order cancellations, we have not historically experienced a significant number of order cancellations. Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus supplement for further discussion of order cancellations.

Government contracts

Revenue from U.S. Government contracts varies by year. A portion of our government business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the U.S. Government. In addition to contract terms, we must comply with procurement laws and regulations relating to the formation, administration and performance of U.S. Government contracts. Failure to comply with these laws and regulations could lead to the termination of contracts at the election of the U.S. Government or the suspension or debarment from U.S. Government contracting or subcontracting. U.S. Government revenue as a percentage of our total revenue was approximately 3%, 5% and 5% for fiscal years 2015, 2014 and 2013, respectively.

Competition

For relatively simple and inexpensive mechanical testing applications, our Test customers may satisfy their needs internally by building their own test systems or using competitors who compete on price, performance, quality and service. For larger and more complex mechanical test systems, we compete directly with several companies throughout the world based upon customer value including application knowledge, engineering capabilities, technical features, price, quality and service.

For Sensors, we primarily compete on factors that include technical performance, price and service in new applications or in situations in which other position sensing technologies have been used. Sensors' competitors are typically either larger companies that carry multiple sensor product lines or smaller, privately held companies throughout the world.

Research and development

We invest in significant product, system, and software application development. Occasionally, we also contract with our customers to advance the state of technology and increase product functionality. Costs associated with R&D are expensed as incurred, totaling $23,705, $23,844 and $22,812 for fiscal years 2015, 2014 and 2013, respectively. During fiscal year 2015 and 2014, we allocated certain resources to capitalized software development activities. Total internal software development costs capitalized during fiscal years 2015 and 2014 were $1,966 and $494, respectively.

Environmental compliance

We believe our operations are in compliance with all applicable material environmental regulations within the jurisdictions in which we operate. Capital expenditures for environmental compliance were not material in fiscal year 2015, and we do not expect such expenditures will be material in fiscal year 2016.

Employees

We had 2,400 employees as of October 3, 2015, including 1,240 employees located outside the United States.

Acquisition of PCB

Overview

The combination of MTS and PCB brings together two companies with strikingly similar cultures and demonstrated track records of innovation spanning 50 years, creating a technology-leading "Test and Measurement" solutions provider that will serve a global customer base ranging from leading OEMs in automotive, aerospace, infrastructure and industrial products, to universities and research laboratories. The transaction creates a company with an exceptionally complementary array of products and solutions that accelerates our growth strategy in our Test and Sensors segments, and brings new capabilities to serve the diversified test and measurement markets worldwide. We anticipate that the combined company will have low capital expenditure requirements and strong free cash flow generation. We expect the combination of MTS and PCB will produce a market-leading "Test and Measurement" company, with more than 3,500 global employees.

Subsequent to closing the Merger, we intend to combine the PCB business with our Sensors segment, while retaining each company's well-established brand names for their historical product lines. The combined Sensors segment will be headquartered in Depew, New York, and will be led by David T. Hore, current President of PCB. Mr. Hore will report directly to Dr. Jeffrey Graves, our President and Chief Executive Officer. Upon integration, the new structure of MTS will continue to be composed of the Test and Sensors segments, each contributing equally to our business results and having critical mass within the combined company, with strong revenue growth opportunities and cost synergies linking the two segments under one corporate structure, benefiting the combined customer base and creating enhanced and sustainable value for our shareholders.

The Merger combines two leading companies in the global Test and Measurement industry with a broad product portfolio and a global footprint. The following charts illustrate the percentage of revenue for the respective fiscal years 2015 for each of MTS, PCB and the combined company by reporting segment:

PCB overview

PCB Group, Inc., headquartered in Depew, New York, was founded in 1967 and is a manufacturer of piezoelectric sensors and components used for pressure, force and vibration measurement. PCB's products include accelerometers, microphones, calibration systems, pressure sensors, load and torque sensors, force sensors, single- and multi-channel telemetry, ground fault detection and smart sensing solutions. PCB serves end markets that include test and measurement, automotive and rail, aerospace and defense, acoustics and environmental noise monitoring, industrial measurement and instrumentation and power and energy. PCB had 1,168 employees as of December 31, 2015.

PCB has consistently grown its customer base, while simultaneously increasing its scope with customers. PCB provides sensor products to over 11,000 customers, including many blue chip companies, and has long-standing relationships with many of those customers. PCB leads the sensor industry in growth and margins, with key differentiators such as its focus on total customer satisfaction, direct sales model (engineer-to-engineer), a high level of service, dedication to sensor products and stock delivery driving the company's performance.

The graph below illustrates the historical revenue and Adjusted EBITDA for PCB for each of the years ended December 31, 2013, 2014 and 2015 (in millions of dollars):

For a reconciliation of Adjusted EBITDA to net income for PCB, see "Summary Historical Consolidated Financial Information."

Acquisition rationale

We believe that the combination of MTS with PCB is a unique opportunity to construct a market and technology-leading Test and Measurement company with a strong product and service offering. Main strategic drivers for the Merger include the following opportunities:

•
Create a sustainable, technology-leading "Test and Measurement" solutions provider.  The Merger accelerates our goal to expand margins and profitability with upside potential from a strong focus on operational excellence. Sustainable growth can be achieved through future organic growth, together with natural bolt-on acquisition opportunities. The Merger allows our Test segment to source products from PCB that we currently source elsewhere, strengthens our Test Service position in calibration and builds a strong service footprint, especially in the United States.

•
Achieve critical mass for sustainable value creation.  PCB adds to our global footprint and further diversifies the end markets and customers that we serve while significantly strengthening and broadening our Sensors product offerings. We believe piezoelectric will become one of our major new core technologies following the Merger. The combination with PCB allows us to expand into pressure, acoustic, force, strain and vibration sensors. Our sales channels in Sensors will be strengthened through the addition of PCB's existing customer base, sales force and track record. We believe PCB's culture is closely aligned with ours and intend to embrace the PCB commitment to competitive differentiation through product innovation and exceptional customer service.

•
Cultivate revenue growth opportunities and cost synergy opportunities.  Through the Merger, we expect to generate attractive revenue growth opportunities and margin accretion as we capture revenue growth opportunities and cost synergy opportunities with PCB. Potential revenue growth opportunities include cross-selling of PCB products to our current Test and Sensor customers, selling our Test products and services to the existing PCB customer base, and expanding PCB's global footprint. This includes our calibration service, which is a large growth opportunity for PCB's customers. Cost synergy opportunities across SG&A and manufacturing are anticipated to have the capacity to generate between $5.0 to $7.0 million of net annualized cost synergies during the first three to four years following the Merger.

•
Generate strong free cash flow.  The combination of MTS and PCB will create a robust business focused on operational excellence, natural synergies and low capital expenditure requirements with the ability to generate strong and more predictable cash flow. Both MTS and PCB have consistently generated strong operating cash flow and we expect this to continue in future periods. Neither the MTS nor PCB business requires a significant amount of capital to support operations. Capital expenditures in the organic MTS business have historically been approximately 4% of revenue, while capital expenditures for the PCB business have historically been approximately 2% of revenue. We anticipate approximately two-thirds of these expenditures will support growth initiatives, and one-third will be used to maintain existing capital.

•
Grow through service.  We expect to capitalize on a large growth opportunity within PCB's current customer base by providing our calibration service. The sensor products supplied by PCB to customers need to be calibrated and maintained, a service that PCB has not previously offered. We expect that MTS's large test service organization of more than 300 trained engineers will be able to capitalize on PCB's incumbent position as equipment supplier to meet those customers' service needs. We believe that this will drive revenue growth through service expansion, further emphasizing the focus on our service business and the combined company's focus on total customer satisfaction.

•
Combine complementary businesses.  PCB's culture is a strong fit with our culture. Both companies place significant emphasis on innovation, are technology leaders and utilize engineers to sell directly to engineers. Furthermore, the combination is highly synergistic with both our Test and Sensors segments. Although PCB is a pure sensor business, there are also revenue growth opportunities and cost synergies with our Test segment. For example, MTS will be able to utilize a specialized machine shop owned by PCB in the fabrication of test equipment that was previously purchased from suppliers, providing substantial cost savings. In a similar fashion, other cost synergies and revenue growth opportunities exist that span both our Test and Sensors segments.

•
Leverage our global footprint.  Following the Merger, PCB will have greater access to European and Asian markets. The combined company will leverage MTS's established sales channels and strong relationships, which have been cultivated by MTS for over 30 years, in order to gain access to a more diverse customer base around the world.

Industry trends

MTS, joining with PCB to form a leading "Test and Measurement" provider, will be uniquely positioned to capitalize on many trends in the growing and evolving Test and Sensors industries. We believe that our new, expanded product and service set positions us well to create sustainable growth. Those trends include:

•
Positive outlook for R&D spending.  Product innovation is critically important to our customers and PCB's customers, making our products and services indispensable to our customers. According to the 2015 Global Innovation 1000 Study by Strategy&, PwC's strategy consulting business, spending by the largest 1,000 public companies from 2005 to 2015 grew 70%, or 5.4% annually, while, according to the

  Organisation for Economic Co-operation and Development, global gross domestic product grew at just 3.5% each year. We believe that the continued focus by our customers on innovation will drive their demand for our products and services, fostering robust growth across our businesses.

•
Strong spending by the automotive industry on R&D.  The study by Strategy& referenced above also shows that auto manufacturers account for 16% of all R&D spending and that five of the top fifteen companies by R&D spending are automakers.

•
Strong R&D trends in the automotive industry have been driven by increasingly high regulatory standards for fuel economy and emissions testing, burdening the laboratories of the automotive manufactures with the development of more advanced technology and requiring more testing and measurement with high precision. We expect the trend of increasing standards to continue as corporations, organizations and governments remain focused on the effects of automotive transportation on climate change and the global environment more broadly.

•
As it relates to the cyclicality of the auto industry, while R&D spending among U.S. auto manufacturers decreased during the recession in 2008 and 2009, other global auto manufacturers increased or held their R&D spending steady. Although cyclicality remains a factor for the auto industry, structural change is taking place, driven by elevated regulatory standards, which we believe will bolster R&D spending in the automotive industry and demand for our products and services well into the future.

•
We continue to see accelerated product development cycles in the automotive, aerospace and defense industries, driven by demand for more rapid product innovation and introduction. Our testing and measurement products and services have been increasingly employed as more R&D has been performed in order to bring more products to market at a faster pace. We expect these trends to continue as the demand on manufacturers for new product introductions is expected to accelerate.

•
Robust sensor market growth.  According to the BCC Study, the global sensors market in 2015 was estimated to be valued at $95.3 billion and was projected to grow by 10.1% annually to reach $154.4 billion by 2020. Specifically, as further described in the BCC Study, select segments of PCB's servable market, including accelerometers, pressure, load, torque and force, were expected to grow in the aggregate from approximately $5.0 billion in 2015 to approximately $7.0 billion by 2020. In addition, the market for the position sensor technology in our sensor products continues to experience strong demand growth as the development of "smart" machines accelerates, since connecting position sensors with GPS and hydraulic systems allows machines to operate more intelligently and autonomously. The agricultural, construction, mining and handling sectors continue to innovate in the area of machine intelligence, requiring more measurement capability with each evolutionary step.

•
Vigorous growth in advanced materials testing.  The advanced materials market is growing rapidly in industries such as aerospace, automotive and biomedical, driven in part by rising environmental standards and the need for energy conservation and more efficiency. Because of the rigorous testing requirements for advanced materials, demand remains strong and is expected to grow for Test products and services in the advanced materials market. As more composite materials are developed and implemented in our customers' products, we expect demand for testing will continue to grow since each respective component of the material needs to be tested independently for compliance with specifications, in comparison to just testing one material in the case of traditional materials applications.

Competitive strengths

The competitive strengths of MTS and PCB have been essential to achieving our industry-leading positions and the combination of the businesses will continue to drive our success. The basis for our success is derived from our focus on creating value for our customers by providing test and measurement solutions that enhance precision, improve reliability, increase sustainability, assure safety, deliver autonomous capability and make rapid product deployment a reality. Our strengths span the following segments:

•
Differentiated "mission-critical" technology led by great engineers.  Our technology is differentiated from our competitors in its ability to perform the functions that are vital to the product development, maintenance and performance requirements of our customers. In Test, our customers rely on us to provide highly engineered and customized solutions to meet their sophisticated needs. These products have demonstrated best-in-class durability, delivering long-term value to our customers and strengthening the value proposition for our products. Our solutions reduce the total time required for our customers' product development cycle, speeding ideas and new products to market and allowing our customers to monetize their innovations more quickly. Our sensor products feature a unique automation, precision and safety value proposition and our engineers have broad-based application knowledge allowing our sensors products to constantly undergo innovation at a rapid pace. PCB's exclusive focus on the sensor product market has made it a technology and innovation leader in the sensor industry.

•
Leading customer base with strong relationships with top worldwide OEMs.  MTS has an extensive history of long-term, deep customer relationships that span the globe and include some of the largest and most respected OEMs. Notwithstanding the strength of our top customers, concentration with any one customer is limited, with no customer making up more than 10% of MTS's stand-alone total revenue as of October 3, 2015. PCB brings a customer base that is over 11,000 strong and is reached through a global network which continues to grow in number and penetration. The total number of PCB customers has grown consistently, by 4.2% annually from 2010 to 2015, while average invoice value and sales per customer have grown at annual rates of 6.3% and 5.1%, respectively, over the same period. The average tenure of PCB's top 20 customers is approximately 15 years. PCB is extremely focused on customer service and satisfaction, exercising a customer-centric business model and contributing to a growing number of customers, larger order sizes and higher sales per customer. Our industry partnerships provide insight and expertise to our customers who rely on our knowledge when testing their products.

•
Strong global footprint.  Our strong global footprint, spanning six continents allows us to provide robust support to our diverse customer base. Our diverse geographic footprint positions us competitively to succeed in each region with MTS revenues split across the Americas, Europe and Asia at 31%, 26% and 43% respectively, as a share of revenue for fiscal year 2015.

•
Large installed base and growth opportunity in Test services.  Our Test segment serves an installed base of $4.5 billion with offerings spanning the value chain. Our global aftermarket support provides ongoing assistance to our customers, allowing them to utilize the full potential of our products and augmenting the effectiveness of their testing processes. We expect the progress that we have made in building the infrastructure to become a truly "intelligent lab partner" will continue to improve the service level provided to our customers, enhance the performance and efficiency of our equipment and to improve our customers' satisfaction with our products. The infrastructure for intelligence will make it possible for us to know when maintenance is required on our products before there is a major breakdown, allowing us to proactively reach out to our customers and correct potential problems before they impede testing in our customers' labs.

•
Experienced Management team.  Our management team is deeply experienced and is cohesive as a group. In addition, the PCB management team will bring significant industry experience and expertise. The management team of the combined company will have on average more than 25 years of experience per individual.

•
Dr. Jeffrey Graves, current Chief Executive Officer of MTS and future Chief Executive Officer of the combined company, has 31 years of industry experience, including seven years as a chief executive officer of a power solutions provider.

•
Jeffrey Oldenkamp, current Chief Financial Officer of MTS and future Chief Financial Officer of the combined company, has 21 years of industry experience, including extensive experience in industrial financial management.

•
David Hore, current President of PCB and future Senior Vice President and General Manager of Sensors of the combined company, has 29 years of industry experience.

•
Other executive leadership consists of industry veterans with extensive experience in the fields of Test and Measurement.

Business strategy

After completion of the Merger, both MTS and PCB will continue to pursue the strategies which have proven successful and have been instrumental in building and maintaining market leader positions in each of the irrespective industries. In addition, we will have new ways to grow the business.

•
Capitalize on revenue growth opportunities and cost synergies across Test and Sensors segments.  We expect to capitalize on revenue growth opportunities and cost synergies across both our Sensors and Test segments as a result of the Merger. The combination of our current Sensors segment with PCB will provide more scale in global sales as well as engineering and manufacturing. We anticipate significant cross-selling opportunities of PCB sensor products to our Test customers, such as load and torque sensors for integration into our vehicle testing equipment, and our test equipment to PCB's customer base.

•
Grow targeted business verticals.  Fueled by industry trends previously mentioned, we expect significant growth to come from specific parts of our business moving forward, such as:

•
Ground vehicles.    We anticipate strong growth to continue to be generated from the ground vehicle Test market, propelled by research and development in electric motors, hybrid vehicles, emissions reductions, fuel economy improvement and other areas of intense research. We also see substantial opportunity to sell PCB's strain, load, vibration and acceleration sensors into this market to complement the test equipment in the development of new products. Moreover, as increased scrutiny is applied to how companies comply with emissions and fuel efficiency requirements, more precise and extensive test systems will be deployed, increasing spending on testing and demand for our products.

•
Composite materials.    Advanced materials testing requires robust and thorough testing of each component material that is used to create the composite, thus creating significant demand for testing equipment and services as more composite materials are used in production of products across the aerospace, automotive, and other industries.

  •
  Sensor products.    Through PCB's focus on total customer satisfaction and technology leading sensor solutions, we anticipate continued strong growth. These sensors service a large variety of applications including acceleration, pressure, noise, force and load and torque that both enhance the performance of its customers' products, and enable those products to enter the market more rapidly and reliably. In addition, we have seen accelerated growth that we expect to continue as machines in the construction, agricultural, mining and handling sectors become increasingly intelligent, which we believe will drive significant growth for our mobile hydraulic sensors. As these industries and others shift to more motion control and automation to improve productivity, we will be well positioned to capitalize on the transformational growth that occurs.

  •
  Test service.    We expect that MTS's large Test service organization of more than 300 trained engineers will be able to service the $4.5 billion installed base of MTS products around the world, as well as provide calibration and other services to PCB's customers, which were not previously offered. Growth in Test Service is a key priority, given its high profitability profile, and one that we view as achievable with access to more potential laboratory customers with PCB's added relationships.

•
Global expansion.  With added scale, we believe that we will be able to leverage our expertise globally across the Test and Sensors segments. Specifically, our long-established and deep relationships in Asia and Europe will allow further expansion of PCB products into laboratories throughout Asia and Europe.

Management

The following list identifies the name, age and position(s) of our executive officers and directors as of the date of this prospectus supplement:

Name	Age	Position

Jeffrey A. Graves	55	President, Chief Executive Officer and Director
Jeffrey P. Oldenkamp	44	Senior Vice President and Chief Financial Officer
William E. Bachrach	57	Senior Vice President, Test
John V. Emholz(1)	53	Senior Vice President and General Manager, Sensors
David T. Hore(2)	50	Senior Vice President and General Manager, Sensors
Catherine L. Powell	54	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
David J. Anderson(3)	68	Director, Non-Executive Chairman of the Board of Directors
David D. Johnson(3)(4)	60	Director
Randy J. Martinez(3)(4)	61	Director
Barb J. Samardzich(4)	57	Director
Michael V. Schrock(4)(5)	63	Director
Gail P. Steinel(3)(5)	59	Director
Chun Hung (Kenneth) Yu(5)	66	Director

(1)    Following the closing of the Merger, Mr. Emholz will be transitioning out of the Company.

(2)    Following the closing of the Merger, Mr. Hore will be appointed as our Senior Vice President and General Manager, Sensors.

(3)    Member of our Audit Committee.

(4)   Member of our Compensation and Leadership Development Committee.

(5)    Member of our Governance and Nominating Committee.

Jeffrey A. Graves has served as our President and Chief Executive Officer since May 2012, and as a director since 2012. Prior to joining MTS, Dr. Graves served as President and Chief Executive Officer of C&D Technologies, Inc., a global manufacturer of energy storage systems, from July 2005 to May 2012; held various executive positions at Kemet Electronics Corporation from 2001 to 2005, including Chief Executive Officer; held various leadership positions with General Electric Company's Power Systems Division and Corporate Research & Development Center from 1995 to 2001; and prior to 1995, held various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves has served as a director of Teleflex Incorporated and Hexcel Corporation since 2007.

Jeffrey P. Oldenkamp has served as our Senior Vice President and Chief Financial Officer since January 2015. Prior to January 2015, Mr. Oldenkamp served as our Vice President of Test Finance from January 2014 to January 2015. Mr. Oldenkamp previously served as Americas Operations Chief Financial Officer and Vice President of Finance of Nilfisk-Advance, Inc., a global manufacture of professional cleaning equipment, from January 2012 to January 2014 and as its Vice President of Finance for the Americas from April 2008 to January 2012.

William E. Bachrach has served as our Senior Vice President of Test since October 2014. Mr. Bachrach served as our Senior Vice President and General Manager of Sensors from March 2013 to January 2015. Prior to joining MTS, he served as Chief Operating Officer of ROAM Data, a global payment solutions provider, from 2010 to March 2013, and as President of Murata Power Solutions (formerly C&D Technologies Power Systems) from 2005 to 2009.

John V. Emholz has served as our Senior Vice President and General Manager of Sensors since January 2015. Prior to joining MTS, Mr. Emholz served as Vice President of the Electronics Business Unit for Danfoss Power Solutions, a global provider of hydraulic systems and components for the mobile machinery business, from May 2007 to December 2014.

David T. Hore will serve as our Senior Vice President and General Manager of Sensors upon closing of the Merger. Mr. Hore has served as President of PCB since 2004. From 1996 to 2003, Mr. Hore served as Founder and Managing Partner of Tronconi, Segarra & Hore LLP, an accounting, tax and business consulting firm based in Buffalo, New York, and, in such capacity, as outside Chief Financial Officer of PCB.

Catherine L. Powell has served as our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since November 2015. Ms. Powell previously served as our Assistant Corporate Secretary from August 2012 to November 2015, and as our Assistant General Counsel from February 2012 to November 2015. Prior to joining MTS, she served as Associate General Counsel for Modine Manufacturing Company, a developer and manufacturer of thermal management systems and components, from November 2008 to January 2012.

David J. Anderson has served as a Director since 2009 and as our non-executive chairman of the board of directors since 2011. Mr. Anderson has also served as a Director of Modine Manufacturing Company since 2010 and as a member of its Corporate Governance and Nominating Committee and Audit Committee, and as a Director of Schnitzer Steel Industries, Inc. since 2009 and a member of its Audit and Compensation Committees. Mr. Anderson previously served as Co-Vice Chairman of Sauer-Danfoss, Inc., developer and manufacturer of fluid power and electronic components and systems for mobile equipment applications, from 2008 until June 2009; as President, Chief Executive Officer and Director of Sauer-Danfoss Inc. from 2002 until he retired in 2009; and has held various senior management positions with Sauer-Danfoss Inc. from 1984 to 2008.

David D. Johnson has served as a Director since 2013. Mr. Johnson previously served as Executive Vice President, Treasurer and Chief Financial Officer of Molex Incorporated, a manufacturer of electronic connectors, from 2005 until December 2015. Mr. Johnson previously served as Vice President, Treasurer and Chief Financial Officer of Sypris Solutions, Inc., from 1996 to 2005, and as Regional Controller for Molex's Far East Region, Financial Director for New Ventures and Acquisitions, and Financial Director for the Far East South Region from 1984 to 1996. Mr. Johnson is currently retired.

Randy J. Martinez has served as a Director since 2014. Mr. Martinez has served as Corporate Vice President of Strategy and Business Development for AAR Corporation, a provider of aviation services to the worldwide commercial aerospace and governmental/defense industries, since August 2015. Prior to his current role, Mr. Martinez held other leadership roles within AAR, including Group Vice President, Aviation Services and President and Chief Executive Officer, AAR Airlift Group from March 2012 to August 2015, and Group Vice President, Government and Defense Services and Senior Vice President, Government and Defense Programs from 2009 to 2012. Before joining AAR in 2009, Mr. Martinez was the Chief Executive Officer at World Air Holdings, Inc. (NASDAQ). As a graduate of the United States Air Force Academy, Mr. Martinez served with distinction in the U.S. Air Force for over 21 years, holding a wide variety of leadership roles, including both line command and senior staff positions. Mr. Martinez currently serves on the Board of the National Defense Transportation Association, serving as Chair for the Aviation Sector.

Barb J. Samardzich has served as a Director since 2001. Ms. Samardzich has served as Chief Operating Officer of Ford of Europe for Ford Motor Company, a car and truck manufacturer, since November 2013. Ms. Samardzich previously served as Vice President, Product Development of Ford Motor Company from

September 2011 to November 2013; Vice President of Global Product Programs of Ford Motor Company from January 2011 to September 2011; and Vice President of Powertrain Engineering of Ford Motor Company from 2005 to 2010. She has also held various positions with Ford Motor Company from 1990 to 2005, and various positions in the Commercial Nuclear Fuel Division of Westinghouse Electric Corporation from 1981 to 1990.

Michael V. Schrock has served as a Director since 2014. Mr. Schrock has served as an Advisor for Oak Hill Capital Partners, a private equity investment firm, since March 2014. He previously served as President and Chief Operating Officer of Pentair LLC, a global water, fluid, thermal management and equipment protection company, from 2006 until his retirement in December 2013. Prior to that role, Mr. Schrock held several leadership positions at Pentair over his 16-year career, including President of Water Technologies Americas, President of the Pump and Pool Group and President/COO of Pentair Technical Products. Before joining Pentair, Mr. Schrock held numerous senior leadership roles in both the US and Europe at Honeywell International Inc. Mr. Schrock is currently on the board of Plexus Corporation.

Gail P. Steinel has served as a Director since 2009. Ms. Steinel has served as the Owner of Executive Advisors, a provider of leadership development services and strategic/profit improvement consulting, since 2007. Ms. Steinel previously served as Executive Vice President, Consumer, Industrial & Technology business unit at BearingPoint, a global technology and management consulting company, from 2002 to 2007, and had progressive management experience at Arthur Andersen, a provider of audit, tax and consulting services, where her final position was Global Managing Partner of the Business Consulting Division, from 1979 to 2002. Ms. Steinel serves on several boards, including the Board of Trustees of Federal Realty Investment Trust and is Chairperson of its Audit Committee.

Chun Hung (Kenneth) Yu has served as a Director since 2013. Mr. Yu previously served as Vice President, Global Channel Services, International Operations for 3M Company, a diversified manufacturer of consumer, industrial and health products, from May 2013 to December 2013; as President, China Region and 3M China from 2000 to May 2013; as President, 3M Taiwan from 1999 to 2000; and served in several Director and leadership roles within the 3M organization from 1969 to 1999, located in St. Paul, Minnesota and the Asian-Pacific region. Mr. Yu is currently retired.

Description of the Units

We are offering 1,000,000 Units (or 1,150,000 Units if the underwriters exercise their option to purchase additional Units in full), each with a stated amount of $100. Each Unit is comprised of a prepaid stock purchase contract (a "purchase contract") and a senior amortizing note (an "amortizing note"), in each case issued by MTS. The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption "Description of the Purchase Contracts" and the summary of the terms of the amortizing notes set forth under the caption "Description of the Amortizing Notes" in this prospectus supplement contain a description of all of the material terms of the Units and their components but are not complete. We refer you to:

•
the purchase contract agreement (the "purchase contract agreement"), to be dated the date of first issuance of the Units, to be entered into among MTS, U.S. Bank National Association, as purchase contract agent (the "purchase contract agent") and attorney-in-fact for the holders of purchase contracts from time to time, and U.S. Bank National Association, as trustee (the "trustee") under the indenture described below, pursuant to which the purchase contracts and Units will be issued; and

•
the senior indenture, and a related supplemental indenture for such amortizing notes, each to be dated the date of first issuance of the Units, and each to be entered into between MTS and U.S. Bank National Association, as trustee, pursuant to which the amortizing notes will be issued.

The form of senior indenture has been, and the related supplemental indenture for the amortizing notes and the purchase contract agreement will be, filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

As used in this section, the terms "MTS," "we," "us" and "our" mean MTS Systems Corporation and do not include any of its existing or future subsidiaries.

Components of the Units

Each Unit offered is comprised of:

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a prepaid stock purchase contract issued by MTS, pursuant to which MTS will deliver to the holder, not later than 5:00 p.m., New York City time, on July 1, 2019 (subject to postponement in certain limited circumstances, the "mandatory settlement date"), unless earlier redeemed or settled, a number of shares of our common stock per purchase contract equal to the settlement rate described below under "Description of the Purchase Contracts—Delivery of Common Stock," subject to adjustment; and

•
a senior amortizing note issued by MTS with an initial principal amount of $23.8136 that pays equal quarterly installments of $2.1875 per amortizing note (except for the October 1, 2016 installment payment, which will be $2.5764 per amortizing note), which in the aggregate would be equivalent to a 8.75% cash distribution per year on the $100 stated amount per Units.

Unless earlier settled at your option as described in "Description of the Purchase Contracts—Early Settlement" or "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change," settled at our option as described in "Description of the Purchase Contracts—Early Settlement at Our Election," or redeemed at our option as described in "Description of the Purchase Contracts Merger Termination Redemption," we will deliver to you not more than 2.3810 shares of our common stock and not less than 1.9841 shares of our common stock on the mandatory settlement date, based upon the applicable settlement rate (as defined below), which is based on fixed settlement rates that are subject to adjustment as described herein, and the applicable market value (as defined below) of our common stock, as described below under "Description of the Purchase Contracts—Delivery of Common Stock."

Each amortizing note will have an initial principal amount of $23.8136. On each January 1, April 1, July 1 and October 1, commencing on October 1, 2016, MTS will pay cash installments on each amortizing note: the October 1, 2016 installment payment will be $2.5764 per amortizing note and each installment payment thereafter will be $2.1875 per amortizing note. Each installment will constitute a payment of interest (at an annual rate of 6.97%) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under "Description of the Amortizing Notes—Amortization Schedule."

The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. We have determined that the fair market value of each amortizing note is $23.8136 and the fair market value of each purchase contract is $76.1864. Each holder agrees to such allocation and this position will be binding upon each holder (but not on the Internal Revenue Service).

Separating and recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding July 1, 2019 or any "early mandatory settlement date" (as defined under "Description of the Purchase Contracts") or "merger redemption settlement date" (as defined under "Description of the Purchase Contracts") and also excluding the business day immediately preceding any "installment payment date" (as defined under "Description of the Amortizing Notes") (provided that, for the avoidance of doubt, such right to separate the Units will resume after such business day), you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a "separate purchase contract" and a "separate amortizing note," respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist. If you beneficially own a Unit, you may separate it into its component purchase contract and component amortizing note by delivering written instructions to the broker or other direct or indirect participant through which you hold an interest in your Unit (your "participant") to notify The Depository Trust Company ("DTC") through DTC's Deposit/Withdrawal at Custodian ("DWAC") system of your desire to separate the Unit. Holders who elect to separate the purchase contract and amortizing note shall be responsible for any fees or expenses payable in connection with such separation.

"Business day" means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding July 1, 2019 or any early mandatory settlement date or merger redemption settlement date and also excluding the business day immediately preceding any installment payment date (provided that, for the avoidance of doubt, such right to recreate the Units will resume after such business day), you may recreate a Unit from your separate purchase contract and separate amortizing note. If you beneficially own a separate purchase contract and a separate amortizing note, you may recreate a Unit by delivering written instruction to your participant to notify DTC through DTC's DWAC system of your desire to recreate the Unit. Holders who elect to recreate Units shall be responsible for any fees or expenses payable in connection with such recreation.

Global securities

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of DTC. You will not be entitled to receive definitive physical certificates for your Units, purchase contracts or amortizing notes, except under the limited circumstances described under "Book-Entry Procedures and Settlement." Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be shown on and transfers will be effected through direct or indirect participants in DTC.

Deemed actions by holders by acceptance

Each holder of Units or separate purchase contracts, by acceptance of such securities, will be deemed to have:

•
irrevocably authorized and directed the purchase contract agent to execute and deliver on its behalf and perform the purchase contract agreement on its behalf, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•
in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all purposes;

•
consented to the provisions of the purchase contract agreement;

•
represented that either (i) no portion of the assets used to acquire and hold the Units or separate purchase contracts, as the case may be, constitutes assets of any (A) employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (B) plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws") or (C) entity whose underlying assets are considered to include "plan assets" (within the meaning of 29 CFR Sec. 2510.3-101 as modified by Section 3(42) of ERISA) of such plan, account or arrangement or (ii) the purchase and holding of the Units or separate purchase contracts, as the case may be, will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws;

•
in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

  •
  a Unit as an investment unit composed of two separate instruments, in accordance with its form;

  •
  the amortizing notes as indebtedness of MTS; and

  •
  the allocation of the $100 stated amount per Unit between the purchase contract and the amortizing note so that such holder's initial tax basis in each purchase contract will be $76.1864 and such holder's initial tax basis in each amortizing note will be $23.8136; and

•
agreed to be bound by the terms and provisions of the purchase contract agreement.

No listing of securities

The Units will be new securities for which there is no established trading market. MTS does not intend to apply for a listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. Although the underwriters have advised MTS that they intend to make a market in the Units after the offering is completed, they are under no obligation to do so. Accordingly, MTS cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "MTSC." MTS intends to apply to have the shares of our common stock deliverable upon settlement of all purchase contracts approved for listing on the NASDAQ Global Select Market. Any listing of these shares is subject to MTS fulfilling all of the listing requirements of the NASDAQ Global Select Market.

Title

MTS, the purchase contract agent and the trustee will treat the registered owner of any Unit or separate purchase contract or separate amortizing note, as the case may be, as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or making payments on the separate amortizing note and for all other purposes.

Accounting for the Units

We expect to record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also expect to record the amortizing notes portion of the Units as long-term debt and to record the issuance costs of the amortizing notes as a prepaid expense, which will be amortized over the term of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units.

Subsequent changes in fair value of the purchase contracts shall not be recognized as long as those contracts continue to be classified as equity. The notes will subsequently be recorded at amortized cost and will not be remeasured to fair value at each reporting period. However, the fair value of the notes will be included in the debt fair value disclosure at the end of each reporting period.

We expect that our basic and diluted earnings per share calculations will reflect the shares issuable upon settlement of the purchase contracts portion of the Units. For purposes of determining the number of shares included in the calculation, we intend to use the market prices for our shares of common stock for the applicable accounting periods.

Replacement of Unit certificates

In the event that definitive or physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to MTS, the purchase contract agent and trustee of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us, the purchase contract agent and trustee may be required at the expense of the registered holder of the Units before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the third business day immediately preceding July 1, 2019 or any early settlement date or merger redemption settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable (and/or, in the case of a merger redemption settlement date, make the required cash payment, if any) pursuant to the purchase contracts included in the Units evidenced by the certificate.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses related to the offering of the Units and the enforcement by the purchase contract agent of the rights of the holders of the Units or the separate purchase contracts or separate amortizing notes, other than expenses (including legal fees) of the underwriters.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation, and we will have no liability therefor.

Description of the purchase contracts

Each purchase contract, which initially forms a part of a Unit and which, at the holder's option on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units, to, but excluding, the third scheduled trading day immediately preceding July 1, 2019 or any early mandatory settlement date or a merger redemption settlement date, can be separated and transferred separately from the amortizing note also forming a part of a Unit, will be issued pursuant to the purchase contract agreement, to be dated the date of the initial issuance of the Units, among MTS, U.S. Bank National Association, as purchase contract agent (the "purchase contract agent") and attorney-in-fact for the holders of purchase contracts from time to time, and U.S. Bank National Association, as trustee (the "trustee").

The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the purchase contract agreement to be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

As used in this section, the terms "MTS," "we," "us" and "our" mean MTS Systems Corporation and does not include any of its existing or future subsidiaries.

Delivery of common stock

Unless previously redeemed or settled early at your or our option, for each purchase contract we will deliver to you on July 1, 2019 (subject to postponement in certain limited circumstances described below, the "mandatory settlement date") a number of shares of our common stock. The number of shares of our common stock issuable upon settlement of each purchase contract (the "settlement rate") will be determined as follows:

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if the applicable market value of our common stock is equal to or greater than $50.40 (the "threshold appreciation price"), then you will receive 1.9841 shares of common stock for each purchase contract (the "minimum settlement rate");

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if the applicable market value of our common stock is greater than $42.00 (the "reference price") but less than the threshold appreciation price of $50.40, then you will receive a number of shares of common stock for each purchase contract equal to the Unit stated amount of $100, divided by the applicable market value; and

•
if the applicable market value of our common stock is less than or equal to the reference price of $42.00, then you will receive 2.3810 shares of common stock for each purchase contract (the "maximum settlement rate").

The maximum settlement rate, minimum settlement rate, reference price and threshold appreciation price are each subject to adjustment as described under "—Adjustments to the Fixed Settlement Rates" below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a "fixed settlement rate."

The reference price is the public offering price of our common stock in the concurrent Common Stock Offering.

The threshold appreciation price shall be equal to $100, divided by the minimum settlement rate (rounded to the nearest $0.0001) and represents an appreciation of approximately 20% over the reference price.

For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract at the assumed applicable market values, based on a reference price of $42.00 and a threshold appreciation price of $50.40. The table assumes that there will be no adjustments to the fixed settlement rates described under "—Adjustments to the Fixed Settlement Rates" below and that the purchase contracts have not been redeemed as described under "—Merger Termination Redemption" below or settled early at our option or the option of holders as described under "—Early Settlement," "—Early Settlement Upon a Fundamental Change" or "—Early Settlement at Our Election" below. We cannot assure you that the actual applicable market value will be within the assumed range set forth below.

A holder of a Unit or a separate purchase contract, as applicable, will receive on the mandatory settlement date the following number of shares of common stock for each such Unit or separate purchase contract at the following assumed applicable market values:

Assumed applicable market value	Number of shares of common stock

$32.00	2.3810
$34.00	2.3810
$36.00	2.3810
$38.00	2.3810
$40.00	2.3810
$42.00	2.3810
$44.00	2.2727
$46.00	2.1739
$48.00	2.0833
$50.40	1.9841
$52.00	1.9841
$54.00	1.9841
$56.00	1.9841
$58.00	1.9841
$60.00	1.9841
$62.00	1.9841
$64.00	1.9841
$66.00	1.9841

As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than or equal to the threshold appreciation price of $50.40, we would be obligated to deliver 1.9841 shares of common stock for each purchase contract. As a result, you would receive only approximately 83.3% of the appreciation in market value of the shares of our common stock that you would have received had you purchased $100 worth of shares of our common stock at the public offering price of $42.00 in the concurrent Common Stock Offering.

If, on the mandatory settlement date, the applicable market value is less than the threshold appreciation price of $50.40 but greater than the reference price of $42.00, we would be obligated to deliver a number of shares of our common stock on the mandatory settlement date equal to $100, divided by the applicable market value. As a result, we would retain all appreciation in the market value of our common stock underlying each purchase contract between the reference price and the threshold appreciation price.

If, on the mandatory settlement date, the applicable market value is less than or equal to the reference price of $42.00, we would be obligated to deliver upon settlement of the purchase contract 2.3810 shares of common stock for each purchase contract, regardless of the market price of our common stock. As a result, the holder would realize the entire loss on the decline in market value of the common stock underlying each purchase contract since the date of the pricing of Units.

Because the applicable market value of the common stock is determined over the 20 consecutive trading days (as defined below) beginning on, and including, the 23rd scheduled trading day immediately preceding July 1, 2019, the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price of the common stock on the last trading day in such 20 consecutive trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such 20 consecutive trading day period and the date such shares are delivered.

The term "applicable market value" means the average of the daily VWAPs of our common stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 1, 2019.

The term "daily VWAP" of the common stock means, on any date of determination, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page "MTSC <equity> AQR" (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by MTS).

The term "trading day" means a day on which:

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there is no "market disruption event" (as defined below); and
•
trading in our common stock generally occurs on the reference securities exchange (as defined below).

"Reference securities exchange" means the NASDAQ Global Select Market or, if our common stock is not then listed on the NASDAQ Global Select Market, the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, the principal other market on which our common stock is then listed or admitted for trading.

If our common stock is not listed or admitted for trading on any U.S. national or regional securities exchange or other market, "trading day" means a business day.

A "scheduled trading day" is a day that is scheduled to be a trading day on the reference securities exchange. If our common stock is not listed or admitted for trading on any U.S. national or regional securities exchange or other market, "scheduled trading day" means a business day.

A "market disruption event" means:

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a failure by the reference securities exchange to open for trading during its regular trading session; or

•
the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding permitted limits or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

On the mandatory settlement date, our common stock will be issued and delivered to you or your designee, upon:

•
if the Units that include such purchase contracts or such separate purchase contracts are held in global form, surrender of such global securities in compliance with the standing arrangements between DTC and the purchase contract agent; if the Units that include such purchase contracts or such separate purchase contracts are held in certificated form, surrender of such definitive securities; and

•
payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

If one or more of the 20 scheduled trading days beginning on, and including, the 23rd scheduled trading day immediately preceding July 1, 2019 is not a trading day, the mandatory settlement date will be postponed as applicable to be the third scheduled trading day immediately following the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.

Prior to 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will become the holder of record of such shares as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.

We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon settlement or redemption of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

Early settlement

On any business day or scheduled trading day prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding July 1, 2019, you, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, and receive a number of shares of common stock per purchase contract at the early settlement rate. The "early settlement rate" is equal to the minimum settlement rate on the early settlement date, subject to adjustment as described below under "—Adjustments to the Fixed Settlement Rates," unless (i) you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our common stock per purchase contract based on the "fundamental change early settlement rate" as described under "—Early Settlement Upon a Fundamental Change" or (ii) if you elect to settle your purchase contracts early with an early settlement date that occurs on or prior to July 1, 2017 (other than, for the avoidance of doubt, any such election in connection with a fundamental change), in which case you will receive upon settlement of your purchase contracts a number of shares of our common stock per purchase contract equal to 90% of the minimum settlement rate on the early settlement date, subject to adjustment as described below under "—Adjustments to the Fixed Settlement Rates."

Your right to receive our common stock upon early settlement of your purchase contract is subject to:

•
delivery of a written and signed notice of election (an "early settlement notice") in the form attached to the purchase contract to the purchase contract agent electing early settlement of your purchase contract;

•
if the Units that include such purchase contracts or such separate purchase contracts are held in global form, surrender of such global securities (or a reduction in the number of purchase contracts represented thereby, if applicable) in compliance with the standing arrangements between DTC and the purchase contract agent; if the Unit that includes such purchase contract or such separate purchase contract is held in certificated form, surrendering the certificates representing the purchase contract; and

•
payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

Upon compliance with the requirements described above, you will receive the applicable number of shares of common stock (and any cash in lieu of fractional shares) issuable as a result of your exercise of your right to early settle on the third business day following the "early settlement date" (as defined below).

If you comply with the requirements for effecting early settlement of your purchase contracts earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the "early settlement date." If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the "early settlement date."

The person in whose name any shares of our common stock shall be issuable upon such early settlement of the purchase contract will become the holder of record of such shares as of 5:00 p.m., New York City time, on the relevant early settlement date.

Upon early settlement of the purchase contract component of a Unit, a separate amortizing note representing the amortizing note component of such Unit will be issued in the manner set forth herein and will remain outstanding and beneficially owned by or registered in the name of, as they case may be, the holder who elected to settle the related purchase contract early.

Early settlement upon a fundamental change

If a "fundamental change" occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock (and any cash in lieu of fractional shares) (or, if a reorganization event has occurred, units of exchange property (as defined below)) based on the "fundamental change early settlement rate," as described below. An early settlement will be deemed for these purposes to be "in connection with" such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at 5:00 p.m., New York City time, on the 30th business day thereafter (or, if earlier, the third scheduled trading day immediately preceding July 1, 2019) (the

"fundamental change early settlement period"). We refer to this right as the "fundamental change early settlement right."

A holder's right to common stock (or, if a reorganization event has occurred, units of exchange property) upon early settlement in connection with a fundamental change is subject to compliance with the conditions described under "—Early Settlement". Upon compliance with the requirements described above, you will receive the shares of our common stock (and any cash in lieu of fractional shares) (or, if a reorganization event has occurred, units of exchange property) issuable as a result of your exercise of the fundamental change early settlement right on the third business day following the fundamental change early settlement date.

If you comply with the requirements for effecting early settlement of your purchase contracts in connection with a fundamental change prior to 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period, then that day will be considered the "fundamental change early settlement date."

If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day during the fundamental change early settlement period, then the next succeeding business day will be considered the "fundamental change early settlement date."

We will provide the purchase contract agent, the trustee and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on our website. The notice will also set forth, among other things:

•
the applicable fundamental change early settlement rate;

•
if not solely our common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement; and

•
the deadline by which each holder's fundamental change early settlement right must be exercised.

A "fundamental change" will be deemed to have occurred upon the occurrence of any of the following:

(a)    any "person" or "group" (within the meaning of Section 13(d) of the Exchange Act) other than us, any of our wholly owned subsidiaries and any of their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock;

(b)   the consummation of (x) any consolidation, merger, amalgamation, scheme of arrangement or other binding share exchange or reclassification or similar transaction between us and another person (other than our subsidiaries), in each case pursuant to which our common stock shall be converted into cash, securities or other property, other than a transaction effected solely to change our jurisdiction of incorporation or to form a holding company for us and that results in a share exchange or reclassification or similar exchange of the outstanding common stock solely into shares of common stock of the surviving entity or (y) any sale or other disposition in one transaction or a series of transactions of all or substantially all of our assets and our subsidiaries, on a consolidated basis, to another person (other than any of our subsidiaries);

(c)    our common stock (or other common stock receivable upon settlement of your purchase contract) ceases to be listed on any of The New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); or

(d)   our stockholders approve any plan or proposal for the liquidation or dissolution of us;

provided, however, that in the case of a transaction or event described in clause (a) or clause (b) above, if at least 90% of the consideration received or to be received by holders of the common stock (excluding cash payments for fractional shares) in the transaction or transactions that would otherwise constitute a "fundamental change" consists of shares of common stock that are traded on any of The New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors) or that will be so traded when issued or exchanged in connection with the transaction that would otherwise constitute a fundamental change under clause (a) or clause (b) above, which we refer to as publicly traded securities, and as a result of such transaction or transactions, such publicly traded securities become reference property deliverable upon settlement of your purchase contract as described below, excluding cash payments for fractional shares, such event shall not be a fundamental change and, for the avoidance of doubt, an event that is not considered a fundamental change pursuant to this proviso shall not be a fundamental change solely because such event could also be described by clause (a) or clause (b) above.

The "fundamental change early settlement rate" will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the "effective date") and the "stock price" in the fundamental change, which will be:

•
in the case of a fundamental change described in clause (b) of the definition of "fundamental change" in which holders of shares of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our common stock; and

•
in all other cases, the stock price will be the average of the daily VWAPs of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the effective date.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates per purchase contract in the table below will be adjusted at the same time and in the same manner as the fixed settlement rates as set forth under "—Adjustments to the Fixed Settlement Rates."

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Stock Price

Effective Date	$15.00	$20.00	$30.00	$35.00	$37.50	$40.00	$42.00	$44.00	$46.00	$48.00	$50.40	$52.50	$55.00	$60.00	$75.00	$100.00	$125.00

June 15, 2016	1.7083	1.8158	1.862	1.8593	1.8566	1.8537	1.8514	1.8493	1.8475	1.8459	1.8444	1.8434	1.8426	1.8421	1.8469	1.8622	1.8762
July 1, 2017	1.9632	2.026	2.0197	1.9954	1.9829	1.9709	1.962	1.9538	1.9463	1.9396	1.9325	1.9271	1.9217	1.9136	1.9041	1.9085	1.9165
July 1, 2018	2.1742	2.2118	2.1851	2.1409	2.1167	2.0928	2.0745	2.0574	2.0416	2.0273	2.0121	2.0005	1.9888	1.971	1.9483	1.9465	1.9505
July 1, 2019	2.381	2.381	2.381	2.381	2.381	2.381	2.381	2.2727	2.1739	2.0833	1.9841	1.9841	1.9841	1.9841	1.9841	1.9841	1.9841

The exact stock price and effective date may not be set forth in the table above, in which case:

•
if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•
if the stock price is greater than $125.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•
if the stock price is less than $15.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above) (the "minimum stock price"), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of our common stock deliverable under a purchase contract is 2.3810, subject to adjustment at the same time and in the same manner as the fixed settlement rates as set forth under "—Adjustments to the Fixed Settlement Rates."

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If you exercise the fundamental change early settlement right following a reorganization event, we will deliver a number of units of exchange property equal to the number of shares of our common stock we would otherwise be required to deliver, as described below.

The person in whose name any shares of our common stock or other securities, if applicable, shall be issuable following exercise of a holder's fundamental change early settlement right will become the holder of record of such shares or other securities, if applicable, as of 5:00 p.m., New York City time, on the fundamental change early settlement date.

Upon early settlement of the purchase contract component of a Unit upon a fundamental change, a separate amortizing note representing the amortizing note component of such Unit will be issued in the manner set forth herein and will remain outstanding and, beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, subsequent fundamental change early settlement date or the mandatory settlement date or redemption on any subsequent merger redemption settlement date, including, if applicable, the provisions set forth under "—Adjustments to the Fixed Settlement Rates" regarding the occurrence of the relevant fundamental change.

Early mandatory settlement at our election

We have the right to settle the purchase contracts on or after July 1, 2017, in whole but not in part, on a date fixed by us as described below at the "early mandatory settlement rate" described below. We refer to this right as our "early mandatory settlement right."

The "early mandatory settlement rate" will be the maximum settlement rate as of the notice date.

If we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, on the repurchase date and at the repurchase price as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder." If we exercise our early mandatory settlement right and the holder of any Unit does not require us to repurchase the amortizing note that is a component of such Unit, such amortizing note will remain outstanding and, beneficially owned by or registered in the name of, as the case may be, such holder.

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the "early mandatory settlement notice"), issue a press release announcing our election and post such press release on our website. The early mandatory settlement notice will specify, among other things:

•
the early mandatory settlement rate;

•
the date on which we will deliver shares of our common stock following exercise of our early mandatory settlement right (the "early mandatory settlement date"), which will be on or after July 1, 2017 and at least 20 but not more than 35 business days following the date of our notice (the "notice date");

•
that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder";

•
if applicable, the "repurchase price" and "repurchase date" (each as defined below under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder");

•
if applicable, the last date on which holders may exercise their repurchase right; and

•
if applicable, the procedures that holders must following to require us to repurchase their amortizing notes.

We will deliver the shares of our common stock and any cash in lieu of fractional shares to you on the early mandatory settlement date.

The person in whose name any shares of our common stock shall be issuable following exercise of our early mandatory settlement right will become the holder of record of such shares as of 5:00 p.m., New York City time, on the notice date.

Merger termination redemption

If the agreement and plan of merger relating to our pending acquisition of PCB has terminated as of any date prior to October 31, 2016, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described below (a "merger termination redemption"), by delivering notice on or after October 31, 2016 and on or prior to the fifth business day thereafter (such notice, the "merger redemption notice") to the purchase contract agent, the trustee and all holders of Units, separate purchase contracts or separate amortizing notes, issuing a press release announcing our election and posting such press release on our website.

In the event of a merger termination redemption, you will have the right to require us to repurchase your amortizing notes (whether as components of Units or separate amortizing notes), as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder." If we exercise our right to cause a merger termination redemption and the holder of any Unit or separate amortizing note does not require us to repurchase such amortizing note, such amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, such holder.

The merger redemption notice will specify, among other things:

•
the merger termination stock price and the reference price;

•
the scheduled merger redemption settlement date;

•
if the redemption amount is determined pursuant to the first bullet point in the definition thereof, the redemption amount;

•
if the redemption amount is determined pursuant to the second bullet point in the definition thereof, the merger redemption rate; and if applicable, the number of shares of our common stock that would otherwise be included in the applicable redemption amount that will be replaced with cash;

•
that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder";

•
the "repurchase price" and "repurchase date", each as defined below under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder";

•
the last date on which holders may exercise their repurchase right; and

•
the procedures that holders must following to require us to repurchase their amortizing notes.

If we do not specify a number of shares that will be replaced with cash in the merger redemption notice, we will be deemed to have elected to settle the redemption amount solely in shares.

In the event of a merger termination redemption, we will deliver the applicable redemption amount on the merger redemption settlement date.

"Redemption amount" per purchase contract means:

•
if the merger termination stock price is equal to or less than the reference price, an amount of cash equal to (x) $100 less (y) the applicable repurchase price for the amortizing notes; or

•
if the merger termination stock price is greater than the reference price, a number of shares of our common stock equal to the merger redemption rate determined by reference to the table set forth below; provided that we may elect to pay cash in lieu of any or all of the shares of our common stock in an amount equal to such number of shares multiplied by the redemption market value; provided further, that, if we so elect to pay cash, we will specify in the merger redemption notice the number of shares of our common stock that will be replaced with cash.

"Merger termination stock price" means the average of the daily VWAPs of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding October 31, 2016.

"Redemption market value" means the average of the daily VWAPs of our common stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding the scheduled merger redemption settlement date.

The table below sets forth the merger redemption rate per purchase contract for each merger termination stock price. The merger termination stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rates are otherwise adjusted. The adjusted merger termination stock prices will equal the merger termination stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the merger termination stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The merger redemption rates per purchase contract in the table below will be adjusted at the same time and in the same manner as the fixed settlement rates as set forth under "—Adjustments to the Fixed Settlement Rates."

The following table sets forth the merger redemption rate per purchase contract for each merger termination stock price set forth below:

Merger termination stock price	Merger redemption rate

$42.00, which is equal to the reference price	1.9157 ("maximum redemption rate")
$44.00	1.9118
$46.00	1.9082
$48.00	1.9048
$50.40	1.9012
$52.50	1.8583
$55.00	1.8954
$60.00	1.8908
$75.00	1.8852
$100.00	1.8888
$125.00	1.8963 ("minimum redemption rate")

The exact merger termination stock prices may not be set forth in the table above, in which case:

•
if the applicable merger termination stock price is between two merger termination stock prices in the table, the merger redemption rate will be determined by straight line interpolation between the merger redemption rates set forth for the higher and lower merger termination stock prices;

•
if the merger termination stock price is greater than $125.00 per share (subject to adjustment at the same time and in the same manner as the merger termination stock prices set forth in the table above), then the merger redemption rate will be the minimum redemption rate; or

•
if the merger termination stock price is less than $42.00 per share (subject to adjustment at the same time and in the same manner as the merger termination stock prices set forth in the table above), then the merger redemption rate will be the maximum redemption rate.

"Merger redemption settlement date" means:

•
if (x) the merger termination stock price is greater than the reference price and (y) we elect to pay cash in lieu of any or all of the shares of our common stock that would otherwise be included in the redemption amount, the third business day following the last trading day of the 20 consecutive trading day period used to determine the redemption market value; or

•
otherwise, the scheduled merger redemption settlement date specified in the merger redemption notice.

"Scheduled merger redemption settlement date" means:

•
if (x) the merger termination stock price is greater than the reference price and (y) we elect to pay cash in lieu of any or all of the shares of our common stock that would otherwise be included in the redemption amount, a date that is least 25 and no more than 35 calendar days after the date of the merger redemption notice; or

•
otherwise, a date that is at least 3 and no more than 10 calendar days after the date of the merger redemption notice.

The person in whose name any shares of our common stock shall be issuable will become the holder of record of such shares as of 5:00 p.m., New York City time:

•
on the date of the merger redemption notice, if we have elected (or are deemed to have elected) to settle the redemption amount solely in shares; or

•
on the last trading day of the 20 consecutive trading day period used to determine the redemption market value, if the merger termination stock price is greater than the reference price and we elect to pay cash in lieu of a portion but not all shares of our common stock.

Adjustments to the fixed settlement rates

Each fixed settlement rate will be adjusted, without duplication, upon:

(a)    The issuance of our common stock as a dividend or distribution to all or substantially all holders of common stock, or a subdivision or combination of common stock, in which event each fixed settlement rate will be adjusted based on the following formula:

where,

SR0	=	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date (as defined below) for such dividend or distribution or immediately prior to 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be;
SR1	=	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date or immediately after 9:00 a.m., New York City time, on such effective date, as the case may be;
OS0	=	the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date or immediately prior to 9:00 a.m., New York City time, on such effective date, as the case may be (in either case, prior to giving effect to such event); and
OS1	=	the number of shares of common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made pursuant to this clause (a) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share subdivision or share combination, as the case may be. If any dividend or distribution of the type described in this clause (a) is declared but not so paid or made, each fixed settlement rate will be immediately readjusted, effective as of the date our board of directors publicly announces its decision not to pay or make such dividend or distribution, to such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this clause (a), the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution or 9:00 a.m., New York City time, on the effective date for such share subdivision or share combination, as applicable, will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(b)   The issuance to all or substantially all holders of our common stock of rights, options or warrants entitling them for a period expiring 45 calendar days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of common stock at a price per share less than the average of the daily VWAPs of common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of common stock, in which event each fixed settlement rate will be adjusted based on the following formula:

where,

SR0	=	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such issuance;
SR1	=	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;
OS0	=	the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date;
X	=	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and
Y	=	the total number of shares of common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the daily VWAPs of common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of common stock.

Any adjustment made pursuant to this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after 5:00 p.m., New York City time, on the record date for such issuance. In the event that such rights, options or warrants described in this clause (b) are not so issued, each fixed settlement rate will be immediately readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights, options or warrants, to such fixed settlement rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed settlement rate will be immediately readjusted, effective as of the date of such expiration or the date of such exercise, as the case may be, to such fixed settlement rate that would then be in effect had the adjustment with respect to the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered.

In determining whether any rights, options or warrants entitle the holders of common stock to subscribe for or purchase shares of common stock at less than such average of the daily VWAPs of common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution per share of common stock, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

For the purposes of this clause (b), the number of shares of common stock at the time outstanding will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights or warrants, options in respect of shares of common stock held in treasury.

(c)    The dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than common stock), evidences of our indebtedness, assets or rights, options or warrants to acquire our capital stock, indebtedness or assets, excluding:

•
any dividend, distribution or issuance covered by clause (a) or (b) above or (d) below; or

•
any dividend or distribution in connection with a spin-off covered by this clause (c) relating to spin-offs; and

•
any securities, cash or other property that is distributed in, and will constitute exchange property as a result of, a reorganization event (as described below),

in which event each fixed settlement rate will be adjusted based on the following formula:

where,

SR0	=	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution;
SR1	=	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;
SP0	=	the average of the daily VWAPs of common stock for the 10 consecutive trading day period ending on the trading day immediately preceding such ex-date for such dividend or distribution; and
FMV	=	the fair market value (as determined by our board of directors), on the ex-date for such dividend or distribution, of the shares of our capital stock, evidences of our indebtedness, assets or rights, options or warrants so distributed, expressed as an amount per share of common stock.

If FMV (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and FMV is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of common stock, the kind and amount of our capital stock, evidences of our indebtedness, our assets or rights, options or warrants that such holder would have received if such holder owned a number of shares of common stock equal to the maximum settlement rate in effect on the record date for the dividend or distribution.

Any adjustment made pursuant to the portion of this clause (c) above will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. In the event that such dividend or distribution is not so paid or made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay or make such dividend or distribution, to such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

If the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, listed or quoted on a U.S. national securities exchange, then each fixed settlement rate will instead be adjusted based on the following formula:

where,

SR0	=	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off;
SR1	=	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off;
FMV0	=	the average of the daily VWAPs of the capital stock or similar equity interests distributed to holders of common stock applicable to one share of common stock for the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off; and
MP0	=	the average of the daily VWAPs of common stock for the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off.

Any adjustment made pursuant to this portion of clause (c) will become effective immediately after 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off, references in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between the beginning of the 10 consecutive trading day period and such determination date for purposes of determining the fixed settlement rates. In the event that such distribution described in this clause (c) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared.

(d)   The dividend or distribution to all or substantially all holders of our common stock of exclusively cash, excluding:

•
any cash that is distributed in, and will constitute exchange property as a result of, a reorganization event (as described below);

•
any dividend or distribution in connection with our liquidation, dissolution or winding up;

•
any regular dividend that does not exceed $0.30 per share per calendar quarter (as proportionally adjusted to reflect any change in our dividend period) (the "dividend threshold amount"),

in which event, each fixed settlement rate will be adjusted based on the following formula:

where,

SR0	=	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution;
SR1	=	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution;
SP0	=	the average of the daily VWAPs of common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution;
T	=	the dividend threshold amount in effect on the ex-dividend date for such dividend or distribution; provided that, if the dividend or distribution is not a regular cash dividend, the dividend threshold amount will be deemed to be zero for such dividend or distribution; and
C	=	the amount in cash per share we distribute to holders of common stock.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the fixed settlement rate is adjusted, but no adjustment will be made to the dividend threshold amount for any adjustment made to the fixed settlement rate pursuant to this clause (d).

If C (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and C is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of common stock, the amount of cash that such holder would have received if such holder owned a number of shares of common stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.

Any adjustment made pursuant to this clause (d) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. In the event that any dividend or distribution described in this clause (d) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate which would then be in effect if such dividend or distribution had not been declared.

(e)    We or one or more of our subsidiaries makes purchases of common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for common stock if the amount of cash and value of any other consideration included in the payment per share of common stock validly tendered or exchanged exceeds the average of the daily VWAP per share of common stock for the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the "expiration date"), in which event each fixed settlement rate will be adjusted based on the following formula:

where,

SR0	=	the fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date;
SR1	=	the fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date;
FMV	=	the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares purchased in such tender offer or exchange offer (the "purchased shares");
OS1	=	the number of shares of common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer on the expiration date (the "expiration time") (after giving effect to such tender offer or exchange offer);
OS0	=	the number of shares of common stock outstanding immediately prior to the expiration time (prior to giving effect to such tender offer or exchange offer); and
SP1	=	the average of the daily VWAPs of common stock for the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

Any adjustment made pursuant to this clause (e) will become effective immediately after 5:00 p.m., New York City time, on the last day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date, references in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between such expiration date and such determination date for purposes of determining the fixed settlement rates.

If we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed settlement rate will be readjusted to be such fixed settlement rate that would then be in effect if such tender offer or exchange offer had not been made.

To the extent that we have a rights plan in effect with respect to our common stock on any date for determining the number of shares of our common stock issuable to a holder, you will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such determination date, the rights have separated from our common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The term "ex-date," when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

The term "record date" means, when used with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

In the event of:

•
any merger with or into or consolidation with any other entity (other than a merger or consolidation in which we are the continuing or surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•
any sale, assignment, transfer, lease or conveyance of all or substantially all of our properties and assets to any other person or entity;

•
any reclassification of our common stock into securities including securities other than our common stock; or

•
any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

in each case, as a result of which our common stock would be converted into, or exchanged for securities, cash and/or other property (each, a "reorganization event"), then at and after the effective time of the reorganization event, each purchase contract outstanding will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind and amount of securities, cash and/or other property that a holder of common stock would have been entitled to receive in connection with such reorganization event (such securities, cash and other property, the "exchange property" with each unit of exchange property being the kind and amount of exchange property that a holder of one share of our common stock would have received in such reorganization event).

For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

The number of units of exchange property we will deliver for each purchase contract settled or redeemed (if we elect not to deliver solely cash in respect of such redemption) following the effective date of such reorganization event will be equal to the number of shares of our common stock we would otherwise be required to deliver as determined by the fixed settlement rates then in effect on the applicable settlement date, or such other settlement rates or redemption rates as provided herein (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such contracts are actually settled). Following the effective date of such reorganization event, the settlement rate will be determined using the applicable market value of a unit of exchange property that a holder of one share of our common stock would have received in such reorganization event and such value will be determined, on any date of determination, with respect to:

•
any publicly traded securities that compose all or part of the exchange property, based (to the extent practicable) on the VWAP of such securities on such date;

•
any cash that composes all or part of the exchange property, based on the amount of such cash; and

•
any other property that composes all or part of the exchange property, based on the value of such property on such date, as determined, in each case, by a nationally recognized independent investment banking firm retained by us for this purpose.

In connection with any adjustment to the fixed settlement rates described above, we will also adjust the dividend threshold amount based on the number of shares of common stock comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property. If the exchange property is comprised solely of non-stock consideration, the dividend threshold amount will be zero.

In addition, to the extent permitted by applicable law and the continued listing requirements of the NASDAQ Global Select Market (or any other stock exchange on which the Units, separate purchase contracts or common stock may then be listed), we may make such increases in each fixed settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights, options or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed settlement rate or an increase in each fixed settlement rate in our discretion, holders of the purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See "Material United States federal income tax consequences" in this prospectus supplement. In addition, non-U.S. holders of the purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "Material United States federal income tax consequences—Non-U.S. holders" in this prospectus supplement.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share.

No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least 1.0%. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least 1.0%, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our common stock issuable to a holder, adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events:

•
we will not adjust the fixed settlement rate pursuant to the bullets above until the earliest of these triggering events occurs; and

•
we will readjust the fixed settlement rate to the extent any of these rights, options or warrants are not exercised before they expire.

No adjustment to the fixed settlement rates will be made if holders of Units or any separate purchase contracts may participate in the transaction (at a level based on the maximum settlement rate) that would otherwise give rise to such adjustment at the same time and on the same terms as holders of our common stock without having to settle such holders' purchase contracts.

Except as stated above, the fixed settlement rates will not be adjusted for the issuance of MTS common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing, or for the repurchase of common stock. For example, the fixed settlement rates will not be adjusted:

•
upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•
upon the issuance of any common stock, restricted stock or restricted stock units or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•
upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued;

•
upon the repurchase of any shares of our common stock pursuant to an open market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in clause (e) above;

•
for the sale or issuance of shares of our common stock, or securities convertible into or exercisable for shares of our common stock, for cash, including at a price per share less than the fair market value thereof or otherwise or in an acquisition, except as described in one of clauses (a) through (e) above;

•
for a third party tender offer; or

•
for a change in the par value or no par value of our common stock.

Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each revised fixed settlement rate. In addition, we will, within ten business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts and describe in reasonable detail the method by which each fixed settlement rate was adjusted; such notification may be made by a press release.

For the avoidance of doubt, each adjustment to each fixed settlement rate will result in a corresponding adjustment to the early settlement rate and early mandatory settlement rate.

If an adjustment is made to the fixed settlement rates, an inversely proportional adjustment will also be made to the reference price. For the avoidance of doubt, no separate inversely proportional adjustment will be made to the threshold appreciation price because it is equal to $100 divided by the minimum settlement rate (rounded to the nearest $0.0001) as adjusted in the manner described herein. Because (a) the applicable market value and redemption market value are each averages of the daily VWAPs of our common stock over a 20 consecutive trading day period and (b) the fundamental change early settlement rate and merger redemption rate are generally based on a "stock price" and "merger termination stock price," respectively, that is calculated based on an average of the daily VWAPs over a 10 consecutive trading day period, we will make appropriate adjustments, if any, to the relevant daily VWAPs prior to the relevant issuance date, record date, ex-date, effective date or expiration date, as the case may be, used to calculate the applicable market value, redemption market value, "stock price" or "merger termination stock price" to account for any adjustment to the fixed settlement rates if the related issuance date, record date, ex-date, effective date or expiration date occurs during the period in which the applicable market value, redemption market value, "stock price" or "merger termination stock price," as the case may be, is being calculated.

Fractional shares

No fractional shares of our common stock will be issued to holders upon settlement or redemption of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our common stock, calculated on an aggregate basis in respect of the purchase contracts being settled or redeemed, multiplied by the daily VWAP of our common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date, early mandatory settlement date or merger redemption settlement date, as the case may be.

Consequences of bankruptcy

Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to MTS. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our common stock at that time). If we file for bankruptcy court protection prior to the settlement of the purchase contracts, however, we may be unable to deliver our common stock in settlement of the accelerated purchase contracts after such filing. Instead, a holder may have a damage claim against us for the value of the common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that this claim for damages will be subordinated to rank equally with the claims by holders of our common stock in the bankruptcy proceeding, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•
to evidence the succession of another person to MTS's obligations, and the assumption by any such successor of the covenants and obligations of MTS in the purchase contract agreement and the units and separate purchase contracts, if any;

•
to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;

•
to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•
upon the occurrence of a reorganization event, solely (i) to provide that each purchase contract will become a contract to purchase exchange property and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;

•
to conform the provisions of the purchase contract agreement to the "Description of Purchase Contracts" and "Description of the Units" sections in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

•
to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent, so long as such action does not adversely affect the interest of the holders; and

•
to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders.

The purchase contract agreement will contain provisions permitting us and the purchase contract agent and trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•
reduce the number of shares of common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);

•
change the mandatory settlement date, the right to settle purchase contracts early or the fundamental change early settlement right;

•
reduce the redemption amount or impair the right of any holder to receive such amount if we elect to redeem the purchase contract in connection with a merger termination redemption;

•
reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement; or

•
impair the right to institute suit for the enforcement of the purchase contracts.

In executing any modification, the purchase contract agent shall be entitled to receive an officers' certificate and an opinion of counsel stating that such modification is authorized or permitted under the terms of the purchase contract agreement.

Consolidation, merger, sale or conveyance

We will covenant in the purchase contract agreement that we will not merge with or into, consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless:

•
the resulting, surviving or transferee entity (if not us) is a corporation or limited liability company that is treated as a corporation for U.S. federal income tax purposes, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation or limited liability company (if not us) expressly assumes in writing all of our obligations under the purchase contracts and the purchase contract agreement;

•
immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, no default has occurred and is continuing under the purchase contracts or the purchase contract agreement; and

•
we have delivered to the purchase contract agent an officer's certificate and an opinion of counsel, each stating that such merger, consolidation, sale, assignment, transfer, lease or conveyance comply with the purchase contract agreement and that all conditions precedent provided for in the purchase contract agreement related to such transaction have been complied with.

Reservation of common stock

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon settlement or redemption of the purchase contracts, that number of shares of common stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing law

The purchase contract agreement, the Units, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement, the Units or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Waiver of jury trial

The purchase contract agreement will provide that we, the purchase contract agent, the trustee and each holder by its acceptance of a purchase contract, will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the purchase contracts, the purchase contract agreement or the transactions contemplated thereby, to the extent permitted by law.

Information concerning the purchase contract agent

U.S. Bank National Association, will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Units and separate purchase contracts from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement. The purchase contract agent will be permitted to engage in other transactions with us. U.S. Bank National Association is one of the Commitment Parties to our New Revolving Credit Facility.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Information concerning the transfer agent of common stock

Wells Fargo Shareowner Services acts as the transfer agent for our common stock and performs other services for it.

Calculations in respect of purchase contracts

We will be responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent will have no obligation to make any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent and the holders of the Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the purchase contract agent will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

Description of the amortizing notes

Each amortizing note, which initially forms a part of a Unit and which, at the holder's option on any business day during the period beginning on, and including, the business day immediately after the date of initial issuance of the Units, to, but excluding, the third scheduled trading day immediately preceding July 1, 2019 or any early mandatory settlement date or merger redemption settlement date, can be separated and transferred separately from the purchase contract also forming a part of a Unit, will be issued by MTS under a senior indenture (the "base indenture"), and a related supplemental indenture for such amortizing notes (the "supplemental indenture"), each to be dated the date of first issuance of the amortizing notes, and each between MTS, as issuer, and U.S. Bank National Association, as trustee (collectively referred to herein as the "indenture").

The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. We refer you to the form of base indenture, which has been filed, and the supplemental indenture, which will be filed, and in each case incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part. Copies of the base indenture and the supplemental indenture will be available for inspection at the office of MTS.

As used in this section, the terms "MTS," "us," "we" and "our" mean MTS Systems Corporation and do not include any of its existing or future subsidiaries.

General

The amortizing notes will be issued as a separate series of senior debt securities under the indenture. The amortizing notes will be issued by MTS in an initial aggregate principal amount of $23,813,600 (or $27,385,640 initial aggregate principal amount if the underwriters exercise their option to purchase additional Units in full). The final installment payment date will be July 1, 2019. MTS may not redeem the amortizing notes at our election.

Amortizing notes may only be issued in certificated form in exchange for a global security under the limited circumstances described below under "Book-Entry Procedures and Settlement." In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below.

Payments on amortizing notes issued as a global security will be made to DTC, or a successor depositary. In the event amortizing notes are issued in certificated form, installment payments will be made at the corporate trust office of the trustee at U.S. Bank National Association, St. Paul, Minnesota. Installment payments on certificated amortizing notes may be made at MTS's option by check mailed to the address of the persons entitled thereto. See "Book-Entry Procedures and Settlement."

The amortizing notes will not be guaranteed by any of our subsidiaries.

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving MTS that may adversely affect such holders.

The indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series.

Ranking

The amortizing notes will be senior unsecured obligations of MTS and will rank equally in right of payment to MTS's existing and future senior indebtedness. The amortizing notes will rank senior to all of MTS's existing and future unsecured subordinated indebtedness and junior to the rights of our secured creditors to the extent of their security in our assets.

After the Merger and the Financing Transactions, we will have a significant amount of indebtedness. We currently expect that our outstanding indebtedness would be approximately $514 million as of the closing of the Merger.

Installment payments

Each amortizing note will have an initial principal amount of $23.8136. On each January 1, April 1, July 1 and October 1, commencing on October 1, 2016 (each, an "installment payment date"), MTS will pay, in cash, quarterly installments on each amortizing note: on October 1, 2016, the installment payment will be $2.5764 per amortizing note and on each installment payment date thereafter the installment payment will be $2.1875 per amortizing note. Each installment will constitute a payment of interest (at an annual rate of 6.97%) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under "—Amortization Schedule." Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on December 15, March 15, June 15 and September 15, as applicable whether or not a Business Day.

Each installment payment of interest for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Amortization schedule

The total installments of principal of and interest on the amortizing notes for each installment payment date are set forth below:

Installment payment date	Amount of principal	Amount of interest

October 1, 2016	$2.0877	$0.4887
January 1, 2017	$1.8090	$0.3785
April 1, 2017	$1.8405	$0.3470
July 1, 2017	$1.8725	$0.3150
October 1, 2017	$1.9052	$0.2823
January 1, 2018	$1.9384	$0.2491
April 1, 2018	$1.9721	$0.2154
July 1, 2018	$2.0065	$0.1810
October 1, 2018	$2.0415	$0.1460
January 1, 2019	$2.0770	$0.1105
April 1, 2019	$2.1132	$0.0743
July 1, 2019	$2.1500	$0.0375

Repurchase of amortizing notes at the option of the holder

If we elect to exercise our early mandatory settlement right with respect to, or cause a merger termination redemption of, the purchase contracts, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the "repurchase right") to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require us to repurchase a portion of an amortizing note. Holders will not have the right to require us to repurchase any or all of such holder's amortizing notes in connection with any early settlement of such holder's purchase contracts at the holder's option, as described above under "Description of the Purchase Contracts—Early Settlement" and "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change."

The "repurchase date" will be a date specified by us in the early mandatory settlement notice, or merger redemption notice, as the case may be, which will be at least 20 but not more than 35 business days following the date of our early mandatory settlement notice as described under "Description of the Purchase Contracts—Early Settlement at Our Election" or the date of the merger redemption notice as described under "Description of the Purchase Contracts—Merger Termination Redemption," as the case may be (and which may or may not fall on the early mandatory settlement date or merger redemption settlement date, as the case may be).

The "repurchase price" per amortizing note to be redeemed will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding installment payment date to, but not including, the repurchase date, calculated at an annual rate of 6.97%; provided, however, if the repurchase date falls after a regular record date and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise your repurchase right, you must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date or merger redemption settlement date, as the case may be, falls on the same day as the repurchase date and you have not separated your Units into their constituent components), together with a duly completed written repurchase notice in the form entitled "Form of Repurchase Notice" on the reverse side of the amortizing notes (a "repurchase notice"), in each case in accordance with appropriate DTC procedures, unless you hold certificated or definitive amortizing notes (or Units), in which case you must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

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if certificated or definitive amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated or definitive, your repurchase notice must comply with appropriate DTC procedures;

•
the number of amortizing notes to be repurchased; and

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that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered (in the case of an amortizing note in global form, in accordance with the appropriate DTC procedures) on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•
if certificated or definitive amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated or definitive, your notice must comply with appropriate DTC procedures;

•
the number of the withdrawn amortizing notes; and

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the number of amortizing notes, if any, that remain subject to the repurchase notice.

We will be required to repurchase the amortizing notes validly tendered and not validly withdrawn on the repurchase date. You will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes on the repurchase date, then:

•
the amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and

•
all other rights of the holder will terminate (other than the right to receive the repurchase price and, if the repurchase date falls between a regular record date and the corresponding installment payment date, the related installment payment).

In connection with any repurchase offer pursuant to an early mandatory settlement notice or merger redemption notice, we will, if required:

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comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

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file a Schedule TO or any other required schedule under the Exchange Act.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of default

The following are "events of default" under the indenture:

(i)     the failure by MTS to pay any installment payment on any amortizing notes as and when the same shall become due and payable and continuance of such failure for a period of 30 calendar days;

(ii)    the failure by MTS to pay the repurchase price of any amortizing notes when the same shall become due and payable;

(iii)   the failure by MTS to give notice of a fundamental change as described under "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change" when due;

(iv)   the failure by MTS to comply with any of its other agreements or covenants in, or provisions of, the amortizing notes or the indenture and such failure continues for the period and after the notice specified below;

(v)    default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10 million (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration is not cured, waived, rescinded, stayed or annulled or such indebtedness is not discharged, as applicable, within a period of 30 days after written notice of such indebtedness becoming due and payable or such failure, as the case may be, has been received from the trustee or the holders of at least 25% in principal amount of the amortizing notes then outstanding;

(vi)   a final judgment or judgments that exceed $10 million or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction against MTS and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 calendar days of being entered; or

(vii)  certain events of bankruptcy, insolvency or reorganization of MTS or any Significant Subsidiary.

A default as described in clause (iv) above will not be deemed an event of default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding amortizing notes notify us in writing and the trustee, of the default and we do not cure the default within 60 calendar days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If such a default is cured within such time period, it ceases.

With the exception of a payment default on the amortizing notes, the trustee will not be charged with knowledge of any default or event of default or knowledge of any cure of any default or event of default unless an authorized officer of the trustee with direct responsibility for the administration of the indenture has received written notice of such default or event of default from us or holders of 25% of the outstanding amortizing notes.

If an event of default (other than an event of default with respect to us described in clause (vii) above), shall have occurred and be continuing under the indenture, the trustee by written notice to us, or the holders of at least 25% in principal amount of the amortizing notes then outstanding by written notice to us and the trustee, may declare all amortizing notes to be due and payable immediately. Upon such declaration of acceleration, all future, scheduled installment payments on the amortizing notes will be due and payable immediately. If an event of default with respect to us specified in clause (vii) above occurs, such an amount will become automatically and immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the amortizing notes then outstanding by written notice to the trustee and MTS may waive any continuing default or event of default (other than any default or event of default in payment of installment payments) on the amortizing notes under the indenture. Holders of a majority in principal amount of the then outstanding amortizing notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of installment payments on the amortizing notes) if the rescission would not conflict with any judgment or decree, if all existing events of default (other than the non-payment of accelerated installment payments) have been cured or waived and if there has been deposited with the trustee a sum sufficient to pay its fees and expenses in connection with such event of default.

The holders may not enforce the provisions of the indenture or the amortizing notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the amortizing notes then outstanding may direct the trustee in its exercise of any trust or power; provided that such direction does not conflict with the terms of the indenture or involve the trustee in personal liability.

The trustee, within 90 calendar days after the occurrence of a default with respect to the amortizing notes, will mail or send to all holders, at our expense, notice of all such defaults actually known to a responsible officer of the trustee, unless such defaults shall have been cured or waived before the giving of such notice. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in payment of installment payments or that resulted from the failure to comply with any obligations described under "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change") if the trustee determines that withholding such notice is in the holders' interest.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture or the amortizing notes at the request or direction of any of the holders unless such holders have offered and, if requested, provided to the trustee indemnity or security satisfactory to it against any loss, liability or expense resulting from such exercise.

MTS is required to deliver, within 120 calendar days after the end of each fiscal year, to the trustee an annual statement regarding compliance with the indenture, and include in such statement, if any officer is aware of any default or event of default, a statement specifying such default or event of default and what action MTS is taking or proposes to take with respect thereto. In addition, MTS is required to deliver to the trustee prompt written notice of the occurrence of any default or event of default.

Reports

The indenture requires MTS to file with the trustee, within 15 days after MTS is required to file the same with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which MTS may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. For purposes of this section, documents filed by MTS with the SEC via EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, provided, however, that the trustee shall have no obligation whatsoever to determine if such filing has occurred.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee's receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including MTS's compliance with any of its covenants under the indenture (as to which the trustee is entitled to conclusively rely exclusively on an officer's certificate).

Discharge and legal defeasance and covenant defeasance of indenture

MTS may discharge its obligations under the amortizing notes and the indenture (with the exception of any obligations which expressly survive the termination of the indenture) by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay principal of, and interest on, the amortizing notes to maturity and the amortizing notes mature within one year, subject to meeting certain other conditions.

The indenture will also permit MTS to terminate all of its obligations under the indenture with respect to the amortizing notes except for the rights of the holders of the amortizing notes to receive payments in respect of the principal of, premium, if any, and interest on such amortizing notes when such payments are due solely out of the trust referred to below and certain other obligations ("legal defeasance"), at any time by:

(1)    depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

(2)    complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of MTS's exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable U.S. federal tax law since the Issue Date.

In addition, the indenture will permit MTS to terminate all of its obligations under the indenture with respect to certain covenants and events of default specified in the indenture ("covenant defeasance") at any time by:

(1)    depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

(2)    complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of the amortizing notes:

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rights of registration of transfer and exchange of amortizing notes;

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rights of substitution of mutilated, defaced, destroyed, lost or stolen amortizing notes;

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rights of holders of the amortizing notes to receive payments of principal thereof and interest thereon, upon the original due dates therefor, but not upon acceleration;

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rights, obligations, duties and immunities of the trustee;

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rights of holders of amortizing notes that are beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

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obligations of MTS to maintain an office or agency in respect of the amortizing notes.

MTS may exercise the legal defeasance option with respect to the amortizing notes notwithstanding the prior exercise of the covenant defeasance option with respect to the amortizing notes. If MTS exercises the legal defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the amortizing notes. If MTS exercises the covenant defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the cash and U.S. government obligations in the defeasance trust could be less than the principal of and interest then due on the amortizing notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Limitations on mergers, consolidations and sales of assets

The indenture will provide that MTS will not consolidate with or merge with or into or wind up into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person in one transaction or a series of related transactions, unless:

•
the successor corporation formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases our properties and assets substantially as an entirety, is an entity organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of all installment payments on the amortizing notes issued under the indenture and the performance of every covenant in the indenture on our part to be performed or observed;

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immediately after giving effect to such transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default, has happened and is continuing; and

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we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such merger, consolidation, sale, assignment, transfer, lease or conveyance comply with the indenture and that all conditions precedent provided for in the indenture related to such transaction have been complied with.

Although there is a limited body of case law interpreting the phrase "substantially as an entirety," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person "substantially as an entirety".

Subject to certain limitations, the successor company will succeed to, and be substituted for, MTS under the indenture and the amortizing notes.

MTS will be released from its obligations under the indenture and the successor company will succeed to, and be substituted for, and may exercise every right and power of, MTS under the indenture and the amortizing notes; provided that, in the case of a lease of all or substantially all its assets, MTS will not be released from the obligation to pay the installment payments on the amortizing notes.

Modifications and amendments

MTS and the trustee may amend or supplement the indenture or the amortizing notes without notice to or the consent of any holder to:

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cure any ambiguity, omission, defect or inconsistency in the indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect;

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provide for the assumption by a successor corporation of MTS's obligations as set forth in "—Limitations on Mergers, Consolidations and Sales of Assets";

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comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

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evidence and provide for the acceptance of appointment with respect to the amortizing notes by a successor trustee in accordance with the indenture, and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

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provide for uncertificated or unregistered securities and to make all appropriate changes for such purpose;

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secure the notes;

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add guarantees with respect to the notes;

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add to MTS's covenants or events of default for the benefit of the holders or surrender any right or power conferred upon MTS;

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make any change that does not adversely affect the rights of any holder in any material respect; and

•
conform the provisions of the indenture to the "Description of the Amortizing Notes" section in the preliminary prospectus supplement, as supplemented and/or amended by the related pricing term sheet as evidenced by an officers' certificate.

Without prior notice to any holders, MTS and the trustee may amend the indenture with respect to the amortizing notes with the written consent of the holders of a majority in principal amount of the outstanding amortizing notes, and the holders of a majority in principal amount of the outstanding amortizing notes by written notice to the trustee may waive future compliance by MTS with any provision of the indenture with respect to the amortizing notes. However, without the consent of each holder affected thereby, an amendment or waiver may not:

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change any installment payment date or the amount owed on any installment payment date,

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reduce the principal amount of the amortizing notes or the rate of interest thereon;

•
reduce the above-stated percentage of outstanding amortizing notes the consent of whose holders is necessary to modify or amend the indenture with respect to the amortizing notes;

•
reduce the percentage in principal amount of outstanding amortizing notes the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain events of default and their consequences provided for in the indenture, or make any change to the indenture provision described in this sentence;

•
change the ranking of the amortizing notes;

•
make the amortizing notes payable in a currency other than that stated in the amortizing notes; or

•
reduce the repurchase price or amend or modify in any manner adverse to the holders of the amortizing notes MTS's obligation to make such payment.

It is not be necessary for the consent of any holder to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver becomes effective, MTS shall give to the holders affected thereby a notice briefly describing the amendment, supplement or waiver. MTS will mail or send supplemental indentures to holders upon request. Any failure of MTS to mail or send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Governing law

The indenture and the amortizing notes and any claim, controversy or dispute arising under or related to the indenture or amortizing notes, for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York.

Waiver of jury trial

The indenture and the amortizing notes will provide that we, the trustee and such Holder, by its acceptance of an amortizing note, will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the indenture, the amortizing notes or the transactions contemplated thereby, to the extent permitted by law.

Unclaimed funds

Any monies deposited with the trustee or any paying agent or then held by MTS in trust for the payment of installment payments on or repurchase prices of the amortizing notes that remains unclaimed for two years after the date the payments or repurchase prices became due and payable, shall, at MTS's request, be repaid to MTS or released from trust, as applicable, and the holder of the amortizing note shall thereafter look, as a general unsecured creditor, only to MTS for payment thereof.

Prescription

Under New York's statute of limitations, any legal action to enforce MTS's payment obligations evidenced by the amortizing notes must be commenced within six years after payment is due. Thereafter, MTS's payment obligations will generally become unenforceable.

Book-entry procedures and settlement

The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. We will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme ("Clearstream") or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, ("Euroclear") if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC's books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants' customers' securities accounts.

As long as the separate amortizing notes are represented by the global securities, MTS will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither MTS nor the trustee will be responsible for any act or omission of DTC, or for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and

Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in Units, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Units, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Units, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive securities and paying agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a)    the depositary is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for the depositary within 90 days;

(b)   at any time the depositary ceases to be a clearing agency registered under the Exchange Act; or

(c)    an event of default with respect to the amortizing notes, or any failure on the part of MTS to observe or perform any covenant or agreement in the purchase contracts, has occurred and is continuing and such beneficial owner requests through DTC that its amortizing notes and/or purchase contracts, as the case may be, be issued in physical, certificated form.

The global security will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under "—Notices." Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the "holders" of the Units, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to us and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive separate amortizing notes are issued, the holders thereof will be able to receive installment payments at the office of MTS's paying agent. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of MTS's paying agents. MTS also has the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes. MTS's paying agent is the corporate trust office of U.S. Bank National Association, located at St. Paul, Minnesota.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of U.S. Bank National Association, listed above. A form of such instrument of transfer will be obtainable at the relevant office of U.S. Bank National Association. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of U.S. Bank National Association, as requested by the owner of such new Units, separate purchase contracts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

Description of the concurrent capped call transactions

In connection with the pricing of the Units, we entered into privately-negotiated capped call transactions with an affiliate of J.P. Morgan Securities LLC and an affiliate of Wells Fargo Securities, LLC, which we refer to in such capacity as the "option counterparties." The capped call transactions will cover, subject to customary anti-dilution adjustments, the minimum number of shares of our common stock that will initially underlie the purchase contracts sold in the offering.

If the underwriters exercise their option to purchase additional Units, we may enter into additional capped call transactions with the option counterparties, which will initially cover the minimum number of shares of our common stock that will initially underlie the additional purchase contracts sold to the underwriters.

The capped call transactions are expected to reduce the potential dilution with respect to our common stock upon any settlement of the purchase contracts to the extent that the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the applicable strike price of the capped call transactions, which initially corresponds to the applicable threshold appreciation price of the purchase contracts and is subject to anti-dilution adjustments substantially similar to those applicable to the purchase contracts. However, such reduction and/or offset is subject to a cap to the extent that the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the cap price of the capped call transactions.

We will not be required to make any cash payments to the option counterparties upon the exercise of the options that are evidenced by the capped call transactions. In connection with the settlement of any purchase contracts, subject to the immediately succeeding sentence, we will be entitled to receive from the option counterparties a number of shares of our common stock, for all such purchase contracts settled on a settlement date generally corresponding to the amount by which the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the applicable strike price of the capped call transactions during the relevant valuation period under the capped call transactions, with such number of shares of our common stock subject to a cap. If the purchase contracts, or any portion thereof, are settled or redeemed prior to the 23rd scheduled trading day immediately preceding July 1, 2019, then the capped call transactions, or the corresponding portions thereof, will be subject to early termination.

In connection with establishing their initial hedge positions with respect to the capped call transactions, we expect that the option counterparties (and/or their respective affiliates):

•
will enter into various derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the Units; and

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may unwind these various derivative transactions with respect to our common stock and purchase shares of our common stock in open market transactions shortly following the pricing of the Units.

These activities could have the effect of increasing, or reducing the size of a decline in, the market price of our common stock or the trading price of the purchase contracts or Units concurrently with, or shortly following, the pricing of the Units.

In addition, the option counterparties (and/or their respective affiliates) may modify their hedge positions with respect to the capped call transactions from time to time after the pricing of the Units by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the

Units and prior to the settlement of the purchase contracts (and are like to do so during the 20 day trading period related to a settlement of the purchase contracts).

The effect, if any, of these transactions and activities on the market price of our common stock or the trading price of the purchase contracts or Units will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, adversely affect the market price of our common stock, the purchase contracts or Units and, consequently, your ability to realize a gain on the purchase contracts or Units and, to the extent the activity occurs during the 20 day trading period related to a settlement of the purchase contracts, it could affect the number of shares of our common stock that you will receive upon settlement of the purchase contracts. In addition, the option counterparties (and/or their respective affiliates) may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

See "Risk Factors—Risks Related to this Offering and Ownership of the Units, Separate Purchase Contracts, Separate Amortizing Notes and Common Stock—The capped call transactions may affect the value of the Units and our common stock" and "Underwriting."

The capped call transactions are separate transactions entered into by us with the option counterparties, and are not a part of the terms of the purchase contracts or Units and will not affect the holders' rights under the purchase contracts or Units. As a holder of the purchase contracts, you will not have any rights with respect to the capped call transactions.

Material United States federal income tax consequences

The following summary describes material U.S. federal income tax consequences for holders as of the date of this prospectus supplement, of the purchase, ownership and disposition of Units, amortizing notes, and the purchase contracts that are or may be the components of a Unit and shares of our common stock acquired under a purchase contract.

This summary deals only with Units, amortizing notes, purchase contracts, and common stock held as capital assets by a holder who purchases the Units upon original issuance at their initial offering price, as indicated on the cover of this prospectus supplement. This summary does not constitute a detailed description of the U.S. federal income tax considerations applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

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a dealer in securities or currencies;

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a trader in securities that has elected the mark-to-market method of tax accounting for your securities;

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a regulated investment company;

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a real estate investment trust;

•
a tax-exempt or governmental organization;

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an insurance company;

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a person holding the Units, amortizing notes, purchase contracts, or common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

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a financial institution, bank or pension plan;

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a person liable for alternative minimum tax;

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a "U.S. holder" (as defined below) whose "functional currency" is not the U.S. dollar;

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a "controlled foreign corporation";

•
a "passive foreign investment company"; or

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a U.S. expatriate.

If a partnership holds the Units, amortizing notes, purchase contracts, or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This discussion does not address the tax treatment of partnerships or persons who hold our common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If you are a partner of a partnership holding the Units, amortizing notes, purchase contracts, or common stock, you should consult your tax advisor.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service ("IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences described herein.

This summary does not address all aspects of U.S. federal income taxes and does not address foreign, state, local or other tax considerations that may be relevant to holders in light of their personal circumstances. If you are considering the purchase, ownership or disposition of the Units, amortizing notes, purchase contracts or common stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Characterization of Units and amortizing notes

Although there is no authority directly addressing the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes and therefore the issue is not entirely free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract and (ii) an amortizing note. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of MTS for U.S. federal income tax purposes. Accordingly, the separation of a Unit into a purchase contract and amortizing note or recreation of a Unit will not be taxable to a holder for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a "U.S. Holder" (as defined below under "U.S. Holders") you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a "non-U.S. holder" (as defined below under "Non-U.S. Holders"), payments of principal and interest made to you on the amortizing notes could be subject to U.S. federal withholding tax. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments of interest to non-U.S. holders on the amortizing notes could potentially be subject to U.S. federal withholding tax and (ii) the purchase contracts could be treated as our stock on the date of issuance, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein.

The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for U.S. federal income tax purposes, and no assurance can be given that the IRS will agree with the tax consequences described herein. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. We have not sought any rulings concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the consequences to you of the possible recharacterization of the components of a Unit as a single instrument. Unless stated otherwise, the remainder of this discussion assumes the characterization of the Units as two separate instruments will be respected.

U.S. holders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Units, amortizing notes, purchase contracts or common stock.

As used herein, the term "U.S. holder" means a beneficial owner of Units, amortizing notes, purchase contracts or common stock that, for U.S. federal income tax purposes, is:

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an individual citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted.

Units

Allocation of purchase price

Your acquisition of a Unit will be treated as an acquisition of the amortizing note and the purchase contract constituting the Unit and, by purchasing the Unit, you will be deemed to have agreed to such treatment. In addition, we and you, by your acceptance of a beneficial ownership interest in the amortizing notes, agree to treat the notes as indebtedness of MTS for all U.S. federal income tax purposes. The remainder of this discussion assumes that a holder of a Unit will be treated as owning the amortizing note and the purchase contract.

The purchase price of each Unit will be allocated between the amortizing note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the amortizing note and the purchase contract. We will report the initial fair market value of each amortizing note as 23.8136 and the initial fair market value of the purchase contract as 76.1864, and, by purchasing a Unit, you will be deemed to agree to such allocation. This allocation is not, however, binding on the IRS. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

Sale, exchange, or other disposition of Units

Upon a disposition of Units, you will be treated as having sold, exchanged or disposed of both the purchase contracts and the amortizing notes that constitute such Units and you will calculate gain or loss on the purchase contracts separately from the gain or loss on the amortizing notes. It is thus possible that, upon the disposition of a Unit, you could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit. You generally will have gain or loss equal to the difference between (i) the portion of your proceeds allocable to the purchase contract and the amortizing notes and (ii) your respective adjusted tax bases in the purchase contract and the amortizing notes. For purposes of determining gain or loss, your proceeds will not include any amount attributable to accrued and unpaid interest, which amount will be treated as ordinary interest income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Notes

Payments of interest

Each payment received on an amortizing note will be comprised of stated interest and principal. Stated interest on an amortizing note will be includible in your gross income as ordinary interest income at the time it is paid or at the time it accrues in accordance with your method of tax accounting, and payments on the notes other than stated interest generally will not be taxable and will reduce your basis with respect to such amortizing note.

Repurchase of amortizing notes

If you elect to have us repurchase your notes in connection with an early mandatory settlement or merger termination redemption, you will recognize gain or loss in an amount equal to the difference between the amount realized on the repurchase of your amortizing notes and your adjusted tax bases in the amortizing notes. For purposes of determining gain or loss, your amount realized will not include any amount attributable to accrued and unpaid interest, which amount will be treated as ordinary interest income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss.

Purchase contracts

Acquisition of common stock under a purchase contract

You generally will not recognize gain or loss on the purchase of common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Your aggregate initial tax basis in the common stock received under a purchase contract should equal your tax basis in the purchase contract less the tax basis allocable to any fractional share for which cash was paid in lieu thereof. You will recognize short-term capital gain or loss with respect to cash received in lieu of a fractional share equal to the cash received less the tax basis allocated to the fractional share. The holding period for common stock received under a purchase contract will commence on the day after the common stock is acquired.

Constructive distributions and dividends

You might be treated as receiving a constructive distribution from us if (i) the fixed settlement rates are adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. Certain of the possible settlement rate adjustments (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change") may not qualify as being pursuant to a bona fide reasonable adjustment formula. Thus, under certain circumstances, an increase in the fixed settlement rates might give rise to a constructive distribution to you even though you would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the fixed settlement rates. Any constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules described below under "—Common Stock Acquired under a Purchase Contract—Distributions."

Merger termination redemption

If your purchase contracts are redeemed for cash upon a merger termination redemption, you will recognize gain or loss on such redemption in an amount equal to the difference between the amount realized on the redemption of your purchase contracts and your tax bases in the purchase contracts. Such gain or loss generally will be capital gain or loss.

Common stock acquired under a purchase contract

Distributions

Any distribution on our common stock paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when received. Any such dividend will be eligible for the dividends-received deduction if you are an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends-received deduction. Non-corporate U.S. holders that receive dividends on our common stock are eligible for a reduced rate of taxation if certain requirements are satisfied. Any distributions on our common stock in excess of our current and accumulated earnings and profits will first be applied to reduce your tax basis in the common stock to zero, and any amount in excess of your tax basis will be treated as gain from the sale or exchange of your common stock, as described immediately below.

Sale, exchange or other taxable disposition

Upon a sale, exchange, or other taxable disposition of our common stock, you will recognize capital gain or loss in an amount equal to the difference between the amount realized and your adjusted tax basis in the common stock.

Information reporting and backup withholding

In general, information reporting requirements may apply to payments on the Units, amortizing notes, the purchase contracts and common stock made to you and to the proceeds of the sale or other disposition of such instruments or Units, unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or have been notified by the IRS that you are subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. holders

The following discussion applies only to non-U.S. holders. As used herein, a "non-U.S. holder" means a beneficial owner of Units, amortizing notes, purchase contracts or common stock that is neither a U.S. holder nor a partnership. As discussed above under "—Characterization of Units and Amortizing Notes", this discussion assumes that a Unit is treated as two separate instruments and that the amortizing notes are treated as indebtedness of MTS for U.S. federal income tax purposes. Different tax consequences would apply if the Units were treated as single instruments.

U.S. federal withholding tax

A 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest on the amortizing notes, provided that you meet the following requirements of the portfolio interest exemption:

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you do not actually (or constructively) own 10% or more of the total combined voting power of all of our voting stock within the meaning of the Code and the Treasury regulations;

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you are not a controlled foreign corporation that is related to us through stock ownership;

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you are not a bank whose receipt of interest on the amortizing notes is described in section 881(c)(3)(A) of the Code; and

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(a) you provide your name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) if you hold your Units or amortizing notes through certain foreign intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification requirements apply to certain non-U.S. holders that are pass-through entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide a properly executed:

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IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty; or

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IRS Form W-8ECI (or other applicable form) stating that interest paid on the amortizing notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% U.S. federal withholding tax will not apply (although U.S. federal income tax will apply if the income is considered effectively connected income, see "—U.S. Federal Income Tax") to any gain that you realize on the sale, exchange, or other disposition of the Units, amortizing notes, purchase contracts or common stock acquired under the purchase contract.

The applicable withholding agent will generally withhold tax at a 30% rate on dividends paid on common stock acquired under a purchase contract and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the settlement rate of the purchase contracts (see "—U.S. Holders—Purchase Contracts—Constructive Distributions and Dividends") or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty requires, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to U.S. federal income tax, as described below.

A non-U.S. holder of a Unit, common stock or a purchase contract who wishes to claim the benefit of an applicable tax treaty rate for dividends or deemed dividends will be required to satisfy certain certification and disclosure requirements described in the portfolio interest discussion above. A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

U.S. federal income tax

If you are engaged in a trade or business in the United States and interest on the amortizing notes or dividends on our common stock (or deemed dividends on the purchase contracts) are effectively connected with the conduct of that trade or business (and, where a tax treaty requires, are attributable to a U.S. permanent establishment of the non-U.S. holder), you will be subject to U.S. federal income tax on the interest or dividends on a net income basis (although exempt from the 30% withholding tax), generally in the same manner as if you were a United States person. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the amortizing notes or dividends on our common stock and deemed dividends on the purchase contracts will be included in earnings and profits.

Upon a disposition of Units, you will be treated as having sold, exchanged or disposed of both the purchase contracts and the amortizing notes that constitute such Units. Any gain realized on the disposition of an amortizing note, purchase contract or share of common stock generally will not be subject to U.S. federal income tax unless:

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that gain or income is effectively connected with the conduct of a trade or business by you in the United States (and, where a tax treaty requires, is attributable to a U.S. permanent establishment of the non-U.S. holder); or

•
you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
in the case of a purchase contract or our common stock, we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes (see the discussion below).

A non-U.S. holder described in the first bullet above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the United States). If a non-U.S. holder that is a foreign corporation falls under the first bullet above, it may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable tax treaty.

With respect to the third bullet above, although we do not believe that we are a "United States real property holding corporation" for U.S. federal income tax purposes, it is possible that we are a United States real property holding corporation currently or will become a United States real property holding corporation in the future. Even if we were considered to be a "United States real property holding corporation" and subject to the discussion above under "—U.S. Federal Income Tax," so long as our common stock continues to be regularly traded on an established securities market in the United States, (i) you will not be subject to U.S. federal income tax on the disposition of our common stock if you have not held (at any time during the shorter of the five year period preceding the date of disposition or your holding period) more than 5% (actually or constructively) of our total outstanding common stock, and (ii) you will not be subject to U.S. federal income tax on the disposition of our purchase contracts (x) if, as a result of the Units being deemed regularly traded, the purchase contracts are considered to be regularly traded on an established securities market and you have not held, (at any time during the shorter of the five year period preceding the date of disposition or your holding period) more than 5% (actually or constructively) of all of the purchase contracts outstanding, or (y) if the purchase contracts are not considered to be regularly traded on an established securities market, on the date such purchase contracts were acquired by you the purchase contracts had a fair market value less than or equal to 5% of the fair market value of our total outstanding common stock. No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

If you exceed the limits described in the above paragraph, you could be subject to U.S. federal income tax at the regular graduated rates generally applicable to U.S. holders on gain, if any, recognized in connection with your disposition of our common stock or Units (to the extent allocable to the purchase contracts), as applicable, or with respect to certain distributions on our common stock or the Units (to the extent allocable to the purchase contracts) in excess of our current and accumulated earnings and profits. If you are subject to the tax described in the preceding sentence, you will be required to file a U.S. federal income tax return with the IRS.

In addition, if the purchase contracts are not considered to be regularly traded, you will be subject to withholding upon a disposition of our purchase contracts if on the date acquired by you, the purchase contracts had a fair market value greater than 5% of the fair market value of our common stock.

Information reporting and backup withholding

The amount of the interest and dividends (including deemed dividends) paid to you and any tax withheld with respect to such interest and dividends, regardless of whether withholding was required, must be reported annually to the IRS and to you. Copies of the information returns reporting the amount of such interest and dividends and the amount of withholding may also be made available to the tax authority in the country in which you reside under the provisions of an applicable tax treaty.

In general, no backup withholding will be required regarding payments on the Units, amortizing notes or common stock that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person and you have delivered the statement described above under "—U.S. Federal Withholding Tax."

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of Units, amortizing notes, purchase contracts, or common stock made within the United States or conducted through certain U.S. financial intermediaries if:

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the payor (1) receives an applicable Form W-8 and (2) does not have actual knowledge or reason to know that you are a United States person; or

•
you otherwise establish an exemption.

Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding may apply if you fail to comply with applicable U.S. information reporting or certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Additional withholding requirements—FATCA

Under the Foreign Account Tax Compliance Act ("FATCA"), the relevant withholding agent may be required to withhold 30% of interest paid on the amortizing notes and any dividends (including deemed dividends) paid on our common stock and any gross proceeds of either a sale or disposition of Units, our common stock or amortizing notes paid after December 31, 2018 to (i) a foreign financial institution (whether such institution is the beneficial owner or an intermediary) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the withholding tax. You should consult your own tax advisor regarding this legislation and whether it may be relevant to your purchase, ownership and disposition of Units, amortizing notes, purchase contracts or common stock.

Underwriting

We are offering the Units described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of Units set forth opposite the underwriter's name below.

Underwriter	Number of Units

J.P. Morgan Securities LLC	520,000
Wells Fargo Securities, LLC	220,000
HSBC Securities (USA) Inc.	100,000
Piper Jaffray & Co.	100,000
Sidoti & Company, LLC	30,000
Wunderlich Securities, Inc.	30,000

Total	1,000,000

The underwriters are committed to purchase all of the Units by us if they purchase any Units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Units directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.80 per Unit. Any such dealers may resell Units to certain other brokers or dealers at a discount of up to $3.00 per Unit from the offering price. After the offering of the Units to the public, the offering price and other selling terms may be changed by the underwriters. Sales of Units made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 150,000 additional Units from us to cover sales of Units by the underwriters which exceed the number of Units specified in the table above. The underwriters have 13 days from the date of this prospectus supplement to exercise this option to purchase additional Units. If any Units are purchased with this option to purchase additional Units, the underwriters will purchase Units in approximately the same proportion as shown in the table above. If any additional Units are purchased, the underwriters will offer the additional Units on the same terms as those on which the Units are being offered.

The underwriting fee is equal to the public offering price per Unit less the amount paid by the underwriters to us per Unit. The underwriting fee is $3.00 per Unit. The following table shows the per Unit and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional Units.

	Without option to purchase additional Units exercise	With full option to purchase additional Units exercise

Per Unit	$3.00	$3.00
Total	$3,000,000.00	$3,450,000.00

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1.4 million for this offering.

The prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of Units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus supplement, other than the shares of our common stock to be sold hereunder and any shares of our common stock issued upon the exercise of options granted under our existing stock option plans.

Our directors and executive officers, and certain of our significant shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with Rule 13d-3 of the Exchange Act and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, (3) publicly announce any intention to engage in any transactions described in clauses (1) or (2) above, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (4) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for our common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to reimburse the underwriters for certain of their expenses. We do not intend to apply for listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or for inclusion of the Units in any automated quotation system. Our common stock is quoted on the NASDAQ Global Select Market under the symbol "MTSC."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Units in the open market. These stabilizing transactions may include making short sales which involves the sale by the underwriters of a greater number of Units than they are required to purchase in this offering, and purchasing Units on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional Units referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional Units, in whole or in part, or by purchasing Units in the open market. In making this determination, the underwriters will consider, among other things, the price of Units available for purchase in the open market compared to the price at which the underwriters may purchase Units through the option to purchase additional Units. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase Units in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Units, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Units in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those Units as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Units or preventing or retarding a decline in the market price of the Units, and, as a result, the price of the Units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In particular, J.P. Morgan served as our financial advisor in connection with the Merger. Affiliates of J.P. Morgan, Wells Fargo Securities, LLC and HSBC have committed to act as arrangers, agents and/or lenders under the Senior Secured Facilities and the Bridge Facility, which commitments will be reduced by the amount of this offering in accordance with the terms of the Amended and Restated Commitment Letter. We plan to use a portion of the net proceeds to repay borrowings outstanding under our existing revolving credit facility. Affiliates of J.P. Morgan, Wells Fargo Securities, LLC and HSBC are lenders under our existing revolving credit facility, an affiliate of HSBC is the co-documentation agent, an affiliate of Wells Fargo Securities, LLC is the syndication agent and J.P. Morgan and Wells Fargo Securities, LLC are the joint bookrunners and joint lead arrangers under our existing revolving credit facility. As such, these affiliates will receive their proportionate shares of repayments of any amount outstanding under our existing revolving credit facility out of the net proceeds of this offering. Certain of the underwriters or their affiliates are also acting as underwriters in connection with the concurrent Common Stock Offering.

In connection with the pricing of the Units, we expect to enter into capped call transactions with the option counterparties. Under the terms of the capped call transactions, we will purchase from the option counterparties call options relating to our common stock.

We intend to use approximately $6.9 million of the net proceeds of this offering to fund the cost of entering into the capped call transactions. If the underwriters exercise their option to purchase additional Units, we may use a portion of the net proceeds from the sale of the additional Units to fund the cost of entering into additional capped call transactions.

The capped call transactions are expected to reduce the potential dilution with respect to our common stock upon any settlement of the purchase contracts, with such reduction subject to a cap.

In connection with establishing their initial hedge positions with respect to the capped call transactions, we expect that the option counterparties (and/or their respective affiliates) will enter into various derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the Units. We expect that the option counterparties (and/or their respective affiliates) may also unwind these various derivative transactions and purchase shares of our common stock in open market transactions shortly following the pricing of the Units. These activities could have the effect of increasing, or reducing the size of a decline in, the price of our common stock or the Units concurrently with, or shortly following, the pricing of the Units. The effect, including the direction and magnitude of the effect of these activities, if any, on the market price of our common stock will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, the option counterparties (and/or their respective affiliates) may modify their hedge positions following the pricing of the Units from time to time by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the Units and prior to the settlement of the purchase contracts (and are likely to do so during the 20 day trading period related to a settlement of the purchase contracts). The effect, if any, of these transactions and activities on the market price of our common stock and the trading prices of the purchase contracts or Units will depend on a variety of factors, including market conditions, and cannot be ascertained at this time, but any of these activities could adversely affect the market price of our common stock, the purchase contracts or Units and, to the extent the activity occurs during the 20 day trading day period related to the settlement of the purchase contracts, it could affect the number of shares of common stock that you will receive upon settlement of the purchase contracts.

Affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are serving as option counterparties with respect to the capped call transactions.

See "Risk Factors—Risks Relating to this Offering and Ownership of the Units, Separate Purchase Contracts, Separate Amortizing Notes and Common Stock—The capped call transactions may affect the value of the Units and our common stock" and "Description of the Concurrent Capped Call Transactions.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of Units may be made to the public in that Relevant Member State other than:

A.     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.     to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.     in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Units shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Units or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any Units acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the Units acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any Units being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Units acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Units to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of Units in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Units. Accordingly any person making or intending to make an offer in that Relevant Member State of Units which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Units in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression "an offer to the public" in relation to any Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe the Units, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in Australia

This prospectus supplement:

•
does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The securities may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor.

As any offer of securities under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the securities you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in the Dubai International Financial Centre ("DIFC")

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in the United Arab Emirates

The Units have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of Units. Further, this prospectus supplement does not constitute a public offer of Units in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to prospective investors in Hong Kong

The Units have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

"WARNING

The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice."

Notice to prospective investors in Switzerland

The Units may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Units or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the Units have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Units will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Units has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Units.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the

"SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

  (a)    to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)   where no consideration is or will be given for the transfer;

  (c)    where the transfer is by operation of law;

  (d)   as specified in Section 276(7) of the SFA; or

  (e)    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Canada

The Units may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Units must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the Units offered hereby will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. Certain legal matters in connection with the offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

Experts

The consolidated financial statements and the related consolidated financial statement schedule of MTS as of October 3, 2015 and September 27, 2014, and for each of the fiscal years in the three-year period ended October 3, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of October 3, 2015, have been included and incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of October 3, 2015, expresses an opinion that MTS did not maintain effective internal control over financial reporting as of October 3, 2015 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to MTS's risk assessment, information and communication, and monitoring components with respect to the revenue process, control activities over identification of deliverables contained in multiple element revenue arrangements, and control activities over timely closure of revenue projects and the release of residual accrued costs have been identified and included in management's assessment.

The consolidated financial statements of PCB as of December 31, 2015 and 2014, and for the years then ended, have been included herein, in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of PCB for the year ended December 31, 2013, included herein, have been so included in reliance upon the report of Chiampou Travis Besaw & Kershner LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Additional information about us, including certain SEC filings, is also available at our website at http://investor.mts.com. Please note, however, that the information on our website is not a part of this prospectus or any accompanying prospectus supplement, other than the documents listed below under the heading "Incorporation of Certain Information by Reference."

Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol "MTSC," and reports, proxy statements and other information concerning us can also be inspected at the corporate headquarters of NASDAQ at 165 Broadway, New York, New York 10006.

Incorporation of certain information by reference

The SEC allows us to "incorporate by reference" in this prospectus supplement and the accompanying prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement and the accompanying prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with the applicable rules of the SEC):

•
Annual Report on Form 10-K for the fiscal year ended October 3, 2015, filed with the SEC on December 2, 2015 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement on Schedule 14A for our Annual Meeting of Shareholders held on February 9, 2016, filed with the SEC on December 30, 2015);

•
Quarterly Reports on Form 10-Q for the fiscal quarters ended January 2, 2016 and April 2, 2016, filed with the SEC on February 9, 2016 and May 10, 2016, respectively;

•
Current Reports on Form 8-K dated September 29, 2015, filed with the SEC on October 5, 2015; February 9, 2016, filed with the SEC on February 9, 2016 (only in relation to Item 5.07); April 5, 2016, filed with the SEC on April 6, 2016; April 5, 2016, filed with the SEC on April 11, 2016; May 10, 2016, filed with the SEC on May 10, 2016 (only in relation to Item 2.05); and May 10, 2016, filed with the SEC on May 11, 2016; and

•
the description of our common stock under the heading "Comparison of Rights of Holders of MTS Common Stock and Holders of DSPT Common Stock—Description of MTS Common Stock" contained in our Registration Statement filed on Form S-4 (File No. 333-77277), filed with the SEC on April 28, 1999, including any amendment or report filed to update such description.

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement, the registration statement of which this prospectus supplement is a part, or the accompanying prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Catherine L. Powell
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344-2290
Phone: (952) 937-4000

Index to consolidated financial statements

MTS Systems Corporation and subsidiaries

PCB Group, Inc. and subsidiaries

Report of independent registered public accounting firm

The Board of Directors and Shareholders
MTS Systems Corporation:

We have audited the accompanying consolidated balance sheets of MTS Systems Corporation and subsidiaries as of October 3, 2015 and September 27, 2014, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended October 3, 2015. In connection with our audits of the consolidated financial statements, we have also audited financial statement Schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MTS Systems Corporation and subsidiaries as of October 3, 2015 and September 27, 2014 and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended October 3, 2015, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), MTS Systems Corporation's internal control over financial reporting as of October 3, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated December 2, 2015 expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

Minneapolis, Minnesota
December 2, 2015

Report of independent registered public accounting firm

The Board of Directors and Shareholders
MTS Systems Corporation:

We have audited MTS Systems Corporation's internal control over financial reporting as of October 3, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). MTS Systems Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. Material weaknesses related to the Company's risk assessment, information and communication, and monitoring components with respect to the revenue process, control activities over identification of deliverables contained in multiple element revenue arrangements, and control activities over timely closure of revenue projects and release of residual accrued costs have been identified and included in management's assessment. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of MTS Systems Corporation and subsidiaries as of October 3, 2015 and September 27, 2014 and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows, and the related financial statement Schedule II, for each of the fiscal years in the three-year period ended October 3, 2015. These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the fiscal year 2015 consolidated financial statements, and this report does not affect our report dated December 2, 2015, which expressed an unqualified opinion on those consolidated financial statements.

In our opinion, because of the effect of the aforementioned material weaknesses on the achievement of the objectives of the control criteria, MTS Systems Corporation has not maintained effective internal control over financial reporting as of October 3, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ KPMG LLP

Minneapolis, Minnesota
December 2, 2015

MTS Systems Corporation
Consolidated balance sheets
(in thousands, except per share data)

	October 3, 2015	September 27, 2014

Assets
Current assets
Cash and cash equivalents	$51,768	$60,397
Accounts receivable, net of allowance for doubtful accounts of $3,411 and $2,609, respectively	89,829	104,399
Unbilled accounts receivable	77,519	75,762
Inventories	86,303	83,557
Prepaid expenses and other current assets	8,104	13,937
Deferred income taxes	14,190	12,930
Total current assets	327,713	350,982
Property and equipment, net	80,454	81,575
Goodwill	27,677	26,123
Other intangible assets, net	19,706	21,178
Other assets	2,010	3,694
Deferred income taxes	3,271	3,856
Total assets	$460,831	$487,408
Liabilities and Shareholders' Equity
Current liabilities
Short-term borrowings	$21,183	$60,000
Accounts payable	32,994	27,189
Accrued payroll and related costs	27,938	30,009
Advance payments from customers	65,734	52,335
Accrued warranty costs	4,695	4,286
Accrued income taxes	3,273	6,041
Deferred income taxes	990	1,641
Accrued dividends	—	4,476
Other accrued liabilities	19,845	17,004
Total current liabilities	176,652	202,981
Deferred income taxes	8,154	6,045
Non-current accrued income taxes	5,649	5,990
Defined benefit pension plan obligation	7,784	7,654
Other long-term liabilities	4,450	6,611
Total liabilities	202,689	229,281
Shareholders' Equity
Common stock, $0.25 par value; 64,000 shares authorized: 14,932 and 15,180 shares issued and outstanding as of October 3, 2015 and September 27, 2014, respectively	3,733	3,795
Additional paid-in capital	4,275	6,112
Retained earnings	255,711	242,396
Accumulated other comprehensive income	(5,577)	5,824
Total shareholders' equity	258,142	258,127
Total liabilities and shareholders' equity	$460,831	$487,408

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

MTS Systems Corporation
Consolidated statements of income
(in thousands, except per share data)

For the fiscal year ended	October 3, 2015	September 27, 2014	September 28, 2013

Revenue
Product	$484,835	$487,011	$497,620
Service	79,099	77,317	71,819
Total Revenue	563,934	564,328	569,439
Cost of Sales
Product	296,962	296,449	296,256
Service	47,359	44,236	41,244
Total Cost of Sales	344,321	340,685	337,500
Gross Profit	219,613	223,643	231,939
Operating Expenses
Selling and marketing	82,974	88,136	81,009
General and administrative	51,438	51,407	48,163
Research and development	23,705	23,844	22,812
Total Operating Expenses	158,117	163,387	151,984
Income From Operations	61,496	60,256	79,955
Interest income (expense), net	(795)	(692)	(334)
Other income (expense), net	(1,529)	(1,121)	(367)
Income Before Income Taxes	59,172	58,443	79,254
Provision for income taxes	13,710	16,434	21,448
Net Income	$45,462	$42,009	$57,806
Earnings Per Share
Basic	$3.03	$2.76	$3.69
Diluted	$3.00	$2.73	$3.64

Dividends declared per share	$1.20	$1.20	$1.20

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

MTS Systems Corporation
Consolidated statements of comprehensive income
(in thousands, except per share data)

For the fiscal year ended	October 3, 2015	September 27, 2014	September 28, 2013

Net income	$45,462	$42,009	$57,806
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(11,215)	(5,099)	585
Derivative instruments:
Unrealized net gain (loss)	2,226	1,112	1,349
Net (gain) loss reclassified to earnings	(2,738)	(691)	(464)
Defined benefit pension plan:
Unrealized net gain (loss)	(874)	(2,553)	(128)
Net loss reclassified to earnings	350	324	363
Currency exchange rate change	850	394	(269)
Other comprehensive income (loss)	(11,401)	(6,513)	1,436
Comprehensive income	$34,061	$35,496	$59,242

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

MTS Systems Corporation
Consolidated statements of shareholders' equity
(in thousands, except per share data)

	Common stock
			Additional paid-in capital		Accumulated other comprehensive income	Total shareholders' equity
	Shares issued	Amount		Retained earnings

Balance, September 29, 2012	15,640	$3,910	$652	$211,256	$10,901	$226,719
Total comprehensive income	—	—	—	57,806	1,436	59,242
Exercise of stock options	243	61	7,833	—	—	7,894
Stock-based compensation	40	10	3,653	—	—	3,663
Tax benefit from equity compensation	—	—	1,835	—	—	1,835
Issuance for employee stock purchase plan	20	5	746	—	—	751
Common stock purchased and retired	(535)	(134)	(14,719)	(9,914)	—	(24,767)
Dividends, $1.20 per share	—	—	—	(18,800)	—	(18,800)
Balance, September 28, 2013	15,408	$3,852	$—	$240,348	$12,337	$256,537
Total comprehensive income	—	—	—	42,009	(6,513)	35,496
Exercise of stock options	182	46	6,680	—	—	6,726
Stock-based compensation	31	7	6,045	—	—	6,052
Tax benefit from equity compensation	—	—	1,727	—	—	1,727
Issuance for employee stock purchase plan	16	4	860	—	—	864
Common stock purchased and retired	(457)	(114)	(9,200)	(21,699)	—	(31,013)
Dividends, $1.20 per share	—	—	—	(18,262)	—	(18,262)
Balance, September 27, 2014	15,180	$3,795	$6,112	$242,396	$5,824	$258,127
Total comprehensive income	—	—	—	45,462	(11,401)	34,061
Exercise of stock options	92	23	3,904	—	—	3,927
Stock-based compensation	57	14	7,443	—	—	7,457
Tax benefit from equity compensation	—	—	734	—	—	734
Issuance for employee stock purchase plan	16	4	916	—	—	920
Common stock purchased and retired	(413)	(103)	(14,834)	(14,178)	—	(29,115)
Dividends, $1.20 per share	—	—	—	(17,969)	—	(17,969)
Balance, October 3, 2015	14,932	$3,733	$4,275	$255,711	$(5,577)	$258,142

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

MTS Systems Corporation
Consolidated statements of cash flows
(in thousands)

For the fiscal year ended	October 3, 2015	September 27, 2014	September 28, 2013

Cash Flows from Operating Activities:
Net income	$45,462	$42,009	$57,806
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	7,351	5,761	3,736
Excess tax benefits from stock-based compensation	(771)	(1,723)	(1,807)
Fair value adjustment to acquired inventory and deferred revenue	—	564	—
Net periodic pension benefit cost	986	1,098	1,288
Depreciation and amortization	21,106	19,279	16,589
Deferred income taxes	459	(5,912)	(1,010)
Bad debt provision (recovery), net	1,210	810	(160)
Changes in operating assets and liabilities:
Accounts and unbilled contracts receivable	3,308	(6,245)	(43,179)
Inventories	(4,105)	(4,623)	(9,616)
Prepaid expenses	(1,648)	805	(1,587)
Accounts payable	6,772	(2,777)	(3,973)
Accrued payroll and related costs	(835)	67	1,366
Advance payments from customers	13,065	6,171	(21,082)
Accrued warranty costs	445	(406)	632
Contributions to pension benefit plan	(605)	(638)	(4,575)
Other assets and liabilities	8,236	10,429	3,513
Net Cash Provided by (Used in) Operating Activities	100,436	64,669	(2,059)
Cash Flows from Investing Activities:
Purchases of property and equipment	(18,445)	(20,038)	(29,690)
Purchases of business, net of acquired cash	(667)	(14,192)	—
Net Cash Used in Investing Activities	(19,112)	(34,230)	(29,690)
Cash Flows from Financing Activities:
Receipts under short-term borrowings	11,183	30,000	35,000
Payments under short-term borrowings	(50,026)	(5,898)	(292)
Excess tax benefits from stock-based compensation	771	1,723	1,807
Cash dividends	(22,445)	(18,330)	(19,113)
Proceeds from exercise of stock options and employee
stock purchase plan	4,847	7,590	8,645
Payments to purchase and retire common stock	(29,115)	(31,013)	(24,767)
Net Cash (Used in) Provided by Financing Activities	(84,785)	(15,928)	1,280
Effect of Exchange Rate Changes on Cash and
Cash Equivalents	(5,168)	(2,447)	(1,050)
Cash and Cash Equivalents:
Increase (decrease) during the year	(8,629)	12,064	(31,519)
Balance, beginning of year	60,397	48,333	79,852
Balance, end of year	$51,768	$60,397	$48,333
Supplemental Disclosures of Cash Flows:
Cash paid during the year for:
Interest	$816	$594	$146
Income taxes	$10,199	$15,628	$22,565
Non-cash financing activities:
Accrued contingent consideration	$—	$650	$—
Dividends declared not yet paid	$—	$4,476	$4,545

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

MTS Systems Corporation
Notes to consolidated financial statements
(Dollars and shares in thousands, unless otherwise noted)

Note 1  Summary of significant accounting policies

Nature of operations

MTS Systems Corporation is a leading global supplier of high-performance test systems and position sensors. Our testing hardware and software solutions help customers accelerate and improve design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. Our high-performance position sensors provide controls for a variety of industrial and vehicular applications.

Fiscal year

We have a 5-4-4 week accounting cycle with the fiscal year ending on the Saturday closest to September 30. Fiscal years 2015, 2014 and 2013 ended October 3, 2015, September 27, 2014 and September 28, 2013, respectively. Fiscal year 2015 included 53 weeks, while fiscal years 2014 and 2013 both included 52 weeks.

Consolidation

The Consolidated Financial Statements include the accounts of MTS Systems Corporation and its wholly owned subsidiaries. Significant intercompany account balances and transactions have been eliminated.

Revenue recognition

We recognize revenue on a sales arrangement when it is realized or realizable and earned, which occurs when all of the following criteria have been met: (1) Persuasive evidence of an arrangement exists; (2) Delivery and title transfer has occurred or services have been rendered; (3) The sales price is fixed and determinable; (4) Collectability is reasonably assured; and (5) All significant obligations to the customer have been fulfilled.

Orders that are manufactured and delivered in less than six months with routine installations and no special acceptance protocols may contain multiple elements for revenue recognition purposes. We consider each deliverable that provides value to the customer on a standalone basis a separable element. Separable elements in these arrangements may include the design and manufacture of hardware and essential software, installation services, training and/or post contract maintenance and support. We initially allocate consideration to each separable element using the relative selling price method. Selling prices are determined based on either vendor-specific objective evidence (VSOE) (the actual selling prices of similar products and services sold on a standalone basis) or, in the absence of VSOE, our best estimate of the selling price. Factors considered in determining estimated selling prices for applicable elements generally include overall economic conditions, customer demand, costs incurred to provide the deliverable, as well as our historical pricing practices. Under these arrangements, revenue associated with each delivered element is recognized in an amount equal to the lesser of the consideration initially allocated to the delivered element or the amount for which payment is not deemed contingent upon future delivery of other elements in the arrangement. Under arrangements where special acceptance protocols exist, installation services and training are not considered separable. Accordingly, revenue for the entire arrangement is recognized upon the completion of installation, training and fulfillment of any other significant obligations specific to the terms of the arrangement. Arrangements that do not contain any separable elements are typically recognized when the products are shipped and title has transferred to the customer.

Certain contractual arrangements require longer production periods, generally longer than six months (long-term contracts), and may contain non-routine installations and special acceptance protocols. These arrangements often include hardware and essential software, installation services, training and support. Long-term contractual arrangements involving essential software typically include significant production, modification and customization. For long-term arrangements with essential software and all other long-term arrangements with complex installations and/or unusual acceptance protocols, revenue is recognized using the percentage-of-completion method, based on the cost incurred to-date relative to estimated total cost of the contract. Elements of an arrangement that do not separately fall within the scope of the percentage-of-completion method (e.g. training and post contract software maintenance and support) are recognized as the service is provided in amounts determined based on VSOE, or in the absence of VSOE, our best estimate of the selling price.

Under the terms of our long-term contracts, revenue recognized using the percentage-of-completion method may not, in certain circumstances, be invoiced until completion of contractual milestones, upon shipment of the equipment or upon installation and acceptance by the customer. Unbilled amounts for these contracts appear in the Consolidated Balance Sheets as unbilled accounts receivable.

Revenue from arrangements for services such as maintenance, repair, consulting and technical support are recognized either as the service is performed or ratably over the defined contractual period for service maintenance contracts. Revenue from post contract software maintenance and support services is recognized ratably over the defined contractual period of the maintenance agreement.

Our sales arrangements typically do not include specific performance-, cancellation-, termination-, or refund-type provisions. In the event a customer cancels a contractual arrangement, we would typically be entitled to receive reimbursement from the customer for actual costs incurred under the arrangement plus a reasonable margin.

Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with the collected taxes recorded as current liabilities until remitted to the relevant government authority.

Shipping and handling

Freight revenue billed to customers is reported within revenue on the Consolidated Statements of Income. Expenses incurred for shipping products to customers are reported within cost of sales on the Consolidated Statements of Income.

Research and development

Research and development (R&D) costs associated with new products are charged to operations as incurred. We have also allocated certain resources to capitalized software development activities. Total internal software development costs capitalized during fiscal years 2015 and 2014 were $1,966 and $494, respectively.

Foreign currency

The financial position and results of operations of our foreign subsidiaries are measured using local currency as the functional currency. Assets and liabilities are translated using fiscal period-end exchange rates and monthly statements of income are translated using average exchange rates applicable to each month, with the resulting translation adjustments recorded as a separate component of shareholders'

equity. Gains and losses from foreign currency transactions are recognized in the Consolidated Statements of Income. We recorded net foreign currency transaction losses of $2,510, $1,412 and $1,718 during fiscal years 2015, 2014 and 2013, respectively.

Cash and cash equivalents

Cash and cash equivalents represent cash, demand deposits and highly liquid investments with original maturities of three months or less. Cash equivalents are recorded at cost, which approximates fair value. Cash equivalents, both inside and outside the United States, are invested in bank deposits and/or money market funds and are held in local currency denominations.

Accounts receivable and long-term contracts

We grant credit to customers, but it generally does not require collateral or other security from domestic customers. When deemed appropriate, receivables from customers located outside the United States are supported by letters of credit from financial institutions. The allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts and includes consideration of the credit worthiness and financial condition of those specific customers. We record an allowance to reduce receivables to the amount that is reasonably believed to be collectible and consider factors such as the financial condition of the customer and the aging of the receivables. If there is a deterioration of a customer's financial condition, if we become aware of additional information related to the credit worthiness of a customer or if future actual default rates on trade receivables differ from those currently anticipated, we may have to adjust the allowance for doubtful accounts, which would affect earnings in the period the adjustments were made.

We enter into long-term contracts for customized equipment sold to our customers. Under the terms of such contracts, revenue recognized using the percentage-of-completion method may be invoiced upon completion of contractual milestones, shipment to the customer or installation and customer acceptance. Unbilled amounts relating to these contracts are reflected as unbilled accounts receivable in the accompanying Consolidated Balance Sheets. Amounts unbilled at October 3, 2015 are expected to be invoiced during fiscal year 2016.

Inventories

Inventories consist of material, labor and overhead costs and are stated at the lower of cost or market value, determined under the first-in, first-out accounting method. Inventories at October 3, 2015 and September 27, 2014 were as follows:

(in thousands)	2015	2014

Customer projects in various stages of completion	$24,571	$22,559
Components, assemblies and parts	61,732	60,998
Total	$86,303	$83,557

Software development costs

We capitalize certain software development costs related to software to be sold, leased or otherwise marketed. Capitalized software development costs include purchased materials and services, salary and benefits of our development and technical support staff and other costs associated with the development of new products and services. Software development costs are expensed as incurred until technological feasibility has been established, at which time future costs incurred are capitalized until the product is available for general release to the public. Based on our product development process, technological feasibility is generally established once product and detailed program designs have been completed, uncertainties related to high-risk development issues have been resolved through coding and testing and we have established that the necessary skills, hardware and software technology are available for production of the product. Once a software product is available for general release to the public, capitalized development costs associated with that product will begin to be amortized to cost of sales over the product's estimated economic life, using the greater of straight-line or a method that results in cost recognition in future periods that is consistent with the anticipated timing of product revenue recognition.

Our capitalized software development costs are subject to an ongoing assessment of recoverability, which is impacted by estimates and assumptions of future revenues and expenses for these software products, as well as other factors such as changes in product technologies. Any portion of unamortized capitalized software development costs that are determined to be in excess of net realizable value will be expensed in the period such a determination is made. We capitalized $2,834 and $853 of software development costs during fiscal years 2015 and 2014, respectively. No software development costs were capitalized during the fiscal year 2013. Amortization expense for software development costs was $2,403, $2,759 and $2,759 for fiscal years 2015, 2014 and 2013, respectively. See Note 3 for additional information on capitalized software development costs.

Impairment of long-lived assets

We review the carrying value of long-lived assets or asset groups, such as property and equipment and intangibles subject to amortization, when events or changes in circumstances such as asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. When this review indicates the carrying value of an asset or asset group exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group, we recognize an asset impairment charge against income from operations. The amount of the impairment loss recorded is the amount by which the carrying value of the impaired asset or asset group exceeds its fair value.

Property and equipment

Property and equipment, including additions, replacements and improvements, are capitalized at cost, while maintenance and repairs are charged to operations as incurred. Depreciation is recorded over the following estimated useful lives of the asset:

Asset type	Useful life

Buildings and improvements	10 to 40 years
Machinery and equipment	3 to 10 years

Building and equipment additions are generally depreciated on a straight-line basis for financial reporting purposes and on an accelerated basis for income tax purposes. See Note 3 for additional information on property and equipment.

Goodwill and intangible assets

Goodwill represents the excess of cost over the fair value of the identifiable net assets of businesses acquired and allocated to our reporting units at the time of acquisition. Goodwill is tested for impairment annually and when an event occurs or circumstances change that indicate the carrying value of the reporting unit may not be recoverable.

Evaluating goodwill for impairment involves the determination of the fair value of each reporting unit in which goodwill is recorded using a two-step process. A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis. For fiscal year 2015, we identified two reporting units, Test and Sensors. During the fourth quarter of fiscal year 2015, we determined the former Roehrig Engineering, Inc. (REI) reporting unit should be aggregated with the Test reporting unit as it had become fully integrated within the Test reporting unit. Prior to aggregation, we tested the REI reporting unit for impairment concluding that the $11,183 of goodwill assigned to REI was not impaired.

Prior to completing the two-step process described below, we have the option to perform a qualitative assessment of goodwill for impairment to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If we conclude the fair value is more likely than not less than the carrying value, we would perform the two-step process. Otherwise, no further testing would be needed.

If the two-step process is required, the first step of the impairment test is to compare the calculated fair value of each reporting unit to its carrying value, including goodwill. We estimate the fair value of a reporting unit using a discounted cash flow model that requires input of certain estimates and assumptions requiring judgment, including projections of economic conditions and customer demand, revenue and margins, changes in competition, operating costs and new product introductions. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and step 2 would need to be performed to measure the impairment loss. In step 2, we would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized in the period identified. The loss recognized cannot exceed the carrying amount of goodwill.

In fiscal year 2015, we performed a qualitative assessment of goodwill for our two reporting units as described above. Based on the assessment, we determined it was not necessary to perform the two-step goodwill impairment test for any of our reporting units. At October 3, 2015, our Test and Sensors reporting units had goodwill balances of $26,243 and $1,434, respectively.

In fiscal year 2014, we performed the two-step goodwill impairment test of over Test and Sensors reporting units. Both reporting units had estimated fair values in excess of their respective carrying values. REI was acquired the end of our fiscal year 2014 third quarter; therefore, an annual impairment analysis of the REI reporting unit was not performed.

While we believe the estimates and assumptions used in determining the fair value of our reporting units are reasonable, significant changes in estimates of future cash flows, such as those caused by unforeseen events or changes in market conditions, could materially impact the fair value of a reporting unit which could result in the recognition of a goodwill impairment charge.

Intangible assets with finite lives are amortized on a straight-line basis over the expected period to be benefited by future cash flows and reviewed for impairment as changes in circumstances occur indicating that the carrying value may not be recoverable. Fair values of goodwill and intangible assets are primarily determined using discounted cash flow analyses.

At both October 3, 2015 and September 27, 2014, we determined there was no impairment of our goodwill or intangible assets. See Note 3 for additional information on goodwill and intangible assets.

Other assets

Other assets at October 3, 2015 and September 27, 2014 primarily consisted of security deposits paid on leased property and cash redemption values on group insurance policies.

Warranty obligations

Sales of our products and systems are subject to limited warranty obligations that are included in customer contracts. For sales that include installation services, warranty obligations typically extend for a period of twelve to twenty-four months from the date of either shipment or acceptance based on the contract terms. Product obligations typically extend for a period of twelve to twenty-four months from the date of purchase. Under the terms of these warranties, we are obligated to repair or replace any components or assemblies deemed defective due to workmanship or materials. We reserve the right to reject warranty claims where it is determined that failure is due to normal wear, customer modifications, improper maintenance or misuse. We record general warranty provisions based on an estimated warranty expense percentage applied to current period revenue. The percentage applied reflects our historical warranty claims experience over the preceding twelve-month period. Both the experience percentage and the warranty liability are evaluated on an ongoing basis for adequacy. In addition, warranty provisions are also recognized for certain unanticipated product claims that are individually significant.

Warranty provisions and claims for fiscal years 2015 and 2014 were as follows:

(in thousands)	2015	2014

Beginning balance	$4,286	$4,694
Warranty claims	(6,253)	(6,973)
Warranty provisions	6,124	6,352
Adjustments to preexisting warranties	575	220
Currency Translation	(37)	(7)
Ending balance	$4,695	$4,286

Derivative financial instruments

Our results of operations could be materially impacted by changes in foreign currency exchange rates, as well as interest rates on our floating rate indebtedness. In an effort to manage exposure to these risks, we periodically enter into forward and option currency exchange contracts, interest rate swaps and forward interest rate swaps. Since the market value of these hedging contracts is derived from current market rates, they are classified as derivative financial instruments. We do not use derivatives for speculative or trading purposes. The derivative contracts contain credit risk to the extent that our bank counterparties may be unable to meet the terms of the agreements. The amount of such credit risk is generally limited to the unrealized gains, if any, in such contracts. Such risk is minimized by limiting those counterparties to major financial institutions of high credit quality. For derivative instruments executed under master netting arrangements, we have the contractual right to offset fair value amounts recognized for the right to reclaim cash collateral with obligations to return cash collateral. We do not offset fair value amounts recognized on these derivative instruments. At both October 3, 2015 and September 27, 2014, we did not have any foreign exchange contracts with credit-risk related contingent features. See Note 5 for additional information on derivatives and hedging activities.

Income taxes

We record a tax provision for the anticipated tax consequences of the reported results of operations. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those deferred tax assets and liabilities are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. We believe it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with the tax effects of the deferred tax liabilities, will be sufficient to fully recover the remaining net realizable value of our deferred tax assets. In the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Resolution of these uncertainties in a manner inconsistent with our expectations could have a material impact on our financial condition and operating results. See Note 8 for additional information on income taxes.

Earnings per common share

Basic earnings per share is computed by dividing net earnings by the daily weighted average number of common shares outstanding during the applicable period. Using the treasury stock method, diluted earnings per share includes the potentially dilutive effect of common shares issued in connection with outstanding stock-based compensation options and grants. Under the treasury stock method, shares associated with certain stock options have been excluded from the diluted weighted average shares outstanding calculation because the exercise of those options would lead to a net reduction in common shares outstanding. As a result, stock options to acquire 179, 276 and 24 weighted common shares have been excluded from the diluted weighted shares outstanding calculation for fiscal years 2015, 2014 and 2013, respectively. The potentially dilutive effect of common shares issued in connection with outstanding stock options is determined based on net income. A reconciliation of these amounts is as follows:

(in thousands, except per share data)	2015	2014	2013

Net income	$45,462	$42,009	$57,806
Weighted average common shares outstanding	14,984	15,218	15,664
Dilutive potential common shares	158	179	197
Weighted average dilutive common shares outstanding	15,142	15,397	15,861
Earnings per share:
Basic	$3.03	$2.76	$3.69
Diluted	$3.00	$2.73	$3.64

Stock purchases

During fiscal year 2013, we received approximately 128 shares of our common stock from the bank pursuant to the settlement of the accelerated share purchase program. The amount of shares received at settlement was determined based on the volume weighted average price of our stock during the purchase period. Upon settlement of the contract, we accounted for the 128 shares received as a share retirement, resulting in a less than $32 reduction and corresponding increase in common stock and paid-in capital, respectively.

Stock-based compensation

We measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. We recognize the cost over the period during which an employee is required to provide services in exchange for the award.

For purposes of determining estimated fair value of stock-based payment awards, we utilize the Black-Scholes option pricing model, which requires the input of certain assumptions requiring management judgment. Because our employee stock option awards have characteristics significantly different from those of traded options and because changes in the input assumptions can materially affect fair value estimates, existing models may not provide a reliable single measure of the fair value of employee stock options. We will continue to assess the assumptions and methodologies used to calculate estimated fair value of stock-based compensation. Circumstances may change and additional data may become available over time that could result in changes to these assumptions and methodologies and thereby materially impact the fair value determination of future grants of stock-based payment awards. If factors change and we employ different assumptions in future periods, the compensation expense recorded may differ significantly from the stock-based compensation expense recorded in the current period. See Note 2 for additional information on stock-based compensation.

Loss contingencies

We establish an accrual for loss contingencies when it is both probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. When loss contingencies are not probable and cannot be reasonably estimated, we do not establish an accrual. However, when there is at least a reasonable possibility that a loss has been incurred, but it is not probable or reasonably estimated, we disclose the nature of the loss contingency and an estimate of the possible loss or range of loss, as applicable. Any adjustment made to a loss contingency accrual during an accounting period affects the earnings of the period.

Use of estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles (GAAP) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenue and expense during the reporting period. Additionally, we frequently undertake significant technological innovation on certain of our long-term contracts, involving performance risk that may result in delayed delivery of product and/or revenue and gross profit variation due to changes in the ultimate costs of these contracts versus estimates. On an ongoing basis, we evaluate our estimates including those related to receivables, inventory, property and equipment, intangible assets, warranties, accrued expenses, share-based compensation, income taxes and capitalized software, among others. Actual results could differ from those estimates.

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This update clarifies the principles for revenue recognition in transactions involving contracts with customers. The new revenue recognition guidance provides a five-step analysis to determine when and how revenue is recognized. The new guidance will require revenue recognition to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration a company expects to receive in exchange for those goods or services.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date. This update defers the mandatory effective date of its revenue recognition standard by one year. The standard is required to be adopted for annual periods beginning after December 15, 2017, including interim periods within that annual period, which is our fiscal year 2019. Early application is permitted for annual reporting periods beginning after December 15, 2016, and interim periods within that annual period, which is our fiscal year 2018. We have not yet evaluated what impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. This update modifies existing requirements regarding measuring inventory at the lower of cost or market. Under current inventory standards, the market value requires consideration of replacement cost, net realizable value and net realizable value less an approximately normal profit margin. The new guidance replaces market with net realizable value defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This eliminates the need to determine and consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our fiscal year 2018. The amendment is to be applied prospectively with early adoption permitted. We have not yet evaluated what impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In July 2015, the FASB issued ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient (consensuses of the FASB Emerging Issues Task Force). The update allows for a plan with a fiscal year end that does not coincide with the end of the calendar month to measure its investments and investment-related accounts using the month end closest to its fiscal year end. In previous guidance, the measurement date was required to coincide with the fiscal year end. The standard is required to be adopted for periods beginning after December 15, 2015, which is our fiscal year 2017. The measurement date practical expedient is to be applied prospectively. We have not yet evaluated what impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This update eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Under the existing business combination standard, an acquirer reports provisional amounts with respect to acquired assets and liabilities when their measurements are incomplete as of the end of the reporting period. Prior to this update, an acquirer is required to adjust provisional amounts and the related impact on earnings by restating prior period financial statements during the measurement period which cannot exceed one year from the date of acquisition. The new guidance requires that the cumulative impact of a measurement-period adjustment, including the impact on prior periods, be recognized in the reporting period in which the adjustment is identified eliminating the requirement to restate prior period financial statements. The new standard requires disclosure of the nature and amount of measurement-period adjustments as well as information with respect to the portion of the adjustments recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustments to provisional amounts had been recognized as of the acquisition date. The standard is required to be adopted for annual periods beginning after December 15, 2015, including interim periods within that annual period, which is our fiscal year 2017. The amendment is to be applied prospectively to measurement-period adjustments that occur after the effective date with earlier adoption permitted. We have not yet evaluated what impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This update requires deferred tax liabilities and assets to be classified as noncurrent in the Consolidated Balance Sheet. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our fiscal year 2018. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We have not yet evaluated what impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

Note 2  Stock-based compensation

We compensate our officers, directors and employees with stock-based compensation under the 2011 Stock Incentive Plan (2011 Plan) approved by our shareholders in 2011 and administered under the supervision of our Board of Directors. During fiscal year 2013, our shareholders approved a 1,300 increase in the number of shares that may be issued under the 2011 Plan, bringing the aggregate total to 2,300. During fiscal years 2015, 2014 and 2013, we awarded stock options and restricted stock units under the 2011 Plan. During fiscal year 2014 and 2013, we awarded restricted stock under the 2011 Plan. At October 3, 2015, a total of 972 shares were available for future grant under the 2011 Plan. These shares will be available for issuance under the 2011 Plan until January 31, 2018.

In fiscal year 2011, our shareholders approved a 2012 Employee Stock Purchase Plan (2012 ESPP) that was effective on January 1, 2012. During fiscal years 2015, 2014 and 2013, we issued shares of our common stock to participants under the 2012 ESPP. At October 3, 2015, a total of 688 shares were available for issuance under the 2012 ESPP. Shares will be available for issuance under the 2012 ESPP until December 31, 2021.

Stock-based compensation expense

Stock-based compensation expense for fiscal years 2015, 2014, and 2013 was as follows:

(in thousands)	2015	2014	2013

Stock-based compensation expense by type of award:
Employee stock options	$2,683	$2,769	$1,811
Employee stock purchase plan (ESPP)	239	212	199
Restricted stock and restricted stock units	4,536	3,073	1,653
Amounts capitalized as inventory	(1,985)	(1,608)	(806)
Amounts recognized in income for amounts previously capitalized as inventory	1,878	1,315	879
Total stock-based compensation included in income from operations	7,351	5,761	3,736
Income tax benefit on stock-based compensation	(2,564)	(1,999)	(1,277)
Net compensation expense included in net income	$4,787	$3,762	$2,459

At October 3, 2015, there was $2,025 of total unrecognized stock option expense related to non-vested awards, which is expected to be recognized over a weighted average period of approximately 0.9 years. At October 3, 2015, there was $3,093 and $21 of total unrecognized restricted stock expense related to non-vested awards of restricted stock units and restricted stock, respectively, each of which is expected to be recognized over a weighted average period of approximately 0.9 years.

The stock options were granted at an exercise price equal to the closing market price of our stock on the date of grant. The fair value of stock options granted under stock-based compensation programs has been estimated as of the date of each grant using the multiple option form of the Black-Scholes valuation model, based on the grant price and assumptions regarding the expected grant life, stock price volatility, dividends and risk-free interest rates. Each vesting period of an option award is valued separately, with this value being recognized evenly over the vesting period. The weighted average per share fair value of stock options granted during fiscal years 2015, 2014 and 2013 was $12.16, $14.32 and $10.25, respectively. The weighted average assumptions used to determine fair value of stock options granted during those fiscal years were as follows:

	2015	2014	2013

Expected life (in years)	3.5	4.1	3.1
Risk-free interest rate	1.1%	1.1%	0.4%
Expected volatility	27.4%	31.3%	33.8%
Dividend yield	1.8%	1.8%	2.3%

The expected life represents the period that the stock option awards are expected to be outstanding and was determined based on historical and anticipated future exercise and expiration patterns. The risk-free interest rate used is based on the yield of constant maturity U.S. Treasury bonds on the grant date with a remaining term equal to the expected life of the grant. We estimate stock price volatility based on a historical weekly price observation. The dividend yield assumption is based on the annualized current dividend divided by the share price on the grant date.

Awards of both restricted stock and restricted stock units are valued based on the market value of our shares at the date of grant. The value is allocated to expense evenly over the restricted period. Awards of performance restricted stock units are valued based on the market value of our shares at the date of grant with the value recognized as expense once the performance criteria has been met. Employee stock purchase plan share awards are valued based on the value of the discount feature plus the fair value of the optional features, which is determined as of the date of grant using the Black-Scholes valuation model. The value of these share awards is allocated to expense evenly over each purchase period.

Stock options

Stock options are granted at exercise prices equal to the closing market price of our stock on the date of grant. Generally, stock options vest proportionally on the first three anniversaries of the grant date and expire five or seven years from the grant date.

Stock option activity for fiscal years 2015, 2014 and 2013 was as follows:

	2015		2014		2013
(in thousands, except per share data)	Shares	WAEP(1)	Shares	WAEP(1)	Shares	WAEP(1)

Options outstanding at beginning of year	634	$53.72	518	$39.52	754	$36.84
Granted	172	$67.28	355	$65.34	24	$52.81
Exercised	(92)	$42.88	(182)	$37.01	(243)	$32.51
Forfeited or expired	(27)	$63.39	(57)	$51.45	(17)	$39.21
Options outstanding at end of year	687	$58.17	634	$53.72	518	$39.52
Options eligible for exercise at year-end	304	$48.56	194	$40.36	226	$36.45

(1)    Weighted Average Exercise Price

Prior to the fiscal year ended September 28, 2013, our historical practice was to grant an annual Company-wide award of stock options to officers and employees in July. The timing of the Company-wide award was changed from July to December beginning in December 2013 and for each subsequent fiscal year thereafter so that the grants would align with a review of individual and Company performance. As a consequence of this timing shift, the only stock option awards granted during fiscal year 2013 were related to inducement grants for a new officer as well as other new employees. During fiscal year 2014, the annual grant was adjusted to make grantees whole as a result the delay in the annual 2013 grant.

Options outstanding at October 3, 2015 had a weighted average remaining contractual term of 4.3 years and an aggregate intrinsic value of $3,494. Options eligible for exercise at October 3, 2015 had a weighted average remaining contractual term of 2.6 years, and an aggregate intrinsic value of $3,459.

The total intrinsic value of stock options exercised during the fiscal years ended October 3, 2015, September 27, 2014 and September 28, 2013 was $2,484, $5,838 and $6,237, respectively.

Restricted stock

We award directors restricted stock units. Directors vest in the restricted stock units over one year and are entitled to cash dividend equivalents on unvested shares, but do not receive voting rights on the unvested shares. The sale and transfer of these units is restricted during the vesting period. Additionally, in fiscal year 2013, we awarded restricted stock to our directors with a vesting period of three years. For restricted stock awarded to directors, participants are entitled to cash dividends and voting rights on unvested shares, but the sale and transfer of these shares is restricted during the vesting period.

We award key employees restricted stock units and performance restricted stock units. Restricted stock units vest proportionally on the first three anniversaries of the grant date, and performance restricted stock units vest based on attainment of return on invested capital performance targets at the end of one, two and three year performance periods. Participants awarded restricted stock units and performance restricted stock units are not entitled to cash dividends or voting rights on unvested units.

Restricted stock activity for fiscal years 2015, 2014 and 2013 was as follows:

	2015		2014		2013
(in thousands, except per share data)
	Shares	WAGDFV(2)	Shares	WAGDFV(2)	Shares	WAGDFV(2)

Unvested shares at beginning of year	9	$54.16	24	$51.68	27	$41.52
Granted	—	$—	—	$—	12	$56.44
Vested	(6)	$53.03	(14)	$49.71	(15)	$37.20
Forfeited	—	$—	(1)	$53.99	—	$—
Unvested shares at end of year	3	$57.01	9	$54.16	24	$51.68

(2)    Weighted Average Grant Date Fair Value

Restricted stock unit activity for fiscal years 2015, 2014 and 2013 was as follows:

	2015		2014		2013
(in thousands, except per share data)
	Shares	WAGDFV(3)	Shares	WAGDFV(3)	Shares	WAGDFV(3)

Outstanding at beginning of year	98	$60.51	38	$40.91	62	$38.90
Granted	74	$65.93	88	$63.86	3	$55.38
Vested	(47)	$57.68	(17)	$41.01	(26)	$37.61
Forfeited	(6)	$67.96	(11)	$50.10	(1)	$40.79
Outstanding at end of year	119	$64.77	98	$60.51	38	$40.91

(3)    Weighted Average Grant Date Fair Value

Prior to the fiscal year ended September 28, 2013, our historical practice was to grant an annual Company-wide award of restricted stock units to officers and employees in July. The timing of the Company-wide award was changed from July to December so that the grants would align with a review of individual and Company performance. As a consequence of this timing shift, the only restricted stock units granted during the fiscal year 2013 were related to inducement grants for a new officer as well as other new employees.

Employee stock purchase plan

Our U.S. employees are eligible to participate in our Employee Stock Purchase Plan (ESPP). Employee purchases of our stock are funded by payroll deductions over calendar six-month periods. The purchase price is 85% of the lower of the market price at either the beginning or end of the six-month period. The shares are required to be held by the employee for at least eighteen months subsequent to the purchase. Two purchase periods closed in fiscal year 2015 with the combined issuance of 16 shares at a weighted average price of $58.96. In fiscal years 2014 and 2013, purchases were 16 shares and 20 shares, respectively, with weighted average share prices of $53.01 and $37.68, respectively.

Note 3  Capital assets

Property and equipment

Property and equipment at October 3, 2015 and September 27, 2014 consist of the following:

(in thousands)	2015	2014

Land and improvements	$1,705	$1,710
Buildings and improvements	53,097	54,271
Machinery and equipment	162,472	150,917
Total	217,274	206,898
Less accumulated depreciation	(136,820)	(125,323)
Property and equipment, net	$80,454	$81,575

Goodwill

Changes to the carrying amount of goodwill are as follows:

(in thousands)	Test	Sensors	Total

Balance, September 28, 2013	$15,028	$1,596	$16,624
Acquisitions(1)	9,563	—	9,563
Currency translation gain (loss)	(7)	(57)	(64)
Balance, September 27, 2014	$24,584	$1,539	$26,123
Acquisitions(1)	533	—	533
Adjustment related to finalization
of purchase accounting(1)	1,619	—	1,619
Currency translation gain (loss)	(493)	(105)	(598)
Balance, October 3, 2015	$26,243	$1,434	$27,677

(1)    Refer to Note 11 for information related to our acquisitions.

During the fourth quarter of fiscal years 2015 and 2014, we completed our annual goodwill impairment test with no impairments to the reporting unit carrying values identified.

Other intangible assets

Other intangible assets consist of the following:

	October 3, 2015
(in thousands)	Gross carrying amount	Accumulated amortization	Net carrying value	Weighted average useful life (in Years)

Software development costs	$19,546	$(14,046)	$5,500	6.2
Patents	11,838	(5,141)	6,697	14.5
Trademarks and trade names	6,163	(1,659)	4,504	29.4
Customer lists	2,561	(610)	1,951	8.1
Land-use rights	1,227	(173)	1,054	47.8
Total	$41,335	$(21,629)	$19,706	13.4

	September 27, 2014
(in thousands)	Gross carrying amount	Accumulated amortization	Net carrying value	Weighted average useful life (in Years)

Software development costs	$16,713	$(11,644)	$5,069	5.7
Patents	12,204	(4,453)	7,751	14.4
Trademarks and trade names	6,349	(1,458)	4,891	29.3
Customer lists	2,485	(134)	2,351	8.1
Land-use rights	1,269	(153)	1,116	47.8
Total	$39,020	$(17,842)	$21,178	13.4

Amortization expense recognized during fiscal years 2015, 2014 and 2013 was $4,058, $3,918 and $3,719, respectively. The estimated future amortization expense related to other intangible assets for the next five fiscal years is as follows:

(in thousands)	Amortization expense

Fiscal Year
2016	$2,302
2017	$2,302
2018	$1,219
2019	$1,177
2020	$1,146

Future amortization amounts presented above are estimates. Actual future amortization expense may be different, due to future acquisitions, impairments, changes in amortization periods, or other factors.

Note 4  Business segment information

Our Chief Executive Officer (the Chief Operating Decision Maker) regularly reviews financial information for our two operating segments, Test and Sensors. Test provides testing equipment, systems and services to the ground vehicles, materials and structures markets. Sensors provides high-performance position sensors for a variety of industrial and mobile hydraulic applications.

In evaluating each segment's performance, our Chief Executive Officer focuses on income from operations. This measure excludes interest income and expense, income taxes and other non-operating items. Corporate expenses, including costs associated with various support functions such as human resources, information technology, legal, finance and accounting and general and administrative costs are allocated to the reportable segments on the basis of revenue.

Financial information by reportable segment for fiscal years 2015, 2014 and 2013 were as follows:

(in thousands)	October 3, 2015	September 27, 2014	September 28, 2013

Revenue
Test	$462,880	$458,153	$474,119
Sensors	101,054	106,175	95,320
Total revenue	$563,934	$564,328	$569,439
Income from Operations
Test	$42,285	$39,848	$60,984
Sensors	19,211	20,408	18,971
Total income from operations	$61,496	$60,256	$79,955
Identifiable Assets
Test	$369,515	$392,825	$360,037
Sensors	91,316	94,583	91,240
Total identifiable assets	$460,831	$487,408	$451,277
Other Segment Data
Test:
Goodwill	$26,243	$24,584	$15,028
Capital expenditures	14,652	16,553	26,775
Depreciation and amortization	$18,342	$16,560	$14,325

Sensors:
Goodwill	$1,434	$1,539	$1,596
Capital expenditures	3,793	3,485	2,915
Depreciation and amortization	$2,764	$2,719	$2,264

Geographic information was as follows:

(in thousands)	October 3, 2015	September 27, 2014	September 28, 2013

Revenue
United States	$151,288	$144,239	$137,750
Europe	149,308	179,043	178,610
China	131,727	117,952	127,368
Asia, excluding China	107,887	90,242	96,653
Other	23,724	32,852	29,058
Total revenue	$563,934	$564,328	$569,439
Property and Equipment, Net
United States	$59,312	$58,911	$55,509
Europe	13,071	13,573	13,838
China	6,260	7,034	7,661
Asia, excluding China	1,811	2,057	1,391
Total property and equipment, net	$80,454	$81,575	$78,399

Revenue by geographic area is presented based on customer location. No countries other than the United States and China had revenue in excess of 10% of the total revenue during any of the periods presented. No single customer accounted for 10% or more of consolidated revenue for any of the periods presented. Revenue is not reported for each of our products and services because it is impracticable to do so.

Note 5  Derivative instruments and hedging activities

Our currency exchange and interest rate swaps are designated as cash flow hedges and qualify as hedging instruments. We also have derivatives which are not designated as cash flow hedges and, therefore, are accounted for and reported under foreign currency guidance. Regardless of designation for accounting purposes, we believe all of our derivative instruments are hedges of transactional risk exposures. The fair value of our outstanding designated and undesignated derivative assets and liabilities are reported in the Consolidated Balance Sheets as follows:

	October 3, 2015
(in thousands)	Prepaid expenses and other current assets	Other accrued liabilities

Designated hedge derivatives
Foreign exchange cash flow hedges	$841	$353
Derivatives not designated as hedges
Foreign exchange balance sheet derivatives	—	286
Total hedge and other derivatives	$841	$639

	September 27, 2014
(in thousands)	Prepaid expenses and other current assets	Other accrued liabilities

Designated hedge derivatives
Foreign exchange cash flow hedges	$1,750	$178
Derivatives not designated as hedges
Foreign exchange balance sheet derivatives	641	—
Total hedge and other derivatives	$2,391	$178

A reconciliation of the net fair value of foreign exchange cash flow hedge assets and liabilities subject to master netting arrangements that are recorded in the October 3, 2015 and September 27, 2014 Consolidated Balance Sheets to the net fair value that could have been reported in the respective Consolidated Balance Sheet is as follows:

(in thousands)	Gross recognized amount	Gross offset amount	Net amount presented	Derivatives subject to offset	Cash collateral received	Net amount(1)

October 3, 2015
Assets	$841	$—	$841	$—	$—	$841
Liabilities	353	—	353	—	—	353
September 27, 2014
Assets	$1,750	$—	$1,750	$—	$—	$1,750
Liabilities	178	—	178	—	—	178

(1)    Net fair value of foreign exchange cash flow hedge assets / liabilities that could have been reported in the Consolidated Balance Sheet.

Cash flow hedging—currency risks

Currency exchange contracts utilized to maintain the functional currency value of expected financial transactions denominated in foreign currencies are designated as cash flow hedges. Qualifying gains and losses related to changes in the market value of these contracts are reported as a component of accumulated other comprehensive income (AOCI) within shareholders' equity on the Consolidated Balance Sheets and reclassified into earnings in the same period during which the underlying hedged transaction affects earnings. The effective portion of the cash flow hedges represents the change in fair value of the hedge that offsets the change in the functional currency value of the hedged item. We periodically assess whether our currency exchange contracts are effective and, when a contract is determined to be no longer effective as a hedge, we discontinue hedge accounting prospectively. Subsequent changes in the market value of ineffective currency exchange contracts are recognized as an increase or decrease in revenue on the Consolidated Statements of Income as that is the same line item in which the underlying hedged transaction is reported.

At October 3, 2015 and September 27, 2014, we had outstanding cash flow hedge currency exchange contracts with gross notional U.S. dollar equivalent amounts of $48,529 and $46,763, respectively. Upon netting offsetting contracts to sell foreign currencies against contracts to purchase foreign currencies, irrespective of contract maturity dates, the net notional U.S. dollar equivalent amount of contracts outstanding was $41,696 and $39,608 at October 3, 2015 and September 27, 2014, respectively. At October 3, 2015, the net market value of the foreign currency exchange contracts was a net asset of $488, consisting of $841 in assets and $353 in liabilities. At September 27, 2014, the net market value of the foreign currency exchange contracts was a net asset of $1,572, consisting of $1,750 in assets and $178 in liabilities.

The pretax amounts recognized in AOCI on currency exchange contracts for the fiscal years ended October 3, 2015 and September 27, 2014, including (gains) losses reclassified into earnings in the Consolidated Statements of Income and gains (losses) recognized in other comprehensive income (OCI), are as follows:

(in thousands)	2015	2014

Beginning unrealized net gain (loss) in AOCI	$1,415	$754
Net (gain) loss reclassified into revenue (effective portion)	(4,299)	(1,088)
Net gain (loss) recognized in OCI (effective portion)	3,492	1,749
Ending unrealized net gain (loss) in AOCI	$608	$1,415

The amount recognized in earnings as a result of the ineffectiveness of cash flow hedges was less than $1 in each of the fiscal years ended October 3, 2015, September 27, 2014 and September 28, 2013. At October 3, 2015, the amount projected to be reclassified from AOCI into earnings in the next 12 months was a net gain of $700. The maximum remaining maturity of any forward or optional contract at October 3, 2015 was 1.7 years.

Foreign currency balance sheet derivatives

We also use foreign currency derivative contracts to maintain the functional currency value of monetary assets and liabilities denominated in non-functional foreign currencies. The gains and losses related to the changes in the market value of these derivative contracts are included in other (expense) income, net on the Consolidated Statements of Income.

At October 3, 2015 and September 27, 2014, we had outstanding foreign currency balance sheet derivative contracts with gross notional U.S. dollar equivalent amounts of $66,701 and $58,271, respectively. Upon netting offsetting contracts by counterparty banks to sell foreign currencies against contracts to purchase foreign currencies, irrespective of contract maturity dates, the net notional U.S. dollar equivalent amount of contracts outstanding at October 3, 2015 and September 27, 2014 was $17,122 and $12,225, respectively. At October 3, 2015 and September 27, 2014, the net market value of the foreign exchange balance sheet derivative contracts was a net liability of $286 and a net asset of $641, respectively.

The net losses recognized in the Consolidated Statements of Income on foreign exchange balance sheet derivative contracts for fiscal years 2015, 2014 and 2013 are as follows:

(in thousands)	2015	2014	2013

Net gain (loss) recognized in other (expense) income, net	$582	$1,267	$(258)

Note 6  Fair value measurements

In determining the fair value of financial assets and liabilities, we currently utilize market data or other assumptions that we believe market participants would use in pricing the asset or liability in the principal or most advantageous market and adjust for non-performance and/or other risk associated with the Company as well as counterparties, as appropriate. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•
Level 1: Unadjusted quoted prices which are available in active markets for identical assets or liabilities accessible to us at the measurement date.

•
Level 2: Inputs other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The hierarchy gives the highest priority to Level 1, as this level provides the most reliable measure of fair value, while giving the lowest priority to Level 3.

Assets and liabilities measured at fair value on a recurring basis

Financial assets and liabilities subject to fair value measurements on a recurring basis are as follows:

	October 3, 2015
(in thousands)	Level 1	Level 2	Level 3	Total

Assets
Currency contracts(1)	$—	$841	$—	$841
Total assets	$—	$841	$—	$841
Liabilities
Currency contracts(1)	$—	$639	$—	$639
Total liabilities	$—	$639	$—	$639

	September 27, 2014
(in thousands)	Level 1	Level 2	Level 3	Total

Assets
Currency contracts(1)	$—	$2,391	$—	$2,391
Total assets	$—	$2,391	$—	$2,391
Liabilities
Currency contracts(1)	$—	$178	$—	$178
Total liabilities	$—	$178	$—	$178

(1)    Based on observable market transactions of spot currency rates and forward currency rates on equivalently-termed instruments. See Note 5 for additional information on derivative financial instruments.

Assets and liabilities measured at fair value on a nonrecurring basis

We measure certain financial instruments at fair value on a nonrecurring basis. These assets primarily include goodwill, intangible assets and other long-lived assets acquired either as part of a business acquisition, individually or with a group of other assets, as well as property and equipment. These assets were initially, and are currently, measured and recognized at amounts equal to the fair value determined as of the date of acquisition or purchase. Periodically, these assets are tested for impairment, by comparing their respective carrying values to the estimated fair value of the reporting unit or asset group in which they reside. In the event any of these assets were to become impaired, we would recognize an impairment loss equal to the amount by which the carrying value of the reporting unit, impaired asset or asset group exceeds its estimated fair value. Fair value measurements of reporting units are estimated using an income approach involving discounted or undiscounted cash flow models that contain certain Level 3 inputs requiring management judgment, including projections of economic conditions and customer demand, revenue and margins, changes in competition, operating costs, working capital requirements and new product introductions. Fair value measurements of the reporting units associated with our goodwill balances are estimated at least annually in the fourth quarter of each fiscal year for purposes of impairment testing. Fair value measurements associated with our intangible assets, other long-lived assets and property and equipment are estimated when events or changes in circumstances such as market value, asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. See Note 1 and Note 3 for additional information on goodwill, intangible assets, other long-lived assets, property and equipment and impairment testing. See Note 11 for additional information on our acquisitions.

Assets and liabilities not measured at fair value

Certain financial instruments are not measured at fair value but are recorded at carrying amounts approximating fair value based on their short-term nature or variable interest rate. These financial instruments include cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings.

Note 7  Financing

Short-term borrowings at October 3, 2015 and September 27, 2014 consist of the following:

(in thousands)	2015	2014

Bank line of credit, monthly U.S. LIBOR plus 100 basis points, in effect at October 3, 2015, maturing November 2015, with optional month-to-month term renewal and loan repricing until September 2019	$10,000	$60,000
Bank line of credit, monthly Euro LIBOR plus 100 basis points, in effect at October 3, 2015, maturing November 2015, with optional month-to-month term renewal and loan repricing until September 2019	11,183	—
Total short-term borrowings	$21,183	$60,000

On September 27, 2014, we entered into a credit agreement (Credit Agreement) with JPMorgan Chase Bank, N.A. as administrative agent and other financial institutions that may become parties to the Credit Agreement from time-to-time. The Credit Agreement provides for a five-year, $200,000 senior unsecured revolving credit facility (Credit Facility) maturing September 24, 2019. We may use the Credit Facility for working capital financing, permitted acquisitions, share purchases or other lawful corporate purposes. At October 3, 2015 and September 27, 2014, outstanding borrowings under the Credit Facility were $21,183 and $60,000, respectively. At October 3, 2015, we had outstanding letters of credit drawn from the Credit Facility totaling $12,008, leaving approximately $166,809 of unused borrowing capacity. At September 27, 2014, we had outstanding letters of credit drawn from the Credit Facility totaling $9,395, leaving approximately $130,605 of unused borrowing capacity.

The weighted average interest rate on outstanding borrowings under the Credit Facility during fiscal years 2015 and 2014 was 1.09% and 1.15%, respectively. At October 3, 2015, the interest rate applicable to outstanding variable rate credit facility borrowings was 1.20%, which was the monthly U.S. LIBOR plus 100 basis points. At September 27, 2014, the interest rate applicable to outstanding variable rate credit facility borrowings was 1.15%, which was the monthly U.S. LIBOR plus 100 basis points.

The primary categories of borrowing include Eurocurrency Borrowing, Alternate Base Rate (ABR) Borrowing and Swingline Loans. ABR Borrowings and Swingline Loans made in U.S. Dollars under the Credit Agreement bear interest at a rate per annum equal to the Alternate Base Rate (defined as the greater of (a) the Prime Rate (as defined in the Credit Agreement) in effect on such day, (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day plus 1/2 of 1% or (c) the Adjusted LIBO Rate (as defined in the Credit Agreement) for a one month interest period on such day plus 1%, plus the ABR Spread (as defined in the Credit Agreement) based upon the Leverage Ratio (as defined in the Credit Agreement) applicable on such date). Eurocurrency Borrowings made under the Credit Agreement bear interest at a rate per annum equal to the Adjusted LIBO Rate (as defined in the Credit Agreement) for the interest period in effect for such Eurocurrency Borrowing plus the Eurocurrency Spread (as defined in the Credit Agreement) based upon the Leverage Ratio applicable on such date. At October 3, 2015, the prime rate of 3.25% was the applicable ABR, plus ABR Spread ranging from 0% to 0.625% based on the Leverage Ratio. At October 3, 2015, the applicable Adjusted LIBO rate was 0.20%, plus Eurocurrency Spread ranging from 1.00% to 1.625% based on the Leverage Ratio. Commitment fees are payable on the unused portion of the Credit Facility at rates between 0.15% and 0.30%, based on the Leverage Ratio. During fiscal years 2015 and 2014, commitment fees incurred on the Credit Facility were $209 and $55, respectively.

Under the Credit Agreement, we are subject to customary affirmative and negative covenants, including restrictions on our ability to incur debt, create liens, dispose of assets, make investments, loans, advances, guarantees and acquisitions, enter into transactions with affiliates and enter into any restrictive agreements and customary events of default (including payment defaults, covenant defaults, change of control defaults and bankruptcy defaults). The Credit Agreement also contains financial covenants, including the ratio of consolidated total indebtedness to consolidated earnings before income, taxes, depreciation and amortization (EBITDA), as well as the ratio of consolidated EBITDA to consolidated interest expense. These covenants restrict our ability to pay dividends and purchase outstanding shares of common stock. At October 3, 2015 and September 27, 2014, we were in compliance with these financial covenants.

At October 3, 2015, we had outstanding letters of credit and guarantees totaling $25,671 and $30,995, respectively, primarily to bond advance payments and performance related to customer contracts in Test.

Note 8  Income taxes

The components of income before income taxes for fiscal years 2015, 2014 and 2013 were as follows:

(in thousands)	2015	2014	2013

Domestic	$31,827	$32,867	$49,921
Foreign	27,345	25,576	29,333
Total income before income taxes	$59,172	$58,443	$79,254

The provision for income taxes for fiscal years 2015, 2014 and 2013 were as follows:

(in thousands)	2015	2014	2013

Current
Federal	$4,588	$7,503	$13,241
State	527	842	781
Foreign	8,025	13,056	8,618
Deferred	570	(4,967)	(1,192)
Total provision for income taxes	$13,710	$16,434	$21,448

A reconciliation from the federal statutory income tax rate to our effective income tax rate for fiscal years 2015, 2014 and 2013 is as follows:

(in thousands)	2015	2014	2013

United States federal statutory income tax rate	35%	35%	35%
Impact from foreign operations	(4)	(1)	(1)
State income taxes, net of federal benefit	1	1	1
Research and development tax credits	(8)	(5)	(5)
Domestic production activities deduction	(2)	(2)	(2)
Foreign tax credits	—	(2)	—
Nondeductible stock option expense and other permanent items	1	2	(1)
Effective income tax rate	23%	28%	27%

A summary of the deferred tax assets and liabilities for fiscal years 2015 and 2014 are as follows:

(in thousands)	2015	2014

Deferred tax assets
Accrued compensation and benefits	$11,723	$11,604
Inventory reserves	5,198	5,060
Other assets	4,389	2,935
Allowance for doubtful accounts	866	644
Net operating loss carryovers	84	277
Research and development tax credit carryovers	993	326
Intangible assets	—	63
Total deferred tax asset before valuation allowance	23,253	20,909
Less valuation allowance	(921)	(442)
Total deferred tax assets	$22,332	$20,467
Deferred tax liabilities
Property and equipment	$9,775	$8,557
Foreign deferred revenue and other	1,738	2,541
Intangible assets	1,303	—
Unrealized derivative instrument gains	1,199	269
Total deferred tax liabilities	$14,015	$11,367
Net deferred tax assets	$8,317	$9,100

As of October 3, 2015, our Swiss subsidiary had a net operating loss carryover of $383. Switzerland has a seven year net operating loss limitation. We have determined that the benefit of the Swiss subsidiary's net operating loss is not likely to be realized. Accordingly, as of October 3, 2015, we have a full valuation against the carryover in the amount of $84.

As of October 3, 2015, we had a Minnesota Research and Development (R&D) tax credit carryover of $992 which may be carried forward fifteen years. We have recorded a valuation allowance against the portion of this carryover that is expected to expire prior to utilization.

During fiscal year 2015, we repatriated $9,194 of current earnings from our German and Japanese subsidiaries. We recorded a $1,057 tax benefit during fiscal year 2015 related to these repatriations. Also, during fiscal year 2015, we recognized additional federal research and development tax credit benefits of $2,098 due to the enactment of tax legislation in the first quarter of fiscal year 2015 that retroactively extended the United States (U.S.) R&D tax credit from January 1, 2014 through December 31, 2014. In addition, we recognized a tax benefit of $1,836 associated with the favorable resolution of audit matters in connection with the IRS examination of tax years ending October 1, 2011 and September 29, 2012.

During fiscal year 2014, we repatriated $9,587 of current earnings from our German, Japanese and Korean subsidiaries. We recorded a $98 tax expense during fiscal year 2014 related to these repatriations. Also, during fiscal year 2014, we recognized additional federal and state research and development tax credit benefits of $2,563 related to prior fiscal years due to favorable guidance related to the U.S. R&D tax credit that was issued during the fourth quarter of fiscal year 2013. We were only allowed to recognize federal research and development credits on applicable spending during the first fiscal quarter of 2014, as the provision in the U.S. tax law allowing for these credits expired on December 31, 2013.

During fiscal year 2013, we repatriated $14,493 of current earnings from our German and Japanese subsidiaries. We recorded a $517 tax benefit during fiscal year 2013 related to these repatriations. On January 2, 2013, the American Taxpayer Relief Act (The Act) of 2012 was signed into law. The Act included legislation which reinstated the U.S. R&D tax credit retroactively from January 1, 2012 and extended it through December 31, 2013. Also, during the fourth quarter of fiscal year 2013, new favorable guidance was issued related to the U.S. R&D tax credit. As a result of these events, during fiscal year 2013, we recognized a retroactive tax benefit of approximately $2,430 for R&D tax credits associated with prior fiscal years.

We have not recognized a deferred tax liability for the undistributed earnings of certain foreign operations because those subsidiaries have invested or will invest the undistributed earnings indefinitely. At October 3, 2015 and September 27, 2014, undistributed earnings were approximately $78,957 and $81,325, respectively. Because of the availability of U.S. foreign tax credits, it is impractical for us to determine the amount of U.S. federal tax liability that would be payable if these earnings were not indefinitely reinvested. Deferred taxes are recorded for earnings of foreign operations when we determine that such earnings are no longer indefinitely reinvested.

A summary of changes to our liability for unrecognized tax benefits for the fiscal years ended October 3, 2015 and September 27, 2014 is as follows:

(in thousands)	2015	2014

Beginning balance	$5,990	$4,311
Increase due to tax positions related to the current year	1,631	659
Increase (decrease) due to tax positions related to prior years	(1,596)	1,068
Decrease due to settlements with tax authorities	(332)	—
Decrease due to lapse of statute of limitations	(43)	(47)
Exchange rate change	(1)	(1)
Ending balance	$5,649	$5,990

Included in the balance of unrecognized tax benefits at October 3, 2015 and September 27, 2014 are potential benefits of $2,265 and $3,833, respectively, that, if recognized, would affect the effective tax rate.

As of October 3, 2015 and September 27, 2014, we have accrued interest related to uncertain income tax positions of approximately $274 and $248, respectively. At October 3, 2015 and September 27, 2014, no accrual for penalties related to uncertain tax positions existed. Interest and penalties related to uncertain tax positions are included in interest expense, net and general and administrative expense, respectively, on the Consolidated Statements of Income.

We are subject to U.S. federal income tax as well as income tax of numerous state and foreign jurisdictions. We are no longer subject to U.S. federal tax examinations for fiscal years before 2013 and with limited exceptions, state and foreign income tax examinations for fiscal years before 2010. During 2015, the Internal Revenue Service (IRS) completed the audit of our consolidated income tax returns for fiscal years 2011 and 2012. As of October 3, 2015, we do not expect significant changes in the amount of unrecognized tax benefits for our U.S. or foreign subsidiaries during the next twelve months.

At October 3, 2015 and September 27, 2014, we and certain foreign subsidiaries were expected to receive income tax refunds within the next fiscal year. As a result, we recognized a current income tax receivable of $876 and $6,507 at October 3, 2015 and September 27, 2014, respectively, which is included in prepaid expenses and other current assets on the Consolidated Balance Sheets.

Note 9 Employee benefit plans

Retirement savings plan

We offer a contributory retirement savings plan that has two components: (1) A 401(k) component with a Company match and (2) A discretionary fiscal year Company contribution.

The 401(k) component of the retirement savings plan allows eligible U.S. employees to contribute a portion of their pre-tax income to the plan each pay period. We then match 50% of employees' pre-tax and Roth 401 (k) contributions (excluding "catch-up" contributions that employees age 50 or older may make to the plan), up to 6% of compensation, subject to limitations imposed by federal law. Effective October 1, 2015, we increased the match to 75% of employees' pre-tax and Roth 401 (k) contributions up to 6%. Our matching contributions were $2,732, $2,559 and $2,384 in fiscal years 2015, 2014 and 2013, respectively. Employees may also contribute a percentage of their salary to the plan on an after-tax basis.

We also provide, on an annual fiscal year basis, a discretionary contribution to the retirement plan for eligible U.S. employees. U.S. employees who are active as of the end of the fiscal year and whom have been paid for 1,000 hours or more of service during a plan year are eligible for a fiscal year contribution.

After three years as a participant, employees have a vested interest equal to 100% of the total Company's discretionary fiscal year contributions. The plan provides for a discretionary fiscal year contribution based on company financial performance up to the maximum contribution allowed by federal law. We will fund the discretionary contribution if we exceed our Earnings Before Interest and Taxes (EBIT) target. Our Board of Directors approves any changes to the contribution levels under the plan. Our fiscal year contributions under the plan totaled $0, $0 and $2,955 in fiscal years 2015, 2014 and 2013, respectively.

Defined benefit pension plan

One of our German subsidiaries has a non-contributory, defined benefit retirement plan for eligible employees. This plan provides benefits based on the employee's years of service and compensation during the years immediately preceding retirement, termination, disability or death, as defined in the plan. We use a September 30 measurement date for this defined benefit retirement plan.

We recognize the funded status of the defined benefit pension in our Consolidated Balance Sheet Statements, recognize changes in that funded status in the year in which the changes occur through comprehensive income and measure the plan's assets and obligations that determine the plan's funded status as of the end of our fiscal year.

The pretax amount recognized in Accumulated Other Comprehensive Income (AOCI) as of October 3, 2015 and September 27, 2014 consists of the following:

(in thousands)	2015	2014

Actuarial net loss	$9,999	$10,469

The portion of the pretax amount in AOCI at September 27, 2014 that was recognized in earnings during the fiscal year ended October 3, 2015 was $501. The portion of the pretax amount in AOCI at October 3, 2015 that is expected to be recognized as a component of net periodic retirement cost during the next fiscal year is $589. The actuarial loss in fiscal year 2015 of $1,256 was primarily a result of the change in the discount rate from 2.48% in fiscal year 2014 to 2.27% in fiscal year 2015.

The following is a summary of the changes in benefit obligations and plan assets during fiscal years 2015 and 2014.

(in thousands)	2015	2014

Change in benefit obligation:
Projected benefit obligation, beginning of year	$28,618	$23,691
Service cost	860	800
Interest cost	634	833
Actuarial loss	1,256	5,762
Exchange rate change	(3,491)	(1,830)
Benefits paid	(605)	(638)
Projected benefit obligation, end of year	$27,272	$28,618
Change in plan assets:
Fair value of plan assets, beginning of year	$20,269	$18,589
Actual return on plan assets	1,040	2,978
Employer contributions	605	638
Exchange rate change	(2,542)	(1,298)
Benefits paid	(605)	(638)
Fair value of plan assets, end of year	$18,767	$20,269

The following is a summary of the funded status of the defined benefit retirement plan and amounts recognized in our Consolidated Balance Sheets at October 3, 2015 and September 27, 2014.

(in thousands)	2015	2014

Funded status:
Funded status, end of year	$(8,505)	$(8,349)
Accumulated other comprehensive loss	9,999	10,469
Net amount recognized	$1,494	$2,120
Amounts recognized in consolidated balance sheets:
Accrued payroll and related costs	$(721)	$(695)
Pension benefit plan obligation	(7,784)	(7,654)
Deferred income taxes	3,031	3,175
Accumulated other comprehensive income, net of tax	6,968	7,294
Net amount recognized	$1,494	$2,120

The weighted average assumptions used to determine the defined benefit retirement plan obligation at October 3, 2015 and September 27, 2014, and also the net periodic benefit cost for the following fiscal year, were as follows:

	2015	2014

Discount rate	2.27%	2.48%
Expected rate of return on plan assets	5.50%	5.50%
Expected rate of increase in future compensation levels	3.00%	3.40%

The discount rate is calculated based on zero-coupon bond yields published by the Deutsche Bundesbank for maturities that match the weighted average duration of the pension liability, adjusted for the average credit spread of corporate bond rates above the government bond yields.

The expected rate of return on plan assets represents the weighted average of the expected returns on individual asset categories in the portfolio. We use investment services to assist with determining the overall expected rate of return on pension plan assets. Factors considered in our determination include historical long-term investment performance and estimates of future long-term returns by asset class.

The overall objective of our investment policy and strategy for the defined benefit retirement plan is to maintain sufficient liquidity to pay benefits and minimize the volatility of returns while earning the highest possible rate of return over time to satisfy the benefit obligations. The plan fiduciaries assist us with setting our long-term strategic investment objectives for the defined benefit retirement plan assets. The objectives include preserving the funded status of the trust and balancing risk and return. Investment performance and plan asset mix are reviewed periodically.

At both October 3, 2015 and September 27, 2014, plan assets were invested in a single mutual fund, the underlying assets of which are allocated to fixed income and cash and cash equivalents categories as shown in the table below. During the fourth quarter of fiscal year 2014, in an effort to increase the long-term expected return, the plan assets were transferred from one single mutual fund to another through a sale and simultaneous purchase. The new mutual fund targets a higher exposure to equity markets and is able to generate a higher overall return on a long-term basis. Any decisions to change the asset allocation are made by the plan fiduciaries. The investment in equity and fixed income securities has a long-term targeted allocation of assets of 50% equity and 50% fixed income.

The actual defined benefit retirement plan asset allocations within the balanced mutual fund at October 3, 2015 and September 27, 2014 are as follows:

	Percentage of plan assets
	2015	2014

Fixed income securities(1)	83.0%	49.0%
Cash and cash equivalents(2)	13.0%	51.0%
Other	4.0%	—%
Total	100.0%	100.0%

(1)    Fixed income securities are comprised primarily of international government agency and international corporate bonds with investment grade ratings.

(2)    Cash and cash equivalents include deposit accounts holding cash in Euros and other currencies and term deposits primarily held as collateral for equity futures. The market values of the equity and futures are linked to the values of equity indexes of developed country markets, including the U.S., Great Britain, Europe, Canada, Switzerland and Japan.

As of October 3, 2015 and September 27, 2014, the fair value of the defined benefit retirement plan assets, which are subject to fair value measurements as described in Note 6 are as follows:

	October 3, 2015
(in thousands)	Level 1	Level 2	Level 3	Total

Mutual fund(1)	$—	$18,767	$—	$18,767

	September 27, 2014
(in thousands)	Level 1	Level 2	Level 3	Total

Mutual fund(1)	$—	$20,269	$—	$20,269

(1)    The fair value of the mutual fund is generally valued based on closing prices from national exchanges, if the underlying securities are traded on an active market, or fixed income pricing models that use observable market inputs.

Net periodic benefit cost for our defined benefit retirement plan for fiscal years 2015, 2014 and 2013 included the following components:

(in thousands)	2015	2014	2013

Service cost	$860	$800	$690
Interest cost	634	833	768
Expected return on plan assets	(1,009)	(1,024)	(690)
Net amortization and deferral	501	464	520
Special termination benefits	—	25	—
Net periodic benefit cost	$986	$1,098	$1,288

The accumulated benefit obligation of our defined benefit retirement plan as of October 3, 2015 and September 27, 2014 was $24,657 and $25,646, respectively.

The future pension benefit payments, which reflect expected future service, for the next five fiscal years, and the combined five fiscal years thereafter, are as follows:

(in thousands)	Pension benefits

Fiscal Year
2015	$721
2016	740
2017	774
2018	835
2019	879
2020 through 2024	5,292
Total	$9,241

Other retirement plans

Certain of our international subsidiaries have non-contributory, unfunded post-retirement benefit plans that provide retirement benefits for eligible employees and managing directors. Generally, these postretirement plans provide benefits that accumulate based on years of service and compensation levels. At October 3,

2015 and September 27, 2014, the aggregate liabilities associated with these post-retirement benefit plans was $3,247 and $4,216, respectively.

Note 10  Other comprehensive income (loss)

Other comprehensive income (loss), a component of shareholders' equity, consists of foreign currency translation adjustments, gains or losses on derivative instruments and defined benefit pension plan adjustments.

Income tax expense or benefit allocated to each component of other comprehensive income (loss) for fiscal years 2015, 2014 and 2013 was as follows:

	2015			2014			2013
(in thousands)	Pretax	Tax	Net	Pretax	Tax	Net	Pretax	Tax	Net

Foreign currency translation gain (loss) adjustments	$(11,215)	$—	$(11,215)	$(5,099)	$—	$(5,099)	$585	$—	$585
Derivative instruments Unrealized net gain (loss)	3,492	(1,266)	2,226	1,749	(637)	1,112	2,135	(786)	1,349
Net (gain) loss reclassified to earnings	(4,299)	1,561	(2,738)	(1,088)	397	(691)	(733)	269	(464)
Defined benefit pension plan Unrealized net gain (loss)	(1,252)	378	(874)	(3,656)	1,103	(2,553)	(184)	56	(128)
Net (gain) loss reclassified to earnings	501	(151)	350	464	(140)	324	520	(157)	363
Currency exchange rate gain (loss)	850	—	850	394	—	394	(269)	—	(269)
Other comprehensive income (loss)	$(11,923)	$522	$(11,401)	$(7,236)	$723	$(6,513)	$2,054	$(618)	$1,436

The changes in the net-of-tax balances of each component of accumulated other comprehensive income (loss) during fiscal years 2015, 2014 and 2013 were as follows:

(in thousands)	Foreign currency translation adjustments	Unrealized derivative instrument adjustments	Defined benefit pension plan adjustments	Total

Balance, September 29, 2012	$16,734	$(408)	$(5,425)	$10,901
Other comprehensive income (loss) reclassifications	585	1,349	(397)	1,537
Amounts reclassified to earnings	—	(464)	363	(101)
Other comprehensive income (loss)	585	885	(34)	1,436
Balance, September 28, 2013	$17,319	$477	$(5,459)	$12,337
Other comprehensive income (loss) reclassifications	(5,099)	1,112	(2,159)	(6,146)
Amounts reclassified to earnings	—	(691)	324	(367)
Other comprehensive income (loss)	(5,099)	421	(1,835)	(6,513)
Balance, September 27, 2014	$12,220	$898	$(7,294)	$5,824
Other comprehensive income (loss) reclassifications	(11,215)	2,226	(24)	(9,013)
Amounts reclassified to earnings	—	(2,738)	350	(2,388)
Other comprehensive income (loss)	(11,215)	(512)	326	(11,401)
Balance, October 3, 2015	$1,005	$386	$(6,968)	$(5,577)

The effect on certain line items in the Consolidated Statements of Income of amounts reclassified out of AOCI for fiscal years 2015, 2014 and 2013 were as follows:

(in thousands)	2015	2014	2013	Affected line item in the consolidated statements of income

Derivative instruments
Currency exchange contracts gain (loss)	$4,299	$1,088	$733	Revenue
Income tax benefit (expense)	(1,561)	(397)	(269)	Provision for income taxes
Total net gain (loss) on derivative instruments	2,738	691	464	Net income

Defined benefit pension plan
Actuarial loss	(273)	(253)	(171)	Cost of sales
Actuarial loss	(143)	(131)	(155)	Selling and marketing
Actuarial loss	(85)	(80)	(194)	General and administrative
Total actuarial gain (loss)	(501)	(464)	(520)	Income before income taxes
Income tax benefit (expense)	151	140	157	Provision for income taxes
Total net gain (loss) on pension plan	(350)	(324)	(363)	Net income
Total net-of-tax reclassifications out of AOCI included in net income	$2,388	$367	$101

Note 11  Business acquisitions

On June 29, 2015, we acquired Instrument and Calibration Sweden AB (ICS), a supplier of testing equipment and calibration services located in Sweden, for a purchase price of $667. An allocation of the purchase price has been completed. The assets, liabilities and operating results have been included in our financial statements within Test from the date of acquisition. The acquisition of ICS's assets and liabilities does not constitute a material business combination and accordingly, pro forma results have not been included.

On June 17, 2014, we acquired Roehrig Engineering, Inc. (REI) for a total estimated purchase price of $14,842. REI is a leader in testing systems utilizing electric and electromagnetic actuation technology and is based in Lexington, North Carolina. The acquisition is part of our continued investment to expand our technology base and supplement its organic growth initiatives.

The transaction was accounted for under the acquisition method of accounting and the results of operations of the entity are included in our Consolidated Statements of Income as of and since June 17, 2014, the date of acquisition, and are reported in Test. The acquisition of REI's assets and liabilities does not constitute a material business combination and accordingly, pro forma results have not been included.

The purchase price of REI consists of the following:

(in thousands)

Cash paid at closing, net of cash acquired	$14,192
Estimated contingent consideration	650
Total purchase price, net of cash acquired	$14,842

The purchase price for REI includes cash consideration of $14,192 funded from our existing credit facility and an earn-out-based contingent consideration of up to a maximum of $2,000 based on customer orders obtained by REI during the calendar years of 2014 and 2015. Of the $14,192 paid, $2,000 is held in escrow until certain conditions of the escrow agreement are fulfilled. The escrow will be settled by no later than June 30, 2017. Costs associated with the acquisition of REI were not significant and were expensed as incurred.

The purchase price of REI has been allocated and exceeds the net of the acquisition-date amount of the identifiable assets acquired and the liabilities assumed by $11,183. Cash flows used to determine the purchase price included strategic and synergistic benefits (investment value) specific to us, which resulted in a purchase price in excess of the fair value of identifiable net liabilities. The purchase price also included the fair values of other assets that were not identifiable, not separately recognizable under accounting rules (e.g. assembled workforce) of immaterial value in addition to a going-concern element that represents our ability to earn a higher rate of return on the group of assets than would be expected on the separate assets as determined during the valuation process. This additional investment value resulted in goodwill which is not expected to be deductible for income tax purposes.

During the first quarter of fiscal year 2015, we recognized an adjustment of $1,734 related to a deferred tax liability as part of the provisional allocation of the purchase price assigned to the assets acquired and liabilities assumed.

The following table summarizes the allocation of the purchase price to the fair values assigned to the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)

Accounts receivable and inventory	$1,811
Machinery and equipment	477
Deferred tax liability	(1,445)
Current liabilities	(1,893)
Identifiable intangible assets	4,709
Net assets acquired	3,659
Goodwill	11,183
Total purchase price consideration	$14,842

We have completed our fair value determinations for all of the elements of the REI acquisition.

Note 12  Severance and related costs

During fiscal year 2014, we initiated workforce and other cost reduction actions at certain of our locations in the U.S. and Europe. As a result of these cost reduction actions, we incurred severance and related costs of $6,336 as of September 27, 2014.

The following table summarizes the severance and related costs included in our Consolidated Statements of Income for fiscal years 2015 and 2014.

(in thousands)	2015	2014

Cost of sales	$—	$3,507
Selling and marketing	—	1,805
General and administrative	—	1,024
Total severance and related costs	$—	$6,336

The following table summarizes the severance and related costs included in our Consolidated Balance Sheet as of October 3, 2015 and September 27, 2014.

(in thousands)	2015	2014

Accrued payroll and related costs	$497	$1,567
Defined benefit pension plan obligation	—	26
Other long-term liabilities	1,051	1,783
Total severance and related costs	$1,548	$3,376

Note 13  Commitments and contingencies

Government investigation

As previously reported by us with disclosures starting in March 2012, we investigated certain gift, travel, entertainment and other expenses incurred in connection with some of our operations in the Asia Pacific region. This investigation focused on possible violations of Company policy, corresponding internal control issues and possible violations of applicable law, including the Foreign Corrupt Practices Act. Substantial investigative work was completed on this matter and we took remedial actions, including changes to internal control procedures and removing certain persons formerly employed in our Korea office. We voluntarily disclosed this matter to the Department of Justice and the SEC (the Agencies). We presented the results of our investigation and our corrective actions to representatives of the Agencies on January 16, 2013. We also investigated certain business practices in China. The investigation had a similar focus to the prior investigation described above. We have updated the Agencies regarding the China investigation and we took certain initial remedial actions, including changes to internal control procedures and removing certain persons formerly employed in our China business. We cannot predict the outcome of the matters described in this paragraph at this time or whether these matters will have a material adverse impact on our business prospects, financial condition, operating results or cash flows.

Litigation

We are subject to various claims, legal actions and complaints arising in the ordinary course of business. We believe the final resolution of legal matters outstanding as of October 3, 2015 will not have a material adverse effect on our consolidated financial position or results of operations. We expense legal costs as incurred.

Leases

Total lease expense was $5,787, $5,687 and $5,570 for fiscal years 2015, 2014 and 2013, respectively. We have operating lease commitments for equipment, land and facilities that expire on various dates through 2056. Minimum annual rental commitments for the next five fiscal years and thereafter are as follows:

(in thousands)	Payments

Fiscal Year
2016	$4,406
2017	3,088
2018	1,730
2019	916
2020	1,102
Thereafter	2,021
Total	$13,263

MTS Systems Corporation
Schedule II—Summary of consolidated allowances for doubtful accounts

Changes to the allowance for doubtful accounts were as follows:

(in thousands)	2015	2014	2013

Beginning balance	$2,609	$1,998	$2,247
Provisions / (recoveries)	1,210	810	(160)
Amounts written-off / payments	(267)	(159)	(136)
Currency	(141)	(40)	47
Ending balance	$3,411	$2,609	$1,998

MTS Systems Corporation
Consolidated balance sheets
(in thousands, except per share data)

	April 2, 2016	October 3, 2015

	(Unaudited)	(Note)
Assets
Current assets
Cash and cash equivalents	$63,347	$51,768
Accounts receivable, net of allowance for doubtful accounts of $3,546 and $3,411, respectively	96,193	89,829
Unbilled accounts receivable	73,924	77,519
Inventories	95,988	86,303
Prepaid expenses and other current assets	17,920	8,104
Deferred income taxes	14,863	14,190
Total current assets	362,235	327,713
Property and equipment, net	82,586	80,454
Goodwill	26,917	27,677
Intangible assets, net	20,583	19,706
Other assets	2,779	2,010
Deferred income taxes	3,278	3,271
Total assets	$498,378	$460,831
Liabilities and Shareholders' Equity
Current liabilities
Short-term borrowings	$21,387	$21,183
Accounts payable	37,311	32,994
Accrued payroll and related costs	28,263	27,938
Advance payments from customers	98,393	65,734
Accrued warranty costs	4,872	4,695
Accrued income taxes	2,577	3,273
Deferred income taxes	994	990
Accrued dividends	4,360	—
Other accrued liabilities	18,716	19,845
Total current liabilities	216,873	176,652
Deferred income taxes	9,361	8,154
Non-current accrued income taxes	6,848	5,649
Defined benefit pension plan obligation	8,069	7,784
Other long-term liabilities	5,026	4,450
Total liabilities	246,177	202,689
Shareholders' Equity
Common stock, $0.25 par value; 64,000 shares authorized: 14,728 and 14,932 shares issued and outstanding as of April 2, 2016 and October 3, 2015, respectively	3,682	3,733
Additional paid-in capital	—	4,275
Retained earnings	253,868	255,711
Accumulated other comprehensive income (loss)	(5,349)	(5,577)
Total shareholders' equity	252,201	258,142
Total liabilities and shareholders' equity	$498,378	$460,831

Note: The Consolidated Balance Sheet as of October 3, 2015 has been derived from the audited consolidated financial statements at that date.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

MTS Systems Corporation
Consolidated statements of income (unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Revenue
Product	$116,565	$124,436	$235,866	$248,917
Service	20,533	19,519	41,733	37,622
Total Revenue	137,098	143,955	277,599	286,539
Cost of Sales
Product	79,115	75,691	153,779	151,223
Service	12,839	11,722	26,165	21,943
Total Cost of Sales	91,954	87,413	179,944	173,166
Gross Profit	45,144	56,542	97,655	113,373
Operating Expenses
Selling and marketing	21,002	20,304	41,656	41,558
General and administrative	14,019	12,794	26,981	26,996
Research and development	5,752	5,689	11,046	11,253
Total Operating Expenses	40,773	38,787	79,683	79,807
Income From Operations	4,371	17,755	17,972	33,566
Interest income (expense), net	(257)	(273)	(458)	(440)
Other income (expense), net	107	(607)	(203)	(1,366)
Income Before Income Taxes	4,221	16,875	17,311	31,760
Provision for income taxes	1,223	5,169	2,539	6,268
Net Income	$2,998	$11,706	$14,772	$25,492
Earnings per share
Basic
Earnings per share	$0.20	$0.78	$1.00	$1.69
Weighted average common shares outstanding	14,756	14,986	14,808	15,047
Diluted
Earnings per share	$0.20	$0.77	$0.99	$1.68
Weighted average common shares outstanding	14,851	15,155	14,925	15,212

Dividends declared per share	$0.30	$0.30	$0.60	$0.60

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

MTS Systems Corporation
Consolidated statements of comprehensive income (unaudited)
(in thousands)

	Three months ended		Six months ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Net income	$2,998	$11,706	$14,772	$25,492
Other comprehensive income (loss), net of tax
Foreign currency translation gain (loss) adjustments	3,286	(6,338)	868	(11,150)
Derivative instruments
Unrealized net gain (loss)	(724)	553	(589)	1,997
Net (gain) loss reclassified to earnings	84	(697)	(11)	(1,779)
Defined benefit pension plan
Unrealized net gain (loss)	(245)	901	(122)	1,287
Net (gain) loss reclassified to earnings	101	86	202	181
Currency exchange rate gain (loss)	(270)	640	(120)	958
Other comprehensive income (loss)	2,232	(4,855)	228	(8,506)
Comprehensive income	$5,230	$6,851	$15,000	$16,986

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

MTS Systems Corporation
Consolidated statements of cash flows (unaudited)
(in thousands)

	Six months ended
	April 2, 2016	March 28, 2015

Cash Flows from Operating Activities
Net income	$14,772	$25,492
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Stock-based compensation	3,523	3,922
Excess tax benefits from stock-based compensation	(171)	(467)
Net periodic pension benefit cost	564	511
Depreciation and amortization	9,886	10,354
Deferred income taxes	580	5,233
Bad debt provision (recovery), net	163	639
Changes in operating assets and liabilities
Accounts and unbilled contracts receivable	(2,100)	(9,407)
Inventories	(9,352)	(6,761)
Prepaid expenses	(2,968)	(3,297)
Accounts payable	3,635	10,283
Accrued payroll and related costs	185	(5,852)
Advance payments from customers	32,494	1,478
Accrued warranty costs	175	1,087
Other assets and liabilities	(10,532)	2,407
Net Cash Provided by (Used in) Operating Activities	40,854	35,622
Cash Flows from Investing Activities
Purchases of property and equipment	(11,197)	(9,132)
Proceeds from sale of property and equipment	1,320	—
Net Cash Provided by (Used in) Investing Activities	(9,877)	(9,132)
Cash Flows from Financing Activities
Receipts under short-term borrowings	20,000	10,871
Payments under short-term borrowings	(20,000)	(26)
Excess tax benefits from stock-based compensation	171	467
Cash dividends	(4,513)	(9,079)
Proceeds from exercise of stock options and employee stock purchase plan	2,560	3,370
Payments to purchase and retire common stock	(18,362)	(26,370)
Net Cash Provided by (Used in) Financing Activities	(20,144)	(20,767)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	746	(4,861)
Cash and Cash Equivalents
Increase (decrease) during the period	11,579	862
Balance, beginning of period	51,768	60,397
Balance, end of period	$63,347	$61,259
Supplemental Disclosures of Cash Flows
Cash paid during the period for
Interest	$349	$451
Income taxes	$8,338	$8,319
Non-cash financing activities
Dividends declared not yet paid	$4,360	$4,407

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

MTS Systems Corporation
Notes to consolidated financial statements (unaudited)
(Dollars and shares in thousands, unless otherwise noted)

Note 1  Basis of presentation

The consolidated financial statements include the accounts of MTS Systems Corporation and its wholly owned subsidiaries. Significant intercompany account balances and transactions have been eliminated.

We have prepared the interim unaudited consolidated financial statements included herein pursuant to the rules and regulations of the United States (U.S.) Securities and Exchange Commission (SEC). The information furnished in these consolidated financial statements includes normal recurring adjustments and reflects all adjustments that are, in our opinion, necessary for a fair presentation of such financial statements. The consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP). U.S. GAAP requires us to make estimates and assumptions that affect amounts reported. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to SEC rules and regulations. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended October 3, 2015 filed with the SEC. Interim results of operations for the second fiscal quarter ended April 2, 2016 are not necessarily indicative of the results to be expected for the full fiscal year.

We have a 5-4-4 week accounting cycle with the fiscal year ending on the Saturday closest to September 30. Fiscal year 2016 ending on October 1, 2016 will consist of 52 weeks. Fiscal year 2015 ended on October 3, 2015 consisted of 53 weeks.

Note 2  Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), and in August 2015, issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date, which amended ASU No. 2014-09 as to the effective date of the standard. The guidance, as amended, clarifies the principles for revenue recognition in transactions involving contracts with customers. The new revenue recognition guidance provides a five-step analysis to determine when and how revenue is recognized. The new guidance will require revenue recognition to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Gross Revenue versus Net), to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The guidance, as amended, defers the mandatory effective date of the new revenue recognition standard by one year. The standard is required to be adopted for annual periods beginning after December 15, 2017, including interim periods within that annual period, which is our fiscal year 2019. The new standard may be adopted retrospectively for all periods presented, or adopted using a modified retrospective approach. Early adoption is permitted for annual reporting periods beginning after December 15, 2016, and interim periods within that annual period, which is our fiscal year 2018. We are currently evaluating the impact the adoption of this guidance will have on our financial condition, results of operations and disclosures.

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which modifies existing requirements regarding classification of debt issuance costs. The new guidance requires debt issuance costs related to a recognized liability to be presented in the balance sheet as a direct deduction from the corresponding debt liability rather than as an asset. This change will make the presentation of debt issuance costs consistent with the presentation of debt discounts or premiums. The standard is required to be adopted for annual periods beginning after December 15, 2015, including interim periods within that annual period, which is our fiscal year 2017. The amendment is to be applied retrospectively with early adoption permitted. We are currently evaluating the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which modifies existing requirements regarding measuring inventory at the lower of cost or market. Under current inventory standards, the market value requires consideration of replacement cost, net realizable value and net realizable value less an approximately normal profit margin. The new guidance replaces market with net realizable value defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This eliminates the need to determine and consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our fiscal year 2018. The amendment is to be applied prospectively with early adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In July 2015, the FASB issued ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient (consensuses of the FASB Emerging Issues Task Force). The standard allows for a plan with a fiscal year end that does not coincide with the end of the calendar month to measure its investments and investment-related accounts using the month end closest to its fiscal year end. In previous guidance, the measurement date was required to coincide with the fiscal year end. The standard is required to be adopted for annual periods beginning after December 15, 2015, which is our fiscal year 2017. The amendment is to be applied prospectively with early adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Under the existing business combination standard, an acquirer reports provisional amounts with respect to acquired assets and liabilities when their measurements are incomplete as of the end of the reporting period. The provisional amounts and the related impact on earnings are adjusted by restating prior period financial statements during the measurement period which cannot exceed one year from the date of acquisition. The new guidance requires that the cumulative impact of a measurement-period adjustment, including the impact on prior periods, be recognized in the reporting period in which the adjustment is identified eliminating the requirement to restate prior period financial statements. The new standard requires disclosure of the nature and amount of measurement-period adjustments as well as information with respect to the portion of the adjustments recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustments to provisional amounts had been recognized as of the acquisition date. The standard is required to be adopted for annual periods beginning after December 15, 2015, including interim periods within that annual period, which is our fiscal year 2017. The amendment is to be applied prospectively to measurement-period adjustments that occur after the effective date. Early adoption is permitted. We are currently evaluating the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires deferred tax liabilities and assets to be classified as noncurrent in the Consolidated Balance Sheet. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our fiscal year 2018. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early adoption is permitted. We are currently evaluating the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 824), which requires lessees to recognize a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability on the balance sheet for all leases with terms greater than 12 months. Lessees can forgo recognizing a right-of-use asset and lease liability with lease terms of 12 months or less on the balance sheet through accounting policy elections as long as the lease does not include options to purchase the underlying assets that is reasonably certain to be exercised. The new guidance also requires certain qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases, along with additional key information about leasing arrangements. The standard is required to be adopted for annual periods beginning after December 15, 2018, including interim periods within that annual period, which is our fiscal year 2020. The amendment is to be applied using a modified retrospective approach, which includes a number of optional practical expedients. Early adoption is permitted. We are currently evaluating the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In March 2016, the FASB issued ASU No. 2016-04, Liabilities—Extinguishments of Liabilities (Subtopic 405-20): Recognition of Breakage for Certain Prepaid Stored-Value Products, which amends existing guidance on extinguishing financial liabilities for certain prepaid stored-value products. The new standard requires recognition of the expected breakage amount or the value that is ultimately not redeemed either proportionally in earnings as redemption occurs or when redemption is remote, if issuers are not entitled to breakage. The standard is required to be adopted for annual periods beginning after December 15, 2017, including interim periods within that annual period, which is our fiscal year 2019. The amendment is to be applied either using a modified retrospective approach by recognizing a cumulative-effect adjustment to retained earnings as of the beginning of the year or retrospectively to each period presented. Early adoption is permitted. We are currently evaluating the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which is intended to simplify certain aspects of accounting for share-based compensation arrangements, including modifications to the accounting for income taxes upon vesting or settlement of awards, employer tax withholding on share-based compensation, classification on the statement of cash flows and forfeitures. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our fiscal 2018. Certain aspects of the amendment are to be applied using a retrospective transition method, while others are to be applied either prospectively or retrospectively. Early adoption is permitted, but all amendments must be adopted in the same period and must be reflected as of the beginning of the fiscal year that includes the interim period. We have not yet evaluated the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

Note 3  Inventories

Inventories consist of material, labor and overhead costs and are stated at the lower of cost or market value, determined under the first-in, first-out accounting method. Inventories were as follows:

(in thousands)	April 2, 2016	October 3, 2015

Customer projects in various stages of completion	$29,346	$24,571
Components, assemblies and parts	66,642	61,732
Total	$95,988	$86,303

Note 4  Warranty obligations

Sales of our products and systems are subject to limited warranty obligations that are included in customer contracts. For sales that include installation services, warranty obligations generally extend for a period of twelve months from the date of either shipment or acceptance based on the contract terms. Product obligations generally extend for a period of twelve months from the date of purchase. Under the terms of these warranties, we are obligated to repair or replace any components or assemblies deemed defective due to workmanship or materials. We reserve the right to reject warranty claims where it is determined that failure is due to normal wear, customer modifications, improper maintenance or misuse. We record general warranty provisions based on an estimated warranty expense percentage applied to current period revenue. The percentage applied reflects our historical warranty claims experience over the preceding twelve-month period. Both the experience percentage and the warranty liability are evaluated on an ongoing basis for adequacy. Warranty provisions are also recognized for certain unanticipated product claims that are individually significant.

Warranty provisions and claims were as follows:

	Three months ended		Six months ended
(in thousands)	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Beginning balance	$4,302	$5,188	$4,695	$4,286
Warranty claims	(1,246)	(1,039)	(2,681)	(2,535)
Warranty provisions	1,811	1,145	2,856	3,280
Adjustments to preexisting warranties	—	63	—	342
Currency translation	5	(32)	2	(48)
Ending balance	$4,872	$5,325	$4,872	$5,325

Note 5  Stock-based compensation

We compensate our officers, directors and employees with stock-based compensation under the 2011 Stock Incentive Plan (2011 Plan) approved by our shareholders in 2011 and administered under the supervision of our Board of Directors. During fiscal year 2016, our shareholders approved a 1,500 share increase in the number of shares that may be issued under the 2011 Plan, bringing the aggregate total to 3,800. During the six months ended April 2, 2016 and March 28, 2015, we awarded stock options and restricted stock units under the 2011 Plan. At April 2, 2016, a total of 2,001 shares were available for future grant under the 2011 Plan. These shares will be available for issuance under the 2011 Plan until January 31, 2018.

In fiscal year 2011, our shareholders approved a 2012 Employee Stock Purchase Plan (2012 ESPP) that was effective on January 1, 2012. During the six months ended April 2, 2016 and March 28, 2015, we issued shares of our common stock to participants under the 2012 ESPP. At April 2, 2016, a total of 678 shares were available for issuance under the 2012 ESPP. Shares will be available for issuance under the 2012 ESPP until December 31, 2021.

Our annual stock option and restricted stock grant is typically made in December of each fiscal year. During the six months ended April 2, 2016, we granted approximately 314 stock options, 74 restricted stock units and 21 performance restricted stock units to directors, officers and employees. During the six months ended March 28, 2015, we granted approximately 170 stock options, 56 restricted stock units and 16 performance restricted stock units to directors, officers and employees.

Stock options

Stock options are granted at an exercise price equal to the closing market price of our stock on the date of grant. The fair value of stock options granted under our stock-based compensation programs are estimated as of the date of each grant using the multiple option form of the Black-Scholes valuation model, based on the grant price and assumptions regarding the expected grant life, stock price volatility, dividends and risk-free interest rates. Each vesting period of an option award is valued separately, with this value being recognized evenly over the vesting period. Generally, stock options vest proportionally on the first three anniversaries of the grant date and expire, depending on the date of grant, five or seven years from the grant date.

The weighted average per share fair value of the stock options granted during the six months ended April 2, 2016 and March 28, 2015 was $11.73 and $12.16, respectively. The weighted average assumptions used to determine the fair value of these stock options were as follows:

	Six months ended
	April 2, 2016	March 28, 2015

Expected life (in years)	4.1	3.5
Risk-free interest rate	1.5%	1.1%
Expected volatility	26.6%	27.4%
Dividend yield	1.9%	1.8%

The expected life represents the period that the stock option awards are expected to be outstanding and was determined based on historical and anticipated future exercise and expiration patterns. The risk-free interest rate used is based on the yield of constant maturity U.S. Treasury bonds on the grant date with a remaining term equal to the expected life of the grant. We estimate stock price volatility based on a historical weekly price observation. The dividend yield assumption is based on the annualized current dividend divided by the share price on the grant date.

Restricted stock

We award directors restricted stock units. Directors vest in the restricted stock units over one year and are entitled to cash dividend equivalents on unvested shares, but do not receive voting rights on the unvested shares. The sale and transfer of these units is restricted during the vesting period. Additionally, in fiscal year 2013, we awarded restricted stock to our directors with a vesting period of three years. For restricted stock awarded to directors, participants are entitled to cash dividends and voting rights on unvested shares, but the sale and transfer of these shares is restricted during the vesting period. Restricted stock and restricted stock units are valued based on the market value of the shares at the date of grant with the value allocated to expense evenly over the restricted period.

We award key employees restricted stock units and performance restricted stock units. Restricted stock units vest proportionally on the first three anniversaries of the grant date, and performance restricted stock units vest based on attainment of return on invested capital performance targets at the end of one, two and three year performance periods. Participants awarded restricted stock units and performance restricted stock units are not entitled to cash dividends or voting rights on unvested units. Performance restricted stock units are valued based on the market value of the shares at the date of grant with the value recognized to expense once the performance criteria has been met.

The fair value of the restricted stock units and performance restricted stock units granted during the six months ended April 2, 2016 and March 28, 2015 was $57.82 and $65.81, respectively, representing the market value of our shares at the date of grant less the present value of estimated foregone dividends over the vesting period.

Note 6  Capital assets

Property and equipment

Property and equipment was as follows:

(in thousands)	April 2, 2016	October 3, 2015

Land and improvements	$1,706	$1,705
Buildings and improvements	53,528	53,097
Machinery and equipment	171,599	162,472
Property and equipment, gross	226,833	217,274
Less accumulated depreciation	(144,247)	(136,820)
Property and equipment, net	$82,586	$80,454

Goodwill

Changes to the carrying value of goodwill were as follows:

(in thousands)	Test	Sensors	Total

Balance, October 3, 2015	$26,243	$1,434	$27,677
Adjustment related to finalization of purchase accounting(1)	(530)	—	(530)
Currency translation gain (loss)	(244)	14	(230)
Balance, April 2, 2016	$25,469	$1,448	$26,917

(1)    Goodwill from our acquisition of Instrument and Calibration Sweden AB (ICS) was determined to be customer lists and reclassified to intangible assets. Refer to Note 16 for information related to our acquisition of ICS.

Intangible assets

Intangible assets were as follows:

	April 2, 2016
(in thousands)	Gross carrying amount	Accumulated amortization	Net carrying value	Weighted average useful life (in years)

Software development costs	$21,235	$(14,492)	$6,743	6.1
Patents	11,677	(5,503)	6,174	14.5
Trademarks and trade names	6,073	(1,755)	4,318	29.4
Customer lists	3,116	(792)	2,324	7.5
Land-use rights	1,207	(183)	1,024	47.8
Total	$43,308	$(22,725)	$20,583	12.9

	October 3, 2015
(in thousands)	Gross carrying amount	Accumulated amortization	Net carrying value	Weighted average useful life (in years)

Software development costs	$19,546	$(14,046)	$5,500	6.2
Patents	11,838	(5,141)	6,697	14.5
Trademarks and trade names	6,163	(1,659)	4,504	29.4
Customer lists	2,561	(610)	1,951	8.1
Land-use rights	1,227	(173)	1,054	47.8
Total	$41,335	$(21,629)	$19,706	13.4

Amortization expense recognized during the three months ended April 2, 2016 and March 28, 2015 was $596 and $1,051, respectively. Amortization expense recognized during the six months ended April 2, 2016 and March 28, 2015 was $1,197 and $2,090, respectively. The estimated future amortization expense related to intangible assets for the next five fiscal years is as follows:

(in thousands)	Amortization expense

Fiscal Year
Remainder of 2016	$1,199
2017	$2,398
2018	$1,537
2019	$1,276
2020	$1,245
2021	$1,134

Future amortization amounts presented above are estimates. Actual future amortization expense may be different due to future acquisitions, impairments, changes in amortization periods or other factors.

Note 7  Earnings per common share

Basic earnings per share is computed by dividing net income by the daily weighted average number of common shares outstanding during the applicable period. Using the treasury stock method, diluted earnings per share includes the potentially dilutive effect of common shares issued in connection with outstanding stock-based compensation options and grants. Under the treasury stock method, shares associated with certain stock options have been excluded from the diluted weighted average shares outstanding calculation because the exercise of those options would lead to a net reduction in common shares outstanding. As a result, stock options to acquire 729 and 175 weighted common shares have been excluded from the diluted weighted average common shares outstanding calculation for the three months ended April 2, 2016 and March 28, 2015, respectively. Stock options to acquire 627 and 148 weighted common shares have been excluded from the diluted weighted average common shares outstanding calculation for the six months ended April 2, 2016 and March 28, 2015, respectively. The potentially dilutive effect of common shares issued in connection with outstanding stock options is determined based on the average market price for the period. A reconciliation of these amounts is as follows:

	Three months ended		Six months ended
(in thousands, except per share data)	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Net income	$2,998	$11,706	$14,772	$25,492
Weighted average common shares outstanding	14,756	14,986	14,808	15,047
Dilutive potential common shares	95	169	117	165
Weighted average dilutive common shares outstanding	14,851	15,155	14,925	15,212
Earnings per share
Basic	$0.20	$0.78	$1.00	$1.69
Diluted	$0.20	$0.77	$0.99	$1.68

Note 8  Business segment information

Our Chief Executive Officer (the Chief Operating Decision Maker) regularly reviews financial information for our two operating segments, Test and Sensors. Test provides testing equipment, systems and services to the ground vehicles, materials and structures markets. Sensors provides high-performance position sensors for a variety of industrial and mobile hydraulic applications.

In evaluating each segment's performance, our Chief Executive Officer focuses on income from operations. This measure excludes interest income and expense, income taxes and other non-operating items. Corporate expenses, including costs associated with various support functions such as human resources, information technology, legal, finance and accounting and general and administrative costs are allocated to the reportable segments on the basis of revenue. The accounting policies of the reportable segments are the same as those described in Note 1 to the Consolidated Financial Statements found in our Annual Report on Form 10-K for the fiscal year ended October 3, 2015.

Financial information by reportable segment was as follows:

	Three months ended		Six months ended
(in thousands)	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Revenue
Test	$113,797	$118,737	$232,607	$236,822
Sensors	23,301	25,218	44,992	49,717
Total revenue	$137,098	$143,955	$277,599	$286,539
Income from Operations
Test	$1,715	$13,141	$12,102	$25,117
Sensors	2,656	4,614	5,870	8,449
Total income from operations	$4,371	$17,755	$17,972	$33,566

Note 9  Derivative instruments and hedging activities

Our currency exchange contracts are designated as cash flow hedges and qualify as hedging instruments. We also have derivatives that are not designated as cash flow hedges and, therefore, are accounted for and reported under foreign currency guidance. Regardless of designation for accounting purposes, we believe all of our derivative instruments are hedges of transactional risk exposures. The fair value of our outstanding designated and undesignated derivative assets and liabilities are reported in the Consolidated Balance Sheets as follows:

	April 2, 2016
(in thousands)	Prepaid expenses and other current assets	Other accrued liabilities

Designated hedge derivatives
Foreign exchange cash flow hedges	$188	$956
Derivatives not designated as hedges
Foreign exchange balance sheet derivatives	—	409
Total hedge and other derivatives	$188	$1,365

	October 3, 2015
(in thousands)	Prepaid expenses and other current assets	Other accrued liabilities

Designated hedge derivatives
Foreign exchange cash flow hedges	$841	$353
Derivatives not designated as hedges
Foreign exchange balance sheet derivatives	—	286
Total hedge and other derivatives	$841	$639

A reconciliation of the net fair value of foreign exchange cash flow hedge assets and liabilities subject to master netting arrangements recorded in the April 2, 2016 and October 3, 2015 Consolidated Balance Sheets to the net fair value that could have been reported in the respective Consolidated Balance Sheets are as follows:

(in thousands)	Gross recognized amount	Gross offset amount	Net amount presented	Derivatives subject to offset	Cash collateral received	Net amount(1)

April 2, 2016
Assets	$188	$—	$188	$(188)	$—	$—
Liabilities	956	—	956	(188)	—	768
October 3, 2015
Assets	$841	$—	$841	$—	$—	$841
Liabilities	353	—	353	—	—	353

(1)    Net fair value of foreign exchange cash flow hedge assets / liabilities that could have been reported in the Consolidated Balance Sheet.

Cash flow hedging—currency risks

Currency exchange contracts utilized to maintain the functional currency value of expected financial transactions denominated in foreign currencies are designated as cash flow hedges. Qualifying gains and losses related to changes in the market value of these contracts are reported as a component of accumulated other comprehensive income (loss) (AOCI) within shareholders' equity on the Consolidated Balance Sheets and reclassified into earnings in the same period during which the underlying hedged transaction affects earnings. The effective portion of the cash flow hedges represents the change in fair value of the hedge that offsets the change in the functional currency value of the hedged item. We periodically assess whether our currency exchange contracts are effective and, when a contract is determined to be no longer effective as a hedge, we discontinue hedge accounting prospectively. Subsequent changes in the market value of ineffective currency exchange contracts are recognized as an increase or decrease in revenue on the Consolidated Statements of Income as that is the same line item in which the underlying hedged transaction is reported.

As of April 2, 2016 and October 3, 2015, we had outstanding cash flow hedge currency exchange contracts with gross notional U.S. dollar equivalent amounts of $35,964 and $48,529, respectively. Upon netting offsetting contracts to sell foreign currencies against contracts to purchase foreign currencies, irrespective of contract maturity dates, the net notional U.S. dollar equivalent amount of contracts outstanding was $33,644 and $41,696 as of April 2, 2016 and October 3, 2015, respectively. As of April 2, 2016, the net market value of the foreign currency exchange contracts was a net liability of $768, consisting of $956 in liabilities and $188 in assets. As of October 3, 2015, the net market value of the foreign currency exchange contracts was a net asset of $488, consisting of $841 in assets and $353 in liabilities.

The pretax amounts recognized in AOCI on currency exchange contracts, including (gains) losses reclassified into earnings in the Consolidated Statements of Income and gains (losses) recognized in other comprehensive income (loss) (OCI), are as follows:

	Three months ended		Six months ended
(in thousands)	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Beginning unrealized net gain (loss) in AOCI	$669	$1,978	$608	$1,414
Net (gain) loss reclassified into revenue (effective portion)	132	(1,095)	(18)	(2,793)
Net gain (loss) recognized in OCI (effective portion)	(1,136)	869	(925)	3,131
Ending unrealized net gain (loss) in AOCI	$(335)	$1,752	$(335)	$1,752

The amount recognized in earnings as a result of the ineffectiveness of cash flow hedges was less than $1 in both of the three and six months ended April 2, 2016 and March 28, 2015. As of April 2, 2016 and March 28, 2015, the amount projected to be reclassified from AOCI into earnings in the next twelve months was a net loss of $213 and a net gain of $1,848, respectively. The maximum remaining maturity of any forward or optional contract as of April 2, 2016 and March 28, 2015 was 1.2 and 2.2 years, respectively.

Foreign currency balance sheet derivatives

We also use foreign currency derivative contracts to maintain the functional currency value of monetary assets and liabilities denominated in non-functional foreign currencies. The gains and losses related to the changes in the market value of these derivative contracts are included in other income (expense), net on the Consolidated Statements of Income.

As of April 2, 2016 and October 3, 2015, we had outstanding foreign currency balance sheet derivative contracts with gross notional U.S. dollar equivalent amounts of $70,751 and $66,701, respectively. Upon netting offsetting contracts by counterparty banks to sell foreign currencies against contracts to purchase foreign currencies, irrespective of contract maturity dates, the net notional U.S. dollar equivalent amount of contracts outstanding as of April 2, 2016 and October 3, 2015 was $15,359 and $17,122, respectively. As of April 2, 2016 and October 3, 2015, the net market value of the foreign exchange balance sheet derivative contracts was a net liability of $409 and $286, respectively.

The net gain (loss) recognized in the Consolidated Statements of Income on foreign exchange balance sheet derivative contracts were as follows:

	Three months ended		Six months ended
(in thousands)	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Net (loss) gain recognized in other (expense) income, net	$(743)	$535	$(834)	$873

Note 10  Fair value measurements

In determining the fair value of financial assets and liabilities, we currently utilize market data or other assumptions that we believe market participants would use in pricing the asset or liability in the principal or most advantageous market and adjust for non-performance and/or other risk associated with the company as well as counterparties, as appropriate. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•
Level 1:   Unadjusted quoted prices which are available in active markets for identical assets or liabilities accessible to us at the measurement date.

•
Level 2:   Inputs other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The hierarchy gives the highest priority to Level 1, as this level provides the most reliable measure of fair value, while giving the lowest priority to Level 3.

Assets and liabilities measured at fair value on a recurring basis

Financial assets and liabilities subject to fair value measurements on a recurring basis are as follows:

	April 2, 2016
(in thousands)	Level 1	Level 2	Level 3	Total

Assets
Currency contracts(1)	$—	$188	$—	$188
Total assets	$—	$188	$—	$188
Liabilities
Currency contracts(1)	$—	$1,365	$—	$1,365
Total liabilities	$—	$1,365	$—	$1,365

	October 3, 2015
(in thousands)	Level 1	Level 2	Level 3	Total

Assets
Currency contracts(1)	$—	$841	$—	$841
Total assets	$—	$841	$—	$841
Liabilities
Currency contracts(1)	$—	$639	$—	$639
Total liabilities	$—	$639	$—	$639

(1)    Based on observable market transactions of spot currency rates and forward currency rates on equivalently-termed instruments. See Note 9 for additional information on derivative financial instruments.

Assets and liabilities measured at fair value on a nonrecurring basis

We measure certain financial instruments at fair value on a nonrecurring basis. These assets primarily include goodwill, intangible assets and other long-lived assets acquired either as part of a business acquisition, individually or with a group of other assets, as well as property and equipment. These assets were initially, and are currently, measured and recognized at amounts equal to the fair value determined as of the date of acquisition or purchase subject to changes in value only for foreign currency translation. Periodically, these assets are tested for impairment by comparing their respective carrying values to the estimated fair value of the reporting unit or asset group in which they reside. In the event any of these assets were to become impaired, we would recognize an impairment loss equal to the amount by which the carrying value of the reporting unit, impaired asset or asset group exceeds its estimated fair value. Fair value measurements of reporting units are estimated using an income approach involving discounted or undiscounted cash flow models that contain certain Level 3 inputs requiring management judgment, including projections of economic conditions and customer demand, revenue and margins, changes in competition, operating costs, working capital requirements and new product introductions. Fair value measurements of the reporting units associated with our goodwill balances are estimated at least annually in the fourth quarter of each fiscal year for purposes of impairment testing. Fair value measurements associated with our intangible assets, other long-lived assets and property and equipment are estimated when events or changes in circumstances such as market value, asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. See Note 6 for additional information on goodwill, intangible assets, other long-lived assets and property and equipment.

Assets and liabilities not measured at fair value

Certain financial instruments are not measured at fair value but are recorded at carrying amounts approximating fair value based on their short-term nature or variable interest rate. These financial instruments include cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings.

Note 11  Other comprehensive income (loss)

Other comprehensive income (loss), a component of shareholders' equity, consists of foreign currency translation adjustments, gains or losses on derivative instruments and defined benefit pension plan adjustments.

Income tax expense or benefit allocated to each component of other comprehensive income (loss) were as follows:

	Three months ended			Six months ended
	April 2, 2016
(in thousands)	Pretax	Tax	Net	Pretax	Tax	Net

Foreign currency translation
gain (loss) adjustments	$3,286	$—	$3,286	$868	$—	$868
Derivative instruments
Unrealized net gain (loss)	(1,136)	412	(724)	(925)	336	(589)
Net (gain) loss reclassified to earnings	132	(48)	84	(18)	7	(11)
Defined benefit pension plan
Unrealized net gain (loss)	(350)	105	(245)	(174)	52	(122)
Net (gain) loss reclassified to earnings	145	(44)	101	290	(88)	202
Currency exchange rate gain (loss)	(270)	—	(270)	(120)	—	(120)
Other comprehensive income (loss)	$1,807	$425	$2,232	$(79)	$307	$228

	Three months ended			Six months ended
	March 28, 2015
(in thousands)	Pretax	Tax	Net	Pretax	Tax	Net

Foreign currency translation
gain (loss) adjustments	$(6,338)	$—	$(6,338)	$(11,150)	$—	$(11,150)
Derivative instruments
Unrealized net gain (loss)	869	(316)	553	3,131	(1,134)	1,997
Net (gain) loss reclassified to earnings	(1,095)	398	(697)	(2,793)	1,014	(1,779)
Defined benefit pension plan
Unrealized net gain (loss)	1,290	(389)	901	1,843	(556)	1,287
Net (gain) loss reclassified to earnings	123	(37)	86	259	(78)	181
Currency exchange rate gain (loss)	640	—	640	958	—	958
Other comprehensive income (loss)	$(4,511)	$(344)	$(4,855)	$(7,752)	$(754)	$(8,506)

The changes in the net-of-tax balances of each component of AOCI were as follows:

	Three months ended				Six months ended
	April 2, 2016
(in thousands)	Foreign currency translation	Adjustments unrealized derivative instrument	Defined benefit pension plan	Total	Foreign currency translation	Adjustments unrealized derivative instrument	Defined benefit pension plan	Total

Beginning balance	$(1,413)	$426	$(6,594)	$(7,581)	$1,005	$386	$(6,968)	$(5,577)
Other comprehensive net gain (loss) reclassifications	3,286	(724)	(515)	2,047	868	(589)	(242)	37
Net (gain) loss reclassified to earnings	—	84	101	185	—	(11)	202	191
Other comprehensive income (loss)	3,286	(640)	(414)	2,232	868	(600)	(40)	228
Ending balance	$1,873	$(214)	$(7,008)	$(5,349)	$1,873	$(214)	$(7,008)	$(5,349)

	Three months ended				Six months ended
	March 28, 2015
(in thousands)	Foreign currency translation	Adjustments unrealized derivative instrument	Defined benefit pension plan	Total	Foreign currency translation	Adjustments unrealized derivative instrument	Defined benefit pension plan	Total

Beginning balance	$7,408	$1,260	$(6,495)	$2,173	$12,220	$898	$(7,294)	$5,824
Other comprehensive net gain (loss) reclassifications	(6,338)	553	1,541	(4,244)	(11,150)	1,997	2,245	(6,908)
Net (gain) loss reclassified to earnings	—	(697)	86	(611)	—	(1,779)	181	(1,598)
Other comprehensive income (loss)	(6,338)	(144)	1,627	(4,855)	(11,150)	218	2,426	(8,506)
Ending balance	$1,070	$1,116	$(4,868)	$(2,682)	$1,070	$1,116	$(4,868)	$(2,682)

The effect on certain line items in the Consolidated Statements of Income of amounts reclassified out of AOCI were as follows:

	Three months ended		Six months ended
					Affected line item in the consolidated statements of income
(in thousands)	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Derivative instruments
Currency exchange contracts gain (loss)	$(132)	$1,095	$18	$2,793	Revenue
Income tax benefit (expense)	48	(398)	(7)	(1,014)	Provision for income taxes
Total net gain (loss) on derivative instruments	(84)	697	11	1,779	Net income

Defined benefit pension plan
Actuarial gain (loss)	(79)	(67)	(158)	(142)	Cost of sales
Actuarial gain (loss)	(41)	(35)	(82)	(73)	Selling and marketing
Actuarial gain (loss)	(25)	(21)	(50)	(44)	General and administrative
Total actuarial gain (loss)	(145)	(123)	(290)	(259)	Income before income taxes
Income tax benefit (expense)	44	37	88	78	Provision for income taxes
Total net gain (loss) on pension plan	(101)	(86)	(202)	(181)	Net income
Total net-of-tax reclassifications out of AOCI included in net income	$(185)	$611	$(191)	$1,598

Note 12  Financing

Short-term borrowings consisted of the following:

(in thousands)	April 2, 2016	October 3, 2015

Bank line of credit, monthly U.S. LIBOR plus 100 basis points, in effect at April 2, 2016, maturing April 2016, with optional month-to-month term renewal and loan repricing until September 2019	$10,000	$10,000
Bank line of credit, monthly Euro LIBOR plus 100 basis points, in effect at April 2, 2016, maturing April 2016, with optional month-to-month term renewal and loan repricing until September 2019	11,387	11,183
Total short-term borrowings	$21,387	$21,183

Our credit facility provides up to $200,000 for working capital financing, permitted acquisitions, share purchases and other general corporate purposes. The credit facility expires in September 2019. As of April 2, 2016 and October 3, 2015, outstanding borrowings under the credit facility were $21,387 and $21,183, respectively. As of April 2, 2016, the interest rate applicable to outstanding variable rate credit facility borrowings was 1.45%, the monthly U.S. LIBOR plus 100 basis points. As of October 3, 2015, the interest rate applicable to outstanding variable rate credit facility borrowings was 1.20%, the monthly U.S. LIBOR plus 100 basis points. As of April 2, 2016, we had outstanding letters of credit drawn from the credit facility totaling $21,346, leaving $157,267 of unused borrowing capacity. As of October 3, 2015, we had outstanding letters of credit drawn from the credit facility totaling $12,008, leaving approximately $166,809 of unused borrowing capacity.

Note 13  Income taxes

As of April 2, 2016, our liability for unrecognized tax benefits was $6,848, of which $3,417 would favorably affect our effective tax rate, if recognized. As of October 3, 2015, our liability for unrecognized tax benefits was $5,649, of which $2,265 would favorably affect our effective tax rate, if recognized. As of April 2, 2016, we do not expect significant changes in the amount of unrecognized tax benefits during the next twelve months.

On December 18, 2015, the Protecting Americans from Tax Hikes Act of 2015 was signed into law, which made the United States Research and Development (R&D) tax credit permanent as of January 1, 2015. As a result of this legislation, we recognized a discrete tax benefit of $2,283 during the three months ended January 2, 2016.

Note 14  Employee benefit plans

One of our German subsidiaries has a non-contributory, defined benefit retirement plan for eligible employees. This plan provides benefits based on the employee's years of service and compensation during the years immediately preceding retirement, termination, disability or death, as defined in the plan. We use a September 30 measurement date for this defined benefit retirement plan.

We recognize the funded status of the defined benefit pension in our Consolidated Balance Sheets, recognize changes in that funded status in the year in which the changes occur through comprehensive income and measure the plan's assets and obligations that determine the plan's funded status as of the end of our fiscal year.

Net periodic benefit costs for our defined benefit retirement plan included the following components:

	Three months ended		Six months ended
(in thousands)	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Service cost	$243	$212	$482	$445
Interest cost	152	157	302	329
Expected return on plan assets	(257)	(249)	(510)	(522)
Net amortization and deferral	146	123	290	259
Net periodic benefit cost	$284	$243	$564	$511

The weighted average expected long-term rate of return on plan assets used to determine the net periodic benefit cost for each of the three and six months ended April 2, 2016 and March 28, 2015 was 5.5% and 5.5%, respectively.

Note 15  Severance and related costs

During the third quarter of fiscal year 2014, we initiated workforce and other cost reduction actions at certain of our locations in the U.S. and Europe. No severance and related costs were recognized during the three or six months ended April 2, 2016 or March 28, 2015, respectively.

The following table summarizes the severance and related costs included in our Consolidated Balance Sheets.

(in thousands)	April 2, 2016	October 3, 2015

Accrued payroll and related costs	$406	$497
Other long-term liabilities	899	1,051
Total severance and related costs	$1,305	$1,548

Note 16  Business acquisitions

On June 29, 2015, we acquired Instrument and Calibration Sweden AB (ICS), a supplier of testing equipment and calibration services located in Sweden, for a purchase price of $667. An allocation of the purchase price has been completed. The assets, liabilities and operating results have been included in our financial statements within Test from the date of acquisition. The acquisition of ICS's assets and liabilities does not constitute a material business combination and accordingly, pro forma results have not been included.

Note 17  Subsequent events

On April 5, 2016, we entered into an Agreement and Plan of Merger to acquire PCB Group, Inc. (PCB) for $580,000, subject to certain adjustments for cash, indebtedness, transaction costs and the level of net working capital at closing. The acquisition, which is subject to applicable competition approvals and other customary closing conditions, is expected to close in our fourth fiscal quarter ending October 1, 2016. We intend to finance the transaction with a combination of equity and new debt financing. Subsequent to quarter-end, we restricted $43,500 of cash by placing it into an escrow account in order to secure the termination fee that may become payable to PCB under specified circumstances set forth in the agreement.

In our third quarter ended July 2, 2016, we initiated restructuring actions to further reduce our overall cost structure by eliminating 55 to 65 positions, in the aggregate, primarily in our Corporate area and Test segment through terminations, elimination of certain open positions as a result of employees leaving voluntarily during fiscal year 2016 and reductions in contractors. We expect to incur $1,500 to $2,000 of pre-tax restructuring expense for severance and related charges. The majority of these expenses are expected to be incurred in the three months ended July 2, 2016. Approximately $1,100 to $1,400 and $400 to $600 of the severance and related charges will be recorded in our Test and Sensors segments, respectively. The restructuring actions are expected to be completed by the end of fiscal year 2016 with the majority of cash paid in the second half of our fiscal year 2016.

Independent auditors' report

The Board of Directors
PCB Group, Inc.:

We have audited the accompanying consolidated financial statements of PCB Group Inc., and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PCB Group, Inc. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota
June 7, 2016

Independent auditors' report

To the Board of Directors of
PCB Group, Inc. and Subsidiaries
Depew, New York

We have audited the accompanying consolidated statements of income, comprehensive income, stockholders' equity, and cash flows of PCB Group, Inc. and subsidiaries for the year ended December 31, 2013, and the related notes to the consolidated financial statements.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Synotech Sensor - und Messtechnik GmbH, a wholly-owned subsidiary, or the financial statements of PCB Piezotronics SA, a majority-owned subsidiary, whose combined statements reflect total revenues of $22,329,000 for the year ended December 31, 2013. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Synotech Sensor - und Messtechnik GmbH and PCB Piezotronics SA, is based solely on the reports of the other auditors. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, based on our audit and the reports of the other auditors, such 2013 consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of PCB

Group, Inc. and subsidiaries for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Chiampou Travis Besaw & Kershner LLP

Buffalo, New York
April 23, 2014, except for Note 2 which is June 7, 2016

PCB Group, Inc. and subsidiaries
Consolidated balance sheets
(in thousands)

	December 31, 2015	December 31, 2014

Assets
Current assets
Cash and cash equivalents	$18,809	$19,971
Accounts receivable, net of allowance for doubtful accounts of $378 and $375, respectively	22,445	22,273
Inventories	42,523	41,909
Prepaid expenses and other current assets	2,621	2,706
Due from affiliates	—	30
Due from stockholders	150	5,054
Deferred income taxes	61	55

Total current assets	86,609	91,998

Property, plant and equipment, net	13,057	15,010
Other Assets, net	2,345	4,037
Goodwill	9,259	9,418

Total assets	$111,270	$120,463

Liabilities, Redeemable Interest and Stockholders' Equity
Current liabilities
Lines of credit	$2,000	$6,100
Current portion of long-term debt	6	15
Accounts payable	7,178	6,538
Accrued expenses and other current liabilities	9,692	10,221
Deferred revenue	807	620

Total current liabilities	19,683	23,494

Long-term debt, less current maturities	2,004	2,013
Due to affiliates	—	10
Contingent consideration	320	650
Interest rate swap liability	—	5
Other noncurrent liabilities	216	206

Total liabilities	22,223	26,378

Redeemable Interest	2,825	—
Stockholders' Equity
Capital stock, $0.01 par value; 35,000 voting and 3,465,000 non-voting shares authorized as of December 31, 2015 and 2014; 32,697 voting and 3,237,003 non-voting shares issued and outstanding as of December 31, 2015 and 2014	33	33
Retained earnings	88,274	94,339
Accumulated other comprehensive income (loss)	(2,085)	(703)

Total PCB Group, Inc. stockholders' equity	86,222	93,669
Noncontrolling interest	—	416

Total stockholders' equity	86,222	94,085

Total liabilities, redeemable interest and stockholders' equity	$111,270	$120,463

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries
Consolidated statements of income
(in thousands)

For the Years Ended	December 31, 2015	December 31, 2014	December 31, 2013

Net sales	$179,661	$178,454	$152,305
Cost of goods sold	87,675	88,619	80,501

Gross profit	91,986	89,835	71,804

Selling, general and administrative	60,962	57,734	51,927

Income from operations	31,024	32,101	19,877

Other income, net	618	152	154

Income before provision for income taxes	31,642	32,253	20,031

Provision for (benefit from) income taxes	1,622	1,677	(159)

Net income including noncontrolling interest	30,020	30,576	20,190

Less: Net income attributable to noncontrolling interest	9	86	57

Net income attributable to PCB Group, Inc. and subsidiaries	$30,011	$30,490	$20,133

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries
Consolidated statements of comprehensive income
(in thousands)

For the years ended	December 31, 2015	December 31, 2014	December 31, 2013

Net income including noncontrolling interest	$30,020	$30,576	$20,190

Other comprehensive income (loss)
Change in fair value of interest rate swap contract	5	34	139
Change in tax status	—	—	(61)
Foreign currency translation	(1,387)	(1,157)	328

Other comprehensive income (loss)	(1,382)	(1,123)	406

Comprehensive income including noncontrolling interest	28,638	29,453	20,596

Less: Comprehensive income attributable to noncontrolling interest	9	123	67

Comprehensive income attributable to PCB Group, Inc. and subsidiaries	$28,629	$29,330	$20,529

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries
Consolidated statements of stockholders' equity
(in thousands)

	Capital stock	Retained earnings	Accumulated other comprehensive income (loss)	Total PCB Group, Inc. stockholders' equity	Noncontrolling interest	Total stockholders' equity	Redeemable interest

Balance at December 31, 2012	$33	$58,764	$14	$58,811	$226	$59,037	$—

Net income	—	20,133	—	20,133	57	20,190	—
Distributions to stockholders	—	(2,350)	—	(2,350)	—	(2,350)	—
Change in fair value of interest rate swap contract	—	—	139	139	—	139	—
Change in tax status	—	—	(61)	(61)	—	(61)
Foreign currency translation	—	—	328	328	10	338	—

Balance at December 31, 2013	33	76,547	420	77,000	293	77,293	—

Net income	—	30,490	—	30,490	86	30,576	—
Distributions to stockholders	—	(12,698)	—	(12,698)	—	(12,698)	—
Change in fair value of interest rate swap contract	—	—	34	34	—	34	—
Foreign currency translation	—	—	(1,157)	(1,157)	37	(1,120)	—

Balance at December 31, 2014	33	94,339	(703)	93,669	416	94,085	—

Net income	—	30,011	—	30,011	9	30,020	—
Distributions to stockholders	—	(32,548)	—	(32,548)	—	(32,548)	—
Put option agreement	—	(2,825)	—	(2,825)	—	(2,825)	2,825
Change in fair value of interest rate swap contract	—	—	5	5	—	5	—
Purchase of noncontrolling interest	—	(703)	—	(703)	(425)	(1,128)	—
Foreign currency translation	—	—	(1,387)	(1,387)	—	(1,387)	—

Balance at December 31, 2015	$33	$88,274	$(2,085)	$86,222	$—	$86,222	$2,825

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries
Consolidated statements of cash flows
(in thousands)

For the years ended	December 31, 2015	December 31, 2014	December 31, 2013

Cash Flows from Operating Activities
Net income	$30,020	$30,576	$20,190
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,042	2,900	2,780
Bad debt expense (recovery)	19	(256)	—
Equity earnings in affiliate	—	(41)	250
Deferred income taxes	(6)	(7)	(917)
Gain on sale of equity method investment	(4,265)	—	—
Debt forgiveness	639	—	—
Cumulative translation adjustments from dissolution of foreign subsidiaries	(253)	—	—
(Increase) decrease in cash surrender value of officers' life insurance	1,061	(158)	(273)
Decrease in fair value of contingent consideration	(250)	(325)	(425)
Increase in foreign post-employment obligation	32	35	31
Foreign currency exchange loss	243	159	116
(Gain) loss on disposal of assets	(52)	33	10
Changes in operating assets and liabilities
Accounts receivable	(1,622)	(4,409)	(587)
Inventories	(775)	(3,574)	(1,715)
Prepaid expenses and other	(180)	(252)	(88)
Accounts payable	1,703	139	571
Accrued expenses and other	(471)	(159)	(78)
Deferred revenue	187	89	31

Net Cash Provided by Operating Activities	29,072	24,750	19,896

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(2,107)	(3,411)	(2,503)
Business acquisitions, net of cash acquired	—	(66)	(3,853)
Proceeds from the disposal of assets	1,074	50	—
Proceeds from sale of equity investment	4,900	—	—
Other assets	20	(26)	(51)

Net Cash Provided by (Used in) Investing Activities	3,887	(3,453)	(6,407)

Cash Flows from Financing Activities
Net borrowings (repayments) on lines of credit	(4,100)	6,100	(4,225)
Proceeds from long-term debt	—	—	3,107
Principal payments on long-term debt	(18)	(2,452)	(3,264)
Repayments from (advances to) affiliates	30	(214)	9
Repayments from (loans to) stockholders	4,465	(4,365)	(190)
Purchase of noncontrolling interest	(1,128)	—	—
Contingent consideration payment	(80)	—	—
Deferred compensation payments	—	—	(128)
Distributions to stockholders	(32,548)	(12,698)	(2,350)

Net Cash Used in Financing Activities	(33,379)	(13,629)	(7,041)

Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(742)	(880)	124

Increase (decrease) in cash and cash equivalents	(1,162)	6,788	6,572
Cash and Cash Equivalents
Balance, beginning of year	19,971	13,183	6,611

Balance, end of year	$18,809	$19,971	$13,183

Supplemental Disclsoure of Cash Flow Information
Interest paid	$146	$232	$272
Income tax payments	472	387	390
Income tax refunds received	10	192	1,872

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries
Notes to consolidated financial statements
(in thousands, except share data)

1.     Summary of significant accounting policies

Nature of operations—PCB Group, Inc. and its subsidiaries design and manufacture sensors, test and measurement products and instrumentation equipment for sale and lease to customers throughout the world. We also provide consulting services to the test, measurement and industrial markets. We are headquartered in Depew, New York, with four other primary manufacturing facilities located throughout the United States, and numerous sales operations located throughout the United States and internationally.

Terms—When we use the terms "we," "us," the "Company" or "our" in this report, unless the context otherwise requires, we are referring to PCB Group, Inc. and its subsidiaries.

Basis of consolidation—The consolidated financial statements include the accounts of PCB Group, Inc. and its subsidiaries. Investments in affiliated companies in which we exercise significant influence, but do not control, are accounted for in the consolidated financial statements under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

Foreign currency—The consolidated financial statements are presented in U.S. dollars. We have subsidiaries which are located and conduct business outside of the United States (collectively, the "Foreign Subsidiaries"). The accounts of our Foreign Subsidiaries are denominated in the Euro, Swedish Krona, British Pound, Canadian Dollar, Japanese Yen or Chinese Yuan Renminbi, as applicable. The accounts of our Foreign Subsidiaries have been translated using the U.S. dollar as the reporting currency. All assets and liabilities of our Foreign Subsidiaries are translated into U.S. dollars using year end exchange rates, while elements of operations and cash flows are translated using average daily exchange rates in effect during the year. Translation gains and losses have been included as a component of accumulated other comprehensive income (loss) ("AOCI") within stockholders' equity.

We have regular transactions with our Foreign Subsidiaries and conduct a limited amount of business with unrelated parties based on foreign currencies. Transaction gains and losses that arise from exchange rate fluctuations on these transactions are included in other income in the consolidated statements of income.

During the year ended December 31, 2015, we dissolved wholly-owned foreign subsidiaries which resulted in $253 of Cumulative Translation Adjustments ("CTA"), previously included in AOCI, being recognized in other income on the consolidated statement of income.

Cash and cash equivalents—Cash and cash equivalents represent cash, demand deposits and highly liquid investments with original maturities of three months or less. We maintain cash in bank deposit accounts which, at times, may exceed federally insured limits. We believe that we are not exposed to any significant credit risk with regard to cash. Cash equivalents, both inside and outside the United States, are recorded at cost, invested in bank deposits and/or money market funds and are held in local currency denomination.

Accounts receivable—Accounts receivable are recorded at net realizable value. We consider all receivables outstanding greater than 10 days over terms to be past due and use judgmental factors such as customer history and existing economic conditions to determine whether to reserve for the past due amounts in our allowance for doubtful accounts. Upon our determination of uncollectibility, such accounts are written-off through the allowance.

Inventories—Inventories consist of materials, labor and overhead costs, and are stated at the lower of cost or market generally using the first-in, first-out accounting method. Certain inventories are measured using the weighted average cost accounting method.

Prepaid expenses and other—Prepaid expenses and other current assets consist primarily of prepaid employee health benefits, property taxes, insurance and service contracts.

Property, plant and equipment—Property, plant and equipment are capitalized at cost. Depreciation is recognized over the estimated useful lives of the assets using the straight-line method. Capitalized buildings and improvements have a useful life ranging from 5 to 39 years. Capitalized machinery and equipment have a useful life ranging from 3 to 7 years. Capitalized furniture and fixtures have a useful life ranging from 3 to 5 years. Capitalized automotive equipment has a useful live of 3 years. Maintenance and repairs are charged to operations as incurred and significant betterments are capitalized.

Impairment of long-lived assets—We review the carrying value of our long-lived assets or asset groups, such as property and equipment and intangibles subject to amortization, when events or changes in circumstances such as asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. When this review indicates the carrying value of an asset or asset group exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group, we recognize an asset impairment charge against income from operations. The amount of the impairment loss recorded is the amount by which the carrying value of the impaired asset or asset group exceeds its fair value.

Goodwill and intangible assets—Goodwill represents the excess of cost over the fair value of the identifiable net assets of businesses acquired and allocated to our reporting units at the time of acquisition. Goodwill is tested for impairment annually and when an event occurs or circumstances change that indicates the carrying value of the reporting unit may not be recoverable.

Evaluating goodwill for impairment involves the determination of the fair value of each reporting unit in which goodwill is recorded using a two-step process. A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis.

Prior to completing the two-step process described below, we have the option to perform a qualitative assessment of goodwill for impairment to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If we conclude the fair value is more likely than not less than the carrying value, we would need to perform the two-step process. Otherwise, no further testing is needed.

If the two-step process is required, the first step of the impairment test is to compare the calculated fair value of each reporting unit to its carrying value, including goodwill and other intangible assts. We estimate the fair value of a reporting unit using a discounted cash flow model that requires input of certain estimates and assumptions requiring judgment, including projections of economic conditions and customer demand, revenue and margins, changes in competition, operating costs and new product introductions. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and step 2 would need to be performed to measure the impairment loss. In step 2, we would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized in the period identified. The loss recognized cannot exceed the carrying amount of goodwill.

While we believe the estimates and assumptions used in determining the fair value of our reporting units are reasonable, significant changes in estimates of future cash flows, such as those caused by unforeseen events or changes in market conditions, could materially impact the fair value of a reporting unit which could result in the recognition of a goodwill impairment charge.

The following table summarizes the changes in the carrying amount of goodwill for 2015 and 2014.

	2015	2014

Beginning balance	$9,418	$9,438
Currency translation loss	(159)	(86)
Working capital purchase price adjustment	—	66

Ending balance	$9,259	$9,418

We have obtained numerous patents to protect proprietary technology. Legal costs incurred to obtain such patents, and the value of customer lists purchased as a result of the acquisition of a product line from a former supplier, are all included in other assets on the consolidated balance sheets as of December 31, 2015 and 2014. See Note 5 for additional information.

Contingent consideration—We have contingent liabilities related to the acquisition of subsidiaries during 2009 and 2013, which require additional consideration to be paid to the former owners based on certain financial results of the respective subsidiary and on the production and delivery of qualifying new products. The fair value of contingent consideration requires assumptions to be made of future operating results and probabilities assigned to various operating result scenarios and is subject to an annual review. Based on the purchase agreements, the consideration is due to be paid through 2016.

Financial instruments—We have adopted a standard for determining the fair value of assets and liabilities which are subject to reporting at fair value. The standard establishes a hierarchy for the determination of fair value, as well as disclosure requirements relative to those assets and liabilities. The hierarchy identifies three levels of input. Level 1 inputs are unadjusted quoted prices which are available in active markets for identical assets or liabilities accessible to us at the measurement date. Level 2 inputs are inputs other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situation in which there is little, if any, market activity for the asset or liability at measurement date. These may include such things as present value of expected future cash flows or other valuation methodologies. The hierarchy gives the highest priority to Level 1 input, as this level provides the most reliable measure of fair value, while giving the lowest priority to Level 3 inputs. Level 3 inputs are to be used only where neither Level 1 nor Level 2 inputs are available.

We use interest rate swap contracts primarily for purposes of hedging our exposure to variable interest rates on certain bank obligations. The derivative instruments are recorded in the consolidated balance sheet as of December 31, 2014 at fair value, and related losses are deferred in stockholders' equity as a component of AOCI. The fair value of the interest rate swap contracts is based on the difference between the contracted interest rate and the market rate. The interest rate swap contracts expired in 2015.

Capital stock—Capital stock consisted of the following at December 31, 2015 and 2014:

  Voting common stock:  $0.01 par value; 35,000 shares authorized; 32,697 shares issued and outstanding

  Non-voting common stock:  $0.01 par value; 3,465,000 shares authorized; 3,237,003 shares issued and outstanding

Comprehensive income—Our comprehensive income includes net income, the fair market value adjustments to certain financial instruments, the impact of a change in tax status and foreign currency translation adjustments.

Revenue recognition—We recognize revenue when it is realized or realizable and earned. This occurs when all of the following criteria have been met: (1) Persuasive evidence of an arrangement exists; (2) Delivery and title transfer has occurred or services have been rendered; (3) The sales price is fixed and determinable; (4) Collectability is reasonably assured; and (5) All significant obligations to the customer have been fulfilled.

Generally, revenues for product sales are recognized in accordance with customer shipment terms and revenues from the leasing of equipment are recognized throughout the rental period. Net sales are shown net of product returns and discounts. On occasion, we may receive prepayments from various sales arrangements with customers. Revenue is deferred and recognized upon shipment to customers under such arrangements.

Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities. Taxes collected are recorded as current liabilities until remitted to the relevant government authority.

Warranty obligations—We are subject to warranty obligations on sales of our products. We record general warranty provisions based on an estimated warranty expense percentage applied to current period revenue. The percentage applied reflects our historical warranty claims experience over the preceding twelve-month period. Both the experience percentage and the warranty liability are evaluated on an ongoing basis for adequacy. Warranty provisions are also recognized for certain nonrecurring product claims that are individually significant. A certain amount of judgment is required in determining appropriate reserve levels for anticipated warranty claims. While these reserve levels are based on our historical warranty claims experience, they may not reflect the actual claims that will occur over the upcoming warranty period and additional warranty reserves may be required. For the years ended December 31, 2015, 2014 and 2013, warranty costs amounted to $518, $367 and $346, respectively.

Noncontrolling interest—On March 31, 2015, PCB France purchased a noncontrolling interest for $1,128. The noncontrolling interest in our consolidated balance sheet as of December 31, 2014, represented the portion of our net equity allocable to the noncontrolling stockholders' of PCB's subsidiary, PCB France, which totaled 13% prior to the purchase. The portion of PCB France's earnings allocable to such stockholders is included as net income attributable to noncontrolling interest in our consolidated statements of income for the years ended December 31, 2015, 2014 and 2013.

Redeemable interest—We granted a put option to Bank of America, which has the right in certain circumstances to put shares to us at a defined purchase price. This put option requires us to classify these shares as a redeemable interest outside of equity on our consolidated balance sheet for as long as the put is exercisable by Bank of America. When the put is no longer exercisable, the redeemable interest will be reclassified to stockholders' equity in the consolidated balance sheet.

Income taxes and distributions—We elected to be taxed as a Subchapter S corporation effective January 1, 2013 under sections of the federal and state income tax laws, which provide that, in lieu of corporate income taxes, the stockholders separately account for the Company's items of income, deductions, losses, and credits. Distributions may be declared periodically in amounts that will cover the individual stockholder's income tax liabilities arising from the taxable income of the Company and for other purposes.

For our Foreign Subsidiaries, along with certain states that do not recognize Subchapter S Corporations, we pay corporate income taxes and record a tax provision for the anticipated consequences of the results of our operations.

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We have evaluated our tax positions and concluded that we have taken no uncertain tax positions that require recognition in the consolidated financial statements at December 31, 2015 and 2014.

Advertising costs—Advertising costs are charged to operations when incurred and are included in selling, general and administrative expense on the consolidated statements of income. For the years ended December 31, 2015, 2014 and 2013, advertising costs were $1,021, $1,141 and $1,059, respectively.

Research and development costs—Expenditures for research and development are charged to operations when incurred and are included in selling, general and administrative expense on the consolidated statements of income. For the years ended December 31, 2015, 2014 and 2013, research and development expenditures were $1,589, $1,737 and $1,641, respectively.

Shipping and handling costs—Freight revenue billed to customers is reported within net sales on the consolidated statements of income. Expenses incurred for shipping products to customers are reported within cost of goods sold on the consolidated statements of income.

Other income (expense)—Other income (expense) on our consolidated statements of income consists primarily of interest income (expense), foreign exchange gains (losses) and investment income (losses). Other income (expense) also included $250, $325 and $425 of other income for the years ended December 31, 2015, 2014 and 2013, respectively, resulting from the fair value adjustment of our contingent consideration related to a prior year business acquisition.

Health insurance—We are self-insured for health benefits with stop-loss insurance coverage for individual claims in excess of $250. Reserves for losses include estimates for claims incurred but not reported at year-end. The estimates are based on claim reports provided by the insurance carrier. These reserves are included in accrued expenses and other in the accompanying consolidated balance sheets, and were $1,127 and $1,116 at December 31, 2015 and 2014, respectively.

Foreign operations—We conduct business outside the United States through our subsidiaries. Foreign sales for the years ended December 31, 2015, 2014 and 2013 were $47,033, $48,574 and $38,932, respectively. At December 31, 2015 and 2014, our consolidated balance sheets included trade accounts receivable from foreign customers of $6,669 and $7,809, respectively. At December 31, 2015 and 2014, our consolidated balance sheets also included cash balances held by foreign subsidiaries of $4,575 and $6,648, respectively.

Loss contingencies—We establish an accrual for loss contingencies when it is both probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. When loss contingencies are not probable and cannot be reasonably estimated, we do not establish an accrual. However, when there is at least a reasonable possibility that a loss has been incurred, but is not probable or reasonably estimated, we disclose the nature of the loss contingency and an estimate of the possible loss or range of loss, as applicable. Any adjustment made to a loss contingency accrual during an accounting period affects the earnings of the period.

Use of estimates—Preparation of the consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of the consolidated financial statements and report amounts of revenues and expenses incurred during the reporting period. Actual results could differ from those estimates.

Recently issued pronouncements—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This update clarifies the principles for revenue recognition in transactions involving contracts with customers. The new revenue recognition guidance provides a five-step analysis to determine when and how revenue is recognized. The new guidance will require revenue recognition to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Gross Revenue versus Net), to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The new standard is effective for annual periods beginning after December 15, 2018, (as amended in August 2015 by ASU 2015-14, deferral of effective date) including interim periods within that annual period, which is our year ended December 31, 2019. The new standard may be adopted retrospectively for all periods presented, or adopted using a modified retrospective approach. Early adoption is permitted for annual reporting periods beginning after December 15, 2016, and interim periods within that annual period, which is our year ended December 31, 2017. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. This update modifies existing requirements regarding measuring inventory at the lower of cost or market. Under current inventory standards, the market value requires consideration of replacement cost, net realizable value and net realizable value less an approximately normal profit margin. The new guidance replaces market with net realizable value defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This eliminates the need to determine and consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our year ended December 31, 2017. The standard is to be applied prospectively with early adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This update eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Under the existing business combination standard, an acquirer reports provisional amounts with respect to acquired assets and liabilities when their measurements are incomplete as of the end of the reporting period. Prior to this update, an acquirer is required to adjust provisional amounts and the related impact on earnings by restating prior period financial statements during the measurement period which cannot exceed one year from the date of acquisition. The new guidance requires that the cumulative impact of a measurement-period adjustment, including the impact on prior periods, be recognized in the reporting period in which the adjustment is identified eliminating the requirement to restate prior period financial statements. The new standard requires disclosure of the nature and amount of measurement-period adjustments as well as information with respect to the portion of the adjustments recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustments to provisional amounts had been recognized as of the acquisition date. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our year ended December 31, 2017. The amendment is to be applied prospectively to measurement-period adjustments that occur after the effective date with earlier adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires deferred tax liabilities and assets to be classified as noncurrent in the Consolidated Balance Sheet. The standard is required to be adopted for annual periods beginning after December 15, 2017, including interim periods within that annual period, which is our year ended December 31, 2018. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early adoption is permitted. We have not yet evaluated, if any, the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 824), which requires lessees to recognize a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability on the balance sheet for all leases with terms greater than 12 months. Lessees can forgo recognizing a right-of-use asset and lease liability with lease terms of 12 months or less on the balance sheet through accounting policy elections as long as the lease does not include options to purchase the underlying assets that is reasonably certain to be exercised. The new guidance also requires certain qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases, along with additional key information about leasing arrangements. The standard is required to be adopted for annual periods beginning after December 15, 2019, including interim periods within that annual period, which is our year ended December 31, 2020. The amendment is to be applied using a modified retrospective approach, which includes a number of optional practical expedients. Early adoption is permitted. We have not yet evaluated, if any, the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

2.     Correction of errors

During 2015, we identified accounting errors in previously issued consolidated financial statements that have been corrected in these consolidated financial statements. The corrections resulted in adjustment to net income totaling a reduction of $956, an increase of $1,134 and an increase of $218 for the years ended December 31, 2015, 2014 and 2013, respectively. We evaluated the materiality of the errors from both qualitative and quantitative perspectives and concluded that the errors were immaterial to our 2015, 2014 and 2013 consolidated financial statements.

3.     Inventories

Inventories at December 31, 2015 and 2014 were as follows:

	2015	2014

Raw materials	$10,859	$11,317
Work-in-process	6,112	6,072
Finished goods	25,552	24,520

Total Inventory	$42,523	$41,909

4.    Property, plant and equipment

Property, plant and equipment at December 31, 2015 and 2014 was as follows:

	2015	2014

Land and improvements	$1,278	$1,278
Buildings and improvements	12,807	13,481
Machinery and equipment	25,155	23,824
Furniture and fixtures	6,938	6,796
Automotive equipment	863	901
Equipment installations in progress	50	492

Property, plant and equipment, gross	47,091	46,772
Less accumulated depreciation	(34,034)	(31,762)

Property, plant and equipment, net	$13,057	$15,010

Depreciation expense recognized during the years ended December 31, 2015, 2014 and 2013 was $2,977, $2,835 and $2,705, respectively.

5.     Composition of Certain Financial Statement Captions

Other assets

Other assets as of December 31, 2015 and 2014 consisted of the following:

	2015	2014

Cash surrender value of life insurance	$1,543	$2,604
Investment in equity method investee	—	635
Customer lists, net of accumulated amortization of $308 and $265, respectively	124	167
Patents, net of accumulated amortization of $13 and $8, respectively	89	62
Other, net	589	569

Total	$2,345	$4,037

Amortization expense related to other assets recognized in the years ended December 31, 2015, 2014 and 2013 was $65, $65 and $75, respectively.

We amortize intangible assets using the straight-line method. Patents and customer lists are amortized over an estimated useful life of 15 years and 10 years, respectively.

We accounted for our investment in STI Technologies, Inc. ("STI") using the equity method. We recorded earnings (losses) of $41 and $(250) for the years ended December 31, 2014 and 2013, respectively, representing our 49% share of STI's equity earnings. Effective March 3, 2015, we sold all of our interest in STI for cash consideration of $4,900 to one of our stockholders and recognized a gain of $4,265, which is included in other income (expense) on the consolidated income statement for the year ended December 31, 2015. In connection with the sale, we have entered into a put option agreement with STI, Bank of America and the stockholder covering 6,045 shares of our voting stock and 72,139 shares of our non-voting stock. Under the terms of the put agreement, upon the occurrence of an event of default on STI's debt agreement with Bank of America or an event of default under our debt agreement with Bank of America, Bank of America may exercise the put and sell to us, and we agree to purchase all of the shares for a purchase price equal to the outstanding principal, interest, fees, expenses and other amounts owed to Bank of America by STI. The put is not currently exercisable as there has not been an event of default, and therefore, the redeemable interest has not been adjusted to its current redemption amount.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities as of December 31, 2015 and 2014 consisted of the following:

	2015	2014

Accrued payroll	1,428	1,225
Accrued benefits	2,597	2,539
Accrued profit sharing	939	949
Accrued variable compensation	412	589
Accrued warranty costs	515	512
Accrued self insurance	1,127	1,116
Accrued income taxes	522	736
Other accrued liabilities	2,152	2,555

Accrued expenses and other current liabilities	9,692	10,221

6.     Financing arrangements

We have a Revolving Credit and Term Loan Agreement with a commercial bank that has a maximum borrowing capacity of $24,000 as of December 31, 2015. Our revolving credit facility is reviewed and renewed annually by the commercial bank and matures on June 16, 2016. During 2015 and 2014, the revolving credit borrowings bore interest at either the bank's prime rate or at the LIBOR rate plus 150 basis points, at our election. The outstanding borrowings under the LIBOR rate option bear interest at a rate of 1.85% and 1.70% as of December 31, 2015 and 2014, respectively.

We have a term note payable to a bank, with interest only payments due at the LIBOR rate plus 150 basis points, which was 1.85% at December 31, 2015, due July 2018. The note is secured by substantially all our assets and carried a balance of $2,000 for each of the years ending December 31, 2015 and 2014.

Our revolving line of credit and long-term debt as of December 31, 2015 and 2014 consistent of the following:

	2015	2014

Term note	$2,000	$2,000
Revolving line of credit	2,000	6,100
Other	10	28

Total	4,010	8,128
Less current portion	2,006	6,115

Long-term portion	$2,004	$2,013

The credit facility includes certain financial covenants, including the ratio of consolidated total indebtedness to consolidated EBITDA, as well as the ratio of consolidated EBITDA, less distributions and unfunded capital expenditures to the current portion of long term debt (including capitalized lease obligations) plus interest expense. At December 31, 2015 and 2014, we were in compliance with the financial covenants.

We guaranteed the debt of STI in conjunction with our Revolving Credit and Term Loan Agreement. In conjunction with the sale of STI on March 3, 2015, we are no longer the guarantor of the debt.

Future minimum payments for the years subsequent to December 31, 2015 are as follows:

2016	$2,006
2017	$4
2018	$2,000

7.     Fair value of financial instruments

Liabilities subject to measurement at fair value on a recurring basis, and the basis for determining fair value as of December 31, 2015 and 2014 were as follows:

	2015	2014

Interest rate swap liability (Level 2)	$—	$5
Contingent consideration (Level 3)	320	650

Total liabilities at fair value	$320	$655

A reconciliation of the beginning and ending balances for the contingent consideration measured at fair value using Level 3 inputs for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014

Balance, beginning of year	$650	$975
Payment of contingent consideration	(80)	—
Reduction in fair value of contingent consideration	(250)	(325)

Balance, end of year	$320	$650

8.     Income taxes

The provisions for income taxes for the years ended December 31, 2015, 2014 and 2013 were as follows:

	2015	2014	2013

Current
Federal	$241	$(111)	$(623)
State	64	57	42
Foreign	1,317	1,731	1,333

	$1,622	$1,677	$752
Change in tax status
Federal	$—	$—	$(874)
State	—	—	(37)

	$—	$—	$(911)
Total	$1,622	$1,677	$(159)

As discussed in Note 1, we elected S corporation status for federal income tax purposes as of January 1, 2013. Accordingly, the net deferred income tax liability of $850 as of December 31, 2012, has been recorded as a $911 benefit from income taxes within the consolidated statement of income and a $61 other comprehensive loss within the consolidated statement of stockholders' equity for the year ended December 31, 2013. Additionally, we are subject to potential built-in gains tax that applies to corporations converting to S corporation status. This potential built-in gains tax applies to realized gains from the future sale of appreciated assets during the ten years following the election of S corporation status that was not taxed at the conversion date. The appreciation is calculated as of the conversion date and is the excess of the fair value of all corporate assets at the conversion date of their tax bases. We recorded $241 of built-in gains tax for the year ended December 31, 2015 relating to the sale of STI, our equity method investee. There was no built-in gains tax for the year ended December 31, 2014. We recorded $735 of built-in gains tax for the year ended December 31, 2013.

Deferred income taxes have been provided for New York state tax credits. The state of New York does not conform to the Federal S Corporation election under IRC Sec. 1361 and as such we are taxable in the state as a C Corporation. We do not believe these credits are more-likely-than-not to be utilized and have recorded a full valuation allowance. If not used, these credits will expire in years 2020 through 2029.

Net deferred tax assets for the years ended December 31, 2015 and 2014 consisted of the following:

	2015	2014

State tax credits	$1,266	$1,266
Valuation allowance	(1,266)	(1,266)
Foreign timing differences	61	55

Net deferred tax assets	$61	$55

As of December 31, 2015 our tax returns for the years ended 2012 through 2015 remain subject to examination.

9.     Related party transactions

We incurred certain operating expenses, including officer compensation and related benefits, which we allocated to STI in the form of a management fee through December 31, 2014. See Note 5 for additional information related to our investment in STI. The management fee charges to STI during the years ended December 31, 2014 and 2013 totaled $402 and $332, respectively, and is included in other income (expense) in the consolidated statements of income. The amounts due from this affiliate at December 31, 2014 related to the management fee totaled $30.

STI also advanced funds to us in prior years for working capital purposes. At December 31, 2014, the amount due to this affiliate from us totaled $10.

We entered into management consulting agreements with certain stockholders and former employees for business advisory services. The amounts paid are included in selling, general and administrative expenses which totaled $2,873 and $80 in the years ended December 31, 2015 and 2014 respectively.

On March 21, 2014, we entered into an agreement to purchase certain assets from a stockholder for $705, which represented the appraised value. We incurred expenses related to these assets of $24 in the year ended December 31, 2015. These assets were sold on August 28, 2015 and October 6, 2015 for net proceeds of $662.

In 2015, we transferred the cash surrender value of six life insurance policies from us as the beneficiary to the stockholders as the beneficiary in amounts totaling $1,071. The transaction was recorded in selling, general and administrative expense in the consolidated statement of income for the year ended December 31, 2015.

We have advanced funds to certain stockholders with the advances bearing interest at rates commensurate with market interest rates. There was $150 and $5,054 of advances outstanding as of December 31, 2015 and 2014, respectively. In 2015, five of these loans were forgiven with $639 resulting in a charge to other income (expense) in the consolidated statement of income for the year ended December 31, 2015.

On June 19, 2015, we reached a settlement agreement with two former stockholders for approximately $3,000. The amount is included in other income (expense) in the consolidated statement of income for the year ended December 31, 2015.

10.   Operating leases

We rent our manufacturing facility in Cincinnati, Ohio, under an operating lease that expires in April 2017. Minimum annual rent is $125 through the remainder of the lease term. We rent our international sales and distribution facility in Germany under an operating lease that expires in December 2016. Annual rent is approximately $155 through the remainder of the lease term. We also rent our other domestic and foreign sales offices under various non-cancellable and month-to-month leasing arrangements which are immaterial to the consolidated financial statements.

Minimum rental commitments under noncancelable operating leases for the next five years are as follows:

2016	$540
2017	$191
2018	$100
2019	$57
2020	$28

11.   Retirement plan

We maintain a contributory profit sharing retirement plan covering all domestic employees who have met certain eligibility requirements. The plan provides for employees to make voluntary salary deferral contributions subject to certain limitations. In addition, we may approve certain discretionary profit sharing contributions, subject to limitations, which are then funded by the participating domestic subsidiaries. Our discretionary profit sharing contributions amounted to $1,002, $1,001 and $905 for the years ended December 31, 2015, 2014 and 2013, respectively.

Our Foreign Subsidiaries in Europe participate in contributory pension plans as mandated by statutory pension provisions of the respective countries, which cover all employees. Liabilities for foreign post-employment obligations are established by our Foreign Subsidiaries where required and are included in other long-term liabilities in the consolidated balance sheets. Statutory pension contributions of our Foreign Subsidiaries were $492, $454 and $373 for the years ended December 31, 2015, 2014 and 2013, respectively.

12.   Subsequent events

On April 5, 2016, we entered into an Agreement and Plan of Merger ("Merger Agreement") with MTS Systems Corporation ("MTS"), whereby we would become a wholly-owned subsidiary of MTS.

Under the terms of the Merger Agreement, our stockholders will receive $580,000 in cash at the time of closing. The consummation of the merger is subject to certain adjustments for cash and indebtedness.

The Merger Agreement includes customary termination provisions for both MTS and us and provides that, in connection with the termination of the Merger Agreement by MTS or us, under specified circumstances, MTS would be required to pay us a termination fee of $43,500.

As part of the Merger Agreement, the parties have agreed to certain customary covenants which restrict us pending the closing of the acquisition. Among these obligations, we: (1) must conduct business in the ordinary course consistent with our past practice; (2) use commercially reasonable efforts to maintain and preserve intact the current organization, our business and franchise and to preserve our current rights, franchises, goodwill and relationships of our employees, customers, lenders, suppliers, regulators and others having material business relationships with us; (3) not make or change any tax elections, change an annual accounting period, adopt or change any accounting methods with respect to taxes, file any amended tax return, enter into any closing agreement, settle or compromise any proceedings with respect to any tax claim or assessment relating to us, surrender any right to claim a refund of taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to us; (4) keep available the services of our current officers, employees and consultants on commercially reasonable terms; and (5) make capital expenditures only in the ordinary course of business.

Subsequent events have been evaluated up to and including June 7, 2016, which is the date these financial statements were available to be issued.

* * * * * *

PCB Group, Inc. and subsidiaries
Consolidated balance sheets
(in thousands)

	March 31, 2016	December 31, 2015

	(unaudited)	(Note)
Assets
Current assets
Cash and cash equivalents	$11,774	$18,809
Accounts receivable, net of allowance for doubtful accounts of $346 and $378, respectively	22,488	22,445
Inventories	41,875	42,523
Prepaid expenses and other current assets	2,748	2,621
Due from stockholders	150	150
Deferred income taxes	61	61

Total current assets	79,096	86,609

Property, plant and equipment, net	12,649	13,057
Other assets, net	2,320	2,345
Goodwill	9,316	9,259

Total assets	$103,381	$111,270

Liabilities, Redeemable Interest and Stockholders' Equity
Current liabilities
Lines of credit	$2,000	$2,000
Current portion of long-term debt	—	6
Accounts payable	6,029	7,178
Accrued expenses and other current liabilities	10,321	9,692
Deferred revenue	715	807

Total current liabilities	19,065	19,683

Long-term debt, less current maturities	2,000	2,004
Contingent consideration	320	320
Other noncurrent liabilities	231	216

Total liabilities	21,616	22,223

Redeemable Interest	2,825	2,825
Stockholder's Equity
Capital stock, $0.01 par value; 35,000 voting and 3,465,000 non-voting shares authorized as of March 31, 2016 and December 31, 2015; 32,697 voting and 3,237,003 non-voting shares issued and outstanding as of March 31, 2016 and December 31, 2015	33	33
Retained earnings	80,621	88,274
Accumulated other comprehensive income (loss)	(1,714)	(2,085)

Total stockholders' equity	78,940	86,222

Total liabilities, redeemable interest and stockholders' equity	$103,381	$111,270

Note: The Consolidated Balance Sheet as of December 31, 2015 has been derived from the audited consolidated financial statements at that date.

The accompany Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries
Consolidated statements of income (unaudited)
(in thousands)

	Three months ended
	March 31, 2016	March 31, 2015

Net sales	$43,245	$44,941
Cost of goods sold	21,030	21,473

Gross profit	22,215	23,468

Selling, general and administrative	14,846	17,804

Income from operations	7,369	5,664

Other income (expense), net	(39)	3,894

Income before provision for income taxes	7,330	9,558

Provision for income taxes	410	268

Net income including noncontrolling interest	6,920	9,290

Less: Net income attributable to noncontrolling interest	—	9

Net income attributable to PCB Group, Inc. and subsidiaries	$6,920	$9,281

The accompany Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries
Consolidated statements of comprehensive income (unaudited)
(in thousands)

	Three months ended
	March 31, 2016	March 31, 2015

Net income including noncontrolling interest	$6,920	$9,290

Other comprehensive income (loss)
Foreign currency translation	372	(1,116)

Other comprehensive income (loss)	372	(1,116)

Comprehensive income including noncontrolling interest	7,292	8,174

Less: Comprehensive income attributable to noncontrolling interest	—	9

Comprehensive income attributable to PCB Group, Inc. and subsidiaries	$7,292	$8,165

The accompany Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries
Consolidated statements of cash flows
(in thousands)

	Three months ended
	March 31, 2016	March 31, 2015

Cash Flows from Operating Activities
Net income	$6,920	$9,290
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	704	739
Bad debt recovery	(32)	(12)
Gain on sale of equity investment	—	(4,265)
Increase in cash surrender value of officers' life insurance	(3)	(3)
Increase in foreign post-employment obligation	7	6
Foreign currency exchange loss	—	303
(Gain) loss on disposal of assets	18	(57)
Changes in operating assets and liabilities
Accounts receivable	926	155
Inventories	426	(1,004)
Prepaid expenses and other	(85)	(329)
Accounts payable	(1,519)	1,210
Accrued expenses and other	430	75
Deferred revenue	(92)	95

Net Cash Provided by Operating Activities	7,700	6,203

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(295)	(409)
Proceeds from sale of equity investment	—	4,900
Proceeds from the disposal of assets	—	286
Other assets	4	29

Net Cash Provided by (Used in) Investing Activities	(291)	4,806

Cash Flows from Financing Activities
Repayments on lines of credit	—	(3,300)
Principal payments on long-term debt	(9)	(4)
Repayments from (advances to) affiliates	—	20
Repayments from stockholders	—	4,465
Purchase of noncontrolling interest	—	(1,128)
Distributions to stockholders	(14,573)	(24,598)

Net Cash Used in Financing Activities	(14,582)	(24,545)

Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	138	(876)

Increase (decrease) in cash and cash equivalents	(7,035)	(14,412)
Cash and Cash Equivalents
Balance, beginning of period	18,809	19,971

Balance, end of period	$11,774	$5,559

Supplemental Disclosure of Cash Flow Information
Interest paid	$38	$37
Income tax payments	326	409

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries
Notes to consolidated financial statements (unaudited)
(in thousands, except share data)

1.     Summary of significant accounting policies

Nature of operations—PCB Group, Inc. and its subsidiaries design and manufacture sensors, test and measurement products and instrumentation equipment for sale and lease to customers throughout the world. We also provide consulting services to the test, measurement and industrial markets. We are headquartered in Depew, New York, with four other primary manufacturing facilities located throughout the United States, and numerous sales operations located throughout the United States and internationally.

Terms—When we use the terms "we," "us," the "Company" or "our" in this report, unless the context otherwise requires, we are referring to PCB Group, Inc. and its subsidiaries.

Basis of consolidation—The consolidated financial statements include the accounts of PCB Group, Inc. and its subsidiaries. Investments in affiliated companies in which we exercise significant influence, but do not control, are accounted for in the consolidated financial statements under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

Foreign currency—The consolidated financial statements are presented in U.S. dollars. We have subsidiaries which are located and conduct business outside of the United States (collectively, the "Foreign Subsidiaries"). The accounts of our Foreign Subsidiaries are denominated in the Euro, Swedish Krona, British Pound, Canadian Dollar, Japanese Yen or Chinese Yuan Renminbi, as applicable. The accounts of our Foreign Subsidiaries have been translated using the U.S. dollar as the reporting currency. All assets and liabilities of our Foreign Subsidiaries are translated into U.S. dollars using period end exchange rates, while elements of operations and cash flows are translated using average daily exchange rates in effect during the year. Translation gains and losses have been included as a component of accumulated other comprehensive income (loss) ("AOCI") within stockholders' equity.

We have regular transactions with our Foreign Subsidiaries and conduct a limited amount of business with unrelated parties based on foreign currencies. Transaction gains and losses that arise from exchange rate fluctuations on these transactions are included in other income in the consolidated statements of income.

Cash and cash equivalents—Cash and cash equivalents represent cash, demand deposits and highly liquid investments with original maturities of three months or less. We maintain cash in bank deposit accounts which, at times, may exceed federally insured limits. We believe that we are not exposed to any significant credit risk with regard to cash. Cash equivalents, both inside and outside the United States, are recorded at cost, invested in bank deposits and/or money market funds and are held in local currency denomination.

Accounts receivable—Accounts receivable are recorded at net realizable value. We consider all receivables outstanding greater than 10 days over terms to be past due and use judgmental factors such as customer history and existing economic conditions to determine whether to reserve for the past due amounts in our allowance for doubtful accounts. Upon our determination of uncollectibility, such accounts are written-off through the allowance.

Inventories—Inventories consist of materials, labor and overhead costs, and are stated at the lower of cost or market generally using the first-in, first-out accounting method. Certain inventories are measured using the weighted average cost accounting method.

Prepaid expenses and other—Prepaid expenses and other current assets consist primarily of prepaid employee health benefits, property taxes, insurance and service contracts.

Property, plant and equipment—Property, plant and equipment are capitalized at cost. Depreciation is recognized over the estimated useful lives of the assets using the straight-line method. Capitalized buildings and improvements have a useful life ranging from 5 to 39 years. Capitalized machinery and equipment have a useful life ranging from 3 to 7 years. Capitalized furniture and fixtures have a useful life ranging from 3 to 5 years. Capitalized automotive equipment has a useful life of 3 years. Maintenance and repairs are charged to operations as incurred and significant betterments are capitalized.

Impairment of long-lived assets—We review the carrying value of our long-lived assets or asset groups, such as property and equipment and intangibles subject to amortization, when events or changes in circumstances such as asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. When this review indicates the carrying value of an asset or asset group exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group, we recognize an asset impairment charge against income from operations. The amount of the impairment loss recorded is the amount by which the carrying value of the impaired asset or asset group exceeds its fair value.

Goodwill and intangible assets—Goodwill represents the excess of cost over the fair value of the identifiable net assets of businesses acquired and allocated to our reporting units at the time of acquisition. Goodwill is tested for impairment annually and when an event occurs or circumstances change that indicates the carrying value of the reporting unit may not be recoverable.

Evaluating goodwill for impairment involves the determination of the fair value of each reporting unit in which goodwill is recorded using a two-step process. A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis.

Prior to completing the two-step process described below, we have the option to perform a qualitative assessment of goodwill for impairment to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If we conclude the fair value is more likely than not less than the carrying value, we would need to perform the two-step process. Otherwise, no further testing is needed.

If the two-step process is required, the first step of the impairment test is to compare the calculated fair value of each reporting unit to its carrying value, including goodwill and other intangible assts. We estimate the fair value of a reporting unit using a discounted cash flow model that requires input of certain estimates and assumptions requiring judgment, including projections of economic conditions and customer demand, revenue and margins, changes in competition, operating costs and new product introductions. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and step 2 would need to be performed to measure the impairment loss. In step 2, we would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized in the period identified. The loss recognized cannot exceed the carrying amount of goodwill.

While we believe the estimates and assumptions used in determining the fair value of our reporting units are reasonable, significant changes in estimates of future cash flows, such as those caused by unforeseen events or changes in market conditions, could materially impact the fair value of a reporting unit which could result in the recognition of a goodwill impairment charge.

The changes in the carrying amount of goodwill were as follows:

	Three months ended
	March 31, 2016	March 31, 2015

Beginning balance	$9,259	9,418
Currency translation gain (loss)	57	(79)

Ending balance	$9,316	$9,399

We have obtained numerous patents to protect proprietary technology. Legal costs incurred to obtain such patents, and the value of customer lists purchased as a result of the acquisition of a product line from a former supplier, are all included in other assets on the consolidated balance sheets as of March 31, 2016 and December 31, 2015. See Note 4 for additional information.

Contingent consideration—We have contingent liabilities related to the acquisition of subsidiaries during 2009 and 2013, which require additional consideration to be paid to the former owners based on certain financial results of the respective subsidiary and on the production and delivery of qualifying new products. The fair value of contingent consideration requires assumptions to be made of future operating results and probabilities assigned to various operating result scenarios and is subject to an annual review. Based on the purchase agreements, the consideration is due to be paid by December 31, 2016.

Financial instruments—We have adopted a standard for determining the fair value of assets and liabilities which are subject to reporting at fair value. The standard establishes a hierarchy for the determination of fair value, as well as disclosure requirements relative to those assets and liabilities. The hierarchy identifies three levels of input. Level 1 inputs are unadjusted quoted prices which are available in active markets for identical assets or liabilities accessible to us at the measurement date. Level 2 inputs are inputs other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situation in which there is little, if any, market activity for the asset or liability at measurement date. These may include such things as present value of expected future cash flows or other valuation methodologies. The hierarchy gives the highest priority to Level 1 input, as this level provides the most reliable measure of fair value, while giving the lowest priority to Level 3 inputs. Level 3 inputs are to be used only where neither Level 1 nor Level 2 inputs are available.

Capital stock—Capital stock consisted of the following at March 31, 2016 and December 31, 2015:

    Voting common stock: $0.01 par value; 35,000 shares authorized; 32,697 shares issued and outstanding

    Non-voting common stock: $0.01 par value; 3,465,000 shares authorized; 3,237,003 shares issued and outstanding

Comprehensive income—Our comprehensive income includes net income and foreign currency translation adjustments.

Revenue recognition—We recognize revenue when it is realized or realizable and earned. This occurs when all of the following criteria have been met: (1) Persuasive evidence of an arrangement exists; (2) Delivery and title transfer has occurred or services have been rendered; (3) The sales price is fixed and determinable; (4) Collectability is reasonably assured; and (5) All significant obligations to the customer have been fulfilled.

Generally, revenues for product sales are recognized in accordance with customer shipment terms and revenues from the leasing of equipment are recognized throughout the rental period. Net sales are shown net of product returns and discounts. On occasion, we may receive prepayments from various sales arrangements with customers. Revenue is deferred and recognized upon shipment to customers under such arrangements.

Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities. Taxes collected are recorded as current liabilities until remitted to the relevant government authority.

Warranty obligations—We are subject to warranty obligations on sales of our products. We record general warranty provisions based on an estimated warranty expense percentage applied to current period revenue. The percentage applied reflects our historical warranty claims experience over the preceding annual period. Both the experience percentage and the warranty liability are evaluated on an ongoing basis for adequacy. Warranty provisions are also recognized for certain nonrecurring product claims that are individually significant. A certain amount of judgment is required in determining appropriate reserve levels for anticipated warranty claims. While these reserve levels are based on our historical warranty claims experience, they may not reflect the actual claims that will occur over the upcoming warranty period and additional warranty reserves may be required. For the three months ended March 31, 2016 and 2015, warranty costs amounted to $71 and $92, respectively.

Noncontrolling interest—On March 31, 2015, PCB France purchased a noncontrolling interest for $1,128. The portion of PCB France's earnings allocable to the former noncontrolling interest is included as net income attributable to noncontrolling interest in our consolidated statement of income for the three months ended March 31, 2015.

Redeemable interest—We granted a put option to Bank of America, which has the right in certain circumstances to put shares to us at a defined purchase price. This put option requires us to classify these shares as a redeemable interest outside of equity on our consolidated balance sheet for as long as the put is exercisable by Bank of America. When the put is no longer exercisable, the redeemable interest will be reclassified to stockholders' equity in the consolidated balance sheet. The put is not currently redeemable as its redemption is contingent upon an event of default under the credit agreement with Bank of America.

Income taxes and distributions—We elected to be taxed as a Subchapter S corporation effective January 1, 2013 under sections of the federal and state income tax laws, which provide that, in lieu of corporate income taxes, the stockholders separately account for the Company's items of income, deductions, losses, and credits. Distributions may be declared periodically in amounts that will cover the individual stockholder's income tax liabilities arising from the taxable income of the Company and for other purposes.

For our Foreign Subsidiaries, along with certain states that do not recognize Subchapter S Corporations, we pay corporate income taxes and record a tax provision for the anticipated consequences of the results of our operations.

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We have evaluated our tax positions and concluded that we have taken no uncertain tax positions that require recognition in the consolidated financial statements for the three months ended March 31, 2016 and 2015.

Advertising costs—Advertising costs are charged to operations when incurred and are included in selling, general and administrative expense on the consolidated statements of income. For the three months ended March 31, 2016 and 2015, advertising costs were approximately $317 and $286, respectively.

Research and development costs—Expenditures for research and development are charged to operations when incurred and are included in selling, general and administrative on the consolidated statements of income. For the three months ended March 31, 2016 and 2015, research and development expenditures were approximately $221 and $381, respectively.

Shipping and handling costs—Freight revenue billed to customers is reported within net sales on the consolidated statements of income. Expenses incurred for shipping products to customers are reported within cost of goods sold on the consolidated statements of income

Other income (expense)—Other income (expense) on our consolidated statements of income consists primarily of interest income (expense), foreign exchange gains (losses) and the gain on sale of equity investment. See Note 4 for additional information.

Health insurance—We are self-insured for health benefits with stop-loss insurance coverage for individual claims in excess of $250. Reserves for losses include estimates for claims incurred but not reported at year-end. The estimates are based on claim reports provided by the insurance carrier. These reserves are included in accrued expenses and other in the accompanying consolidated balance sheets, and were approximately $1,043 and $1,127 at March 31, 2016 and December 31, 2015, respectively.
Foreign operations—We conduct business outside the United States through our subsidiaries. Foreign sales for the three months ended March 31, 2016 and 2015 were $11,715 and $11,747, respectively. At March 31, 2016 and December 31, 2015, our consolidated balance sheets included trade accounts receivable from foreign customers of $6,962 and $6,669, respectively. Additionally, at March 31, 2016 and December 31, 2015, our consolidated balance sheets included cash balances held by foreign subsidiaries of $6,104 and $4,575, respectively.

Loss contingencies—We establish an accrual for loss contingencies when it is both probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. When loss contingencies are not probable and cannot be reasonably estimated, we do not establish an accrual. However, when there is at least a reasonable possibility that a loss has been incurred, but is not probable or reasonably estimated, we disclose the nature of the loss contingency and an estimate of the possible loss or range of loss, as applicable. Any adjustment made to a loss contingency accrual during an accounting period affects the earnings of the period.

Use of estimates—Preparation of the consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of the consolidated financial statements and report amounts of revenues and expenses incurred during the reporting period. Actual results could differ from those estimates.

Recently issued pronouncements—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This update clarifies the principles for revenue recognition in transactions involving contracts with customers. The new revenue recognition guidance provides a five-step analysis to determine when and how revenue is recognized. The new guidance will require revenue recognition to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Gross Revenue versus Net), to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The new standard is effective for annual periods beginning after December 15, 2018, (as amended in August 2015 by ASU 2015-14, deferral of effective date) including interim periods within that annual period, which is our year ended December 31, 2019. The new standard may be adopted retrospectively for all periods presented, or adopted using a modified retrospective approach. Early adoption is permitted for annual reporting periods beginning after December 15, 2016, and interim periods within that annual period, which is our year ended December 31, 2017. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. This update modifies existing requirements regarding measuring inventory at the lower of cost or market. Under current inventory standards, the market value requires consideration of replacement cost, net realizable value and net realizable value less an approximately normal profit margin. The new guidance replaces market with net realizable value defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This eliminates the need to determine and consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our year ended December 31, 2017. The standard is to be applied prospectively with early adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This update eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Under the existing business combination standard, an acquirer reports provisional amounts with respect to acquired assets and liabilities when their measurements are incomplete as of the end of the reporting period. Prior to this update, an acquirer is required to adjust provisional amounts and the related impact on earnings by restating prior period financial statements during the measurement period which cannot exceed one year from the date of acquisition. The new guidance requires that the cumulative impact of a measurement-period adjustment, including the impact on prior periods, be recognized in the reporting period in which the adjustment is identified eliminating the requirement to restate prior period financial statements. The new standard requires disclosure of the nature and amount of measurement-period adjustments as well as information with respect to the portion of the adjustments recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustments to provisional amounts had been recognized as of the acquisition date. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our year ended December 31, 2017. The amendment is to be applied prospectively to measurement-period adjustments that occur after the effective date with earlier adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires deferred tax liabilities and assets to be classified as noncurrent in the Consolidated Balance Sheet. The standard is required to be adopted for annual periods beginning after December 15, 2017, including interim periods within that annual period, which is our year ended December 31, 2018. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early adoption is permitted. We have not yet evaluated, if any, the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 824), which requires lessees to recognize a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability on the balance sheet for all leases with terms greater than 12 months. Lessees can forgo recognizing a right-of-use asset and lease liability with lease terms of 12 months or less on the balance sheet through accounting policy elections as long as the lease does not include options to purchase the underlying assets that is reasonably certain to be exercised. The new guidance also requires certain qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases, along with additional key information about leasing arrangements. The standard is required to be adopted for annual periods beginning after December 15, 2019, including interim periods within that annual period, which is our year ended December 31, 2020. The amendment is to be applied using a modified retrospective approach, which includes a number of optional practical expedients. Early adoption is permitted. We have not yet evaluated, if any, the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

2.     Inventories

Inventories consisted of the following:

	March 31, 2016	December 31, 2015

Raw materials	$10,405	$10,859
Work-in-process	5,472	6,112
Finished goods	25,998	25,552

Total Inventory	$41,875	$42,523

3.     Property, plant and equipment

Property, plant and equipment consisted of the following:

	March 31, 2016	December 31, 2015

Land and improvements	$879	$1,278
Buildings and improvements	14,233	12,807
Machinery and equipment	24,369	25,155
Furniture and fixtures	6,956	6,938
Automotive equipment	790	863
Equipment installations in progress	41	50

Property, plant and equipment, gross	47,268	47,091
Less accumulated depreciation	(34,619)	(34,034)

Property, plant and equipment, net	$12,649	$13,057

Depreciation expense recognized during the three months ended March 31, 2016 and 2015 was $692 and $728, respectively.

4.    Composition of certain financial statement captions

Other assets

Other assets consisted of the following:

	March 31, 2016	December 31, 2015

Cash surrender value of life insurance	$1,546	$1,543
Customer lists, net of accumulated amortization of $320 and $308, respectively	112	124
Patents, net of accumulated amortization of $13, respectively	89	89
Other, net	573	589

Total	$2,320	$2,345

Amortization expense related to other assets recognized in the three months ended March 31, 2016 and 2015 was $7 and $11, respectively.

We amortize intangible assets using the straight-line method. Patents and customer lists are amortized over an estimated useful life of 15 years and 10 years, respectively.

We accounted for our investment in STI Technologies, Inc. ("STI") using the equity method. Effective March 3, 2015, we sold all of our interest in STI for cash consideration of $4,900 to one of our stockholders and recognized a gain of $4,265, which is included in other income (expense) on the consolidated statement of income for the three months ended March 31, 2015. In connection with the sale, we have entered into a put option agreement with STI, Bank of America and the stockholder covering 6,045 shares of our voting stock and 72,139 shares of our non-voting stock. Under the terms of the put agreement, upon the occurrence of an event of default on STI's debt agreement with Bank of America or an event of default under our debt agreement with Bank of America, Bank of America may exercise the put and sell to us, and we agree to purchase all of the shares for a purchase price equal to the outstanding principal, interest, fees, expenses and other amounts owed to Bank of America by STI. The put is not currently exercisable as there has not been an event of default, and therefore, the redeemable interest has not been adjusted to its current redemption amount.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2016	December 31, 2015

Accrued payroll	1,262	1,428
Accrued benefits	2,398	2,597
Accrued profit sharing	951	939
Accrued variable compensation	351	412
Accrued warranty costs	600	515
Accrued self insurance	1,043	1,127
Accrued income taxes	304	522
Other accrued liabilities	3,412	2,152

Accrued expenses and other current liabilities	10,321	9,692

5.     Financing arrangements

We have a Revolving Credit and Term Loan Agreement with a commercial bank that has a maximum borrowing capacity of $24,000 as of March 31, 2016. Our revolving credit facility is reviewed and renewed annually by the commercial bank and matures on June 16, 2016. During the three months ended March 31, 2016 and the year ended December 31, 2015, the revolving credit borrowings bore interest at either the bank's prime rate or at the LIBOR rate plus 150 basis points, at our election. The outstanding borrowings under the LIBOR rate option bear interest at a rate of 1.85% and 1.85% as of March 31, 2016 and December 31, 2015, respectively.

We have a term note payable to a bank with interest only payments due at the LIBOR rate plus 150 basis points which was 1.85% at March 31, 2016 due July 2018. The note is secured by substantially all our assets and was $2,000 as of both March 31, 2016 and December 31, 2015.

Our revolving line of credit and long-term debt consisted of the following:

	March 31, 2016	December 31, 2015

Term note	$2,000	$2,000
Revolving line of credit	2,000	2,000
Other	—	10

Total	4,000	4,010
Less current portion	2,000	2,006

Long-term portion	$2,000	$2,004

Our credit facility includes certain financial covenants, including the ratio of consolidated total indebtedness to consolidated EBITDA, as well as the ratio of consolidated EBITDA, less distributions and unfunded capital expenditures to the current portion of long term debt (including capitalized lease obligations) plus interest expense. At March 31, 2016 and December 31, 2015, we were in compliance with the financial covenants.

We guaranteed the debt of STI in conjunction with our Revolving Credit and Term Loan Agreement. In conjunction with the sale of STI on March 3, 2015, we are no longer the guarantor of the debt.

6.     Fair value of financial instruments

Liabilities subject to measurement at fair value on a recurring basis, and the basis for determining fair value were as follows:

	March 31, 2016	December 31, 2015

Contingent consideration (Level 3)	$320	$320

Total liabilities at fair value	$320	$320

A reconciliation of the beginning and ending balances for the contingent consideration measured at fair value using Level 3 inputs was as follows:

March 31, 2016

Balance, beginning of period	$320
Payment of contingent consideration	—
Reduction in fair value of contingent consideration	—

Balance, end of period	$320

7.     Income taxes

The provisions for income taxes were as follows:

	Three months ended
	March 31, 2016	March 31, 2015

Current
Federal	$46	$—
State	24	—
Foreign	340	268

	$410	$268

As discussed in Note 1, we elected S corporation status for federal income tax purposes as of January 1, 2013. Additionally, we are subject to potential built-in gains tax that applies to corporations converting to S corporation status. This potential built-in gains tax applies to realized gains from the future sale of appreciated assets during the ten years following the election of S corporation status that was not taxed at the conversion date. The appreciation is calculated as of the conversion date and is the excess of the fair value of all corporate assets at the conversion date of their tax bases.

Deferred income taxes have been provided for New York state tax credits. The state of New York does not conform to the Federal S Corporation election under IRC Sec. 1361 and as such we are taxable in the state as a C Corporation. We do not believe these credits are more-likely-than-not to be utilized and have recorded a full valuation allowance. If not used, these credits will expire in years 2020 through 2029.

Net deferred tax assets consisted of the following:

	March 31, 2016	December 31, 2015

State tax credits	$1,266	$1,266
Valuation allowance	(1,266)	(1,266)
Foreign timing differences	61	61

Net deferred tax assets	$61	$61

As of March 31, 2016 our tax returns for the years ended 2012 through 2015 remain subject to examination.

8.     Related party transactions

We entered into management consulting agreements with certain stockholders and former employees for business advisory services. The amounts paid are included in selling, general and administrative expenses and totaled $440 and $1,417 for the three months ended March 31, 2016 and 2015, respectively.

We have advanced funds to certain stockholders with the advances bearing interest at rates commensurate with market interest rates. There was $150 of advances outstanding as of both March 31, 2016 and December 31, 2015.

9.     Operating leases

We rent our manufacturing facility in Cincinnati, Ohio, under an operating lease that expires in April 2017. Minimum annual rent is $125 through the remainder of the lease term. Rent expense was approximately $33 for both the three months ended March 31, 2016 and 2015.

We rent our international sales and distribution facility in Germany under an operating lease that expires in December 2016. Annual rent is approximately $155 through the remainder of the lease term. We also rent our other domestic and foreign sales offices under various non-cancellable and month-to-month leasing arrangements which are immaterial to the consolidated financial statements.

10.   Retirement plan

We maintain a contributory profit sharing retirement plan covering all domestic employees who have met certain eligibility requirements. The plan provides for employees to make voluntary salary deferral contributions subject to certain limitations. In addition, we may approve certain discretionary profit sharing contributions, subject to limitations, which are then funded by the participating domestic subsidiaries. Our discretionary profit sharing contributions amounted to $101 and $222 for the three months ended March 31, 2016 and 2015, respectively.

Our Foreign Subsidiaries in Europe participate in contributory pension plans as mandated by statutory pension provisions of the respective countries, which cover all employees. Liabilities for foreign post-employment obligations are established by our Foreign Subsidiaries where required and are included in other long-term liabilities in the consolidated balance sheets. Statutory pension contributions of our Foreign Subsidiaries were $86 and $92 for the three months ended March 31, 2016 and 2015, respectively.

11.   Subsequent event

On April 5, 2016, we entered into an Agreement and Plan of Merger ("Merger Agreement") with MTS Systems Corporation ("MTS"), whereby we would become a wholly owned subsidiary of MTS.

Under the terms of the Merger Agreement, our stockholders will receive $580,000 in cash at the time of closing. The consummation of the merger is subject to certain adjustments for cash and indebtedness.

The Merger Agreement includes customary termination provisions for both us and MTS and provides that, in connection with the termination of the Merger Agreement by us or MTS, under specified circumstances, MTS would be required to pay us a termination fee of $43,500.

As part of the Merger Agreement, the parties have agreed to certain customary covenants which restrict us pending the closing of the acquisition. Among these obligations, we (1) must conduct business in the ordinary course consistent with our past practice; (2) use commercially reasonable efforts to maintain and preserve intact the current organization, our business and franchise and to preserve our current rights, franchises, goodwill and relationships of our employees, customers, lenders, suppliers, regulators and others having material business relationships with us; (3) not make or change any tax elections, change an annual accounting period, adopt or change any accounting methods with respect to taxes, file any amended tax return, enter into any closing agreement, settle or compromise any proceedings with respect to any tax claim or assessment relating to us, surrender any right to claim a refund of taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to us; (4) keep available the services of our current officers, employees and consultants on commercially reasonable terms; and (6) make capital expenditures only in the ordinary course of business.

Subsequent events have been evaluated up to and including June 7, 2016, which is the date these financial statements were available to be issued.

* * * * * *

PROSPECTUS

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344-2290
(952) 937-4000

Common Stock
Debt Securities
Warrants
Purchase Contracts
Units

        We may, from time to time, offer to sell the securities identified above in one or more offerings. This prospectus describes some of the general terms that may apply to these securities. Each time we offer and sell securities, we will provide the specific terms of these securities in a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, the applicable prospectus supplement will set forth the applicable purchase price, fee, commissions or discounts between or among them. Our net proceeds from the sale of securities will be the public offering price of those securities less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those securities. See the sections of this prospectus entitled "About this Prospectus" and "Plan of Distribution" for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

        Shares of our common stock, par value $0.25 per share, trade on the NASDAQ Global Select Market under the symbol "MTSC."

        Investing in our securities involves risks. You should consider the information referred to under the heading "Risk Factors" on page 1 of this prospectus and any risk factors described in the accompanying prospectus supplement or any documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 7, 2016

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the "SEC," as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell in one or more offerings any combination of the common stock, debt securities, warrants, purchase contracts and units described in this prospectus.

        This prospectus provides you with a general description of the common stock, debt securities, warrants, purchase contracts and units that we may issue. Each time we sell securities, we will provide a prospectus supplement to this prospectus that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

        When we refer to "MTS," the "company," "we," "our" and "us" in this prospectus, we mean MTS Systems Corporation and its wholly owned subsidiaries unless the context indicates otherwise. When we refer to "you," we mean the holders of the applicable series of securities.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this

i

information by mail from the Public Reference Room of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Additional information about us, including certain SEC filings, is also available at our website at http://investor.mts.com. Please note, however, that the information on our website is not a part of this prospectus or any accompanying prospectus supplement, other than the documents listed below under the heading "Incorporation by Reference."

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us. Forms of the indentures and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

INCORPORATION BY REFERENCE

        We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update and supersede this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference our documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the "Exchange Act," after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus (other than any portions of any such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules).

        This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended October 3, 2015, filed with the SEC on December 2, 2015 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement on Schedule 14A for our Annual Meeting of Shareholders held on February 9, 2016, filed with the SEC on December 30, 2015);

  •
  Quarterly Reports on Form 10-Q for the fiscal quarters ended January 2, 2016 and April 2, 2016, filed with the SEC on February 9, 2016 and May 10, 2016, respectively;

  •
  Current Reports on Form 8-K dated September 29, 2015, filed with the SEC on October 5, 2015; February 9, 2016, filed with the SEC on February 9, 2016 (only in relation to Item 5.07); April 5, 2016, filed with the SEC on April 6, 2016; April 5, 2016, filed with the SEC on April 11, 2016; May 10, 2016, filed with the SEC on May 10, 2016 (only in relation to Item 2.05); and May 10, 2016, filed with the SEC on May 11, 2016; and

  •
  the description of our common stock under the heading "Comparison of Rights of Holders of MTS Common Stock and Holders of DSPT Common Stock—Description of MTS Common Stock" contained in our Registration Statement filed on Form S-4 (File No. 333-77277), filed

ii

    with the SEC on April 28, 1999, including any amendment or report filed to update such description.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Catherine L. Powell
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344-2290
Phone: (952) 937-4000

iii

THE COMPANY

        MTS Systems Corporation is a leading global supplier of high-performance test systems and position sensors. Our operations are organized and managed in two reportable segments, test and sensors, based upon global similarities within their markets, products, operations and distribution. Our testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. In addition, our high-performance position sensors provide controls for a variety of industrial and vehicular applications.

        We organized as a Minnesota corporation in 1966. Our principal executive offices are located at 14000 Technology Drive, Eden Prairie, Minnesota 55344-2290, and our main telephone number is (952) 937-4000. We maintain a website at http://www.mts.com. Please note, however, that we have not incorporated any other information by reference herein from our website, other than the documents listed above under the heading "Incorporation by Reference."

RISK FACTORS

        Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in securities issued by us described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 3, 2015, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2016, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Before making an investment decision, you should carefully consider those risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. If any of the events or developments described actually occurred, our business, financial condition or results of operations would likely suffer. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

        All statements included or incorporated by reference in this prospectus, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements (as the term is defined in Section 27A of the Securities Act of 1933, as amended, or the "Securities Act", and Section 21E of the Exchange Act). Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "may" and other similar words, phrases and expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, those described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 3, 2015, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2016, and those risks described in any prospectus supplement and elsewhere in documents filed with the SEC and incorporated by reference into this prospectus, as well as other factors that our management has not yet identified. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including:

  •
  investments in or advances to our existing or future subsidiaries;

  •
  additions to working capital;

  •
  acquisitions;

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  capital expenditures;

  •
  repayment of obligations that have matured; and

  •
  reduction of our outstanding debt.

        We will have significant discretion in the use of the net proceeds. Until the net proceeds have been used, they may be temporarily invested in short-term or other securities.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended					Six Months Ended
	October 1, 2011	September 29, 2012	September 28, 2013	September 27, 2014	October 3, 2015	April 2, 2016
Ratio of Earnings to Fixed Charges(1):	25.04	31.50	33.38	21.16	19.89	12.17

(1)
For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income (loss) from continuing operations before income taxes, fixed charges, and amortization of capitalized interest, but excludes equity method investment earnings and capitalized interest. "Fixed charges" consist of (i) interest on indebtedness, whether expensed or capitalized, (ii) that portion of rental expense which we believe to be representative of interest (one-third of rental expense) and (iii) amortization of debt discount and expense.

 DESCRIPTION OF COMMON STOCK

        This section describes our common stock. Our common stock may be offered directly or in connection with the conversion, exchange or exercise of debt securities, warrants, purchase contracts or units. We have filed our amended and restated articles of incorporation (our "Articles of Incorporation") and our amended and restated bylaws (our "Bylaws") as exhibits to the registration statement of which this prospectus is a part. You should read our Articles of Incorporation and our Bylaws for additional information before you buy any common stock, or any securities which may be exercised or exchangeable for or converted into common stock, offered hereunder.

General

        Shares Authorized and Outstanding.    As of the date of this prospectus, our authorized common stock consists of 64,000,000 shares. Of these authorized shares, 14,754,740 were issued and outstanding as of June 1, 2016. We do not have any preferred stock authorized under our Articles of Incorporation.

        Dividends.    Holders of common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for dividends. We have historically paid dividends to holders of our common stock on a quarterly basis. The declaration and payment of future dividends will depend on many factors, including, but not limited to, our earnings, financial condition, business development needs and regulatory considerations and are at the discretion of our board of directors.

        Voting Rights.    Holders of common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. All shares of common stock rank equally as to voting and all other matters. Holders of common stock are also entitled to cumulative voting rights in the election of directors. Upon proper written notice, holders of common stock may cumulate their votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among any two or more nominees.

        Other Rights.    If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any remaining assets able to be distributed to our common shareholders. Holders of common stock have no preemptive rights. This means that the holders of common stock have no right to buy any portion of securities we may issue in the future.

        Listing.    Our outstanding shares of common stock are listed on the NASDAQ Global Select Market under the symbol "MTSC." Wells Fargo Shareowner Services serves as the transfer agent and registrar for the common stock.

        Fully Paid.    The outstanding shares of common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future pursuant to this prospectus or upon the conversion, exchange or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

Anti-takeover Provisions Contained in the Minnesota Business Corporation Act

        Certain provisions of the Minnesota Business Corporation Act, as described below, could have an anti-takeover effect. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board and to discourage an unsolicited takeover of our company if our board determines that such a takeover is not in the best interests of our company and our shareholders. However, these provisions could have the effect of discouraging attempts to acquire us which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

        Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our voting stock from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party and certain tender offers or exchange offers approved in advance by a disinterested board committee, resulting in the beneficial ownership of 20% or more of the voting power of our then outstanding stock.

        Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisitions by a vote of our shareholders holding a majority of the voting power of our outstanding shares and a majority of the voting power of our outstanding shares that are not held by the acquiring person, our officers or those non-officer employees, if any, who are also our directors. Similar voting requirements are imposed for acquisitions resulting in beneficial ownership of 33-1/3% or more or a majority of the voting power of our then outstanding stock. In general, shares acquired without this approval are denied voting rights in excess of the 20%, 33-1/3% or 50% thresholds and, to that extent, can be called for redemption at their then fair market value by us within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date our shareholders voted not to grant voting rights to the acquiring person's shares.

        Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any subsidiary of ours, with any shareholder that beneficially owns 10% or more of the voting power of our outstanding shares (an "interested shareholder") within four years following the time the interested shareholder crosses the 10% stock ownership threshold, unless the business combination is approved by a committee of disinterested members of our board of directors before the time the interested shareholder crosses the 10% stock ownership threshold.

        Section 302A.675 of the Minnesota Business Corporation Act generally prohibits an offeror from acquiring our shares within two years following the offeror's last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our board of directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

Authorized but Unissued Common Stock

        Minnesota law does not require shareholder approval for any issuance of authorized shares of common stock. However, the listing requirements of the NASDAQ Global Select Market, which would apply so long as the common stock remains listed on the NASDAQ Global Select Market, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

        One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Advance Notice Requirements for Director Nominations and Shareholder Proposals

        Our Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to our corporate secretary.

        Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. Our Bylaws also specify requirements as to the form and content of a shareholder's notice.

        These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders and may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock.

Amendment of our Articles of Incorporation and Bylaws

        The holders of a majority of the outstanding voting shares of our common stock have the power to amend our Articles of Incorporation. Our board of directors may alter or amend, make or adopt, or repeal our Bylaws, subject to the limitations see forth in our Bylaws and the Minnesota Business Corporation Act. Our shareholders also have the power to alter or amend, make or adopt, or repeal our Bylaws.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time under this prospectus. We will set forth in an accompanying prospectus supplement a description of the debt securities that may be offered under this prospectus. The debt securities will be our direct secured or unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more indentures. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

 DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe, among other things, the following terms of any warrants in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

  •
  the currency or currencies in which the price of such warrants will be payable;

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  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

  •
  the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of any material United States federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        Until any warrants are exercised, the holder of such warrants will not have any of the rights of holders of the securities that can be purchased upon exercise.

 DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

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  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

  •
  currencies; or

  •
  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the applicable indenture.

DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement. The applicable prospectus supplement will describe, among other things, the following terms of any units in respect of which this prospectus is being delivered:

  •
  the title and series of the units;

  •
  the price or prices at which the units will be issued;

  •
  the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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  if applicable, a discussion of any material United States federal income tax considerations;

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  a description of the terms of any unit agreement governing the units; and

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  a description of the provisions for the payment, settlement, transfer or exchange of the units or of the securities comprising the units.

 GLOBAL SECURITIES

Book-Entry, Delivery and Form

        Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, "global securities." The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or "DTC," and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

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  a "banking organization" within the meaning of the New York Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or "DTCC." DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants' records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

        To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

        Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

        So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

        Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

        DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

        As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

  •
  we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

  •
  an event of default has occurred and is continuing with respect to such series of securities,

        we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

        We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

        We may sell the securities offered under this prospectus through agents, underwriters, dealers or directly to one or more purchasers.

        If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The applicable prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

        The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters' obligations with respect to the auction.

        If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

  •
  commercial and savings banks;

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  insurance companies;

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  pension funds;

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  investment companies; and

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  educational and charitable institutions.

        The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement. The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

        Any common stock will be listed on the NASDAQ Global Select Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or "FINRA," the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

        The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

        Some or all of the securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

 LEGAL MATTERS

        Faegre Baker Daniels LLP, Minneapolis, Minnesota, will issue an opinion about the legality of the securities offered by this prospectus. Any agents, underwriters or dealers will be represented by their own legal counsel.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule of MTS as of October 3, 2015 and September 27, 2014, and for each of the fiscal years in the three-year period ended October 3, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of October 3, 2015, incorporated in this prospectus by reference to MTS's Annual Report on Form 10-K for the fiscal year ended October 3, 2015, have been so incorporated in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, given upon the authority of said firm as experts in accounting and auditing.

        The audit report on the effectiveness of internal control over financial reporting as of October 3, 2015, expresses an opinion that MTS did not maintain effective internal control over financial reporting as of October 3, 2015 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to MTS's risk assessment, information and communication, and monitoring components with respect to the revenue process, control activities over identification of deliverables contained in multiple element revenue arrangements, and control activities over timely closure of revenue projects and the release of residual accrued costs have been identified and included in management's assessment.

1,000,000 8.75% Tangible Equity Units